Form 10-K405, Exhibit 13
period 1997-12-31
GREENPOINT FINANCIAL CORP
filed 1998-03-26
CIK 911935

                                                                    Exhibit 13.1

================================================================================
Financial Review

                ================================================
                               Table of Contents
                ================================================

                Five Year Selected Consolidated Data          11
                Management's Discussion and Analysis
                  of Financial Condition and Results
                  of Operations                               13
                Consolidated Financial Statements             22
                Notes to the Consolidated Financial
                  Statements                                  27
                Report of Independent Accountants             45

================================================================================
Selected Consolidated Financial Condition Data

                                                                  December 31,
-----------------------------------------------------------------------------------------------------
(In millions)                                    1997        1996        1995       1994       1993
=====================================================================================================
Total assets                                $  13,083.5 $  13,325.6 $  14,670.5 $  6,955.0 $  7,377.1
Loans receivable held for investment, net       8,795.6     7,294.3     5,858.6    5,594.1    5,376.6
Allowance for possible loan losses                109.0       105.0       105.5      103.0      147.0
Securities                                      2,036.7     4,359.4     5,900.8      736.7      378.2
Money market investments                        1,060.0       494.1     1,550.7      265.0    1,151.8
Goodwill                                          577.1       623.6       670.2        0.5        0.7
Other real estate owned, net                       24.0        28.6        29.2       54.0       74.8
Deposits                                       10,973.0    11,452.3    12,898.3    5,223.5    5,650.4
Stockholders' equity                            1,269.6     1,459.8     1,551.3    1,521.2      786.3
-----------------------------------------------------------------------------------------------------

================================================================================
Selected Consolidated Operating Data

                                                                                                            For the     For the
                                                                            For the                       Six Months     Year
                                                                          Year Ended                         Ended       Ended
                                                                         December 31,                    December 31,  June 30,
-------------------------------------------------------------------------------------------------------------------------------
(In millions)                                                1997        1996       1995        1994           1993       1993
================================================================================================================================
Interest income                                              $972.7      $974.0     $696.5      $563.8        $ 273.2     $547.6
Interest expense                                              497.7       527.5      345.8       226.3          114.8      244.4
Provision for possible loan losses                            (18.9)      (15.7)      (9.5)      (32.3)         (25.3)     (63.6)
Non-interest income                                            56.2        56.9       35.8        27.1           16.2       33.0
Non-interest expense                                          270.3       263.2      178.6       121.4           51.8       99.7
Income taxes                                                   94.4        92.0       90.9        98.0           41.2       83.7
Cumulative effect of change in
  accounting principles(1)                                       --          --         --          --             --       (5.3)
Net income                                                   $147.6      $132.5     $107.5      $112.9       $   56.3     $ 83.9
=================================================================================================================================

See notes on following page.

===============================================================================
Selected Consolidated Financial Ratios and Other Data

                                                                                                             At or       At or
                                                                                                            For the     For the
                                                                   At or For the                          Six Months     Year
                                                                    Year Ended                               Ended       Ended
                                                                   December 31,                          December 31,  June 30,
--------------------------------------------------------------------------------------------------------------------------------
(Dollars in millions, except per share data)          1997         1996         1995         1994            1993(2)      1993
================================================================================================================================
Performance Ratios:
Return on average assets(3)                              1.08%        0.91%        1.18%        1.59%           1.72%        1.36%
Return on average equity(3)                             10.64         8.62         6.96         7.91           14.96        12.22
Net interest margin                                      3.93         3.51         4.05         4.92            5.05         5.07
Operating expense to average assets(4)                   1.69         1.57         1.76         1.75            1.58         1.62
Efficiency ratio(5)                                      42.7         44.3         41.4         34.0            28.7         26.8

Per Share Data(6):
Basic earnings per share                           $     1.96      $  1.56      $  1.16      $  1.12(7)           --           --
Diluted earnings per share                               1.86         1.51         1.14         1.11(7)           --           --
Book value per common share                             17.00        17.39        17.12        16.16              --           --
Tangible book value per common share                     9.27         9.96         9.56        16.15              --           --
Dividends per share                                      0.50         0.40         0.40         0.30(7)           --           --
Dividend payout ratio                                   26.88%       26.49%       34.93%       27.15%             --           --

Asset Quality Ratios:
Non-performing loans to total loans                      3.97%        4.78%        6.49%        6.80%          12.02%       11.63%
Non-performing assets to total assets                    2.90         2.89         2.94         6.42           10.21        10.99
Allowance for possible loan losses to
  non-performing loans                                  30.70        29.48        26.24        26.26           23.45        23.70
Allowance for possible loan losses
  to total loans                                         1.22         1.41         1.75         1.79            2.63         2.52
Net loan charge-off
  experience to average total loans                      0.18         0.25         0.22         0.56            0.27         0.71
Ratio of allowance for possible
  loan losses to net charge-offs                         7.32x        6.48x        8.05x        3.24x           3.54x        3.63x

Capital Data:
Tier 1 Capital (to risk weighted assets)                14.29%       15.47%       16.25%       39.61%          16.55%       15.73%
Tier 1 Capital (to average assets)                       7.19         6.78         6.19        21.85           10.68        11.33
Purchase of treasury stock                          $   355.5     $  169.5     $   73.8           --              --           --

Other Data:
Mortgage loan originations                          $ 2,848.7     $2,353.0     $1,023.5     $1,058.3          $582.4     $1,079.6
Full-service consumer bank offices                         74           76           84           24              24           24
Full-time equivalent employees (FTE)                    1,951        2,135        2,025        1,392           1,411        1,372
=================================================================================================================================

(1) Reflects changes due to the adoption of Statements of Financial Accounting Standards No. 106 and 112.
(2) Income statement ratios for the six months ended December 31, 1993 are annualized.
(3)   Excludes after-tax gains on branch and asset sales.
(4) Operating expense excludes goodwill expense, ORE (income) or expense and restructuring (recovery) or charge.
(5) The efficiency ratio is calculated by dividing operating expense by the sum of net interest income and non-interest income, excluding pre-tax gains on branch and asset sales.
(6) The per share data has been restated to reflect the impact of a 2-for-1 split of the Company's common stock on March 4, 1998.
(7) Earnings per share and dividends per share, respectively, are for the period and three quarters subsequent to the initial public offering on January 28, 1994.

================================================================================
Management's Discussion and Analysis of Financial Condition and Results of Operations

On March 4, 1998, GreenPoint Financial Corp. completed a 2-for-1 split of its common stock. All financial data included in the 1997 Annual Report have been restated to reflect the impact of the stock split.

--------------------------------------------------------------------------------
GreenPoint Financial Corp.
--------------------------------------------------------------------------------

GreenPoint Financial Corp. (the "Company" or "GreenPoint") is the leading national lender in no-documentation ("No-Doc") mortgages. Its principal subsidiaries are GreenPoint Bank (the "Bank"), a New York State chartered savings bank with 74 branches serving customers throughout the New York City area, and GreenPoint Mortgage Corp. ("GPMC"), a national mortgage banking company headquartered in Charlotte, N.C.

--------------------------------------------------------------------------------
Overview of 1997 Financial Results

During 1997, the Company continued to expand its presence in the national mortgage market. Summarized below are several significant 1997 financial results.

o     Net income per diluted share for the year increased 23% over 1996.

o Diluted core cash earnings per share for the year were $2.65, or $210.3 million, an increase of 24% over 1996.

o Core cash return on average equity increased to 15.68% in 1997 from 12.70% in 1996.

o Mortgage loan originations totaled $2.85 billion for 1997, an increase of 21% over the $2.35 billion in 1996.

o The Company repurchased 11.4 million shares of its stock during 1997 at a total cost of $ 355.5 million.

o GreenPoint continues to maintain a strong capital position with a leverage ratio of 7.19%, a Tier 1 risk-based ratio of 14.29% and a total risk based ratio of 15.54% at December 31, 1997.

o Asset quality continued to improve. The ratio of non-performing loans to total loans at December 31, 1997 was 3.97% versus 4.78% at December 31, 1996. Although the Company's loan portfolio grew by $1.5 billion in 1997, or 21%, total non-performing loans of $355.1 million at December 31, 1997 were essentially equal to the amounts reported last year.

--------------------------------------------------------------------------------
Comparison of Operating Results for the
Years Ended December 31, 1997 and 1996
--------------------------------------------------------------------------------

Core Cash Earnings

Core cash earnings are net of non-recurring items, and include certain non-cash charges, related to goodwill and the Employee Stock Ownership Plan ("ESOP"). The non-cash expenses, unlike all other expenses incurred by the Company, result in net increases in GreenPoint's tangible capital and enable the Company to pursue increases in shareholder value through growth of earning assets, increases of cash dividends, and additional repurchases of the Company's stock.


                                         For the Year Ended
                                            December 31,
----------------------------------------------------------------
(In millions, except per share amounts)      1997         1996
================================================================
Net income (excluding
  non-recurring items)(a)               $   144.2    $   126.3
Add back:
  Goodwill amortization(b)                   46.4         46.5
  Employee stock plans expense               19.7(c)      14.7
----------------------------------------------------------------
Core cash earnings                      $   210.3    $   187.5
================================================================
Core cash earnings per share(d)         $    2.65   $     2.14
================================================================

(a) Non-recurring items include branch sales, asset sales and restructuring (recovery) charge.

(b) Goodwill amortization relates to the 1995 acquisitions. This expense will continue through the year 2010.

(c) Includes ESOP amortization expense of $17.1 million and stock plans share amortization expense of $2.6 million. ESOP amortization expense is scheduled to occur through the year 2018 and will vary from year to year based upon changes in the average annual market price of the Company's stock and by changes in annual allocations to plan participants. Stock plans share amortization expense is scheduled to occur through the year 2000 and will be approximately $2.1 million annually.

(d) Based on the weighted average shares used to calculate diluted earnings per share.

--------------------------------------------------------------------------------
Net Interest Income

Net interest income on a taxable equivalent basis increased by $28.4 million, or 6.3%, to $482.1 million for 1997 from $453.7 million for 1996. The increase primarily reflects the reduction of the lower yielding securities portfolio to fund the net growth in the Company's loan portfolio. During 1997, the Company also made greater use of alternative funding sources such as repurchase agreements and long-term debt as a means of managing the cost of funds.

================================================================================

      Interest income on mortgages increased by $137.2 million, or 23.2%, to $728.9 million for 1997 from $591.7 million for 1996 primarily as a result of $1.6 billion average loan portfolio growth partially offset by a 14 basis point decrease in the average yield. The decline in the average yield on mortgages reflects the generally lower interest rate environment of 1997, particularly its effects on increased loan prepayments. Interest income on securities and money market investments decreased by a combined $148.5 million, or 38.4%, to $238.4 million for 1997 from $386.9 million for 1996.

      The shift in the Company's interest-earning asset mix into the higher yielding loan portfolio resulted in a 40 basis point increase in the yield on average interest-earning assets to 7.99% for 1997 from 7.59% for 1996.

      The Company continued to manage aggressively its cost of funds during 1997 by reducing core deposit rates, allowing certain high cost customer deposits to run off and, where appropriate, replacing those funds with alternative sources such as repurchase agreements and long-term debt. The cost of funds for 1997 was 4.36%, the same as for 1996.

      The increase in the yield on average interest-earning assets, combined with control of the cost of funds resulted in GreenPoint's 1997 interest rate spread and net interest margin rising to 3.63% and 3.93%, respectively, from 3.23% and 3.51%, respectively, for 1996.

--------------------------------------------------------------------------------
Provision for Possible Loan Losses

The provision for possible loan losses increased by $3.2 million, or 20.4%, to $18.9 million for 1997 from $15.7 million for 1996. The increase included 1997 net additions to the allowance for possible loan losses totaling $4.0 million.

--------------------------------------------------------------------------------
Non-Interest Income

Non-interest income decreased slightly to $56.2 million for 1997 from $56.9 million for 1996. The decline was primarily the result of lower net gains on sales of loans, lower proceeds from branch sales and a decline in securities lending fee income. These declines were partially offset by larger securities gains and gains on the sale of assets.

      The Company's consumer branch network generated $4.5 million of additional fee income during 1997 compared with 1996 primarily as the result of the introduction of new fee generating services and products such as sales of annuities, mutual funds and GreenPoint's new credit card.

--------------------------------------------------------------------------------
Non-Interest Expense

Total non-interest expense increased by $7.1 million, or 2.7%, to $270.3 million for 1997 from $263.2 million in 1996. The 1997 amount includes a $2.5 million restructuring charge related to the transfer of the Company's mortgage servicing from New York to Georgia, while the 1996 amount includes a $1.6 million recovery of an unrelated 1995 restructuring charge. The Company's emphasis on expense control resulted in a 160 basis point improvement in the efficiency ratio to 42.7% for 1997 from 44.3% for 1996.

      Salaries and benefits increased by $6.9 million, or 8.0%, to $93.7 million for 1997 from $86.8 million in 1996, primarily as a result of the expansion of the Company's national mortgage business.

      ESOP and stock plans expense increased by $5.0 million, or 33.6%, to $19.7 million primarily as a result of a higher average market price of the Company's stock during 1997 compared to 1996.

      Lower FDIC deposit insurance rates combined with a smaller deposit base for 1997 resulted in a $2.4 million, or 46.2%, decrease in deposit insurance premiums to $2.8 million for 1997 from $5.2 million for 1996.

      Net expense of premises and equipment remained relatively flat at $47.3 million for 1997 compared with $46.6 million for 1996. Other administrative expense fell $6.1 million, or 9.4%, to $59.7 million for 1997 compared to $65.8 million for 1996.

--------------------------------------------------------------------------------
Income Tax Expense

Income tax expense increased by $2.4 million, or 2.6%, to $94.4 million for 1997 from $92.0 million for 1996 primarily as a result of higher pre-tax income in 1997 partially offset by a drop in the Company's effective tax rate. The Company's effective tax rate was 39.0% for 1997 compared to 41.0% for 1996.

--------------------------------------------------------------------------------
Financial Condition

Total assets were $13.1 billion at December 31, 1997 compared with $13.3 billion at December 31, 1996.

      Net loans receivable held for investment increased by $1.5 billion to $8.8 billion at December 31, 1997 on total originations of $2.9 billion.

================================================================================

      The combined balances of money market investments and securities available for sale decreased by $1.8 billion to $3.1 billion at December 31, 1997. During 1997, the Company used the proceeds from the decline of these investments primarily to fund loan portfolio growth.

      Total deposits decreased by $0.5 billion to $11.0 billion at December 31, 1997.

--------------------------------------------------------------------------------
Risk Management
--------------------------------------------------------------------------------

Market Risk Management

--------------------------------------------------------------------------------
Overview

The Company's primary market risk exposure is limited solely to interest rate risk.

      Interest rate risk is defined as the sensitivity of the Company's current and future earnings to changes in the level of market interest rates. It arises in the ordinary course of the Company's business, as the repricing characteristics of its mortgage loans do not match those of its deposit liabilities. The resulting interest rate risk is managed by adjustments to the Company's investment portfolio and through the use of off-balance sheet instruments such as interest rate swaps.

--------------------------------------------------------------------------------
Market Risk Management Process

Management responsibility for interest rate risk resides with the Asset and Liability Management Committee ("ALCO"). The committee is comprised of the Chairman and Chief Executive Officer, the Chief Operating Officer, the Treasurer and the Company's senior business-unit and financial executives. Interest rate risk management strategies are formulated and monitored by ALCO within policies and limits approved by the Board of Directors. These policies and limits set forth the maximum risk which the Board of Directors deems prudent, govern permissible investment securities and off-balance sheet instruments and identify acceptable counterparties to securities and off-balance sheet transactions.

      ALCO risk management strategies allow for the assumption of interest rate risk within the Board approved limits. The strategies are formulated based upon ALCO's assessments of likely market developments and trends in the Company's mortgage and consumer banking businesses. Strategies are developed with the aim of enhancing the Company's net income and capital, while ensuring the risks to income and capital from adverse movements in interest rates are acceptable.

--------------------------------------------------------------------------------
Interest Rate Risk Position

The Company's income is affected by changes in the level of market interest rates based upon mismatches between the repricing of its assets and liabilities. One measure of interest rate sensitivity is provided by the accompanying net gap analysis, which organizes assets and liabilities according to the time period in which they reprice or mature. For many of the Company's assets and liabilities, the maturity or repricing date is not determinable with certainty. For example, the Company's mortgage loans and its mortgage-backed securities can be prepaid before contractual amortization and/or maturity. Also, repricing of the Company's non-time deposits is subject to management's evaluation of the existing interest rate environment, current funding and liquidity needs, and other factors influencing the market competition for such deposits. The amounts in the accompanying schedule reflect management's judgment of the most likely repricing schedule; actual results could vary from those detailed herein.

      The difference between assets and liabilities repricing in a given period is one approximate measure of interest rate sensitivity. More assets than liabilities repricing in a period (a positive gap) implies earnings will rise as interest rates rise, and decline as interest rates decline. More liabilities repricing than assets implies declining income as rates rise.

      The use of interest rate instruments such as interest rate swaps is integrated into the Company's interest rate risk management. The notional amounts of these instruments are not reflected in the Company's balance sheet. These instruments are included in the interest rate sensitivity table for purposes of analyzing interest rate risk. However, these relationships do not consider the impact that rate movements might have on other components of the Bank's risk profile; for example, an increase in interest rates while implying that earnings will rise in a positive gap period, might also result in higher credit or default risk due to a higher probability of borrowers being unable to pay the contractual payments on loans. Likewise, a decrease in rates might result in an increase in the risk that funds received from loan prepayments cannot be reinvested at rates and spreads on earlier investments and loan originations.

================================================================================
The following table presents the Company's interest rate sensitivity gap position as of December 31, 1997:

Interest Rate Sensitivity Gap Analysis
                                                                            At December 31, 1997
--------------------------------------------------------------------------------------------------------------------------------
                                                          More Than        More Than       More Than         More
                                            Within        1 Year to       3 Years to      5 Years to         Than
(Dollars in millions)                      One Year        3 Years          5 Years        10 Years        10 Years       Total
================================================================================================================================
Total loans                                $3,079.6       $ 1,692.6       $ 1,273.1       $ 1,459.8        $1,296.0    $ 8,801.1
Money market investments(1)                 1,060.0              --              --              --              --      1,060.0
Trading assets                                   --            25.0              --              --              --         25.0
Securities held to maturity                     2.1              --              --              --             1.9          4.0
Securities available for sale                 920.2           312.3           508.7           184.1            82.4      2,007.7
Other interest-earning assets                 117.0              --              --              --              --        117.0
--------------------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets             5,178.9         2,029.9         1,781.8         1,643.9         1,380.3     12,014.8
--------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                        93.2              --              --              --              --         93.2
Goodwill                                       42.0            83.9            83.9           168.0           199.3        577.1
Other non-earning assets                      398.4              --              --              --              --        398.4
--------------------------------------------------------------------------------------------------------------------------------
  Total assets                             $5,712.5       $ 2,113.8       $ 1,865.7       $ 1,811.9        $1,579.6    $13,083.5
--------------------------------------------------------------------------------------------------------------------------------
Term certificates of deposit               $4,749.8       $ 1,530.1       $   221.2       $    18.1              --    $ 6,519.2
Core deposits                               1,018.3         1,871.6         1,224.9           339.0              --      4,453.8
--------------------------------------------------------------------------------------------------------------------------------
  Total deposits                            5,768.1         3,401.7         1,446.1           357.1              --     10,973.0
--------------------------------------------------------------------------------------------------------------------------------
Securities sold under
  agreements to repurchase                    106.1              --              --              --              --        106.1
Long term debt                                   --              --              --              --           199.8        199.8
Guaranteed Preferred Beneficial
  Interest in Company's Junior
  Subordinated Debentures                        --              --           199.7              --              --        199.7
--------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities        5,874.2         3,401.7         1,645.8           357.1           199.8     11,478.6
--------------------------------------------------------------------------------------------------------------------------------
Other liabilities                             335.3              --              --              --              --        335.3
Stockholders' equity                             --              --              --              --         1,269.6      1,269.6
--------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and equity             $6,209.5       $ 3,401.7       $ 1,645.8       $   357.1        $1,469.4    $13,083.5
--------------------------------------------------------------------------------------------------------------------------------
Off-balance sheet
  financial instruments                       400.0          (300.0)         (100.0)             --              --           --
================================================================================================================================
Interest rate sensitivity gap              $  (97.0)      $(1,587.9)      $   119.9       $ 1,454.8         $ 110.2
================================================================================================================================
Cumulative interest rate
  sensitivity gap                          $  (97.0)      $(1,684.9)      $(1,565.0)      $  (110.2)
================================================================================================================================
Cumulative interest rate
  sensitivity gap as a percentage
  of total assets at
  December 31, 1997                          (0.74%)        (12.88%)        (11.96%)         (0.84%)
================================================================================================================================

(1) Consists of interest-bearing deposits in other banks, federal funds sold and securities purchased under agreements to resell.

================================================================================

      As of December 31, 1997, the cumulative volume of liabilities maturing or repricing within one year exceeded assets by $97.0 million, or 0.7% of assets, implying modest current-year income sensitivity to movements in the level of interest rates.

--------------------------------------------------------------------------------
Earnings at Risk Sensitivity Analysis

The static gap analysis is an incomplete representation of interest rate risk for several reasons. It fails to account for changes in prepayment speeds on the Company's mortgage loan and mortgage backed securities portfolios. The behavior of deposit balances will vary with changes in the general level of interest rates and management's pricing strategies. The gap analysis does not provide a clear presentation of the risks to income arising from options embedded in the balance sheet.

      Accordingly, ALCO makes extensive use of an earnings simulation model in the formulation of its market risk management strategy.

      The model gives effect to management assumptions concerning the repricing of assets, liabilities and off-balance sheet financial instruments, as well as business volumes, under a variety of hypothetical interest rate scenarios. These hypothetical scenarios incorporate interest rate increases and decreases of 200 basis points. Actual interest rate changes during the past three years have fallen within this range and management expects that any changes over the next year will not exceed this range.

      Management's assumptions, particularly those concerning prepayments in the loan portfolio and pricing of the Company's deposit products, are based on frequent historical analyses of the behavior patterns of the Company's customers in response to changes in both general market interest rates and rates offered by GreenPoint. These assumptions represent management's estimate of the likely effect of changes in interest rates and do not necessarily reflect actual results. The earnings simulation model takes into account interest rate caps and floors, call options and balloon payments embedded in certain mortgage loans and mortgage backed securities in determining the earnings at risk.

      At December 31, 1997, based on this model, the Company's potential earnings at risk to a gradual, parallel 200 basis point rise in market interest rates over the next twelve months on instruments held for other than trading purposes was approximately 2.6% of projected 1998 net income. GreenPoint does not have significant exposure to such risk on instruments held for trading purposes due to the Company's limited use of these instruments.

      Management has included all derivative and other financial instruments that have a material effect in calculating the Company's potential earnings at risk.

      These measures of risk represent the Company's exposure to interest rate movements at a particular point in time. The risk position is always changing. ALCO continuously monitors the Company's risk profile as it changes, and alters the rate sensitivity to ensure limits are adhered to, and that the resulting risk profile is appropriate to its views on the likely course of interest rates and developments in its core business.

--------------------------------------------------------------------------------
Liquidity Risk Management

The Company's primary sources of funds are deposits and proceeds from principal and interest payments on loans, mortgage-backed securities and other securities. While maturities and scheduled amortization of loans and securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rate levels, economic conditions and competition.

      The Company and the Bank also have both short-term and long-term debt ratings from four recognized credit rating firms. These ratings allow the Company and the Bank to access the wholesale debt markets thereby providing the Company with additional flexibility in accessing and utilizing the most cost effective and appropriate means for meeting its funding needs.

      The Company's most liquid assets are cash and cash equivalents, including money market investments. The level of these assets is dependent on the Company's operating, financing, lending, and investing activities during any given period. Cash and cash equivalents, including money market investments, totaled $1.2 billion at December 31, 1997 compared to $0.6 billion at December 31, 1996.

      The Company had outstanding mortgage loan commitments of $438.9 million at December 31, 1997. The Company anticipates that it will have sufficient funds available to meet its current loan commitments.

--------------------------------------------------------------------------------
Capital Risk Management

The Company and the Bank are subject to minimum regulatory capital requirements imposed by various federal and state banking authorities, including the Federal Reserve Board, the FDIC and the New York State Banking Department. These capital requirements vary according to an institution's capital level and the composition of its assets. Furthermore, pursuant to the FDIC Improvement Act of 1991 ("FDICIA"), the federal banking regulators have set the minimum capital ratios for a well-capitalized banking institution at 6% Tier 1 risk-based capital, 10% total risk-based capital and 5% Tier 1 leverage capital. At December 31, 1997, the Company and the Bank exceeded these levels and expects to be in excess of the minimum ratios required of well-capitalized institutions in the future.

================================================================================

      Following is a table of the components of regulatory capital as defined by the banking regulators for risk-based capital and leverage ratio guidelines.


Components of Capital
                                               At December 31,
---------------------------------------------------------------
(In millions)                                1997         1996
===============================================================
Tier 1 Capital:
Common stockholders' equity              $1,391.5     $1,587.7
Unallocated ESOP shares                    (114.9)      (119.6)
Unearned stock plans shares                  (7.0)        (8.3)
Guaranteed Preferred Interest
  in Company's Junior
    Subordinated Debentures                 199.7            --
Preferred shares of subsidiary                 --          3.6
Less: Goodwill                             (577.1)      (623.6)
Add:  Net unrealized loss on securities
      available for sale, net of tax          3.6         23.3
---------------------------------------------------------------
Tier 1 Capital                              895.8        863.1
---------------------------------------------------------------
Tier 2 Capital:
  Qualifying allowance
    for possible loan losses                 78.3         69.7
---------------------------------------------------------------
Tier 2 Capital                               78.3         69.7
---------------------------------------------------------------
Total qualifying capital                 $  974.1     $  932.8
---------------------------------------------------------------
Risk-weighted assets                     $6,266.1     $5,578.3
===============================================================

During 1997, strong cash earnings and liquidity levels enabled the Company to complete two stock repurchase programs. The Company purchased a total of 11.4 million shares at an average cost per share of $31.05.

      Total stockholders' equity decreased by $190.2 million to $1.3 billion at December 31, 1997 primarily due to the Company's repurchase of its common stock valued at $355.5 million and the declaration of $37.7 million in dividends. These decreases were partially offset by net income of $147.6 million and $28.6 million in additional capital arising from ESOP and employee stock plans share allocations and stock option exercises by employees and a decrease in net unrealized loss on securities available for sale, net of tax, of $19.7 million.

--------------------------------------------------------------------------------
Credit Risk Management

In conducting its lending activities, the Company is exposed to the possibility that borrowers may default on their loans. To manage this risk, the Company focuses its efforts on its fundamental disciplines, loan underwriting and administration.

      The Company lends funds based on the borrower's level of equity in the property securing the loan. The Company does not originate loans with a loan to value ratio in excess of 75%. Strict appraisal standards are maintained, requiring all appraisers to be state certified, and all appraisals are subject to additional levels of review by senior management.

      The Company closely monitors trends in delinquent and nonperforming loans through cycles in the economy and in the real estate market. The Company also tracks economic and housing market trends. These performance and economic trends are analyzed in the ongoing fine-tuning of lending practices. In 1997, the Company created an independent, executive-level risk management function. Along with monitoring trends and developing lending policies, the risk management function is building scoring and other quantitative models to enhance GreenPoint's strong expertise in effectively managing credit risk.

      The Company uses various collection procedures and works to maintain contact with the borrowers to obtain repayment. In addition, the Company reviews the trends in amount and frequency of loans that were transferred to other real estate owned, trends in sales activity of its foreclosed property including average principal loss experienced and the holding period for such properties.

      Management has set forth a policy for establishment and review of the adequacy of the allowance for loan losses. The policy requires management to provide for estimated future costs related to problem loans. Management believes that the allowance for loan losses is adequate. However, such determination is susceptible to the effect of future unanticipated changes in general economic and market conditions that may affect the financial circumstances of borrowers and/or residential real estate values within the Company's lending areas.

--------------------------------------------------------------------------------
Allowance for Possible Loan Losses

As outlined in Note 6 to the consolidated financial statements, the allowance for possible loan losses increased by $4.0 million to $109.0 million at December 31, 1997 from $105.0 million at December 31, 1996. The provision of $18.9 million exceeded charge offs (net of recoveries) of $14.9 million for the year.

--------------------------------------------------------------------------------
Non-Performing Assets

Total non-performing assets were $379.1 million at December 31, 1997 compared with $384.7 million at December 31, 1996. The Company attempts to convert these assets to interest-earning assets as quickly as possible, while minimizing potential losses on the conversion. The tables in Notes 6 and 7 to the consolidated financial statements present further information about the Company's non-performing assets.

================================================================================

--------------------------------------------------------------------------------
Comparison of Operating Results for the
Years Ended December 31, 1996 and 1995
--------------------------------------------------------------------------------

Effect of 1995 Acquisitions on Comparability of Operating Results

The comparability of 1996 and 1995 operating results is significantly affected by two acquisitions completed by the Company during 1995. GreenPoint purchased the wholesale residential mortgage lending business of Barclays American/Mortgage Corp. ("BAM") in July 1995 and the 60 New York consumer banking branches of Home Savings of America, FSB ("HSA") in September 1995. The 1995 annual results include only those related revenues and expenses subsequent to the respective acquisition dates.

      Substantial increases in the Company's asset, liability and employee bases resulting from the acquisitions (and the inclusion of a full year's effect in 1996) are the primary factors contributing to increases in revenue, expense and average balances from year to year. The HSA acquisition also resulted in a substantial change in the composition of the Company's balance sheet that affected certain key performance ratios. The Company received cash, certificates of deposit and short-term debt securities totaling approximately $7.5 billion in return for assuming approximately $8.1 billion of customer deposits from HSA. The resulting shift in the Company's average interest-earning asset mix away from the higher yielding loan portfolio caused a reduction in the yield on average interest-earning assets and contributed to compression of the interest rate spread.

--------------------------------------------------------------------------------
General

Net income for 1996 was $132.5 million, or $1.51 per diluted share, a 23.2% increase over the $107.5 million, or $1.14 per diluted share, earned in 1995, reflecting the full year's effect in 1996 of the two 1995 acquisitions, a substantial increase in loan production and the achievement of planned cost savings.

      Core cash earnings rose to $187.5 million, or $2.14 per diluted share, in 1996 compared to $140.7 million, or $1.50 per diluted share in the prior year.

--------------------------------------------------------------------------------
Net Interest Income

Net interest income on a taxable equivalent basis increased by $103.0 million, or 29.4%, to $453.7 million for 1996 from $350.7 million for 1995. The increase reflects the Company's higher level of average net interest-earning assets resulting from the two 1995 acquisitions, the Company's ability to re-deploy proceeds from the maturity of lower yielding money market and securities investments into loan portfolio growth during 1996, and significant improvement in the Company's average cost of funds resulting from an aggressive deposit pricing strategy.

--------------------------------------------------------------------------------
Provision for Possible Loan Losses

The provision for possible loan losses increased by $6.2 million, or 65.3%, to $15.7 million for 1996 from $9.5 million for 1995. The 1995 provision included the effect of a $6.1 million recovery of a special contingency reserve relating to a 1994 bulk sale of non-performing loans.

--------------------------------------------------------------------------------
Non-Interest Income

Non-interest income increased by $21.1 million, or 58.9%, to $56.9 million for 1996 from $35.8 million for 1995. The increase is primarily the result of higher fee income generated by the Company's expanded consumer banking branch network, a $1.5 million increase in securities lending fees and an $8.9 million gain on the sale of two branches.

--------------------------------------------------------------------------------
Non-Interest Expense

Total non-interest expense increased by $84.6 million, or 47.4%, to $263.2 million for 1996 from $178.6 million for 1995. The 1995 results include an $8.0 million restructuring charge while the 1996 results include a $1.6 million recovery of the same charge. Excluding the 1995 restructuring charge and the subsequent recovery in 1996, the increase in non-interest expense is primarily the result of recognizing a full year's effect of the 1995 acquisitions in 1996, partially offset by lower FDIC deposit insurance premiums.

--------------------------------------------------------------------------------
Income Tax Expense

Income tax expense increased by $1.1 million to $92.0 million for 1996 from $90.9 million for 1995. The increase resulted from a $26.1 million increase in pre-tax income, which was partially offset by the effect of a 10.6% decrease in the Company's effective tax rate to 40.98%.

================================================================================
Average Consolidated Balance Sheet, Interest and Rates


(Taxable-Equivalent Interest and Rates, in millions)(1)          Year Ended December 31,
----------------------------------------------------------------------------------------------------------------------------------
                                              1997                            1996                               1995
----------------------------------------------------------------------------------------------------------------------------------
                                                         Average                         Average                          Average
                                                         Yield/                           Yield/                           Yield/
                                Balance      Interest     Cost     Balance   Interest      Cost      Balance   Interest     Cost
==================================================================================================================================
Assets:
Mortgage loans(2)              $  8,167.0     $728.9      8.92%   $ 6,531.0   $591.7       9.06%     $5,822.0    $532.2      9.14%
Other loans(2)                       28.9        2.3      7.94         31.7      2.6       8.12          26.6       1.9      7.35
Money market
  investments(3)                    740.3       41.4      5.59      1,261.0     70.0       5.54         742.7      43.8      5.91
Securities(4)                     3,212.9      197.0      6.13      5,101.4    316.9       6.22       2,059.9     118.6      5.76
Trading assets                        3.9        0.2      5.93         --       --        --             --        --         --
Other interest-earning assets       110.9       10.0      9.05         --       --        --             --        --         --
----------------------------------------------------------------------------------------------------------------------------------
  Total interest-earning
    assets                       12,263.9      979.8      7.99     12,925.1    981.2       7.59       8,651.2     696.5      8.05
----------------------------------------------------------------------------------------------------------------------------------
Non-interest earning
  assets(5)                         904.9                           1,031.0                             437.9
----------------------------------------------------------------------------------------------------------------------------------
  Total assets                 $ 13,168.8                         $13,956.1                          $9,089.1
==================================================================================================================================
Liabilities &
Stockholders' Equity:
Savings                        $  1,830.1       46.7      2.55%   $ 1,976.5     55.2       2.79%     $  972.1      28.4      2.93%
N.O.W.                              330.5        5.3      1.61        333.9      6.1       1.83         170.9       3.4      1.97
Money market and variable
  rate savings                    2,273.7       76.5      3.36      2,541.9     85.6       3.37       1,675.1      55.7      3.33
Term certificates of deposit      6,512.8      343.1      5.26      7,126.6    377.8       5.30       4,472.4     257.0      5.75
Mortgagors' escrow                   98.3        1.1      1.09         80.9      1.0       1.26          79.6       1.3      1.59
Securities sold under
  agreements to repurchase          170.9        7.8      4.58         47.9      1.8       3.88            --        --        --
Trading liabilities                   1.9        0.1      5.89           --       --        --             --        --        --
Long term debt                       92.4        6.4      6.92           --       --        --             --        --        --
Guaranteed Preferred
  Beneficial Interest in
  Company's Junior
    Subordinated Debentures         115.4       10.7      9.29           --       --        --             --        --        --
----------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing
    liabilities                  11,426.0      497.7      4.36     12,107.7    527.5       4.36       7,370.1     345.8      4.69
Other liabilities(6)                397.7                             371.5                             173.8
----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities              11,823.7                          12,479.2                           7,543.9
Preferred shares of
  subsidiary                          3.4                               0.9                                --
Stockholders' equity              1,341.7                           1,476.0                           1,545.2
----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities &
    stockholders' equity        $13,168.8                         $13,956.1                          $9,089.1
----------------------------------------------------------------------------------------------------------------------------------
Net interest income/interest
  rate spread(7)                              $482.1      3.63%               $453.7       3.23%                 $350.7      3.36%
----------------------------------------------------------------------------------------------------------------------------------
Net interest-earning assets/
  net interest margin(8)      $     837.9                 3.93%    $  817.4                3.51%     $1,281.1                4.05%
----------------------------------------------------------------------------------------------------------------------------------
Ratio of interest-earning
  assets to interest-
  bearing liabilities                                     1.07x                            1.07x                             1.17x
==================================================================================================================================

(1) The Company's incremental tax rate used to adjust tax-exempt interest to a taxable-equivalent basis was 44.2% and 44.6% for the years ended December 31, 1997 and 1996.

(2) In computing the average balances and average yield on loans, non-accruing loans and loans held for sale have been included.

(3) Includes interest-bearing deposits in other banks, federal funds sold and securities purchased under agreements to resell.

(4) The average yield does not give effect to changes in fair value that are reflected as a component of stockholders' equity.

(5) Includes goodwill, banking premises and equipment, net, deferred tax assets, net, accrued interest receivable, and other miscellaneous non-interest earning assets.

(6) Includes accrued interest payable, accounts payable, official checks drawn against the Bank, accrued expenses, and other miscellaneous non-interest bearing obligations of the Company.

(7) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(8) Net interest margin represents net interest income divided by average interest-earning assets.

================================================================================
Rate/Volume Analysis

The following table presents the effects of changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities on the Company's interest income and interest expense during the years indicated. The changes attributable to the combined impact of volume and rate have been allocated proportionately to volume and rate.

                                               Year Ended December 31, 1997                      Year Ended December 31, 1996
                                                        Compared to                                       Compared to
                                               Year Ended December 31, 1996                      Year Ended December 31, 1995
                                                    Increase/(Decrease)                               Increase/(Decrease)
---------------------------------------------------------------------------------------------------------------------------------
                                                    Due to                                           Due to
---------------------------------------------------------------------------------------------------------------------------------
                                             Average          Average         Net               Average      Average       Net
(Dollars in millions)                         Volume           Rate          Change              Volume        Rate       Change
=================================================================================================================================
Mortgage loans(1)                            $ 146.2        $  (9.0)        $ 137.2              $ 64.2      $ (4.7)      $ 59.5
Other loans(1)                                  (0.2)          (0.1)           (0.3)                0.5         0.2          0.7
Money market investments(2)                    (29.1)           0.5           (28.6)               29.0        (2.8)        26.2
Securities                                    (114.2)          (5.7)         (119.9)              195.7         2.6        198.3
Trading assets                                   0.2             --             0.2                  --          --           --
Other interest-earning assets                   10.0             --            10.0                  --          --           --
---------------------------------------------------------------------------------------------------------------------------------
  Total interest earned on assets               12.9          (14.3)           (1.4)              289.4        (4.7)       284.7
---------------------------------------------------------------------------------------------------------------------------------
Savings                                         (4.0)          (4.5)           (8.5)               28.2        (1.4)        26.8
N.O.W.                                          (0.1)          (0.7)           (0.8)                2.9        (0.2)         2.7
Money market and variable
  rate savings                                  (9.0)          (0.1)           (9.1)               29.2         0.7         29.9
Term certificates of deposit                   (31.3)          (3.4)          (34.7)              142.1       (21.3)       120.8
Mortgagors' escrow                               0.2           (0.1)            0.1                  --        (0.3)        (0.3)
Securities sold under agreements
  to repurchase                                  5.6            0.4             6.0                 1.8          --          1.8
Trading liabilities                              0.1             --             0.1                  --          --            --
Long term debt                                   6.4             --             6.4                  --          --            --
Guaranteed Preferred Beneficial
  Interest in Company's Junior
  Subordinated Debentures                       10.7             --            10.7                  --          --            --
---------------------------------------------------------------------------------------------------------------------------------
Total interest paid on liabilities             (21.4)          (8.4)          (29.8)              204.2       (22.5)       181.7
---------------------------------------------------------------------------------------------------------------------------------
Net change in net interest income           $   34.3        $  (5.9)       $   28.4              $ 85.2     $  17.8       $103.0
=================================================================================================================================

(1) In computing the volume and rate components of net interest income for loans, non-accrual loans and loans held for sale have been included.

(2) Includes interest-bearing deposits in other banks, federal funds sold and securities purchased under agreements to resell.

================================================================================
Consolidated Statements of Financial Condition

                                                                                                            December 31,
--------------------------------------------------------------------------------------------------------------------------------
(In millions, except share amounts)                                                                        1997             1996
================================================================================================================================
Assets:
Cash and due from banks                                                                               $    93.2        $    81.9
Money market investments:
  Interest-bearing deposits in other banks                                                                 11.4            105.6
  Federal funds sold and securities purchased under agreements to resell                                1,048.6            388.5
--------------------------------------------------------------------------------------------------------------------------------
    Total cash and cash equivalents                                                                     1,153.2            576.0
--------------------------------------------------------------------------------------------------------------------------------
Loans receivable held for sale                                                                              5.5              4.8
Securities available for sale                                                                           2,007.7          4,355.4
Securities held to maturity (fair value of $4.0 and $4.0, respectively)                                     4.0              4.0
Trading assets                                                                                             25.0               --
Loans receivable held for investment (net of allowance for possible loan
  losses of $109.0 in 1997 and $105.0 in 1996)                                                          8,795.6          7,294.3
Other interest-earning assets                                                                             117.0               --
Accrued interest receivable, net                                                                           81.2             89.5
Banking premises and equipment, net                                                                       118.8            128.2
Deferred income taxes, net                                                                                 71.4             80.2
Other real estate owned, net                                                                               24.0             28.6
Goodwill                                                                                                  577.1            623.6
Other assets                                                                                              103.0            141.0
--------------------------------------------------------------------------------------------------------------------------------
    Total assets                                                                                      $13,083.5        $13,325.6
================================================================================================================================
Liabilities and Stockholders' Equity:
Liabilities:
Deposits:
  N.O.W. and checking                                                                                 $   533.9        $   524.2
  Savings and club                                                                                      1,739.4          1,901.7
  Variable rate savings                                                                                 1,702.1          1,853.7
  Money market                                                                                            478.4            561.3
  Term certificates of deposit                                                                          6,519.2          6,611.4
--------------------------------------------------------------------------------------------------------------------------------
    Total deposits                                                                                     10,973.0         11,452.3
--------------------------------------------------------------------------------------------------------------------------------
Mortgagors' escrow                                                                                        117.8             66.9
Securities sold under agreements to repurchase                                                            106.1             89.5
Trading liabilities                                                                                        10.6              --
Long term debt                                                                                            199.8              --
Guaranteed Preferred Beneficial Interest in Company's
  Junior Subordinated Debentures                                                                          199.7              --
Accrued income taxes payable                                                                               67.7             45.1
Other liabilities                                                                                         139.2            208.4
--------------------------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                                  11,813.9         11,862.2
--------------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies
Preferred shares of subsidiary                                                                              --               3.6
Stockholders' equity:
Preferred stock ($0.01 par value; 50,000,000 shares authorized; none issued)                                --                --
Common stock ($0.01 par value; 220,000,000 shares authorized;
  110,261,164 and 110,231,164 shares issued, respectively.)                                                 1.1              1.1
Additional paid-in capital                                                                                830.4            809.6
Unallocated Employee Stock Ownership Plan (ESOP) shares                                                  (114.9)          (119.6)
Unearned stock plans shares                                                                                (7.0)            (8.3)
Retained earnings                                                                                       1,142.4          1,038.0
Net unrealized loss on securities available for sale, net of tax                                           (3.6)           (23.3)
Treasury stock, at cost (27,192,578 shares and 15,742,800 shares, respectively.)                         (578.8)          (237.7)
--------------------------------------------------------------------------------------------------------------------------------
    Total stockholders' equity                                                                          1,269.6          1,459.8
--------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity                                                        $13,083.5        $13,325.6
================================================================================================================================

See accompanying notes to the consolidated financial statements.

================================================================================
Consolidated Statements of Income

                                                                                             For the Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------------------
(In millions, except per share amounts)                                                  1997              1996             1995
================================================================================================================================
Interest income:
  Mortgages                                                                            $728.9            $591.7           $532.2
  Money market investments                                                               41.3              68.0             43.8
  Securities                                                                            193.6             311.7            118.6
  Other                                                                                   8.9               2.6              1.9
--------------------------------------------------------------------------------------------------------------------------------
    Total interest income                                                               972.7             974.0            696.5
Interest expense                                                                        497.7             527.5            345.8
--------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                     475.0             446.5            350.7
Provision for possible loan losses                                                      (18.9)            (15.7)            (9.5)
--------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for possible loan losses                            456.1             430.8            341.2
Non-interest income:
  Income from fees and commissions:
    Mortgage loan operations fee income                                                  15.7              14.6             13.8
    Mortgage servicing fees                                                               6.9               8.3             10.0
    Banking services fees and commissions                                                21.9              17.4              6.4
    Other fee income                                                                      1.7               3.9              4.4
  Net gain (loss) on securities                                                           2.0               0.9             (0.6)
  Net (loss) gain on sales of loans                                                      (0.3)              2.9              1.8
  Net gain on sale of assets                                                              2.4                --               --
  Gain on sale of branches                                                                5.9               8.9               --
--------------------------------------------------------------------------------------------------------------------------------
    Total non-interest income                                                            56.2              56.9             35.8
--------------------------------------------------------------------------------------------------------------------------------
Non-interest expense:
  Salaries and benefits                                                                  93.7              86.8             68.6
  Employee Stock Ownership and
    stock plans expense                                                                  19.7              14.7             15.1
  Net expense of premises and equipment                                                  47.3              46.6             23.6
  Federal deposit insurance premiums                                                      2.8               5.2              9.2
  Other administrative expenses                                                          59.7              65.8             43.7
  Other real estate owned operating income                                               (1.8)             (0.8)            (3.4)
  Goodwill amortization                                                                  46.4              46.5             13.8
  Restructuring charge (recovery)                                                         2.5              (1.6)             8.0
--------------------------------------------------------------------------------------------------------------------------------
    Total non-interest expense                                                          270.3             263.2            178.6
--------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                              242.0             224.5            198.4
Income taxes                                                                             94.4              92.0             90.9
--------------------------------------------------------------------------------------------------------------------------------
Net income                                                                             $147.6            $132.5           $107.5
=================================================================================================================================
Basic earnings per share                                                               $ 1.96            $ 1.56           $ 1.16
=================================================================================================================================
Diluted earnings per share                                                             $ 1.86            $ 1.51           $ 1.14
=================================================================================================================================

See accompanying notes to the consolidated financial statements.

================================================================================
Consolidated Statements of Changes in Stockholders' Equity

                                                                                            For the Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------------------
(In millions)                                                                            1997              1996             1995
================================================================================================================================
Common stock
Balance at beginning of year                                                         $    1.1          $    1.1         $    1.1
Balance at end of year                                                                    1.1               1.1              1.1
--------------------------------------------------------------------------------------------------------------------------------
Additional paid-in capital
Balance at beginning of year                                                            809.6             800.8            794.0
Issuance of common stock to stock plans                                                   0.8               3.7             --
Amortization of ESOP shares committed to be released                                     12.4               4.5              3.5
Amortization of stock plans shares                                                        0.5               0.6              0.1
Tax benefit for vested stock plans shares                                                 7.1                --              0.9
Exercise of stock options                                                                  --                --              1.1
Adjustment to initial public offering issuance costs                                       --                --              1.2
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                  830.4             809.6            800.8
--------------------------------------------------------------------------------------------------------------------------------
Unallocated ESOP shares
Balance at beginning of year                                                           (119.6)           (124.0)          (131.0)
Amortization of ESOP shares committed to be released                                      4.7               4.4              7.0
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                 (114.9)           (119.6)          (124.0)
--------------------------------------------------------------------------------------------------------------------------------
Unearned stock plans shares
Balance at beginning of year                                                             (8.3)             (9.8)           (14.3)
Issuance of common stock to stock plans                                                  (0.8)             (3.7)              --
Amortization of stock plans shares                                                        2.1               5.2              4.5
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                   (7.0)             (8.3)            (9.8)
--------------------------------------------------------------------------------------------------------------------------------
Retained earnings
Balance at beginning of year                                                          1,038.0             942.1            871.4
Net income                                                                              147.6             132.5            107.5
Dividends paid                                                                          (37.7)            (34.1)           (36.8)
Exercise of stock options                                                                (5.5)             (2.5)              --
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                1,142.4           1,038.0            942.1
--------------------------------------------------------------------------------------------------------------------------------
Net unrealized (loss) gain on securities available for sale, net of tax
Balance at beginning of year                                                            (23.3)             14.9               --
Net change in unrealized (loss) gain on securities available
  for sale, net of tax                                                                   19.7             (38.2)            14.9
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                   (3.6)            (23.3)            14.9
--------------------------------------------------------------------------------------------------------------------------------
Treasury stock
Balance at beginning of year                                                           (237.7)            (73.8)              --
Exercise of stock options                                                                14.4               5.6               --
Purchase of treasury stock                                                             (355.5)           (169.5)           (73.8)
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                 (578.8)           (237.7)           (73.8)
--------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                           $1,269.6          $1,459.8         $1,551.3
================================================================================================================================

See accompanying notes to the consolidated financial statements.

================================================================================
Consolidated Statements of Cash Flows

                                                                                         For the Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------------------
(In millions)                                                                            1997              1996             1995
================================================================================================================================
Cash flows from operating activities:
Net income                                                                        $     147.6       $     132.5      $     107.5
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
Provision for possible loan losses                                                       18.9              15.7              9.5
Depreciation and amortization of premises and equipment                                  16.5              16.1             10.3
Goodwill amortization                                                                    46.4              46.5             13.8
Accretion of discount on securities, net of premium amortization                         (5.2)            (71.0)           (71.6)
Net change in trading assets                                                            (25.0)               --               --
Net change in trading liabilities                                                        10.6                --               --
ESOP and stock plans expense                                                             19.7              14.7             15.1
Net change in loans held for sale                                                        (0.7)            170.3           (286.3)
Net gain on sales of other real estate owned                                             (7.3)             (6.6)            (9.9)
Deferred income taxes                                                                    (7.4)             21.5             39.4
Decrease in other assets                                                                 16.6              25.5              3.5
(Decrease) increase in other liabilities                                                (69.9)             50.1            (17.8)
Other, net                                                                               13.2              21.4            (18.7)
--------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) operating activities                                 174.0             436.7           (205.2)
--------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
Loan originations, net of principal repayments                                       (1,522.3)         (1,447.4)            10.7
Purchase of mortgage loans held for investment, net                                        --                --           (119.6)
Proceeds from sales of other real estate owned                                           20.5              12.0             25.1
Repurchases of mortgage loans sold with recourse                                           --                --            (14.3)
Purchases of securities available for sale                                           (1,935.1)         (6,363.9)        (2,637.3)
Purchases of securities held to maturity                                                 (0.3)             (1.1)            (1.3)
Proceeds from maturities of securities available for sale                             1,933.0           4,398.5          3,849.8
Proceeds from maturities of securities held to maturity                                    --                --            609.0
Proceeds from sales of securities available for sale                                  2,065.1           3,233.8               --
Investment in corporate officer life insurance policy                                  (102.8)               --               --
Principal repayments on securities                                                      260.1             263.2              4.4
Purchases of premises and equipment                                                      (9.9)            (30.6)           (16.2)
Net cash and cash equivalents received in acquisitions                                     --                --            454.0
--------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by investing activities                                           708.3              64.5          2,164.3
================================================================================================================================

Statements continued on following page.
See accompanying notes to the consolidated financial statements.

================================================================================

                                                                                         For the Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------------------
(In millions)                                                                            1997           1996                1995
================================================================================================================================
Cash flows from financing activities:
  Net withdrawals from depositors' accounts                                            (348.9)      (1,293.3)             (440.1)
  Cash paid on transfer of deposit liabilities                                         (124.8)        (143.8)                 --
  Payments for cash dividends                                                           (37.7)         (34.1)              (36.8)
  Purchase of treasury stock                                                           (355.5)        (169.5)              (73.8)
  Securities sold under agreements to repurchase                                        106.1             --                  --
  Proceeds from issuance of long term debt                                              199.8             --                  --
  Proceeds from issuance of Guaranteed
    Preferred Beneficial Interest in Company's
    Junior Subordinated Debentures                                                      199.7             --                  --
  Net increase in mortgagors' escrow                                                     50.9            8.0                 1.6
  Other, net                                                                              5.3            3.1                 1.1
--------------------------------------------------------------------------------------------------------------------------------
    Net cash used in financing activities                                              (305.1)      (1,629.6)             (548.0)
--------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                    577.2       (1,128.4)            1,411.1
Cash and cash equivalents at beginning of year                                          576.0        1,704.4               293.3
--------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                           $  1,153.2     $    576.0          $  1,704.4
--------------------------------------------------------------------------------------------------------------------------------
Non-cash activities:
Additions to other real estate owned, net                                          $     28.3     $     28.6          $     22.6
Loans to facilitate sales of other real estate                                     $     18.7     $     22.5          $     29.7
Unsettled trades                                                                   $     68.1     $     89.5          $       --
--------------------------------------------------------------------------------------------------------------------------------
Supplemental disclosure of cash flow information:
Cash paid for income taxes                                                         $     75.0     $     26.9          $     35.6
Interest paid                                                                      $    488.9     $    521.7          $    336.7
================================================================================================================================

In addition to the non-cash investing and financing activities previously stated, during the year ended December 31, 1995, GreenPoint Bank purchased selected assets and assumed selected liabilities of BarclaysAmerican/Mortgage
Corp. ("BAM") for $7.1 million, and also acquired approximately $8.1 billion of deposits and 60 New York branches of Home Savings of America, FSB.

-------------------------------------------------------------------------------------------------------------------------------
Fair value of assets acquired, including cash and cash equivalents                                $  7,462.4
Excess of cost over fair value of net assets acquired                                                  685.0
Cash paid                                                                                               (7.1)
-------------------------------------------------------------------------------------------------------------------------------
Liabilities assumed, principally deposits                                                         $  8,140.3
================================================================================================================================

See accompanying notes to the consolidated financial statements.

================================================================================
Notes to the Consolidated Financial Statements

--------------------------------------------------------------------------------
Note 1  Summary of Significant Accounting Policies
--------------------------------------------------------------------------------

GreenPoint Financial Corp. (the "Company") is a bank holding company organized in 1993 under the laws of the state of Delaware and registered under the Bank Holding Company Act of 1956, as amended. The Company acquired 100% of the outstanding capital stock of GreenPoint Bank (the "Bank"), a New York State chartered savings bank, upon its conversion from the mutual to the capital stock form of ownership on January 28, 1994. The Company, through the Bank and its primary subsidiary, GreenPoint Mortgage Corp. ("GPMC"), is engaged in specialty limited documentation mortgage lending nationally and consumer banking in the New York City metropolitan area.

--------------------------------------------------------------------------------
(a) Basis of Presentation

The consolidated financial statements include the accounts of the Company, the Bank and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. When necessary, certain reclassifications of prior year financial statement amounts have been made to conform to the current year presentation.

      In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of condition and revenues and expenses for the period. Actual results could differ from those estimates.

      On March 4, 1998, the Company completed a 2-for-1 split of its common stock. Accordingly, the financial statements for all years presented have been restated to reflect the impact of the stock split.

--------------------------------------------------------------------------------
(b) Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

The Company enters into short-term purchases of securities under agreements to resell ("reverse repurchase agreements") and sales of securities under agreements to repurchase ("repurchase agreements") of substantially identical securities. The amounts advanced under reverse repurchase agreements and the amounts borrowed under repurchase agreements are carried on the balance sheet at the amount advanced or borrowed, respectively, plus accrued interest. Interest earned on reverse repurchase agreements and interest incurred on repurchase agreements are reported as interest income and interest expense, respectively.

--------------------------------------------------------------------------------
(c) Securities Held to Maturity and Securities Available for Sale

Securities classified as held to maturity are carried at amortized cost. The Company has the positive intent and ability to hold these securities to maturity.

      Securities that may be sold in response to or in anticipation of changes in interest rates and resulting prepayment risk, or other factors, are classified as available for sale and are carried at fair value. Unrealized gains and losses on these securities are reported, net of applicable taxes, as a separate component of stockholders' equity.

      Amortization of premiums and accretion of discounts are reported in interest income, using a method which results in a level yield over the estimated life of the security.

      Gains and losses on the sale of securities are determined using the specific identification method.

--------------------------------------------------------------------------------
(d) Loans Receivable Held for Investment

Loans receivable held for investment are stated at the aggregate of their remaining unpaid principal balances, less any related charge-offs, net deferred loan fees, unearned discount and allowance for possible loan losses.

      Interest income on loans receivable is recognized on an accrual basis except when a loan has been past due 90 days or upon determination that collection is doubtful. When a loan is placed on non-accrual status, all accrued but unpaid interest receivable is reversed and charged against current interest income. Thereafter, interest income on non-accrual loans is recorded only when received in cash. A loan is returned to accrual status when the principal and interest are no longer past due and the borrower's ability to make periodic principal and interest payments is reasonably assured.

      Loan fees and certain direct loan origination costs are deferred. Net deferred fees are amortized into interest income over the contractual life of the loan using the level-yield method.

--------------------------------------------------------------------------------
(e) Allowance for Possible Loan Losses

Management's periodic evaluation of the adequacy of the allowance for possible loan losses is based on the Company's past loan loss experience, known and inherent risks in the loan portfolio, adverse situations which may affect the borrowers' ability to repay, the estimated value of the underlying real estate collateral and current economic and market conditions within the geographic areas surrounding the underlying real estate.

      The allowance for possible loan losses is increased by provisions for possible loan losses charged to income and is reduced by charge-offs, net of recoveries.

================================================================================

--------------------------------------------------------------------------------
(f) Loans Receivable Held for Sale

Loans receivable held for sale are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are provided for in a valuation allowance created through charges to income. Transfers from loans held for investment to loans held for sale are recorded at the lower of cost or estimated market value in the aggregate.

--------------------------------------------------------------------------------
(g) Goodwill

Goodwill arising from the 1995 acquisition of the New York branches of Home Savings of America is being amortized over 15 years. The goodwill associated with the 1995 BarclaysAmerican/Mortgage acquisition is being amortized over 5 years. The carrying amount of these intangible assets are evaluated for recoverability by management on a periodic basis.

--------------------------------------------------------------------------------
(h) Other Real Estate Owned

Other real estate owned ("ORE") consists of real estate acquired through foreclosure or deed in lieu of foreclosure. ORE is recorded at the lower of cost or estimated fair value less estimated selling costs at the time of foreclosure. Valuation write downs made at or shortly after the acquisition date are charged against the Company's allowance for possible loan losses.

      Subsequent declines in the estimated fair value, net operating results, and gains and losses on the disposition of the related properties are charged against the Company's operating results as incurred.

--------------------------------------------------------------------------------
(i) Derivative Financial Instruments

The Company has limited involvement in derivative financial instruments, using interest-rate swaps to manage interest rate exposure associated with its fixed rate mortgage loan portfolio as well as its variable rate mortgage-backed securities portfolio. When purchased, these derivative instruments are designated as hedges against interest rate exposure associated with specific pools of loans or mortgage backed securities over a specific period of time. These instruments are considered derivative financial instruments held for purposes other than trading. Derivatives linked to loans are accounted for under the accrual method. Derivatives linked to available for sale securities are carried at fair value. Unrealized gains and losses on derivatives linked to available for sale securities, exclusive of net interest accruals, are reported net of applicable taxes as a separate component of stockholders' equity. Interest income (expense) resulting from the derivatives is accrued and reported as an adjustment to mortgage loan or securities interest income.

      Realized gains and losses from the settlement or termination of derivatives contracts are deferred on the balance sheet and are amortized to interest income or interest expense over the appropriate risk management periods. Amortization commences when the contract is settled or terminated. If the related assets or liabilities are sold or otherwise disposed, then the deferred gain or loss on the derivative contract is recognized as an adjustment to the gain or loss on disposition of the related assets or liabilities.

--------------------------------------------------------------------------------
(j) Banking Premises and Equipment

Buildings, equipment, improvements and furniture and fixtures are carried at cost, less accumulated depreciation and amortization. Buildings, equipment and furniture and fixtures are depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the terms of related leases.

--------------------------------------------------------------------------------
(k) Stock-Based Compensation Plans

Deferred compensation for stock award plans is recorded as a reduction of stockholders' equity and is calculated as the cost of the shares purchased by the Bank and contributed to the plan. Compensation expense is recognized over the vesting period of actual stock awards based upon the fair value of shares at the award date.

      Compensation expense for the Employee Stock Ownership Plan ("ESOP") is recognized for the number of shares allocated to ESOP participants as they are committed to be released. The difference between the fair value of the shares allocated and the cost of the shares to the ESOP is charged or credited to additional paid-in capital.

      Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 permits either the recognition of compensation cost for the estimated fair value of employee stock-based compensation arrangements on the date of grant, or the disclosure in the notes to the financial statements of the pro forma effects on net income and earnings per share, determined as if the fair value-based method had been applied in measuring compensation cost. The Company has adopted the disclosure option and continues to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") in accounting for its plans. Accordingly, no compensation cost has been recognized for the Company's stock option plans.

--------------------------------------------------------------------------------
(l) Income Taxes

The Company and certain of its subsidiaries file consolidated tax returns with the Federal, state and local taxing authorities. Other subsidiaries file separate domestic tax returns as required.

      Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of exist-

================================================================================

ing assets and liabilities and their respective tax bases ("temporary differences"). Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. A valuation allowance is provided for deferred tax assets where realization is not considered "more likely than not". The effect of changes in tax laws or rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date.

--------------------------------------------------------------------------------
(m) Earnings per Share

Basic earnings per share ("EPS") is calculated by dividing net income by the weighted average number of common shares outstanding, with no consideration of potential outstanding shares. Diluted EPS is calculated using the same method as basic EPS, but reflects the potential dilution that would occur if stock options or other contracts were exercised and converted into common stock. Common stock equivalents are computed using the treasury stock method. ESOP shares that have been allocated to participants' accounts or are committed to be released for allocation are considered outstanding for EPS calculations.

--------------------------------------------------------------------------------
(n) Impact of Recent Accounting Pronouncements

In February 1998, Statement of Financial Accounting Standards No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits (an amendment of FAS Statements No. 87, 88 and 106)" ("SFAS No. 132") was issued. The statement standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable. This statement is effective for fiscal years beginning after December 15, 1997.

      In June 1997, Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("SFAS No. 130") was issued. The statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement is effective for fiscal years beginning after December 15, 1997.

      In December 1996, Statement of Financial Accounting Standards No. 127 "Deferral of the Effective Date of Certain Provisions of FAS 125, (An amendment of FAS 125)", was issued. The statement states that for repurchase agreement, dollar-roll, securities lending, and similar transactions, SFAS No. 125 will be effective for transfers of financial assets occurring after December 31, 1997. The Company does not believe that implementation of these three new statements will have a material effect on the financial statements of the Company.

--------------------------------------------------------------------------------
(o) Statement of Cash Flows

For the purpose of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits in other banks, federal funds sold and reverse repurchase agreements, all of which have initial maturities of less than ninety days.

--------------------------------------------------------------------------------
Note 2  Business Acquisitions
--------------------------------------------------------------------------------

On July 7, 1995, the Company paid approximately $7.1 million to acquire the national wholesale residential mortgage lending operation of BarclaysAmerican/Mortgage Corporation, a subsidiary of Barclays Bank PLC. The transaction was structured as a purchase of certain assets and an assumption of certain liabilities which generated goodwill of approximately $5.0 million.

      On September 22, 1995, the Bank completed the acquisition of the New York branch system of Home Savings of America, FSB ("HSA"), a subsidiary of H.F. Ahmanson & Company. The Bank assumed approximately $8.1 billion of customer deposit liabilities and received approximately $7.5 billion in cash, certificates of deposit and short-term Federal agency debt securities. The acquisition was structured as a purchase of assets and assumption of liabilities which generated goodwill of approximately $680.0 million.

      On April 30, 1997, the Company purchased the Columbus, GA mortgage servicing operations of Citizens Financial Group, for a net purchase price of approximately $4 million. The purchase of the Georgia facility gives the Company a more efficient platform for servicing its national mortgage portfolio.

--------------------------------------------------------------------------------
Note 3  Restrictions on Cash and Due from Banks
--------------------------------------------------------------------------------

The Company is required to maintain reserves on deposit with the Federal Reserve Bank of New York. The amount of required reserves at December 31, 1997 was $22.3 million. The average amount of those reserve deposits was approximately $28.4 million for the year ended December 31, 1997.

--------------------------------------------------------------------------------
Note 4  Securities Purchased Under Agreements to Resell
--------------------------------------------------------------------------------

The maximum amounts of reverse repurchase agreements outstanding on any day during the years ended December 31, 1997 and 1996, were $0.84 billion and $1.42 billion, respectively. The average amounts of these agreements outstanding during the years ended December 31, 1997 and 1996, were $335.5 million and $791.6 million, respectively.

      During 1997 and 1996, the underlying securities purchased under resale agreements were delivered into a third-party account that recognizes the Company's rights and interests in these securities.

================================================================================

--------------------------------------------------------------------------------
Note 5  Securities
--------------------------------------------------------------------------------

Securities Available for Sale

The amortized cost and estimated fair value of securities available for sale at December 31, 1997 and 1996 are summarized as follows:

                                                                                           Gross         Gross
                                                                          Amortized   Unrealized    Unrealized            Fair
(In millions)                                                                  Cost        Gains        Losses           Value
-------------------------------------------------------------------------------------------------------------------------------
Securities Available for Sale                                                              December 31, 1997
===============================================================================================================================
U.S. Government and Federal Agency Obligations:
   U.S. Treasury notes/bills                                             $    700.6       $   --       $ (4.8)       $    695.8
   Agency notes/Asset-backed securities                                       125.9          0.1         (0.2)            125.8
Mortgage-backed securities                                                    780.6          0.8         (1.8)            779.6
Collateralized mortgage obligations                                           113.9          0.5           --             114.4
Trust certificates collateralized by GNMA securities                          124.5           --         (0.9)            123.6
Corporate asset-backed securities                                              25.0           --           --              25.0
Commercial paper                                                              113.5           --           --             113.5
Other                                                                          30.0           --           --              30.0
-------------------------------------------------------------------------------------------------------------------------------
Total securities available for sale                                      $  2,014.0       $  1.4       $ (7.7)       $  2,007.7
===============================================================================================================================

                                                                                           Gross          Gross
                                                                       Amortized      Unrealized     Unrealized           Fair
(In millions)                                                               Cost           Gains         Losses          Value
-------------------------------------------------------------------------------------------------------------------------------
Securities Available for Sale                                                              December 31, 1996
===============================================================================================================================
U.S. Government and Federal Agency Obligations:
   U.S. Treasury notes/bills                                             $  1,944.3       $  0.3       $(16.2)       $  1,928.4
   Agency notes/Asset-backed securities                                        66.4           --           --              66.4
Mortgage-backed securities                                                  1,881.0           --        (23.1)          1,857.9
Collateralized mortgage obligations                                            32.4           --           --              32.4
Trust certificates collateralized by GNMA securities                          409.8           --         (3.3)            406.5
Other                                                                          63.9          0.2         (0.3)             63.8
-------------------------------------------------------------------------------------------------------------------------------
Total securities available for sale                                      $  4,397.8       $  0.5       $(42.9)       $  4,355.4
===============================================================================================================================

During the year ended December 31, 1997, the Company sold available for sale securities aggregating $2.1 billion, resulting in gross realized gains of $3.9 million and gross realized losses of $1.9 million.

      During the year ended December 31, 1996, the Company sold available for sale securities aggregating $3.2 billion, resulting in gross realized gains of $2.7 million and gross realized losses of $2.1 million. There were no sales of securities during the year ended 1995.

      In December 1995, in accordance with guidance issued by the Financial Accounting Standards Board, the Company reclassified $105.1 million in securities from the held to maturity category to the available for sale category. The securities were adjusted to market value, resulting in unrealized gains of approximately $1.7 million.

      Mortgage-backed securities and collateralized mortgage obligations, most of which have contractual maturities of more than 10 years, are subject to scheduled and nonscheduled principal payments which shorten the average life to an estimated 3.7 years. The amortized cost and estimated fair value of securities at December 31, 1997 by contractual maturity are summarized below:

                                                                    Securities Available for Sale   Securities Held to Maturity
-------------------------------------------------------------------------------------------------------------------------------
                                                                         Amortized          Fair    Amortized             Fair
(In millions)                                                                 Cost         Value         Cost            Value
-------------------------------------------------------------------------------------------------------------------------------
Maturity schedule of securities                                                         December 31, 1997
===============================================================================================================================
Due in one year or less                                                  $    463.9     $  463.2       $   --         $      --
Due after one year through five years                                         569.8        565.4          2.1               2.1
Due after five years through ten years                                        259.5        258.8           --                --
Due after ten years                                                           720.8        720.3          1.9               1.9
-------------------------------------------------------------------------------------------------------------------------------
   Total securities                                                      $  2,014.0     $2,007.7       $  4.0         $     4.0
===============================================================================================================================

================================================================================

The Company lends portions of its investment in U.S. government and agency securities to pre-authorized securities dealers in return for a securities lending fee. These loaned securities are collateralized at 102% of their fair value with government and/or agency securities. To protect the Company's investment, the agreements contain provisions to increase the collateral obtained, should the value of the collateral decline or the fair value of the securities loaned increase. Upon maturity or early termination of a loan, the Company's securities are returned. At December 31, 1997 and 1996 there were $0.7 billion and $1.9 billion, respectively, of the Company's securities on loan to securities dealers. Income earned on loaned securities, included in other income, for the years ended December 31, 1997, 1996 and 1995 was $1.1 million, $2.0 million, and $0.5 million, respectively. The maximum amount of securities loaned on any day during the years ended December 31, 1997 and 1996 was $1.9 billion and $2.3 billion, respectively.

--------------------------------------------------------------------------------
Note 6  Loans Receivable
--------------------------------------------------------------------------------

The Company's loans receivable balances are summarized as follows:


                                                                    December 31,
--------------------------------------------------------------------------------
(In millions)                                             1997            1996
================================================================================
Conventional first mortgage loans:
  Residential one- to four-family                   $  7,660.7      $  6,350.4
  Residential multi-family                               620.0           544.1
  Commercial property                                    536.5           467.1
Second mortgage and home
  equity loans                                            88.5            44.1
Other                                                     30.1            41.8
--------------------------------------------------------------------------------
Total loans receivable held
  for investment                                       8,935.8         7,447.5
Net deferred loan origination fees
  and unearned discount                                  (31.2)          (48.2)
Allowance for possible loan losses                      (109.0)         (105.0)
--------------------------------------------------------------------------------
Loans receivable held for
  investment, net                                   $  8,795.6      $  7,294.3
================================================================================

--------------------------------------------------------------------------------
Non-Accrual Loans

The outstanding balances of non-accrual loans as of December 31, 1997 and 1996 are as follows:


                                                                   December 31,
--------------------------------------------------------------------------------
(In millions)                                             1997            1996
================================================================================
Mortgage loans secured by:
Residential one- to four-family                     $    271.0      $    271.2
Residential multi-family                                  46.0            48.3
Commercial property                                       38.0            36.5
Other loans                                                0.1             0.1
--------------------------------------------------------------------------------
Total                                               $    355.1      $    356.1
================================================================================

The effect of non-accrual loans on interest income is as follows:


                                                         Year Ended December 31,
--------------------------------------------------------------------------------
(In millions)                                   1997         1996          1995
================================================================================
Interest Income
  As originally contracted                $    45.3     $    45.1     $    50.8
  As recognized                               (29.5)        (22.9)        (33.7)
--------------------------------------------------------------------------------
Reduction of interest income              $    15.8     $    22.2     $    17.1
================================================================================

--------------------------------------------------------------------------------
Allowance for Possible Loan Losses

Activity in the allowance for possible loan losses is summarized as follows:


                                        At or for the Year Ended December 31,
--------------------------------------------------------------------------------
(In millions)                               1997          1996          1995
================================================================================
Balance at beginning of year           $   105.0     $   105.5     $   103.0
Provisions charged to
  income                                    18.9          15.7           9.5
Charge offs                                (16.0)        (17.5)        (15.5)
Recoveries                                   1.1           1.3           8.5(a)
--------------------------------------------------------------------------------
Balance at end of year                 $   109.0     $   105.0     $   105.5
================================================================================

(a)   Includes a $6.1 million recovery of 1994's bulk sale charge off.

--------------------------------------------------------------------------------
Geographic Concentration

As of December 31, 1997, 69% of the Company's mortgage loan portfolio was secured by properties located in New York State. The properties securing the remaining portfolio are dispersed throughout the country, with no state representing more than 10%.

--------------------------------------------------------------------------------
Note 7  Other Real Estate Owned
--------------------------------------------------------------------------------

The following is a summary of ORE owned by the Company:


                                                                   December 31,
--------------------------------------------------------------------------------
(In millions)                                             1997            1996
================================================================================
Property type:
Residential one- to four-family                     $     18.4      $     17.5
Residential multi-family                                   2.6             4.0
Commercial                                                 3.9             8.4
Allowance for declines in value                           (0.9)           (1.3)
--------------------------------------------------------------------------------
Other real estate owned, net                        $     24.0      $     28.6
================================================================================

Activity in the allowance for declines in value for ORE is summarized as follows:


                                           At or for the Year Ended December 31,
--------------------------------------------------------------------------------
(In millions)                               1997          1996          1995
================================================================================
Balance at beginning of year           $     1.3     $     2.2     $     5.1
Provisions charged to
  income                                     0.8           0.9           0.5
Charge offs                                 (1.2)         (1.8)         (3.4)
--------------------------------------------------------------------------------
Balance at end of year                 $     0.9     $     1.3     $     2.2
================================================================================

================================================================================

The following is a summary of ORE income activity:


                                                 Year Ended December 31,
--------------------------------------------------------------------------------
(In millions)                               1997          1996          1995
================================================================================
Operating expense, net of
  rental and other income              $     4.7     $     4.9     $     6.0
Provision for decline in
  value of ORE                               0.8           0.9           0.5
Net gain on sales of
  ORE properties                            (7.3)         (6.6)         (9.9)
--------------------------------------------------------------------------------
Net ORE operating income               $    (1.8)    $    (0.8)    $    (3.4)
================================================================================

During the years ended December 31, 1997, 1996 and 1995, the Company acquired through foreclosure or deed in lieu of foreclosure, loans with book values of $32.2 million, $33.1 million and $27.2 million, respectively. Charges to the allowance for possible loan losses, reducing the carrying value of ORE properties to their estimated fair values, amounted to $4.2 million, $4.5 million and $5.5 million during the years ended December 31, 1997, 1996 and 1995, respectively. Sales of ORE properties during these respective periods totaled $32.6 million, $29.3 million and $46.5 million.

--------------------------------------------------------------------------------
Note 8  Deposits
--------------------------------------------------------------------------------

The contractual maturities of term certificates of deposit are summarized as follows:

                                                                                               December 31,
----------------------------------------------------------------------------------------------------------------------------------
                                                                                    1997                           1996
----------------------------------------------------------------------------------------------------------------------------------
                                                                                       Percentage                     Percentage
                                                                                          of Term                        of Term
(In millions)                                                                Amount      Deposits            Amount     Deposits
==================================================================================================================================
Due within six months                                                    $  2,030.1         31.14%        $ 2,961.6        44.80%
Due within six to twelve months                                             2,719.7         41.72           1,745.6        26.40
Due within one to two years                                                 1,205.1         18.48           1,311.6        19.84
Due within two to three years                                                 325.0          4.98             305.0         4.61
Due within three to four years                                                108.6          1.67             179.7         2.72
Due within four to five years                                                 112.6          1.73              69.1         1.05
Due beyond five years                                                          18.1          0.28              38.8         0.58
----------------------------------------------------------------------------------------------------------------------------------
  Total                                                                  $  6,519.2        100.00%        $ 6,611.4       100.00%
==================================================================================================================================

Included in term certificates of deposit are certificates in denominations of $100,000 or more at December 31, 1997 and 1996, aggregating $723.7 million and $687.8 million, respectively.

Interest expense on deposits is summarized as follows:


                                                      Year Ended December 31,
--------------------------------------------------------------------------------
(In millions)                               1997          1996          1995
================================================================================
Account type:
  N.O.W                                $     5.3     $     6.1     $     3.4
  Savings                                   46.7          55.2          28.4
  Variable rate savings                     59.9          66.1          41.5
  Money market                              16.6          19.5          14.2
  Term certificates of deposit             343.1         377.8         257.0
--------------------------------------------------------------------------------
  Total                                $   471.6     $   524.7     $   344.5
================================================================================

--------------------------------------------------------------------------------
Note 9  Preferred Shares of Subsidiary
--------------------------------------------------------------------------------

GreenPoint Mortgage Trust ("GPMT"), a wholly-owned subsidiary of the Bank, was a real estate investment trust established for the purpose of acquiring, holding and managing real estate mortgage assets.

      During 1996, GPMT issued 10,000 shares of 12.0% cumulative preferred stock with a liquidation preference of $1,000. Preferred shareholders were entitled to receive quarterly cumulative cash dividends, which was considered minority interest expense by the Company.

      The cumulative preferred shares were redeemable at any time or from time to time, in whole or in part, at a redemption price equal to the liquidation value, plus any dividends accrued and unpaid at the option of GPMT. The preferred shares were treated as Tier 1 capital for the Company and the Bank. The preferred shares had no stated maturity and were not subject to any mandatory sinking fund or redemption rights.

      On December 15, 1997, the voluntary liquidation of GPMT was completed. The assets of GPMT were distributed to GreenPoint Bank on that date.

--------------------------------------------------------------------------------
Note 10 Guaranteed Preferred Beneficial Interest in Company's Junior Subordinated Debentures
--------------------------------------------------------------------------------

In June 1997, GreenPoint Capital Trust I (the "Trust"), a Delaware statutory business trust owned by the Company, issued $200 million of 9.10% Guaranteed Preferred Beneficial Interest in the Company's Subordinated Debentures ("Capital Securities"). The Trust exists for the sole purpose of issuing the Capital Securities

================================================================================

and investing the proceeds thereof in 9.10% Junior Subordinated Debentures to be issued by the Company. The Junior Subordinated Debentures mature on June 1, 2027. Payment of distributions out of monies held by the Trust and payments on liquidation of the Trust or the redemption of Capital Securities, are guaranteed by the Company to the extent the Trust has funds available therefore. The obligations of the Company under the Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all indebtedness of the Company and will be structurally subordinated to all liabilities and obligations of the Company's subsidiaries.

      Distributions on the Capital Securities are payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 1997. The Junior Subordinated Debentures are not redeemable prior to June 1, 2007, unless certain events have occurred.

      The proceeds from the issuance of the Capital Securities were used to repurchase $200 million of common stock.

      Interest expense on Capital Securities was $10.7 million for the year ended December 31, 1997.

--------------------------------------------------------------------------------
Note 11  Long Term Debt
--------------------------------------------------------------------------------

In July 1997, the Company published an Offering Circular under Regulation D authorizing it to issue, from time to time, up to $3 billion of Senior and Subordinated Bank Notes ("Notes") with maturities ranging from 7 days to 30 years. On July 10, 1997, the Company issued $200 million of 6.70% Senior Notes maturing July 15, 2002. Interest is paid semi-annually on January 15 and July 15.

      The proceeds of the Notes will be used by the Company for general corporate and banking purposes in the ordinary course of business.

      Long term debt interest expense for the year ended December 31, 1997 was $6.4 million.

--------------------------------------------------------------------------------
Note 12  Restructuring Charge
--------------------------------------------------------------------------------

In December 1995, the Company recorded a pre-tax restructuring charge of $8.0 million that reflected actions initiated during the fourth quarter of that year and during 1996 to improve operating efficiency. In 1996, the Company recovered $1.6 million of the restructuring charge, due to lower than expected severance payments and write-downs on sold or closed facilities.

      In June 1997, the Company recorded a pre-tax restructuring charge of $2.5 million pertaining to the transfer of mortgage servicing from New York to Georgia. As of December 31, 1997, the transfer of servicing had been completed and the full reserve was utilized for related severance payments and asset writedowns.

--------------------------------------------------------------------------------
Note 13  Pension Plan and Other Employee Benefits
--------------------------------------------------------------------------------

Defined Benefit Pension Plan

The Bank maintains a noncontributory, qualified, defined benefit pension plan (the "Pension Plan") covering substantially all employees of the Company who have completed one year of service with the Company. Effective May 6, 1996, the Pension Plan was amended to calculate future benefits under a cash balance formula. Each participant has an account to which amounts are allocated based on a percentage of the participant's eligible base salary and years of service, which grows at a specified rate of interest. Benefits accrued prior to May 6, 1996 were based primarily on each participant's years of service and highest average compensation. The funding of the Pension Plan is actuarially determined on an annual basis. The Pension Plan conforms to the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code of 1986, as amended (the "Code").

      The actuarial present value of benefit obligations as of December 31, 1997 and 1996 are shown as follows:


                                                                   December 31,
--------------------------------------------------------------------------------
(In millions)                                             1997            1996
================================================================================
Actuarial present value of benefit
  obligation:
  Accumulated benefit obligation
    (including vested benefits of
    $31.3 and $26.3, respectively)                  $     32.9      $     27.9
  Effect of future compensation                            2.6             2.6
--------------------------------------------------------------------------------
    Projected benefit obligation                    $     35.5      $     30.5
--------------------------------------------------------------------------------
Plan assets at fair value
  (Primarily investments in
    mutual fund shares of equity
    and bond funds)                                 $     49.1      $     43.4
    Projected benefit obligation                    $    (35.5)     $    (30.5)
--------------------------------------------------------------------------------
Plan assets in excess of projected
  benefit obligation                                      13.6            12.9
Unrecognized net transition asset                         (0.9)           (1.3)
Unrecognized net gain                                     (8.1)           (6.9)
Unrecognized prior service benefit                        (2.8)           (3.1)
--------------------------------------------------------------------------------
  Prepaid pension cost                              $      1.8      $      1.6
================================================================================

Net periodic pension (benefit) costs reported for the years ended December 31, 1997, 1996 and 1995, were $(0.2) million, $1.0 million and $1.1 million, respectively.

================================================================================

   The assumptions used for the years ended December 31, 1997, 1996 and 1995 to determine the net periodic pension (benefit) cost were:


                                                       Year Ended December 31,
--------------------------------------------------------------------------------
                                             1997          1996          1995
================================================================================
Weighted average
  discount rate                              7.00%         7.50%         7.00%
Rate of increase in future
  compensation levels                        4.50%         4.50%         6.00%
Expected long-term rate
  of return on assets                        9.00%         8.00%         8.00%
================================================================================

--------------------------------------------------------------------------------
Supplemental Executive Retirement Plan and Retirement Plan for Directors

The Bank maintains a non-qualified, unfunded Supplemental Executive Retirement Plan ("SERP") for the primary purpose of providing benefits to certain eligible employees in excess of limitations imposed by the Code. For the years ended December 31, 1997, 1996 and 1995, the SERP expense was $0.1 million, $0.7 million and $0.5 million, respectively.

      The Bank also maintains a non-qualified, unfunded defined benefit Retirement Plan for Directors who are not entitled to receive benefits under the Pension Plan. This plan provides retirement benefits to eligible retired or disabled Independent Directors and their beneficiaries. For the years ended December 31, 1997, 1996 and 1995, the Retirement Plan for Directors expense was $0.3 million, $0.3 million and $0.5 million, respectively.

--------------------------------------------------------------------------------
401(k) Savings Plan

During 1996, the Bank amended its Incentive Savings Plan to include provisions under Section 401(k) of the Code (the "401(k) Savings Plan"). Substantially all of the employees of the Company employed prior to July 1, 1996 and employees employed after such date who have been credited with 1,000 hours of service during a twelve month period are eligible to participate. Participants may contribute on a pre-tax basis up to 6% of their eligible salary and may be eligible to receive a matching contribution equal to 100% of the first 3% of eligible salary they contribute to the 401(k) Savings Plan. Participants may invest their pre-tax contributions in any of the investment funds made available under the 401(k) Savings Plan, including a fund that invests primarily in the Company's stock. The matching contribution may be funded by using some of the shares released for allocation under the Bank's ESOP. Matching contributions generally become vested over a five-year period. The 401(k) Savings Plan conforms to the applicable requirements of ERISA and the Code. 401(k) Savings Plan expenses for matching contributions were approximately $1.3 million and $0.8 million for the years ended December 31, 1997 and 1996, respectively.

--------------------------------------------------------------------------------
Other Postretirement Benefits

The Company provides certain unfunded health care and life insurance benefits to eligible retired employees. Participants generally become eligible for retiree health care and life insurance benefits after 10 years of service with the Company. The Company also gives retired directors the option of participating in certain retiree health care benefits.

      The following table sets forth the Accumulated Postretirement Benefit Obligation ("APBO") at December 31, 1997 and 1996, respectively:


                                                                    December 31,
--------------------------------------------------------------------------------
(In millions)                                                 1997         1996
================================================================================
Retirees                                                   $   6.7      $   7.0
Fully eligible active plan
  participants                                                 1.2          1.8
Other plan participants                                        6.8          5.2
--------------------------------------------------------------------------------
    Total APBO                                                14.7         14.0
--------------------------------------------------------------------------------
Unrecognized prior
  service cost                                                 0.3          0.2
Unrecognized gain                                              0.5          0.3
--------------------------------------------------------------------------------
Accrued postretirement
  benefit cost                                             $  15.5      $  14.5
================================================================================

The net postretirement benefits expense for the years ended December 31, 1997, 1996 and 1995 was comprised of the following:


                                                         Year Ended December 31,
--------------------------------------------------------------------------------
(In millions)                                    1997         1996         1995
================================================================================
Service cost (benefits
  for service during
  the year)                                $     1.1     $     1.2     $     0.7
Interest cost on APBO                            0.8           0.9           1.0
--------------------------------------------------------------------------------
Net postretirement
  benefits expense                         $     1.9     $     2.1     $     1.7
================================================================================

In measuring the APBO, an 8.0% annual trend rate for health care costs was assumed for the year ended December 31, 1997, a 9.0% annual trend rate was assumed for the year ended December 31, 1996 and an 11.5% annual trend rate was assumed for the year ended December 31, 1995. This rate is assumed to decline to 5.0% by the year 2000. The weighted average discount rate used in determining the APBO was 7.0%, 7.5% and 7.0%, for the years ended December 31, 1997, 1996 and 1995, respectively.

      If the assumed health care cost trend rate increased by 1%, the APBO as of December 31, 1997 would increase by $2.0 million. The effect of a 1% increase in the cost trend rate on the service and interest cost components of net periodic postretirement benefits expense would be an increase of $0.4 million.

================================================================================

--------------------------------------------------------------------------------
Employer's Accounting for Postemployment Benefits

The Company is accounting for postemployment benefits on a comprehensive accrual basis. This basis requires the Company to charge to expense the expected costs of providing these benefits to all postemployment employees, during the years such employees are actively employed by the Company. At December 31, 1997 and 1996, the Company's postemployment benefits liability was approximately $0.4 million and $0.5 million, respectively.

--------------------------------------------------------------------------------
Note 14  Income Taxes
--------------------------------------------------------------------------------

For the tax years prior to 1996, a special bad debt deduction was allowed for additions to the Bank's tax bad debt reserves. As a result of Federal legislation, for tax years beginning after January 1, 1996, the Bank is only permitted to take deductions for bad debts for Federal tax purposes on the basis of actual loan charge-off activity. This legislation also requires that the Bank recapture into taxable income the portion of existing tax bad debt reserves created in the years beginning after December 31, 1987 over a six year period. The amount of such reserve subject to recapture at December 31, 1997 is approximately $2.0 million.

      At December 31, 1997, no Federal income tax provision has been made against the Bank's pre-1988 tax bad debt reserve of approximately $140 million. However, these reserves remain subject to recapture should the Bank make certain non-dividend distributions or cease to maintain a Bank charter. Management has no intention of taking any such actions.

      For New York State and City income tax purposes, the Bank is permitted to continue to take special reserve method bad debt deductions. For the tax year ended December 31, 1997 the Bank maintained state and city tax bad debt reserves in excess of the Federal reserve of approximately $295 million and $296 million respectively, for which no state or city taxes have been provided. In the event the Bank were to allow qualifying assets to fall below 60% or otherwise fail state thrift definitional tests, the balance of the excess New York State and City reserves would be subject to recapture into taxable income. Furthermore, any charge to the qualifying tax bad debt reserves other than for losses on qualifying loans may create income for State tax purposes only. The Bank's qualifying assets at December 31, 1997 and 1996 exceeded 60%.

      The Company's deferred tax asset represents the anticipated Federal, state and local tax benefits expected to be realized in future years upon the utilization of the underlying tax attributes comprising this balance. In management's opinion, the net deferred tax asset is fully realizable. Accordingly, no valuation allowance has been provided.

      The components of income tax expense for the years ended December 31, 1997, 1996 and 1995, are summarized as follows:


                                                         Year Ended December 31,
--------------------------------------------------------------------------------
(In millions)                                    1997         1996         1995
================================================================================
Current:
  Federal                                     $  85.3        $60.3        $34.3
  State and local                                16.6         10.2         17.2
--------------------------------------------------------------------------------
    Total current                               101.9         70.5         51.5
--------------------------------------------------------------------------------
Deferred:
  Federal                                        (6.1)        11.4         24.1
  State and local                                (1.4)        10.1         15.3
--------------------------------------------------------------------------------
    Total deferred                               (7.5)        21.5         39.4
--------------------------------------------------------------------------------
    Total                                     $  94.4        $92.0        $90.9
================================================================================

In addition to the income tax expense attributable to operations, deferred income tax (benefit) expense in the amount of ($16.3) million, ($31.6) million and $12.6 million was separately allocated to stockholders' equity to recognize the related tax effect of the change in the net unrealized loss or gain on securities available for sale for the years ended December 31, 1997, 1996 and 1995, respectively.

The amounts reported as income tax expense vary from amounts that would be reported by applying the statutory Federal income tax rate to income before income taxes due to the following:

                                                                          Year Ended December 31,
---------------------------------------------------------------------------------------------------------------------------------
(In millions)                                        1997                          1996                          1995
---------------------------------------------------------------------------------------------------------------------------------
                                                      Percentage                          Percentage                   Percentage
                                                      of Pre-tax                          of Pre-tax                   of Pre-tax
                                              Amount    Earnings              Amount       Earnings          Amount     Earnings
=================================================================================================================================
Tax expense at Federal statutory rate           $ 84.7   35.00%                $78.6         35.00%          $69.4         35.00%
State and local taxes, net of Federal
  income tax benefit                              11.7    4.83                  13.2          5.89            20.9         10.53
Other                                             (2.0)  (0.82)                  0.2          0.09             0.6          0.29
---------------------------------------------------------------------------------------------------------------------------------
    Total income taxes                          $ 94.4   39.01%                $92.0         40.98%          $90.9         45.82%
=================================================================================================================================

Included in deferred income tax expense for the year ended December 31, 1995 is an expense of $0.8 million relating to adjustments to deferred tax assets and liabilities for enacted changes in tax laws and rates.

================================================================================

      The balances of the net deferred tax asset at December 31, 1997 and 1996 were comprised as follows:


                                                                   December 31,
--------------------------------------------------------------------------------
(In millions)                                             1997            1996
================================================================================
Deferred Tax Assets:
  Allowance for possible
    loan losses                                     $     48.0      $     45.4
  Interest income on non-accrual loans                     6.9             8.3
  Capitalized cost of acquisition,
    other real estate                                      4.3             4.4
  Other real estate, valuation allowance
    for market decline                                     0.8             0.1
  Postretirement and post-
    employment benefits                                   10.4             6.8
  Unrealized loss on securities
    available for sale                                     2.7            19.0
  Other                                                   11.7             4.4
--------------------------------------------------------------------------------
                                                    $     84.8      $     88.4
================================================================================
Deferred Tax Liabilities:
  Premises and equipment                            $     (2.1)     $     (3.4)
  Mortgage servicing rights                               (1.9)           (1.8)
  Deferred loan fees                                      (9.4)           (3.0)
--------------------------------------------------------------------------------
                                                         (13.4)           (8.2)
--------------------------------------------------------------------------------
  Net deferred tax asset                            $     71.4      $     80.2
================================================================================

--------------------------------------------------------------------------------
Note 15  Derivative Financial Instruments
--------------------------------------------------------------------------------

The Bank enters into interest rate swap contracts in managing the interest rate risk associated with its fixed-rate mortgages and variable rate securities in its investment portfolio. The notional amounts of these contracts approximate $475 million and $300 million at December 31, 1997 and 1996, respectively. These contracts have an average term of approximately 2 years. Under the terms of the contracts for 1997, the Bank pays an average fixed rate of 6.37% and receives an average variable rate of 5.84% on the swaps hedging the fixed rate loan portfolio and pays an average variable rate of 6.01% and receives an average variable rate of 5.88% on the swaps hedging the variable rate securities portfolio. The notional amounts of derivatives do not represent amounts exchanged by the parties and, thus, are not a measure of the Company's exposure through its use of derivatives. The amounts exchanged are determined by reference to the notional amounts and the other terms of the derivatives.

      Interest rate swaps are contracts in which a series of interest rate flows in a single currency are exchanged over a prescribed period. The risks inherent in interest rate swaps are the potential inability of a counterparty to meet the terms of its contract and the risk associated with changes in the market values of the contracts due to movements in the underlying interest rates. The current credit exposure of derivatives is represented by the fair value of contracts with a positive fair value at the reporting date. To reduce credit risk, management may deem it necessary to obtain collateral.

--------------------------------------------------------------------------------
Note 16  Commitments and Contingencies
--------------------------------------------------------------------------------

In the normal course of business, there are various outstanding commitments and contingent liabilities that have not been reflected in the consolidated financial statements. In addition, in the normal course of business, there are various other outstanding legal proceedings. In the opinion of management, after consultation with legal counsel, the financial position and results of operations of the Company will not be affected materially as a result of such commitments and contingent liabilities or by the outcome of such legal proceedings.

      The principal commitments and contingent liabilities of the Company are discussed in the following paragraphs.

--------------------------------------------------------------------------------
Pending Litigation

With the exception of the matters set forth below, the Company is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, involve amounts which are believed by management to be immaterial to the consolidated financial statements of the Company. The Bank has been named as a defendant in fifteen unrelated legal complaints which assert that infant plaintiffs sustained personal injuries from the ingestion of lead based paint, chips or dust. Additionally there are ten other instances of threatened litigation. The complaints are in various early stages of discovery. Outside counsel has advised the Bank that because discovery on these claims has only recently begun, counsel is not yet in a position to express an opinion as to the Bank's liability or to quantify the Bank's potential exposure, if any, in dollar terms at this time. The Company currently believes that such liability exposure, if any, would not be material to the Bank's financial condition and results of operations.

      The Bank is a defendant in a purported class action lawsuit in which plaintiffs allege that the Bank collected monthly mortgage escrow reserves in excess of the amounts it is entitled to collect under applicable law and the mortgage contract. Plaintiffs seek, among other things, treble damages and injunctive relief under breach of contract theories and alleged violation of the Federal Racketeer Influenced and Corrupt Organization Act ("RICO"), and a judgment based upon alleged breach of contract, breach of fiduciary duty and intentional and/or negligent misrepresentation. The Bank has filed an answer denying all of the Plaintiff's claims, believes its mortgage loan servicing practices with respect to escrow deposits comply in all material respects with applicable requirements, and intends to defend vigorously this action. While the ultimate outcome of this lawsuit, whether by judgment or a satisfactory settlement, cannot be predicted, management does not believe that the outcome of this litigation is likely to have a material adverse effect on the consolidated financial condition and results of operations of the Company.

================================================================================

--------------------------------------------------------------------------------
Loan Commitments

At December 31, 1997 and 1996, the Company had outstanding commitments to originate mortgage loans totaling approximately $438.9 million and $486.0 million, respectively. The commitments to originate mortgage loans at December 31, 1997 included $308.5 million of commitments to originate fixed rate mortgage loans and $130.4 million of commitments to originate adjustable rate mortgage loans.

--------------------------------------------------------------------------------
Recourse Obligations

The Company has sold loans to FNMA with recourse obligations. The aggregate amount of loans still subject to recourse was $56.5 million at December 31, 1997. The Company's obligation to repurchase loans is to be reduced by 89.8 % at December 31, 1998, and by the final 10.2 % at December 31, 1999.

--------------------------------------------------------------------------------
Lease Commitments

The Company has entered into noncancelable operating lease agreements for banking premises and equipment with expiration dates ranging through the year 2023. The Company's premises are used principally for branch offices and administrative operations, and it is expected that many agreements will be renewed at expiration in the normal course of business.

      Rental expense for the Company's premises for the years ended December 31, 1997, 1996 and 1995 amounted to $10.6 million, $9.1 million and $3.1 million, respectively.

      The projected minimum rental payments under the terms of the noncancelable leases, exclusive of taxes and escalation charges, at December 31, 1997 are summarized as follows:


                                                 Year Ended
(In millions)                                   December 31,             Amount
================================================================================
                                                      1998               $ 12.8
                                                      1999                 10.4
                                                      2000                  9.5
                                                      2001                  8.9
                                                      2002                  7.7
                                                thereafter                 50.7
--------------------------------------------------------------------------------
                                                     Total               $100.0
================================================================================

Minimum rental income under noncancelable sublease agreements aggregate $19.7 million.

--------------------------------------------------------------------------------
Note 17  Fair Value of Financial Instruments
--------------------------------------------------------------------------------

The methods and assumptions used to estimate fair values are set forth in the following paragraphs for each major grouping of the Company's financial instruments.

                                                                    December 31, 1997             December 31, 1996
----------------------------------------------------------------------------------------------------------------------
                                                                 Carrying     Estimated     Carrying         Estimated
(In millions)                                                      Values   Fair Values       Values       Fair Values
======================================================================================================================
Assets:
Cash and due from banks                                         $     93.2       $ 93.2       $ 81.9        $     81.9
Interest-bearing deposits in other banks                              11.4         11.4        105.6             105.6
Federal funds sold and securities
  purchased under agreements to resell                             1,048.6      1,048.6        388.5             388.5
Securities:
  Securities available for sale                                    2,007.7      2,007.7      4,355.4           4,355.4
  Securities held to maturity                                          4.0          4.0          4.0               4.0
Trading assets                                                        25.0         25.0           --                --
Loans receivable held for sale                                         5.5          5.5          4.8               4.8
Loans receivable held for investment                               8,795.6      9,023.1      7,294.3           7,469.7
Other interest-earning assets                                        117.0        117.0           --                --
Liabilities:
Deposits:
  Deposits due on demand and/or with
    no specified maturities                                        4,453.8      4,453.8      4,840.9           4,840.9
  Term certificates of deposit                                     6,519.2      6,582.9      6,611.4           6,669.0
Accrued Interest:
  Receivable                                                          81.2         81.2         89.5              89.5
  Payable                                                             15.1         15.1          6.3               6.3
Securities sold under agreements to repurchase                       106.1        106.1         89.5              89.5
Trading liabilities                                                   10.6         10.6           --                --
Long term debt                                                       199.8        202.5           --                --
Guaranteed Preferred Beneficial Interest in Company's
  Junior Subordinated Debentures                                     199.7        220.4           --                --
Off-balance sheet:
  Commitments to originate mortgage loans                               --           --           --                --
  Interest rate swaps                                                   --         (3.4)          --              (1.8)
======================================================================================================================

================================================================================

The carrying values of the following balance sheet items all approximate their fair values primarily due to their liquidity and very short-term nature:

o  Cash and Due From Banks
o  Interest-Bearing Deposits in Other Banks
o  Federal Funds Sold and Securities Purchased Under Agreements to Resell
o  Accrued Interest Receivable and Payable
o  Securities Sold Under Agreements to Repurchase

--------------------------------------------------------------------------------
Securities, Trading Assets, Trading Liabilities and Other Interest-Earning
Assets

The fair values of these securities are based on published market valuations or estimated price quotations provided by securities dealers.

--------------------------------------------------------------------------------
Loans Receivable Held for Sale

The fair values of loans held for sale are estimated using quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

--------------------------------------------------------------------------------
Loans Receivable Held for Investment

The fair value of the Company's mortgage loan portfolio is based on comprehensive portfolio valuation analyses performed as of December 31, 1997 and 1996 by an independent pricing firm, engaged specifically for this purpose by the Company.

      The remaining categories of loans, home equity loans, student loans and home improvement loans, were deemed to have estimated market values approximating their respective carrying values.

--------------------------------------------------------------------------------
Derivative Instruments

Interest rate swaps-the fair value generally reflects the estimated amounts that the Company would receive or pay to terminate the contracts at the reporting date, thereby taking into account the current unrealized gains or losses of open contracts.


--------------------------------------------------------------------------------
Long Term Debt and Guaranteed Preferred Beneficial Interest in the Company's Junior Subordinated Debentures

The valuation of these securities takes into account several factors including current market interest rates and the Company's credit rating. Quotes were obtained from securities dealers or calculated by adding the Bank's credit spread to the applicable treasury rate.

--------------------------------------------------------------------------------
Deposits

The fair value of all deposits with no specified maturities is deemed to be equal to the amounts payable on demand.

      The fair value of the Company's term certificates of deposit was estimated by discounting cash flows based on contractual maturities at current interest rates for raising funds of similar remaining maturities.

--------------------------------------------------------------------------------
Commitments to Originate Mortgage Loans

Loan commitments issued and outstanding as of December 31, 1997 and 1996 contain rates and terms similar to the rates and terms of commitments issued by the Company at December 31, 1997 and 1996. Accordingly, the fair value of these commitments approximates the carrying amount.

--------------------------------------------------------------------------------
Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments being estimated. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. In those instances for which no market exists for portions of the Company's financial instruments, fair value estimates were based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of the affected financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, should not be considered to represent any specific market values. Changes in the assumptions could significantly affect the fair valuation estimates.

--------------------------------------------------------------------------------
Note 18  Regulatory Matters
--------------------------------------------------------------------------------

The Company and the Bank are subject to various regulatory capital requirements administered by the Federal and state banking agencies. The Board of Governors of the Federal Reserve System establishes minimum capital requirements for the consolidated bank holding company as well as for the Bank.

      Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. These guidelines require minimum ratios of risk-based capital to risk adjusted assets of 4% for Tier 1 capital and 8% for total capital. The Federal Reserve Board also has guidelines for a leverage ratio that is designed to complement the risk-based capital ratios in determining the overall capital adequacy of banks and bank holding companies. A minimum leverage ratio of Tier 1 capital to average total assets of 3% is required for banks and bank holding companies, with an additional 100 to 200 basis points required for all but the highest rated institutions. Management believes, as of December 31, 1997, that the Company and the Bank meet all capital adequacy requirements to which it is subject.

================================================================================

      As of December 31, 1997, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Tier 1 capital, total capital and leverage ratios of 6%, 10% and 5%, respectively. There have been no conditions or events since that notification that management believes have changed the Company's or Bank's category.


                                                                  For Capital
                                                  Actual       Adequacy Purposes
--------------------------------------------------------------------------------
(In millions)                               Amount     Ratio    Amount    Ratio
================================================================================
As of December 31, 1997:
Total Capital (to Risk
  Weighted Assets):
  Company                                 $  974.1     15.54% $  501.3     8.00%
  Bank                                       959.6     15.34%    500.6     8.00%
Tier 1 Capital (to Risk
  Weighted Assets):
  Company                                 $  895.8     14.29% $  250.6     4.00%
  Bank                                       881.4     14.09%    250.3     4.00%
Tier 1 Capital (to Average Assets):
  Company                                 $  895.8      7.19% $  498.5     4.00%
  Bank                                       881.4      7.08%    497.7     4.00%
================================================================================


                                                                  For Capital
                                                  Actual       Adequacy Purposes
--------------------------------------------------------------------------------
(In millions)                               Amount     Ratio    Amount    Ratio
================================================================================
As of December 31, 1996:
Total Capital (to Risk
  Weighted Assets):
  Company                                 $  932.8     16.72%   $446.2     8.00%
  Bank                                       914.2     16.40%    445.8     8.00%
Tier 1 Capital (to Risk
  Weighted Assets):
  Company                                 $  863.1     15.47%   $223.1     4.00%
  Bank                                       844.5     15.15%    222.9     4.00%
Tier 1 Capital (to Average Assets):
  Company                                 $  863.1      6.78%   $509.0     4.00%
  Bank                                       844.5      6.64%    508.4     4.00%
================================================================================


--------------------------------------------------------------------------------
Dividend Limitation

The Company's principal source of funds for distributions of dividends to shareholders, stock repurchase activities and any acquisitions to be made at the holding company level, are dividends from the Bank. Federal law imposes limitations on the payment of dividends by member banks of the Federal Reserve System. Under such limitations, dividend payments by such banks are limited to the lesser of (i) the amount of undivided profits and (ii) an amount not in excess of net income for the current year plus retained net income for the preceding two years. Dividends paid by the Bank during 1997 were within these limitations.

      In accordance with the requirements of the New York State Banking Law, the Bank established a liquidation account in the amount equal to its capital as of the date of the latest consolidated statement of condition appearing in the final IPO prospectus. The liquidation account is maintained for the benefit of eligible pre-conversion depositors who continue to maintain their accounts at the Bank after the Transaction. The liquidation account is reduced annually to the extent that such depositors have reduced their qualifying deposits as of each subsequent audited balance sheet date. Subsequent increases in their balances will not restore such depositors' interest in the liquidation account. In the event of a liquidation of the Bank (a circumstance not envisioned or expected by management) such depositors would be entitled, under New York State law, to receive a distribution from the liquidation account in an amount proportionate to their then current adjusted qualifying account balances for all such depositors then holding qualifying deposits in the Bank. The balance of the liquidation account at December 31, 1997 was $101.9 million.

      In addition to the restrictions described above, the Bank may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause stockholders' equity to be reduced below then applicable capital maintenance requirements or if such declaration and payment would otherwise violate either regulatory requirements and/or applicable banking laws, or would reduce the Bank's capital level below the then aggregate balance required for the liquidation account.

--------------------------------------------------------------------------------
Note 19  Stock Benefit Plans
--------------------------------------------------------------------------------

Employee Stock Ownership Plan

The Bank's ESOP covers substantially all employees of the Company who have been credited with 1,000 hours of service during a twelve month period. Participants receive allocations on the basis of their eligible salary and generally become vested over a five-year period. Participants fully vest in their benefit upon retirement, death or disability while in active employment, or in the event of a change in control of the Company or the Bank. Participants who terminate employment before becoming 100% vested forfeit the unvested portion of their accounts. Forfeitures are reallocated among the remaining participants. The ESOP conforms to the applicable requirements of ERISA and the Code.

      During 1994, the ESOP purchased 16,467,604 shares of the Company's common stock, at a weighted average price of $8.33 per share. The purchases were funded with a loan of $137.1 million from the Company, which is collateralized by the unallocated Company shares owned by the ESOP. The loan will be repaid primarily from contributions by the Bank and dividends paid by the Company on unallocated shares over the applicable loan amortization period. The outstanding principal balance of the loan as of December 31, 1997 and 1996 was $128.4 million and $129.9 million, respectively, and the interest rate was 6.00% at both dates.

================================================================================

      The shares owned by the ESOP are held by a third party trustee and released for allocation to participants as repayments of the loan are made. The number of shares released for allocation in any year is based upon the ratio of current year principal and interest payments to the total of current year and all projected future years' principal and interest payments. As of December 31, 1997, 2,665,314 shares have been allocated to participants' accounts. There are 13,802,290 unallocated shares with a value of $500.7 million, based upon the December 31, 1997 closing price of $36.28 per share.

      The Company recognized $15.8 million, $8.2 million and $10.5 million of compensation expense relating to the ESOP for the years ended December 31, 1997, 1996 and 1995, respectively.

--------------------------------------------------------------------------------
Restricted Stock Plan

The Bank's Recognition and Retention Plan ("RRP") authorizes the granting of up to 2,484,036 shares of the Company's common stock to officers, employees and directors emeriti of the Company.

      In 1994, the Bank purchased 2,484,036 shares of the Company's common stock on behalf of the RRP, at the initial public offering price of $7.50 per share. Through December 31, 1997, 2,430,088 shares have been awarded to participants. These awards vest ratably over a three to five year period on the anniversary dates of the awards. Participants' awards fully vest upon retirement, death or disability while in active employment, or in the event of the participants' termination of employment due to a change in control of the Company or the Bank.

      For the years ended December 31, 1997, 1996 and 1995, the Company recognized $1.7 million, $5.1 million and $4.6 million, respectively, of compensation expense relating to the RRP.

--------------------------------------------------------------------------------
Stock Incentive Plan

Under the Company's Amended and Restated 1994 Stock Incentive Plan (the "Stock Incentive Plan"), grants may be made in the form of incentive stock options ("ISOs"), non-statutory stock options ("NSOs"), limited rights and restricted stock to officers and other key employees. The Stock Incentive Plan provides that the total number of shares available for grant shall be 11,000,000 shares of the Company's common stock.

      The ISOs and NSOs granted under the Stock Incentive Plan vest and become exercisable over a three to five year period and expire on the tenth anniversary of the grants. In the event of the employee's retirement (for grants made prior to 1997), death or disability while in active employment, or in the event of an employee's termination of service due to a change in control of the Company or the Bank, all ISOs and NSOs held by such participant vest and generally become exercisable in full for a period of one year. The term during which any future ISOs and NSOs granted vest and become exercisable is at the discretion of the Compensation Committee. The exercise price for all ISOs or NSOs is at least 100% of the fair market value of the stock on the grant date.

      As of December 31, 1997, 330,000 shares of restricted stock at a weighted average fair value of $13.72, had been granted under the Stock Incentive Plan.

      For the years ended December 31, 1997 and 1996, the Company recognized $0.9 million and $0.7 million of compensation expense relating to the Stock Incentive Plan.

      The following table presents a summary of the aggregate stock option transactions for the years ended December 31, 1997, 1996 and 1995.

                                                                           Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------
                                                        1997                         1996                         1995
------------------------------------------------------------------------------------------------------------------------------
                                                            Weighted                     Weighted                     Weighted
                                                 Number     Average           Number      Average          Number      Average
                                               of Stock    Exercise         of Stock     Exercise        of Stock     Exercise
                                                Options        Price         Options        Price         Options        Price
==============================================================================================================================
Stock options outstanding,
  beginning of year                           5,364,786          $10.49    5,475,124          $ 9.66    3,073,392      $ 7.89
Granted                                       1,289,000           27.79      544,000           15.84    2,609,468       11.57
Exercised                                    (1,032,198)           8.96     (534,034)           7.69     (147,128)       7.50
Canceled                                       (110,052)          10.76     (120,304)           9.01      (60,608)       7.50
------------------------------------------------------------------------------------------------------------------------------
Stock options outstanding,
  end of year                                 5,511,536          $14.82    5,364,786          $10.49    5,475,124      $ 9.66
==============================================================================================================================
Options exercisable at year-end               1,394,400                      964,620                      376,734
Weighted-average fair value of
  options granted during the year                 $6.98                        $4.24                        $2.84
==============================================================================================================================

================================================================================

      The range of exercise prices on options outstanding for the years ended December 31, 1997, 1996 and 1995 were $7.50 to $34.35, $7.50 to $24.13 and $7.50 to $13.63, respectively. The weighted average remaining contractual life for options outstanding at December 31, 1997 is 7.52 years.

--------------------------------------------------------------------------------
Directors' Stock Option Plan

Under the Company's Directors' Stock Option Plan the Company may grant up to 1,450,000 NSOs to directors who are not officers or employees of the Company ("Non-Employee Directors").

      The exercise price is equal to 100% of the fair market value of the stock on the grant date. The term of each NSO is ten years from the grant date. All options become exercisable immediately upon a change of control, or death, disability, or retirement on or after January 28, 2000. In the event of death, disability or retirement prior to January 28, 2000, one-half of all unexercisable options shall become immediately exercisable, with all remaining options becoming exercisable pro rata over the remaining option term.

      The following table presents a summary of the aggregate NSO transactions for the years ended December 31, 1997, 1996 and 1995.

                                                                           Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------
                                                        1997                         1996                         1995
-----------------------------------------------------------------------------------------------------------------------------
                                                              Weighted                     Weighted                  Weighted
                                                 Number        Average        Number        Average        Number     Average
                                                     of       Exercise            of       Exercise            of    Exercise
                                                   NSOs          Price          NSOs          Price          NSOs       Price
=============================================================================================================================
NSOs outstanding, beginning of year           1,254,000          $11.01    1,242,000          $10.98       30,000      $12.13
Granted                                          52,000           28.88       12,000           14.25    1,212,000       10.95
Exercised                                      (127,808)          10.94           --              --           --          --
-----------------------------------------------------------------------------------------------------------------------------
NSOs outstanding, end of year                 1,178,192          $11.81    1,254,000          $11.01    1,242,000      $10.98
=============================================================================================================================
Options exercisable at year-end                 300,172                      204,990                       18,000
Weighted-average fair value of options
  granted during the year                         $7.49                        $2.10                        $3.45
=============================================================================================================================

The range of exercise prices on options outstanding for the years ended December 31, 1997, 1996 and 1995 were $10.94 to $28.78, $10.94 to $14.25 and $10.94 to
$12.13, respectively. The weighted average remaining contractual life for options outstanding at December 31, 1997 is 7.18 years.

      Because stock options under the Stock Incentive Plan and the Directors' Stock Option Plan have characteristics significantly different from those of traded options and because changes in the subjective assumptions can materially affect the fair value estimate, the Company used a Black Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995:


                                                         Year Ended December 31,
--------------------------------------------------------------------------------
                                                1997         1996          1995
================================================================================
Dividend yield                                 1.80%         2.60%         3.52%
Expected volatility                           24.05%        22.70%        24.62%
Risk-free interest rate                        6.34%         6.54%         7.09%
Expected option lives                    4.00 years    5.65 years    6.79 years
================================================================================


Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards made under those plans, consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:


                                                         Year Ended December 31,
--------------------------------------------------------------------------------
(In millions, except per share data)                    1997      1996     1995
================================================================================
Net income         As reported                        $147.6    $132.5   $107.5
                   Pro forma                          $143.8    $130.7   $106.4
Diluted earnings
  per share        As reported                        $ 1.86    $ 1.51   $ 1.14
                   Pro forma                          $ 1.82    $ 1.49   $ 1.13
================================================================================

The effects of applying SFAS No. 123 for providing pro forma disclosures are not indicative of the effects on reported net income for future years because SFAS No. 123 has not been applied to all outstanding, non-vested awards (does not apply to awards prior to January 1, 1995). Additional awards in future years are anticipated.

================================================================================

--------------------------------------------------------------------------------
Note 20  Earnings Per Share
--------------------------------------------------------------------------------

The Company's reconciliation of the income and shares used in the basic and diluted EPS computations is summarized as follows:

                                                                   Year Ended December 31,
----------------------------------------------------------------------------------------------------------------------------------
(In millions, except
share and per share amounts)                   1997                                1996                            1995
----------------------------------------------------------------------------------------------------------------------------------
                                                            Per                               Per                             Per
                                  Income        Shares     Share      Income        Shares   Share     Income       Shares  Share
                              (Numerator) (Denominator)    Amount (Numerator) (Denominator) Amount (Numerator) (Denominator) Amount
==================================================================================================================================
Basic EPS
  Income available
    to common
    stockholders                  $147.6    75,333,000      $1.96     $132.5    85,145,000   $1.56     $107.5   92,540,000   $1.16
  Effect of dilutive
    securities:
      Stock options                   --     3,998,000                    --     2,672,000                 --    1,398,000
----------------------------------------------------------------------------------------------------------------------------------
Diluted EPS
  Income available
    to common
    stockholders
    plus assumed
    conversions                    $147.6   79,331,000      $1.86     $132.5   87,817,000    $1.51     $107.5   93,938,000  $1.14
==================================================================================================================================

--------------------------------------------------------------------------------
Note 21  Educational and Charitable Foundation
--------------------------------------------------------------------------------

The Bank has committed to endow a $50 million Educational and Charitable Foundation (the "Foundation"). The purpose of the Foundation is to fund grants for civic, cultural, affordable housing and educational programs within the communities served by the Bank. The endowment of this program is to be established through contributions of a portion of future net earnings in excess of an annual amount of $90 million of pro forma earnings by the Bank. As of December 31, 1997, the Bank has contributed $17.4 million, or 34.9%, of its funding commitment to the Foundation.

--------------------------------------------------------------------------------
Note 22  Condensed Parent Company
         Financial Statements
--------------------------------------------------------------------------------

The following condensed statements of financial condition at December 31, 1997 and 1996 and condensed statements of income and cash flows for the years ended December 31, 1997, 1996 and 1995 for GreenPoint Financial Corp. (parent company only) reflect the Company's investment in its wholly-owned subsidiaries using the equity method of accounting.

================================================================================

--------------------------------------------------------------------------------
Parent Company Only-
Condensed Statements of Financial Condition


                                                                   December 31,
--------------------------------------------------------------------------------
(In millions)                                              1997           1996
================================================================================
Assets:
  Cash and due from banks                           $      2.1      $      0.6
  Money market investments                                  --            12.5
  Other assets                                             8.6             0.5
  Investment in subsidiaries                           1,466.4         1,446.3
--------------------------------------------------------------------------------
    Total assets                                    $  1,477.1      $  1,459.9
================================================================================
Liabilities and Stockholders' Equity:
Liabilities:
  Due to subsidiaries                               $      6.2      $       --
  Guaranteed Preferred Beneficial
    Interest in Company's Junior
    Subordinated Debentures                              199.7              --
  Accrued income taxes payable                             0.1             0.1
  Accrued interest payable                                 1.5              --
--------------------------------------------------------------------------------
    Total liabilities                                    207.5             0.1
--------------------------------------------------------------------------------
  Stockholders' equity                                 1,269.6         1,459.8
--------------------------------------------------------------------------------
    Total liabilities and
      stockholders' equity                          $  1,477.1      $  1,459.9
================================================================================

--------------------------------------------------------------------------------
Parent Company Only-
Condensed Statements of Income


                                                         Year Ended December 31,
--------------------------------------------------------------------------------
(In millions)                                  1997          1996          1995
================================================================================
Dividends from
  GreenPoint Bank                         $   185.2     $   207.9     $    47.9
--------------------------------------------------------------------------------
Interest Income:
  Loan to GreenPoint Bank ESOP                   --            --           5.8
  Line of credit-subsidiary                     0.4            --            --
  Money market investments                      1.3           0.4           5.4
  Securities                                    0.8            --           8.1
--------------------------------------------------------------------------------
    Total interest income                       2.5           0.4          19.3
--------------------------------------------------------------------------------
Interest Expense:
  Guaranteed Preferred Beneficial
    Interest in Company's Junior
    Subordinated Debentures                    10.7            --            --
--------------------------------------------------------------------------------
    Total interest expense                     10.7            --            --
--------------------------------------------------------------------------------
  Net interest income                          (8.2)          0.4          19.3
--------------------------------------------------------------------------------
Securities lending fees                          --            --           0.1
--------------------------------------------------------------------------------
     Total non-interest income                   --            --           0.1
--------------------------------------------------------------------------------
Administrative expenses                         0.4           0.5           1.1
--------------------------------------------------------------------------------
Income before income taxes and
  equity in undistributed (loss)
    earnings of subsidiaries                  176.6         207.8          66.2
Income taxes                                   (3.6)           --           8.3
--------------------------------------------------------------------------------
Income before equity in
  undistributed (loss) earnings
    of subsidiaries                           180.2         207.8          57.9
--------------------------------------------------------------------------------
Equity in undistributed (loss)
    earnings of subsidiaries                  (32.6)        (75.3)         49.6
--------------------------------------------------------------------------------
  Net income                              $   147.6     $   132.5     $   107.5
================================================================================


--------------------------------------------------------------------------------
Parent Company Only-
Condensed Statements of Cash Flows


                                                         Year Ended December 31,
--------------------------------------------------------------------------------
(In millions)                                  1997          1996          1995
================================================================================
Operating Activities:
  Net income                              $   147.6     $   132.5     $   107.5
  Adjustments to reconcile
    net income to net cash
    provided by operating
    activities:
  Equity in undistributed loss
    (earnings) of subsidiaries                 32.6          75.3         (49.6)
  Net change in other liabilities               1.5          (1.0)         (1.1)
  Net change in other assets                   (8.1)         (0.5)          0.5
  Other, net                                   (0.7)           --          (2.6)
--------------------------------------------------------------------------------
Net cash provided by
  operating activities                        172.9         206.3          54.7
================================================================================
Investing Activities:
  Purchases of securities                    (432.5)           --            --
  Maturities of securities                    433.3            --         170.2
  Payments for investments
    in and advances to
    subsidiaries                             (278.7)           --        (124.3)
  Repayment of investments in
    and advances to subsidiaries              278.7            --           0.6
  Other, net                                     --           0.2          (0.2)
--------------------------------------------------------------------------------
Net cash provided by
  investing activities                          0.8           0.2          46.3
================================================================================
Financing Activities:
  Guaranteed Preferred
    Beneficial Interest in
    Company's Junior
    Subordinated Debentures                   199.7            --            --
  Proceeds from issuance
    of common stock                             8.8           3.1           1.1
  Purchase of treasury stock                 (355.5)       (169.5)        (73.8)
  Dividends paid                              (37.7)        (34.1)        (36.8)
--------------------------------------------------------------------------------
Net cash used in
  financing activities                       (184.7)       (200.5)       (109.5)
--------------------------------------------------------------------------------
Net (decrease) increase in cash
  and cash equivalents                        (11.0)          6.0          (8.5)
Cash and cash equivalents
  at beginning of period                       13.1           7.1          15.6
--------------------------------------------------------------------------------
Cash and cash equivalents
  at end of period                        $     2.1     $    13.1     $     7.1
================================================================================

      In connection with the HSA acquisition in September 1995, the Company made a $353.2 million capital contribution to the Bank. The contribution was effected through the transfer of certain assets as detailed in the table below:


--------------------------------------------------------------------------------
Cash                                                   $113.1
Securities held to maturity                              99.7
ESOP loan receivable(1)                                 134.2
Other                                                     6.2
--------------------------------------------------------------------------------
  Total                                                $353.2
================================================================================

Notes:

(1) The ESOP loan receivable relates solely to the Bank's employee stock ownership plan. The transfer assigns the right to receive the loan payments made by the ESOP trustee and does not release the Bank from its obligation to make contributions to the plan.

================================================================================

--------------------------------------------------------------------------------

Quarterly Results of Operations (Unaudited)
                                           Year Ended December 31, 1997                Year Ended December 31, 1996
----------------------------------------------------------------------------------------------------------------------------
                                      4th         3rd        2nd        1st       4th       3rd         2nd        1st
(In millions, except per share data) Quarter    Quarter   Quarter    Quarter   Quarter     Quarter    Quarter    Quarter
============================================================================================================================
Interest income                     $245.1     $248.0     $241.3     $238.3     $237.4     $239.0     $246.5     $251.1
Interest expense                     128.5      130.3      121.0      117.9      122.9      126.9      134.2      143.5
----------------------------------------------------------------------------------------------------------------------------
Net interest income                  116.6      117.7      120.3      120.4      114.5      112.1      112.3      107.6
Provision for possible
  loan losses                         (4.1)      (5.4)      (4.4)      (5.0)      (4.9)      (3.4)      (3.7)      (3.7)
----------------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for possible
  loan losses                        112.5      112.3      115.9      115.4      109.6      108.7      108.6      103.9
----------------------------------------------------------------------------------------------------------------------------
Non-interest income                   13.2       12.4       11.4       19.2       10.8       11.2       23.4       11.5
Non-interest expense                  66.8       66.8       68.5       68.2       63.3       64.9       67.2       67.8
----------------------------------------------------------------------------------------------------------------------------
Income before income taxes            58.9       57.9       58.8       66.4       57.1       55.0       64.8       47.6
Income taxes                          22.2       21.8       23.7       26.7       23.3       20.9       27.5       20.3
----------------------------------------------------------------------------------------------------------------------------
Net income                          $ 36.7     $ 36.1     $ 35.1     $ 39.7     $ 33.8     $ 34.1     $ 37.3     $ 27.3
============================================================================================================================
Basic earnings per share            $  0.52    $  0.50    $  0.45    $  0.49    $  0.42    $  0.41    $  0.43    $  0.31
============================================================================================================================
Diluted earnings per share          $  0.49    $  0.47    $  0.43    $  0.47    $  0.40    $  0.39    $  0.42    $  0.30
============================================================================================================================
Stock price per common share
  High                              $ 36.28    $ 33.00    $ 33.28    $ 31.69    $ 25.07    $ 19.13    $ 15.25    $ 14.50
  Low                               $ 31.13    $ 29.34    $ 25.88    $ 22.81    $ 19.63    $ 13.50    $ 13.63    $ 12.00
  Closing                           $ 36.28    $ 31.69    $ 33.28    $ 25.75    $ 23.75    $ 19.07    $ 14.13    $ 13.75
============================================================================================================================

================================================================================
Report of Independent Accountants

--------------------------------------------------------------------------------
To the Board of Directors and Stockholders of GreenPoint Financial Corp. and Subsidiaries

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of GreenPoint Financial Corp. and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. The consolidated financial statements of the Company for the year ended December 31, 1995 were audited by other independent accountants whose report dated January 19, 1996 expressed an unqualified opinion on those statements.


/s/ Price Waterhouse LLP

New York, New York

January 20, 1998, except as to paragraph four of Note 1, which is as of March 4, 1998

================================================================================
Directors and Officers
================================================================================

Board of Directors
Edward C. Bessey                  Charles B. McQuade
Retired Vice Chairman             President and
of Pfizer, Inc.                   Chief Executive Officer
                                  of the Securities Industry
Bharat B. Bhatt                   Automation Corporation
President and
Chief Operating Officer           Alvin N. Puryear
                                  Professor of Management at
Dan F. Huebner                    Bernard M. Baruch College of
Retired Vice Chairman             the City University of New York
and Director of
Grumman Corporation               Robert P. Quinn
                                  Retired General Partner and Managing
William M. Jackson                Director of Salomon Brothers Inc.
Partner in the law firm
of Satterlee,                     Edward C. Schmults
Stephens, Burke & Burke, L.L.P.   Retired Senior Vice President
                                  and General Counsel of
Thomas S. Johnson                 GTE Corporation
Chairman and
Chief Executive Officer           Wilfred O. Uhl
                                  Retired President of the
Susan J. Kropf                    Long Island Lighting Company
Executive Vice President,
President and                     Robert F. Vizza
Director, North America,          President,
Avon Products, Inc.               Chief Executive Officer,
                                  and Vice Chairman
Robert M. McLane                  of St. Francis Mercy Corporation
Retired Senior Vice President
of Marsh & McLennan, Inc.         Jules Zimmerman
                                  Retired President and
                                  Chief Executive Officer
                                  of Hickok Associates, Incorporated


Senior Management
Thomas S. Johnson
Chairman and
Chief Executive Officer

Bharat B. Bhatt
President and
Chief Operating Officer

Ralph J. Hall
Executive Vice President,
Mortgage Banking

S.A. Ibrahim
Executive Vice President,
Risk Management

Jeffrey R. Leeds
Executive Vice President,
Finance

Charles P. Richardson
Executive Vice President,
Corporate Development

Ramesh N. Shah
Executive Vice President,
Consumer Banking

Howard C. Bluver
Senior Vice President and
General Counsel

================================================================================
GreenPoint Foundation
================================================================================

Board of Directors

The Reverend Dr. Calvin O. Butts III       The Most Reverend Joseph M. Sullivan
The Abyssinian Baptist Church              Brooklyn Catholic Charities

================================================================================
Corporate Information
================================================================================

Executive Offices

90 Park Avenue
New York, NY  10016-1303

Common Stock

GreenPoint Financial Corp.'s common stock is listed on the New York Stock Exchange (NYSE) under the symbol GPT.

Sources of Information

For more information relating to share positions, transfer requirements, lost certificates and related matters, call our transfer agent at:
1-800-851-9677.

For information regarding Annual and Quarterly Reports and related matters, call our Stockholder Relations Department at 212-834-1710.

Independent Accountants

Price Waterhouse LLP
1177 Avenue of the Americas
New York, NY  10036

Transfer Agent

Chase Mellon Shareholder Services
JAF Building
P.O. Box 3068
New York, NY  10116-3068