Form 10-K405, Exhibit 13
period 1998-12-31
GREENPOINT FINANCIAL CORP
filed 1999-03-30
CIK 911935

[GRAPHIC OMITTED]

Headlands Mortgage

BankAmerica Housing Services

                                                                      [LOGO]
                                                                      GreenPoint
                                                                      Financial

Building the preeminent specialty housing finance company

Company Profile

GreenPoint Financial Corp. (NYSE: GPT) is a leading national specialty housing finance company with three principal subsidiaries which together create tremendous financial synergy. GreenPoint Mortgage, a national mortgage banking company headquartered in Charlotte, NC, is the leading national lender in no-documentation residential mortgages. GreenPoint Credit, headquartered in San Diego, is the second largest lender nationally in the manufactured housing finance industry. GreenPoint Bank, a New York State chartered savings bank, has $11.2 billion in deposits in 73 branches serving more than 400,000 households in the Greater New York City area.

      The mix of asset and deposit businesses creates a high performing thrift due to the high risk-adjusted yields from niche lending, and a high quality specialty finance company because the stable deposit base enables the Company to fund its assets without excessive reliance on the capital markets.

Our Company

We are one of the largest specialty housing finance companies nationally, and we provide consumer banking services to hundreds of thousands of families in the New York area.

Our Mission

By responding to our customers' financial needs with superior products and service delivery, we will build shareholder value through high profitability and growth while continuing to be a strong supporter of our communities.

Financial Highlights

(Dollars in millions except per share amounts)     1995      1996      1997      1998
======================================================================================
Net income                                      $107.5    $132.5    $147.6    $149.5
Diluted earnings per share(a)                      1.14      1.51      1.86      1.92
-------------------------------------------------------------------------------------
Core cash earnings(b)                            140.7     187.5     210.3     231.3
Core cash earnings per share(a)(b)                 1.50      2.14      2.65      2.97
-------------------------------------------------------------------------------------

(a) The per share data have been restated to reflect the impact of a 2 for 1 split of the Company's common stock on March 4, 1998.

(b) Core cash earnings are defined as reported net income, excluding the branch sale and asset sale gains, restructuring (recovery) charge and non-recurring personnel expense, net of tax, plus certain non-cash charges.

                               [GRAPHIC OMITTED]

   [The following table was depicted as a bar chart in the printed material.]

Core Cash
Earnings Per Share

1995 ............................................... $1.50
1996 ............................................... $2.14
1997 ............................................... $2.65
1998 ............................................... $2.97

Table of Contents

Chairman's Letter                            2
Financial Review                             8
Financial Statements                        21
Directors and Officers                      48
Corporate Information                       49

Core Cash Return
on Average Equity

1995 ...............................................  9.11%
1996 ............................................... 12.70%
1997 ............................................... 15.68%
1998 ............................................... 15.64%


                                                                      [LOGO]
                                                                      GreenPoint
                                                                      Financial

                                                              Annual Report 1998

Chairman's Letter

1998 was a transformational year for GreenPoint. We positioned the Company for further growth in the future; demonstrated the tremendous strength of our business model; and turned in another year of excellent financial results. With the acquisition of BankAmerica Housing Services, now GreenPoint Credit Corp., and the agreement to acquire Headlands Mortgage Company, we moved aggressively to execute our strategy of becoming the preeminent specialty housing finance company in the country. The instability in the capital markets during September and October created an environment in which our business model-a specialty housing finance business with high risk-adjusted returns, combined with a strong balance sheet and stable, low-cost consumer deposits-allowed us to flourish. Equally important, we continued to produce solid earnings growth.

KEY ACQUISITIONS

The defining events for the year were clearly our two major acquisitions. Both further our corporate strategy of becoming a market share leader in specialty housing finance niches where we can earn high risk-adjusted returns. GreenPoint Credit is the second largest lender in manufactured housing. Headlands Mortgage Company, expected to be part of GreenPoint by the end of the first quarter of 1999, is the leading "Alt A" mortgage lender in the country (Alt A borrowers have strong credit backgrounds, but need loan terms that do not meet other agency criteria). Both acquisitions clearly complement GreenPoint Mortgage, the leading no-documentation mortgage lender in the country.

                                [GRAPHIC OMITTED]

                                     No Doc
Alt A         o Growing Market Segments                             Mfd. Housing
              o Borrowers not served by conventional lenders
              o High risk-adjusted yields
              o Premium pricing
              o Slower prepayments than conforming loans

Bringing these three specialty finance companies together dramatically increases our new loan origination power, and gives us product and customer diversity, greater geographic reach, and a significantly greater product development capability. We are creating a company that has far greater potential for growth and greater shareholder value.

Our Businesses

GreenPoint Mortgage
# 1 National NoDoc Lender

Headlands Mortgage
# 1 National Alternative A Lender

GreenPoint Credit
# 2 National Manufactured
Housing Lender

GreenPoint Bank
# 2 New York Thrift

VALIDATION OF GREENPOINT'S
BUSINESS MODEL

Many of our competitors in specialty housing finance rely exclusively on the capital markets to acquire funding for the loans they make to consumers. Turmoil in the capital markets in the Fall of 1998 made funding either significantly more expensive or simply unobtainable for many of them. As a result, many were forced to curtail their lending activities significantly, and some were forced to go out of business altogether.

                                [GRAPHIC OMITTED]

                    GreenPoint's Superior Operating Platform
--------------------------------------------------------------------------------
National Specialty                           Established
Housing Lender                               New York Consumer
                                             Banking Franchise
--------------------------------------------------------------------------------
Attractive yields                            Stable, low-cost funding
--------------------------------------------------------------------------------
                           High profitability
                   Strength from deposits and capital
                  Low vulnerability to capital markets
--------------------------------------------------------------------------------

This environment clearly conformed the validity of GreenPoint's business model: earning high risk-adjusted returns on specialty housing finance loans, and funding those loans with GreenPoint Bank's stable, low-cost consumer deposits. Throughout the period of capital markets instability, we were able to continue lending aggressively, gaining valuable market share and strengthening relationships with our mortgage brokers and manufactured housing retailers.

The strength of our business model allows us to manage loan production most effectively to maximize profitability. We can decide to sell or hold loans based on an assessment of the long-term economic benefit, not the short-term conditions of the capital markets. In addition, we have the flexibility to sell or securitize loans when market conditions are favorable. We are not forced to sell, regardless of market conditions, to obtain funding for current operations.

EARNING RECORD PROFITS

Even without the addition of GreenPoint Credit, we produced record profits again in 1998. Diluted core net income per share increased 9% over 1997, and diluted core cash earnings per share increased 12%. Core cash return on equity remained strong at 15.6%. These results were driven by the ongoing revenue stream from our growing NoDoc mortgage portfolio, maintaining strict credit quality standards, strong expense control, and effective capital management.

Profit growth would have been even greater but for two factors. First, in the first three quarters, aggressive competition, on credit terms we were not willing to match, impeded loan growth. Second, for accounting reasons, we did not book a normal full quarter's revenue from GreenPoint Credit, but did have a full quarter of that company's expenses. On an ongoing basis, GreenPoint Credit will be strongly accretive to earnings.

                                [GRAPHIC OMITTED]

   [The following table was depicted as a bar chart in the printed material.]

Superior Profitability

                                                    Annual
                                               Return on Equity
                                               ----------------
                                      1995       1996      1997     1998
                                      ----       ----      ----     ----
Core cash return on equity .......... 9.11%     12.70%    15.68%   15.64%
GAAP return on equity ............... 6.96%      8.62%    10.64%   10.46%

GreenPoint Credit had excellent loan origination volume for the fourth quarter, and successfully securitized $728 million of manufactured housing loans that were originated by BankAmerica Housing Services between the announcement and completion of the acquisition. However, as required by accounting standards, the $18.5 million net gain was included as part of the cost of the acquisition, not as income.

ONGOING OPERATIONS

Asset quality for the NoDoc loans held in GreenPoint's portfolio improved significantly during 1998. The ratio of non-performing loans to total loans held for investment at December 31, 1998 was 3.03% compared to 3.97% at the end of 1997, a decline of almost 100 basis points. The improvement in this key credit quality measure was in part due to a $70 million decrease in the absolute level of non-performing loans from the end of 1997 to the end of 1998.

                                [GRAPHIC OMITTED]

   [The following table was depicted as a bar chart in the printed material.]

Strong Credit Quality

                                   Non Performing Loans
                           % of Total Loans Held for Investment
                           ------------------------------------
12/31/95 ...............................   6.68
12/31/96 ...............................   4.78
12/31/97 ...............................   3.97
12/31/98 ...............................   3.03

The credit quality trends of the national expansion of our NoDoc business continue to be good. We now have three full years of vintage data on delinquency and defaults that compare favorably to loans made in our historic New York market.

Expense management remained a core commitment during 1998. Exclusive of non-recurring charges and expenses associated with the addition of GreenPoint Credit, non-interest expense in 1998 was down 4% from 1997. The Company's efficiency ratio, again exclusive of GreenPoint Credit, remained low at 41.4% in 1998 compared to 42.7% in 1997.

CAPITAL MANAGEMENT/SHAREHOLDERS' EQUITY

In July, we successfully completed an offering of 15 million shares of our common stock at an average price of $40.125 to fund the purchase of BankAmerica Housing Services.

Our high level of cash earnings allowed us to continue to enhance shareholder value by repurchasing GreenPoint shares while maintaining strong capital ratios. In total, GreenPoint repurchased 6.1 million shares at an average price of $35.72 per share in 1998. We completed the 5% repurchase announced in January 1998, and announced another 5% repurchase in August. However, as a result of our intention to record the Headlands Mortgage Company acquisition as a pooling transaction, the Board of Directors terminated that repurchase program. As a consequence, our capital ratios will rise significantly.

In addition, we increased our quarterly dividend in February 1998 by 28% to $0.16 per share. On February 9, 1999 the Board of Directors authorized a further 37.5% increase in the quarterly dividend to $0.22 per share.

NODOC MORTGAGES

We effectively completed the national expansion of our NoDoc mortgage business into the key markets we anticipate serving. Our future efforts will focus on increased penetration of these markets by building relationships with new brokers and gaining a greater share of business from existing brokers.

NoDoc loan origination volume was essentially flat during 1998 as our competitors increased in number and were willing to offer easier terms than we were comfortable with. However, the turmoil in the credit markets clearly took its toll on our competition. The credit markets have partially recovered; and while funding is again available to them, it is generally more costly. As a result, the credit terms and pricing offered by those who remain in the market appear to be more rational.

The liquidity crisis gave us the opportunity not only to build volume, but strengthen relationships with brokers who value the consistency and reliability that our business model allows us to bring to the market. We took advantage of the opportunity, and loan application volume set records during the fourth quarter. We believe we built market share, and we believe we will be able to hold that share beyond the short-term impact of the capital markets turmoil.

MANUFACTURED HOUSING

GreenPoint Credit Corp. officially became part of the GreenPoint organization on September 30. Almost immediately, we strengthened our position in manufactured housing lending by purchasing the dealer origination business of NationsCredit, a rapidly growing and potentially formidable competitor.

In its first quarter of operation, GreenPoint Credit began to build strong momentum. Loan originations for the fourth quarter were 25% ahead of the comparable quarter in 1997 as BankAmerica Housing Services, and application volume increased 44%. With manufactured housing representing one of every four new home starts, we are very optimistic about this niche of the specialty housing finance business.

CONSUMER BANKING

The consumer banking unit, our source of stable, low-cost funding, made significant strides towards becoming a highly effective sales and marketing operation during 1998. The sales culture initiative that was piloted in 1997 was expanded to the entire branch system during the first quarter of 1998, and resulted in dramatic increases in sales of all our products. We built on that success with a customer segmentation system that identifies and profiles our most profitable customers. Based on those profiles, we are creating effective retention programs to ensure that our most valuable customers remain GreenPoint depositors, and we are using highly targeted marketing programs to convince similar consumers to bank with GreenPoint.

                                [GRAPHIC OMITTED]

--------------------------------------------------------------------------------
                              Solid loan
                              growth/prudent
                              risk management
--------------------------------------------------------------------------------
Accretive                     Maximizing                    Effective capital
acquisitions                  Shareholder                   management
                              Value
--------------------------------------------------------------------------------
                              Disciplined
                              expense
                              management
                              and low-cost
                              funding
--------------------------------------------------------------------------------

Combined with a continuing emphasis on operational efficiency, the new sales and segmentation programs led to another strong year for the consumer banking operation.

A LOOK AHEAD

Our model for creating value for our shareholders consists of producing solid loan growth with prudent risk management; effective capital management; disciplined expense management com-bined with low-cost funding; and accretive acquisitions. We will continue to pursue each of these strategies aggressively in 1999. A major focus will be on execution: building on the momentum GreenPoint Credit established in the fourth quarter, and maximizing the synergies inherent in the integration of GreenPoint Mortgage and Headlands Mortgage.

Overall, we are positioned for strong revenue growth in 1999, and we have the business model and management discipline to translate that revenue growth into bottom line profit growth.

I would like to close again this year with thanks to the outstanding employee owners of GreenPoint. We have a terrific group of people who have not only supported, but also driven the dramatic transformation that GreenPoint has undergone this past year. With our acquisition of GreenPoint Credit, and the pending acquisition of Headlands Mortgage, we only add to the extraordinary talent that forms the basis of our success.

With your continued support, we will achieve our goals in 1999, and enhance shareholder value for all of us.

[PHOTO OMITTED]

/s/ Thomas S. Johnson

================================================================================
Financial Review

          Table of Contents

Five Year Selected Consolidated Data                         9
Management's Discussion and Analysis
  of Financial Condition and Results of Operations          11
Consolidated Financial Statements                           21
Notes to the Consolidated Financial Statements              27
Report of Independent Accountants                           47

================================================================================
Selected Consolidated Financial Condition Data

                                                                                           December 31,
------------------------------------------------------------------------------------------------------------------------------------
(In millions)                                                    1998            1997            1996            1995          1994
====================================================================================================================================
Total assets                                                $13,970.3       $13,083.5       $13,325.6       $14,670.5      $ 6,955.0
Loans receivable held for sale                                  667.4             5.5             4.8           175.1           11.1
Loans receivable held for investment, net                     9,273.1         8,795.6         7,294.3         5,858.6        5,594.1
Allowance for possible loan losses                              113.0           109.0           105.0           105.5          103.0
Securities and trading assets                                 1,350.1         2,036.7         4,359.4         5,900.8          736.7
Money market investments                                        924.2         1,060.0           494.1         1,550.7          265.0
Goodwill                                                      1,014.3           577.1           623.6           670.2            0.5
Deposits                                                     11,173.1        10,973.0        11,452.3        12,898.3        5,223.5
Stockholders' equity                                          1,796.3         1,269.6         1,459.8         1,551.3        1,521.2
====================================================================================================================================

================================================================================
Selected Consolidated Operating Data

                                                                                             For the
                                                                                            Year Ended
                                                                                           December 31,
------------------------------------------------------------------------------------------------------------------------------------
(In millions)                                                       1998           1997           1996           1995           1994
====================================================================================================================================
Interest income                                                   $986.8         $972.7         $974.0         $696.5         $563.8
Interest expense                                                   503.1          497.7          527.5          345.8          226.3
Provision for possible loan losses                                  13.8           18.9           15.7            9.5           32.3
Non-interest income                                                 75.1           56.2           56.9           35.8           27.1
Non-interest expense                                               303.1          270.3          263.2          178.6          121.4
Income taxes                                                        92.4           94.4           92.0           90.9           98.0
Net income                                                        $149.5         $147.6         $132.5         $107.5         $112.9
====================================================================================================================================

================================================================================
Selected Consolidated Financial Ratios and Other Data

                                                                                          At or For the
                                                                                            Year Ended
                                                                                           December 31,
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in millions, except per share data)                     1998           1997           1996           1995           1994
====================================================================================================================================
Performance Ratios:
Return on average assets(1)                                      1.17%          1.08%          0.91%          1.18%          1.59%
Core cash return on average assets(2)                            1.74           1.60           1.34           1.55           1.76
Return on average equity(1)                                     10.46          10.64           8.62           6.96           7.91
Core cash return on average equity(2)                           15.64          15.68          12.70           9.11           8.78
Net interest margin                                              3.99           3.93           3.51           4.05           4.92
Operating expense to average assets(3)                           1.86           1.69           1.57           1.76           1.75
Efficiency ratio(4)                                              44.1           42.7           44.3           41.4           34.0

Per Share Data(5):
Basic earnings per share                                    $    1.99      $    1.96      $    1.56      $    1.16      $    1.12(6)
Diluted earnings per share                                       1.92           1.86           1.51           1.14           1.11(6)
Core cash earnings per share(2)(7)                               2.97           2.65           2.14           1.50           1.24
Book value per common share                                     21.51          17.00          17.39          17.12          16.16
Tangible book value per common share                             9.36           9.27           9.96           9.56          16.15
Dividends per share                                              0.64           0.50           0.40           0.40           0.30(6)
Dividend payout ratio                                           33.33%         26.88%         26.49%         34.93%         27.15%

Asset Quality Ratios:
Non-performing loans to loans held
 for investment                                                  3.03%          3.97%          4.78%          6.68%          6.80%
Non-performing assets to total assets                            2.12           2.90           2.89           2.94           6.42
Allowance for possible loan losses to
 non-performing loans                                           39.63          30.70          29.48          26.24          26.26
Allowance for possible loan losses
 to loans held for investment                                    1.20           1.22           1.41           1.75           1.79
Net loan charge-off
 experience to average total loans                               0.11           0.18           0.25           0.22           0.56
Ratio of allowance for possible
 loan losses to net charge-offs                                 11.53x          7.32x          6.48x          8.05x          3.24x

Capital Data:
Tier 1 Capital (to risk weighted assets)                        12.16%         14.29%         15.47%         16.25%         39.61%
Tier 1 Capital (to average assets)                               7.58           7.19           6.78           6.19          21.85
Purchase of treasury stock                                  $   219.6      $   355.5      $   169.5      $    73.8             --

Other Data:
Mortgage loan originations                                  $ 2,695.9      $ 2,848.7      $ 2,353.0      $ 1,023.5      $ 1,058.3
Full-service consumer bank offices                                 73             74             76             84             24
Full-time equivalent employees (FTE)                            3,396          1,951          2,135          2,025          1,392
====================================================================================================================================

(1) Excludes after-tax non-recurring personnel expense and after-tax gains on branch and asset sales.

(2) Excludes after-tax non-recurring personnel expense, after-tax gains on branch and asset sales and after-tax restructuring charge or (recovery).

(3) Operating expense excludes goodwill expense, ORE (income) or expense, non-recurring personnel expense and restructuring charge or (recovery).

(4) The efficiency ratio is calculated by dividing operating expense by the sum of net interest income and non-interest income, excluding pre-tax gains on branch and asset sales.

(5) The per share data has been restated to reflect the impact of a 2-for-1 split of the Company's common stock on March 4, 1998.

(6) Earnings per share and dividends per share, respectively, are for the period and three quarters subsequent to the initial public offering on January 28, 1994.

(7)   Based on the weighted average shares used to calculate earnings per share.

================================================================================
Management's Discussion and Analysis of Financial Condition and
Results of Operations

On March 4, 1998, GreenPoint Financial Corp. completed a 2-for-1 split of its common stock. All financial data in the 1998 Annual Report have been restated to reflect the impact of the stock split.

GreenPoint Financial Corp.

GreenPoint Financial Corp. (the "Company" or "GreenPoint") is a leading national specialty housing finance company with three principal subsidiaries. GreenPoint Mortgage Corp. ("GreenPoint Mortgage"), a national mortgage banking company headquartered in Charlotte, North Carolina, is the leading national lender in no documentation ("NoDoc") residential mortgages. GreenPoint Credit Corp. ("GreenPoint Credit"), headquartered in San Diego, California, is the second largest lender nationally in the manufactured housing finance industry. GreenPoint Bank (the "Bank"), a New York State chartered savings bank, has $11.2 billion in deposits in 73 branches serving more than 400,000 households in the Greater New York City area.

Overview of 1998 Financial Results

o Net income per diluted share for the year was $1.92, a 3.2% increase over 1997.

o Diluted core cash earnings per share for the year increased by 12.1% to $2.97.

o GreenPoint entered the manufactured housing finance industry with the acquisition of BankAmerica Housing Services (now GreenPoint Credit) on September 30th and strengthened further its position as the second largest originator of manufactured housing loans by acquiring the dealer origination segment of NationsCredit's manufactured housing business on December 7th. GreenPoint Credit originated $656 million of manufactured housing loans in the 4th quarter.

o GreenPoint completed an offering of 15 million shares of its stock on July 29th to finance the purchase of BankAmerica Housing Services.

o GreenPoint securitized and sold $728 million of manufactured housing loans during the 4th quarter.

o Mortgage loan originations were $2.70 billion for the year, down 5% from $2.85 billion for 1997.

o GreenPoint continues to maintain a strong capital position with a leverage ratio of 7.58%, a Tier 1 risk-based ratio of 12.16% and a total risk-based ratio of 13.41% at December 31st.

o Asset quality improved substantially over 1997 as non-performing loans decreased 20% to $285.2 million and non-performing assets decreased 22% to $296.3 million at December 31st.

Comparison of Operating Results for the
Years Ended December 31, 1998 and 1997

Core Cash Earnings

Core cash earnings are net of non-recurring items and include certain non-cash charges related to goodwill and the Company's ESOP. The non-cash expenses, unlike GreenPoint's other expenses, do not reduce the Company's tangible capital thereby enabling the Company to increase shareholder value through growth of earning assets and increases of cash dividends.

                                                            For the Year Ended
                                                                December 31,
--------------------------------------------------------------------------------
(In millions, except per share amounts)                   1998              1997
================================================================================
Net income (excluding
  non-recurring items)(1)                             $  154.6          $  144.2
Add back:
  Goodwill amortization(2)                                54.4              46.4
  Employee stock plans expense(3)                         22.3              19.7
--------------------------------------------------------------------------------
Core cash earnings                                    $  231.3          $  210.3
================================================================================
Core cash earnings per share(4)                       $   2.97          $   2.65
================================================================================

(1) Non-recurring items include branch sales, asset sales, restructuring charge and non-recurring personnel expense.

(2) Goodwill amortization relates to the 1995 and 1998 acquisitions. The projected annual expense will be approximately $79.0 million for 1999 through 2010 and $32.8 million for 2011 through 2013.

(3) Includes ESOP amortization expense of $20.9 million for 1998 and $17.1 million for 1997, and stock plans share amortization expense of $1.4 million for 1998 and $2.6 million for 1997. ESOP amortization expense is scheduled to occur through the year 2018 and will vary from year to year based on changes in the average annual market price of GreenPoint's stock and by changes in annual allocations to plan participants. Stock plans share amortization expense is scheduled to occur through the year 2000 and will be approximately $1.3 million.

(4) Based on the weighted average shares used to calculate diluted earnings per share.

Net Interest Income

Net interest income on a taxable equivalent basis increased by $6.8 million, or 1.4%, to $488.9 million for 1998 from $482.1 million for 1997. The increase reflects a rise in the average yield on interest-earning assets due to a reduction in the lower yielding securities portfolio to fund growth in the higher yielding loan portfolio, partially offset by a higher average cost of funds due to GreenPoint's use of longer term funding sources. The average yield on interest-earning assets was 8.10% for 1998 versus 7.99% for 1997 and the average cost of funds was 4.43% for 1998 versus 4.36% for 1997. The net interest margin increased slightly to 3.99% for 1998 from 3.93% for 1997.

      Interest income on mortgages held for investment increased by $70.7 million, or 9.7%, to $799.6 million for 1998 from $728.9 million for 1997. The increase reflects average mortgage portfolio growth of $912.1 million in 1998 partially offset by an 11 basis point decline in the average yield on the portfolio. The decline in the average yield on mortgages reflects a generally low interest rate environment in 1998 which reduced the yield on new originations and prompted higher prepayment rates than in past years.

      Interest income on other loans rose by $15.3 million to $17.6 million for 1998 from $2.3 million for 1997 due entirely to the acquisition and origination of GreenPoint Credit's manufactured home loans.

      Interest income on securities and money market investments declined by a combined $77.5 million, or 32.5%, to $160.9 million for 1998 from $238.4 million for 1997 as GreenPoint reduced these investments to fund loan portfolio growth. The combined average balance of securities and money market investments dropped by $1.2 billion during 1998.

      The average cost of funds increased by 7 basis points to 4.43% for 1998 from 4.36% for 1997. The rise is due entirely to the issuance of long term debt and guaranteed preferred beneficial interest in Company's junior subordinated debentures, in mid-1997 as an alternative funding source to deposits. The combined average balance of long term debt and guaranteed preferred beneficial interest in Company's junior subordinated debentures increased by $191.7 million during 1998 reflecting a full year impact of the 1997 issuances.

      GreenPoint maintained an average cost of deposits of 4.29% for 1998 compared with 4.28% for 1997.

Provision for Possible Loan Losses

The provision for possible loan losses decreased by 27.0% to $13.8 million for 1998 from $18.9 million for 1997. The decrease is the result of improved asset quality in 1998 versus 1997. Continued good economic conditions in the New York City area during 1998 helped to reduce net charge-offs to $9.8 million in 1998 from $14.9 million in 1997. The 1998 net charge-offs include $1.3 million from GreenPoint Credit's operations. The provisions for both 1998 and 1997 include $4.0 million net additions to the allowance for possible loan losses.

Non-Interest Income

Non-interest income increased by $18.9 million, or 33.6%, to $75.1 million for 1998 from $56.2 million for 1997. The 1997 figure includes a $2.4 million non-recurring gain on the sale of assets and $5.9 million non-recurring gains on branch sales.

      Mortgage loan-related fee income increased by $2.9 million, or 18.5%, to $18.6 million for 1998 from $15.7 million for 1997 primarily due to higher fee income recognized on cancelled loan applications and commitments.

      Loan servicing fees totaled $26.1 million for 1998 compared to $6.9 million for 1997. The $19.2 million increase is the result of the additional $21.7 million of net manufactured housing loan servicing income in 1998 offset by a $2.5 million decrease in net mortgage loan servicing income.

      Banking services fees and commissions rose by $4.2 million, or 19.2%, to $26.1 million for 1998 from $21.9 million for 1997. The increase is primarily the result of several successful initiatives implemented by GreenPoint to generate additional fee income through the consumer branch network. Sales of annuities and mutual funds, a program introduced in March 1996, accounted for $2.0 million of the increase over 1997. $5.0 million was earned on total mutual fund and annuity sales of $239.1 million in 1998 compared to $3.0 million on total mutual fund and annuity sales of $144.5 million in 1997. In November 1997, GreenPoint began surcharging non-depositors who use the Bank's ATM's. ATM surcharges totaled $2.0 million for 1998 compared to $0.3 million for 1997.

      The Company securitized and sold $728 million of manufactured housing loans in November 1998. These loans were acquired by the Company as part of the GreenPoint Credit purchase and were recorded at their fair market value in accordance with generally accepted accounting principles. Therefore, the Company did not recognize a gain on the sale through current income.

Non-Interest Expense

Total non-interest expense includes operating expenses of GreenPoint Credit totaling $37.5 million in the fourth quarter of 1998.

GreenPoint Credit Operating Expenses
--------------------------------------------------------------------------------
(In millions)                                                               1998
================================================================================
Salaries and benefits                                                    $  15.8
Net expense of premises and equipment                                        2.6
Other administrative expenses                                               11.0
Goodwill amortization                                                        8.1
--------------------------------------------------------------------------------
Total                                                                    $  37.5
================================================================================

In addition, an $8.3 million non-recurring personnel expense was incurred in 1998 relating to the retirement of senior executives. In 1997, the Company recognized a $2.5 million non-recurring restructuring charge related to the transfer of mortgage servicing from New York to Columbus, Georgia.

      Excluding the GreenPoint Credit operating expenses and the 1997 and 1998 non-recurring charges, total non-interest expense decreased by $10.5 million, or 3.9%. Emphasis on tight expense controls resulted in reductions in virtually all operating expense categories in 1998 compared with 1997. Salaries and benefits expense fell by $4.0 million, or 4.3%; net expense of premises and equipment fell by $0.9 million, or 1.9%; and other administrative expense fell by $3.7 million, or 6.2%, due primarily to lower advertising expenses. Other real estate owned operating income, net, rose by $4.2 million to $6.0 million for 1998 from $1.8 million for 1997. The improvement is primarily the result of the strong real estate market in the New York City area in 1998 that helped GreenPoint cut the number of properties owned at December 31, 1998 by more than 50% from December 31, 1997.

      Employee stock ownership and stock plans expense increased by $2.6 million, or 13.2%, due to the higher average price of GreenPoint's stock during 1998 versus 1997.

Income Tax Expense

Income tax expense decreased by $2.0 million, or 2.1%, to $92.4 million for 1998 from $94.4 million for 1997. The decrease is due to a drop in the Company's effective tax rate to 38.2% for 1998 from 39.0% for 1997.

Financial Condition

Total assets increased by $886.8 million, or 6.8%, to $13.97 billion at December 31, 1998 from $13.08 billion at December 31, 1997. The increase primarily reflects assets associated with the acquisition of GreenPoint Credit which were financed by the issuance of 15 million shares of common stock. In addition, the increase reflects the acquisition of new deposits.

Risk Management

Market Risk Management

Overview

The Company's market risk exposure is limited solely to interest rate risk.

      Interest rate risk is defined as the sensitivity of the Company's current and future earnings to changes in the level of market interest rates. It arises in the ordinary course of the Company's business, as the repricing characteristics of its loans do not match those of its liabilities. The resulting interest rate risk is managed by adjustments to the Company's investment portfolio and through the use of off-balance sheet instruments such as interest rate swaps.

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

      ALCO risk management strategies allow for the assumption of interest rate risk within the Board approved limits. The strategies are formulated based upon ALCO's assessments of likely market developments and trends in the Company's lending and consumer banking businesses. Strategies are developed with the aim of enhancing the Company's net income and capital, while ensuring the risks to income and capital from adverse movements in interest rates are acceptable.

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

      The use of interest rate instruments such as interest rate swaps is integrated into the Company's interest rate risk management. The notional amounts of these instruments are not reflected in the Company's balance sheet. These instruments are included in the interest rate sensitivity table for purposes of analyzing interest rate risk. However, these relationships do not consider the impact that rate movements might have on other components of the Bank's risk profile; for example, an increase in interest rates, while implying that earnings will rise in a positive gap period, might also result in higher credit or default risk due to a higher probability of borrowers being unable to pay the contractual payments on loans. Likewise, a decrease in rates might result in an increase in the risk that funds received from loan prepayments cannot be reinvested at rates and spreads on earlier investments and loan originations.

The following table presents the Company's interest rate sensitivity gap position as of December 31, 1998:

Interest Rate Sensitivity Gap Analysis

                                                                                    At December 31, 1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                  More Than     More Than     More Than          More
                                                       Within     1 Year to    3 Years to    5 Years to          Than
(Dollars in millions)                                One Year       3 Years       5 Years       9 Years       9 Years         Total
====================================================================================================================================
Total loans, net                                    $ 3,744.8     $ 1,975.4     $ 1,361.7     $ 1,597.7     $ 1,260.9     $ 9,940.5
Money market investments(1)                             924.2            --            --            --            --         924.2
Securities held to maturity                               2.0            --            --            --           1.3           3.3
Securities available for sale                           759.4         279.3         153.3         105.5          40.1       1,337.6
Interest only securities                                  9.2            --            --            --            --           9.2
Other interest-earning assets                           118.3            --            --            --            --         118.3
------------------------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets                       5,557.9       2,254.7       1,515.0       1,703.2       1,302.3      12,333.1
------------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                                 156.0            --            --            --            --         156.0
Servicing assets                                          1.4           3.1           3.8           9.9         101.7         119.9
Goodwill                                                 79.6         159.1         159.1         318.2         298.3       1,014.3
Other non-earning assets                                347.0            --            --            --            --         347.0
------------------------------------------------------------------------------------------------------------------------------------
  Total assets                                      $ 6,141.9     $ 2,416.9     $ 1,677.9     $ 2,031.3     $ 1,702.3     $13,970.3
------------------------------------------------------------------------------------------------------------------------------------
Term certificates of deposit                        $ 5,764.3     $    797.7    $   186.6     $     4.0     $      --     $ 6,752.6
Core deposits                                         1,179.0       1,948.3       1,116.9         304.4            --       4,548.6
------------------------------------------------------------------------------------------------------------------------------------
  Total deposits                                      6,943.3       2,746.0       1,303.5         308.4            --      11,301.2
------------------------------------------------------------------------------------------------------------------------------------
Securities sold under
 agreements to repurchase                                  --         100.0            --            --            --         100.0
Long term debt                                             --            --         199.9            --            --         199.9
Guaranteed preferred beneficial
 interest in Company's junior
 subordinated debentures                                   --            --            --            --         199.7         199.7
------------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities                  6,943.3       2,846.0       1,503.4         308.4         199.7      11,800.8
------------------------------------------------------------------------------------------------------------------------------------
Other liabilities                                       373.2            --            --            --            --         373.2
Stockholders' equity                                       --            --            --            --       1,796.3       1,796.3
------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and equity                      $ 7,316.5     $ 2,846.0     $ 1,503.4     $   308.4     $ 1,996.0     $13,970.3
------------------------------------------------------------------------------------------------------------------------------------
Off balance sheet
 financial instruments                                1,100.0            --      (1,100.0)           --            --            --
====================================================================================================================================
Interest rate sensitivity gap                       $   (74.6)    $  (429.1)    $  (925.5)    $ 1,722.9     $  (293.7)
====================================================================================================================================
Cumulative interest rate
  sensitivity gap                                   $   (74.6)    $  (503.7)    $(1,429.2)    $   293.7
====================================================================================================================================
Cumulative interest rate
 sensitivity gap as a percentage
 of total assets at
 December 31, 1998                                      (0.53%)       (3.61%)      (10.23%)        2.10%
====================================================================================================================================

(1) Consists of interest-bearing deposits in other banks, federal funds sold and securities purchased under agreements to resell.

As of December 31, 1998, the cumulative volume of liabilities maturing or repricing within one year exceeded assets by $74.6 million, or 0.5% of assets.

Earnings at Risk Sensitivity Analysis

The static gap analysis is an incomplete representation of interest rate risk for several reasons. It fails to account for changes in prepayment speeds on the Company's mortgage loan and mortgage backed securities portfolios. The behavior of deposit balances will vary with changes in the general level of interest rates and management's pricing strategies. The gap analysis does not provide clear presentation of the risks to income arising from options embedded in the balance sheet.

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

      The most crucial management assumptions concern prepayments on the Company's mortgage loan portfolio and the pricing of consumer deposits in various interest rate environments. As interest rates decline, mortgage prepayments tend to increase, reducing loan portfolio growth and lowering the portfolio's average yield. Rates on non-maturity deposits rise and fall with the general level of interest rates, but tend to move less than proportionately. Rates offered on consumer certificates of deposits tend to move in close concert with market rates, though history suggests they increase less rapidly when market rates rise. Analysis shows that the Company's deposit volumes are relatively insensitive to interest rate movements within the range encompassed in the scenarios.

      At December 31, 1998, based on this model, the Company's potential earnings at risk to a gradual, parallel 200 basis point decline in market interest rates over the next twelve months on instruments held for other than trading purposes was a decline of approximately 9.6% of projected 1999 net income. Conversely, a gradual 200 basis point increase in interest rates would result in net income being higher by 5.5% than would be the case if rates remain constant. GreenPoint does not have significant exposure to such risk on instruments held for trading purposes due to the Company's limited use of these instruments.

      The sensitivities reported above do not correspond to those appearing in previous disclosures due to significant enhancements made to the earnings sensitivity model. Most importantly, recent experience with nation-wide No Doc mortgage loans has allowed the Company to refine its estimates of changes to prepayment rates as a result of interest rate movements. Based on the current model, at December 31, 1997, earnings sensitivities to falling and rising interest rates of 200 basis points were a net income reduction of 4.9% and an increase of net income of 1.0%, respectively.

      Management has included all derivative and other financial instruments that have a material effect in calculating the Company's potential earnings at risk.

      These measures of risk represent the Company's exposure to interest rate movements at a particular point in time. The risk position is always changing. ALCO continuously monitors the Company's risk profile as it changes, and alters the rate sensitivity to ensure limits are adhered to, and that the resulting risk profile is appropriate to its views on the likely course of interest rates and developments in its core businesses.

      During 1998, the Company entered the manufactured housing finance business, introducing additional market risk. The Company acquired servicing assets as part of the GreenPoint Credit acquisition and holds retained interests in the manufactured housing securitization completed in late 1998.

      The value of the Company's servicing assets and retained interests from securitization are directly affected by the level of prepayments associated with the underlying loans. However, manufactured housing contracts historically have exhibited far less prepayment sensitivity to changing interest rate levels than do residential mortgage loans. Much of this reduced prepayment sensitivity can be attributed to lower borrower equity against which to refinance, and smaller loan sizes which reduce the incentive to refinance. Thus, in management's judgment, there is little earnings sensitivity solely attributable to changes in general market interest rates.

      Recently, prepayment rates have shown modest increases, which management ascribes to a far more competitive environment in manufactured housing lending. With the turmoil in the capital markets last fall, competition has moderated. The Company's carrying values on its servicing asset and its residual interest in its securitization reflect these higher prepayment rates. Exposure to further increases of 10% and 20% in prepayments speeds, whatever the cause, is 2.6% and 4.9%, respectively, of the combined servicing assets and residual interests.

Liquidity Risk Management

The Company's primary sources of funds are deposits, proceeds from loans sales and securitizations and proceeds from principal and interest payments on loans, mortgage-backed securities and other securities. While maturities and scheduled amortization of loans and securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rate levels, economic conditions and competition.

      The Company and the Bank also have both short-term and long-term debt ratings from four recognized credit rating firms. These ratings allow the Company and the Bank to access the wholesale debt markets thereby providing the Company with additional flexibility in accessing and utilizing the most cost effective and appropriate means for meeting its funding needs.

      The Company's most liquid assets are cash and cash equivalents, including money market investments. The level of these assets is dependent on the Company's operating, financing, lending, and investing activities during any given period. Cash and cash equivalents, including money market investments, totaled $1.1 billion at December 31, 1998 compared to $1.2 billion at December 31, 1997.

      The Company had outstanding mortgage loan commitments of $534.1 million at December 31, 1998. The Company also had outstanding commitments to originate manufactured housing loans of $135.5 million, as adjusted for historical estimates of fallout. The Company anticipates that it will have sufficient funds available to meet its current loan commitments.

Capital Risk Management

      The Company and the Bank are subject to minimum regulatory capital requirements imposed by various federal and state banking authorities, including the Federal Reserve

Board, the FDIC and the New York State Banking Department. These capital requirements vary according to an institution's capital level and the composition of its assets. Furthermore, pursuant to the FDIC Improvement Act of 1991 ("FDICIA"), the federal banking regulators have set the minimum capital ratios for a well-capitalized banking institution at 6% Tier 1 risk-based capital, 10% total risk-based capital and 5% Tier 1 leverage capital. At December 31, 1998, the Company and the Bank exceeded these levels and expect to be in excess of the minimum ratios required of well-capitalized institutions in the future.

      Following is a table of the components of regulatory capital as defined by the banking regulators for risk-based capital and leverage ratio guidelines.

Components of Capital                                       At December 31,
--------------------------------------------------------------------------------
(In millions)                                            1998              1997
================================================================================
Tier 1 Capital:
Common stockholders' equity                          $1,910.9          $1,391.5
Unallocated ESOP shares                                (110.1)           (114.9)
Unearned stock plans shares                              (4.5)             (7.0)
Guaranteed preferred interest
  in Company's junior
    subordinated debentures                             199.7             199.7
Less: Goodwill                                       (1,014.3)           (577.1)
Accumulated other comprehensive income, net of tax       (4.7)              3.6
Servicing assets fair value limitation                  (12.0)               --
--------------------------------------------------------------------------------
Tier 1 Capital                                          965.0             895.8
--------------------------------------------------------------------------------
Tier 2 Capital:
  Qualifying allowance
    for possible loan losses                             99.4              78.3
--------------------------------------------------------------------------------
Tier 2 Capital                                           99.4              78.3
--------------------------------------------------------------------------------
Total qualifying capital                             $1,064.4          $  974.1
--------------------------------------------------------------------------------
Risk-weighted assets                                 $7,937.2          $6,266.1
================================================================================

GreenPoint remains committed to maintaining its capital at levels sufficient to provide for the continued growth of the Company through prudent investments and acquisitions while also providing shareholder value. The Company manages its capital based on its near and long term needs. GreenPoint's total stockholders' equity increased by $526.7 million to $1.80 billion at December 31, 1998 from $1.27 billion at December 31, 1997. The increase is primarily the result of the issuance of 15 million shares of common stock for net proceeds of $583.1 million to fund the GreenPoint Credit acquisition and retained 1998 net income (net income less dividends declared) of $103.0 million. These amounts were partially offset by the $219.6 million cost of the Company's common stock repurchase program.

      As a result of the Company's intention to record the Headlands Mortgage Co. acquisition as a pooling transaction, GreenPoint's Board of Directors terminated the common stock repurchase program.

Credit Risk Management

In conducting its lending activities, the Company is exposed to the possibility that borrowers may default on their loans. To manage this risk, the Company focuses its efforts on its fundamental disciplines, loan underwriting and administration.

      GreenPoint Mortgage lends funds primarily based on the borrower's level of equity in the property securing the loan. GreenPoint Mortgage originates no documentation loans with loan to value ratios less than or equal to 75% for the portfolio. Loans with loan to value ratios in excess of 75% are originated primarily for sale in the secondary market without recourse. Strict appraisal standards are maintained, requiring all appraisers to be state certified, and all appraisals are subject to additional levels of review by senior management.

      GreenPoint Credit lends funds primarily based on the credit worthiness of the borrower. Sophisticated custom scoring models are used to determine the borrower's ability to repay the GreenPoint loan. Additional security is provided by the housing collateral being financed. These loans are securitized and sold to investors in the secondary market.

      GreenPoint's loan origination activity is geographically diversified throughout the U.S. The Company tracks economic and housing market trends to identify areas for expansion and as an early warning mechanism. The Company also closely monitors trends in delinquent and non-performing loans through cycles in the economy and in the real estate market. These economic and performance trends are analyzed in the ongoing fine-tuning of lending practices. The Company has an independent, executive-level risk management function. Along with monitoring trends and developing lending policies, the risk management function builds scoring and other quantitative models to enhance GreenPoint's strong expertise in effectively managing credit risk.

      The Company uses various collection procedures and works to maintain contact with the borrowers to obtain repayment. In addition, the Company reviews the trends in amount and frequency of loans that were transferred to other real estate owned, trends in sales activity of its foreclosed property including average principal loss experienced and the holding period for such properties. Collection activities for GreenPoint Mortgage are centralized in a servicing unit in Columbus, Georgia with strong expertise in no documentation mortgages. GreenPoint Credit's collection activities are decentralized among its 45 regional offices that can quickly repossess and liquidate collateral, thereby minimizing the loss severity.

      The Company has set forth a policy for establishment and review of the adequacy of the allowance for loan losses. The policy requires management to provide for estimated future costs related to problem loans. Management believes that the allowance for loan losses is adequate. However, such determination is susceptible to the effect of future unanticipated changes in general economic and market conditions that may affect the financial circumstances of borrowers and/or residential real estate values within the Company's lending areas.

Allowance for Possible Loan Losses

The allowance for possible loan losses was $113.0 million at December 31, 1998 compared to $109.0 million at December 31, 1997. The $4.0 million increase in the allowance was made in recognition of growth in the loan portfolio and the seasoning of the portfolio of loans secured by properties located outside of New York State. GreenPoint began originating loans outside of New York State in 1995. At December 31, 1998, approximately 31% of the Company's mortgage loan portfolio was secured by such properties.

Non-Performing Assets

Non-performing assets consist of non-performing loans and other real estate owned. Total non-performing assets were $296.3 million at December 31, 1998 compared with $379.1 million at December 31, 1997. GreenPoint attempts to convert these assets to interest-earning assets as quickly as possible, while minimizing potential losses on the conversion. A strong real estate market during 1998 in the New York City area, where most of the Company's non-performing assets are located, facilitated the disposition of such assets. The tables in Notes 6 and 8 to the consolidated financial statements present further information about GreenPoint's non-performing assets.

Impact of Recent Accounting Pronouncements

On June 15, 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 133, Accounting for Derivatives and Hedging Activities ("SFAS 133"). SFAS 133 is effective for all fiscal quarters beginning after June 15, 1999 (January 1, 2000 for the Company). SFAS 133 requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded in each period in current earnings or comprehensive income, depending on whether the derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Management of the Company is in the process of assessing the impact of the adoption of SFAS 133 on the Company's earnings and financial position.

Impact of the Year 2000

The Year 2000 issue is the result of many computer programs that were written using two digits rather than four to define an applicable year. Any of the computer programs used by the Company, its suppliers or outside service providers that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations, causing disruption of operations, including, among other things, a temporary inability to process transactions or engage in normal business activities.

      The Company has determined that it will be required to modify or replace portions of its software so that its computer system will properly utilize dates beyond December 31, 1999. The Company presently believes that, with modifications to existing software and conversions to new software, the Year 2000 issue will be mitigated. However, if such modifications and conversions are not made, or are not completed on a timely basis, the Year 2000 issue could have a material impact on the operations of the Company.

      The Company has also initiated formal communications with all of its suppliers and service providers (including hardware, software, processing, voice and data communication, facility components and services) to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their respective Year 2000 issue. The Company is working with each of these third parties to facilitate remediation of the Year 2000 issue and will actively participate in testing of each system to ensure Year 2000 compliance. However, there can be no guarantee that the systems of third parties, upon which the Company relies, will be timely remediated, or that a failure to remediate by a third party would not have a materially adverse effect on the Company. To the extent that the Company does not receive adequate response from its suppliers and service providers, it will develop contingency plans intended to mitigate the possible disruption of critical business operations. These contingency plans will be completed no later than March 31, 1999. The Company will utilize both internal and external resources for the Year 2000 project.

      The Company's total Year 2000 project cost includes estimated costs and time associated with the impact of a third party's Year 2000 issue, together with the costs of outside consultants and the purchase of replacement programs. The total cost of the Year 2000 project is estimated to be immaterial to the Company's financial statements. Such costs will be funded through operating cash flows and expensed as incurred. The current status and costs of the project are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area; the ability to locate and correct all relevant computer codes; the failure of outside third parties to remediate their Year 2000 issue on a timely basis, and similar uncertainties.

Comparison of Operating Results for the
Years Ended December 31, 1997 and 1996

General

Net income for 1997 was $147.6 million, or $1.86 per diluted share, a 11.4% increase over the $132.5 million, or $1.51 per diluted share, earned in 1996.

      Core cash earnings rose to $210.3 million, or $2.65 per diluted share, in 1997 compared to $187.5 million, or $2.14 per diluted share, in the prior year.

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

      The Company's consumer branch network generated $4.5 million of additional fee income during 1997 compared with 1996 as the result of the introduction of new fee generating services and products such as sales of annuities, mutual funds and GreenPoint's new credit card.

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

Average Consolidated Balance Sheet, Interest and Rates

(Taxable-Equivalent Interest and Rates, in millions)(1)                                   Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                  1998                                        1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                              Average                                        Average
                                                                                Yield/                                        Yield/
                                                  Balance       Interest          Cost         Balance       Interest          Cost
====================================================================================================================================
Assets:
Mortgage loans held
  for investment(2)                            $  9,079.1         $799.6          8.81%     $  8,167.0         $728.9          8.92%
Other loans(2)                                      203.1           17.6          8.69            28.9            2.3          7.94
Money market
  investments(3)                                    956.2           52.7          5.52           740.3           41.4          5.59
Securities(4)                                     1,823.5          108.2          5.91         3,212.9          197.0          6.13
Trading assets                                        3.4            0.2          5.49             3.9            0.2          5.93
Other interest-earning assets                       177.5           13.7          7.72           110.9           10.0          9.05
------------------------------------------------------------------------------------------------------------------------------------
  Total interest-earning
    assets                                       12,242.8          992.0          8.10        12,263.9          979.8          7.99
------------------------------------------------------------------------------------------------------------------------------------
Non-interest earning
  assets(5)                                       1,031.7                                        904.9
------------------------------------------------------------------------------------------------------------------------------------
   Total assets                                $ 13,274.5                                   $ 13,168.8
====================================================================================================================================
Liabilities and
Stockholders' Equity:
Savings                                        $  1,638.8           39.3          2.40%       $1,830.1           46.7          2.55%
N.O.W                                               323.7            3.8          1.18           330.5            5.3          1.61
Money market and variable
  rate savings                                    2,203.4           72.7          3.30         2,273.7           76.5          3.36
Term certificates of deposit                      6,543.0          348.2          5.32         6,512.8          343.1          5.26
Mortgagors' escrow                                  144.6            1.5          1.02            98.3            1.1          1.09
Securities sold under
  agreements to repurchase                          106.5            5.3          4.99           170.9            7.8          4.58
Trading liabilities                                   1.8            0.1          5.26             1.9            0.1          5.89
Long term debt                                      199.8           13.9          6.94            92.4            6.4          6.92
Guaranteed preferred
  beneficial interest in
  Company's junior
  subordinated debentures                           199.7           18.3          9.16           115.4           10.7          9.29
------------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing
    liabilities                                  11,361.3          503.1          4.43        11,426.0          497.7          4.36
Other liabilities(6)                                434.2                                        397.7
------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                              11,795.5                                     11,823.7
Preferred shares of
  subsidiary                                          --                                           3.4
Stockholders' equity                              1,479.0                                      1,341.7
------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities &
    stockholders' equity                       $ 13,274.5                                   $ 13,168.8
------------------------------------------------------------------------------------------------------------------------------------
Net interest income/interest
  rate spread(7)                                                  $488.9          3.67%                        $482.1          3.63%
------------------------------------------------------------------------------------------------------------------------------------
Net interest-earning assets/
  net interest margin(8)                       $    881.5                         3.99%     $    837.9                         3.93%
------------------------------------------------------------------------------------------------------------------------------------
Ratio of interest-earning
  assets to interest-
  bearing liabilities                                                             1.08x                                        1.07x
====================================================================================================================================

(Taxable-Equivalent Interest and Rates, in millions)(1)  Year Ended December 31,
--------------------------------------------------------------------------------------
                                                                 1996
--------------------------------------------------------------------------------------
                                                                               Average
                                                                                Yield/
                                                Balance        Interest          Cost
======================================================================================
Assets:
Mortgage loans held
  for investment(2)                           $ 6,531.0          $591.7          9.06%
Other loans(2)                                     31.7             2.6          8.12
Money market
  investments(3)                                1,261.0            70.0          5.54
Securities(4)                                   5,101.4           316.9          6.22
Trading assets                                       --              --            --
Other interest-earning assets                        --              --            --
--------------------------------------------------------------------------------------
  Total interest-earning
    assets                                     12,925.1           981.2          7.59
--------------------------------------------------------------------------------------
Non-interest earning
  assets(5)                                    1,031.0
--------------------------------------------------------------------------------------
   Total assets                               $13,956.1
======================================================================================
Liabilities and
Stockholders' Equity:
Savings                                       $ 1,976.5            55.2          2.79%
N.O.W                                             333.9             6.1          1.83
Money market and variable
  rate savings                                  2,541.9            85.6          3.37
Term certificates of deposit                    7,126.6           377.8          5.30
Mortgagors' escrow                                 80.9             1.0          1.26
Securities sold under
  agreements to repurchase                         47.9             1.8          3.88
Trading liabilities                                  --              --            --
Long term debt                                       --              --            --
Guaranteed preferred
  beneficial interest in
  Company's junior
  subordinated debentures                            --              --            --
--------------------------------------------------------------------------------------
    Total interest-bearing
      liabilities                              12,107.7           527.5          4.36
Other liabilities(6)                              371.5
--------------------------------------------------------------------------------------
  Total liabilities                            12,479.2
Preferred shares of
  subsidiary                                        0.9
Stockholders' equity                            1,476.0
--------------------------------------------------------------------------------------
   Total liabilities &
     stockholders' equity                     $13,956.1
--------------------------------------------------------------------------------------
Net interest income/interest
  rate spread(7)                                                 $453.7          3.23%
--------------------------------------------------------------------------------------
Net interest-earning assets/
  net interest margin(8)                      $   817.4                          3.51%
--------------------------------------------------------------------------------------
Ratio of interest-earning
  assets to interest-
  bearing liabilities                                                            1.07x
======================================================================================

(1) The Company's incremental tax rate used to adjust tax-exempt interest to a taxable-equivalent basis was 45.5%, 44.2% and 44.6% for the years ended December 31, 1998, 1997 and 1996.

(2) In computing the average balances and average yield on loans, non-accruing loans have been included.

(3) Includes interest-bearing deposits in other banks, federal funds sold and securities purchased under agreements to resell.

(4) The average yield does not give effect to changes in fair value that are reflected as a component of stockholders' equity.

(5) Includes goodwill, banking premises and equipment, net, servicing assets, deferred tax assets, net, accrued interest receivable, and other miscellaneous non-interest earning assets.

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

                                                                    Year Ended December 31, 1998       Year Ended December 31, 1997
                                                                             Compared to                        Compared to
                                                                    Year Ended December 31, 1997       Year Ended December 31, 1996
                                                                         Increase/(Decrease)                Increase/(Decrease)
------------------------------------------------------------------------------------------------------------------------------------
                                                                      Due to                              Due to
------------------------------------------------------------------------------------------------------------------------------------
                                                                Average     Average         Net     Average     Average         Net
(Dollars in millions)                                            Volume        Rate      Change      Volume        Rate      Change
====================================================================================================================================
Mortgage loans held for investment(1)                            $ 80.4      $ (9.7)     $ 70.7      $146.2      $ (9.0)     $137.2
Other loans(1)                                                     15.3          --        15.3        (0.2)       (0.1)       (0.3)
Money market investments(2)                                        11.8        (0.5)       11.3       (29.1)        0.5       (28.6)
Securities                                                        (82.4)       (6.4)      (88.8)     (114.2)       (5.7)     (119.9)
Trading assets                                                       --          --          --         0.2          --         0.2
Other interest-earning assets                                       5.4        (1.7)        3.7        10.0          --        10.0
------------------------------------------------------------------------------------------------------------------------------------
  Total interest earned on assets                                  30.5       (18.3)       12.2        12.9       (14.3)       (1.4)
------------------------------------------------------------------------------------------------------------------------------------
Savings                                                            (4.6)       (2.8)       (7.4)       (4.0)       (4.5)       (8.5)
N.O.W                                                              (0.1)       (1.4)       (1.5)       (0.1)       (0.7)       (0.8)
Money market and variable
  rate savings                                                     (2.0)       (1.8)       (3.8)       (9.0)       (0.1)       (9.1)
Term certificates of deposit                                        2.6         2.5         5.1       (31.3)       (3.4)      (34.7)
Mortgagors' escrow                                                  0.4          --         0.4         0.2        (0.1)        0.1
Securities sold under agreements
  to repurchase                                                    (3.2)        0.7        (2.5)        5.6         0.4         6.0
Trading liabilities                                                  --          --          --         0.1          --         0.1
Long term debt                                                      7.5          --         7.5         6.4          --         6.4
Guaranteed preferred beneficial
  interest in Company's junior
  subordinated debentures                                           7.8        (0.2)        7.6        10.7          --        10.7
------------------------------------------------------------------------------------------------------------------------------------
Total interest paid on liabilities                                  8.4        (3.0)        5.4       (21.4)       (8.4)      (29.8)
------------------------------------------------------------------------------------------------------------------------------------
Net change in net interest income                                $ 22.1      $(15.3)     $  6.8      $ 34.3      $ (5.9)     $ 28.4
====================================================================================================================================

(1) In computing the volume and rate components of net interest income for loans, non-accrual loans have been included.

(2) Includes interest-bearing deposits in other banks, federal funds sold and securities purchased under agreements to resell.

Consolidated Statements of Financial Condition

                                                                                                                 December 31,
------------------------------------------------------------------------------------------------------------------------------------
(In millions, except share amounts)                                                                       1998                 1997
====================================================================================================================================
Assets:
Cash and due from banks                                                                              $   156.0            $    93.2
Money market investments:
  Interest-bearing deposits in other banks                                                                 7.3                 11.4
  Federal funds sold and securities purchased under agreements to resell                                 916.9              1,048.6
------------------------------------------------------------------------------------------------------------------------------------
    Total cash and cash equivalents                                                                    1,080.2              1,153.2
------------------------------------------------------------------------------------------------------------------------------------
Loans receivable held for sale                                                                           667.4                  5.5
Securities available for sale                                                                          1,337.6              2,007.7
Interest only securities                                                                                   9.2                   --
Securities held to maturity (fair value of $3.3 and $4.0, respectively)                                    3.3                  4.0
Trading assets                                                                                              --                 25.0
Loans receivable held for investment (net of allowance for possible loan
  losses of $113.0 in 1998 and $109.0 in 1997)                                                         9,273.1              8,795.6
Other interest-earning assets                                                                            118.3                117.0
Accrued interest receivable, net                                                                          83.3                 81.2
Banking premises and equipment, net                                                                      122.6                118.8
Servicing assets                                                                                         119.9                  5.8
Deferred income taxes, net                                                                                54.6                 71.4
Goodwill (net of accumulated amortization of $160.7 in 1998 and $106.3 in 1997)                        1,014.3                577.1
Other assets                                                                                              86.5                121.2
------------------------------------------------------------------------------------------------------------------------------------
    Total assets                                                                                     $13,970.3            $13,083.5
====================================================================================================================================
Liabilities and Stockholders' Equity:
Liabilities:

Deposits:
  N.O.W. and checking                                                                                $   539.9            $   533.9
  Savings                                                                                              1,551.8              1,739.4
  Variable rate savings                                                                                1,804.5              1,702.1
  Money market                                                                                           524.3                478.4
  Term certificates of deposit                                                                         6,752.6              6,519.2
------------------------------------------------------------------------------------------------------------------------------------
    Total deposits                                                                                    11,173.1             10,973.0
------------------------------------------------------------------------------------------------------------------------------------
Mortgagors' escrow                                                                                       128.1                117.8
Securities sold under agreements to repurchase                                                           100.0                106.1
Trading liabilities                                                                                         --                 10.6
Long term debt                                                                                           199.9                199.8
Guaranteed preferred beneficial interest in Company's
  junior subordinated debentures                                                                         199.7                199.7
Accrued income taxes payable                                                                              56.9                 67.7
Other liabilities                                                                                        316.3                139.2
------------------------------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                                 12,174.0             11,813.9
------------------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies (NOTE 17)

Stockholders' Equity:

Preferred stock ($0.01 par value; 50,000,000 shares authorized; none issued)                                --                   --
Common stock ($0.01 par value; 220,000,000 shares authorized;
  110,261,164 shares issued)                                                                               1.1                  1.1
Additional paid-in capital                                                                             1,185.4                830.4
Unallocated Employee Stock Ownership Plan (ESOP) shares                                                 (110.1)              (114.9)
Unearned stock plans shares                                                                               (4.5)                (7.0)
Retained earnings                                                                                      1,240.4              1,142.4
Accumulated other comprehensive income, net                                                                4.7                 (3.6)
Treasury stock, at cost (15,618,745 shares and 25,620,850 shares, respectively)                         (520.7)              (578.8)
------------------------------------------------------------------------------------------------------------------------------------
    Total stockholders' equity                                                                         1,796.3              1,269.6
------------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity                                                       $13,970.3            $13,083.5
====================================================================================================================================

See accompanying notes to the consolidated financial statements

Consolidated Statements of Income

                                                                                            For the Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(In millions, except per share amounts)                                                1998                1997                1996
====================================================================================================================================
Interest income:
  Mortgage loans held for investment                                               $  799.6            $  728.9            $  591.7
  Money market investments                                                             52.7                41.3                68.0
  Securities                                                                          106.5               193.6               311.7
  Other                                                                                28.0                 8.9                 2.6
------------------------------------------------------------------------------------------------------------------------------------
    Total interest income                                                             986.8               972.7               974.0
------------------------------------------------------------------------------------------------------------------------------------
Interest expense:
  Deposits                                                                            465.5               472.7               525.7
  Trading liabilities                                                                   0.1                 0.1                  --
  Securities sold under agreements to repurchase                                        5.3                 7.8                 1.8
  Long-term debt                                                                       32.2                17.1                  --
------------------------------------------------------------------------------------------------------------------------------------
    Total interest expense                                                            503.1               497.7               527.5
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                   483.7               475.0               446.5
Provision for possible loan losses                                                    (13.8)              (18.9)              (15.7)
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for possible loan losses                          469.9               456.1               430.8
Non-interest income:
  Income from fees and commissions:
    Mortgage loan operations fee income                                                18.6                15.7                14.6
    Loan servicing fees                                                                26.1                 6.9                 8.3
    Banking services fees and commissions                                              26.1                21.9                17.4
    Other fee income                                                                    1.2                 1.7                 3.9
  Net gain on securities                                                                2.6                 2.0                 0.9
  Net gain (loss) on sales of loans                                                     0.5                (0.3)                2.9
  Net gain on sale of assets                                                             --                 2.4                  --
  Gain on sale of branches                                                               --                 5.9                 8.9
------------------------------------------------------------------------------------------------------------------------------------
    Total non-interest income                                                          75.1                56.2                56.9
------------------------------------------------------------------------------------------------------------------------------------
Non-interest expense:
  Salaries and benefits                                                               105.5                93.7                86.8
  Employee Stock Ownership and
    stock plans expense                                                                22.3                19.7                14.7
  Net expense of premises and equipment                                                49.0                47.3                46.6
  Federal deposit insurance premiums                                                    2.6                 2.8                 5.2
  Other administrative expenses                                                        67.0                59.7                65.8
  Other real estate owned operating income                                             (6.0)               (1.8)               (0.8)
  Goodwill amortization                                                                54.4                46.4                46.5
  Restructuring charge (recovery)                                                        --                 2.5                (1.6)
  Non-recurring personnel expense                                                       8.3                  --                  --
------------------------------------------------------------------------------------------------------------------------------------
    Total non-interest expense                                                        303.1               270.3               263.2
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                            241.9               242.0               224.5
Income taxes                                                                           92.4                94.4                92.0
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                         $  149.5            $  147.6            $  132.5
====================================================================================================================================
Basic earnings per share                                                           $   1.99            $   1.96            $   1.56
====================================================================================================================================
Diluted earnings per share                                                         $   1.92            $   1.86            $   1.51
====================================================================================================================================

See accompanying notes to the consolidated financial statements

Consolidated Statements of Comprehensive Income

                                                                                               For the Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(In millions)                                                                            1998               1997               1996
====================================================================================================================================
Net income                                                                            $ 149.5            $ 147.6            $ 132.5
------------------------------------------------------------------------------------------------------------------------------------
Other comprehensive income, before tax:
  Unrealized gains (losses) on securities:
    Unrealized holding gains (losses) arising during period                              17.5               38.0              (68.9)
    Less: reclassification adjustment for gains
      included in net income                                                             (2.6)              (2.0)              (0.9)
  Minimum pension liability adjustment                                                   (0.4)                --                 --
------------------------------------------------------------------------------------------------------------------------------------
Other comprehensive income, before tax                                                   14.5               36.0              (69.8)
Income tax expense related to items of other
  comprehensive income                                                                   (6.2)             (16.3)              31.6
------------------------------------------------------------------------------------------------------------------------------------
Other comprehensive income, net of tax                                                    8.3               19.7              (38.2)
------------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income, net of tax                                                $ 157.8            $ 167.3            $  94.3
====================================================================================================================================

See accompanying notes to the consolidated financial statements

Consolidated Statements of Changes in Stockholders' Equity

                                                                                             For the Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(In millions)                                                                          1998                1997                1996
====================================================================================================================================
Common stock
Balance at beginning of year                                                       $    1.1            $    1.1            $    1.1
Balance at end of year                                                                  1.1                 1.1                 1.1
------------------------------------------------------------------------------------------------------------------------------------
Additional paid-in capital
Balance at beginning of year                                                          830.4               809.6               800.8
Reissuance of treasury stock                                                          321.1                  --                  --
Issuance of common stock                                                                 --                 0.8                 3.7
Amortization of ESOP shares committed to be released                                   16.1                12.4                 4.5
Amortization of stock plans shares                                                      1.0                 0.5                 0.6
Tax benefit for vested stock plans shares                                              16.8                 7.1                  --
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                              1,185.4               830.4               809.6
------------------------------------------------------------------------------------------------------------------------------------
Unallocated ESOP shares
Balance at beginning of year                                                         (114.9)             (119.6)             (124.0)
Amortization of ESOP shares committed to be released                                    4.8                 4.7                 4.4
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                               (110.1)             (114.9)             (119.6)
------------------------------------------------------------------------------------------------------------------------------------
Unearned stock plans shares
Balance at beginning of year                                                           (7.0)               (8.3)               (9.8)
Issuance of common stock to stock plans                                                  --                (0.8)               (3.7)
Amortization of stock plans shares                                                      2.5                 2.1                 5.2
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                 (4.5)               (7.0)               (8.3)
------------------------------------------------------------------------------------------------------------------------------------
Retained earnings
Balance at beginning of year                                                        1,142.4             1,038.0               942.1
Net income                                                                            149.5               147.6               132.5
Dividends paid                                                                        (46.5)              (37.7)              (34.1)
Reissuance of treasury stock                                                           (5.0)               (5.5)               (2.5)
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                              1,240.4             1,142.4             1,038.0
------------------------------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive income, net
Balance at beginning of year                                                           (3.6)              (23.3)               14.9
Net change in accumulated other comprehensive income, net                               8.3                19.7               (38.2)
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                  4.7                (3.6)              (23.3)
------------------------------------------------------------------------------------------------------------------------------------
Treasury stock
Balance at beginning of year                                                         (578.8)             (237.7)              (73.8)
Reissuance of treasury stock                                                          277.7                14.4                 5.6
Purchase of treasury stock                                                           (219.6)             (355.5)             (169.5)
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                               (520.7)             (578.8)             (237.7)
------------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                         $1,796.3            $1,269.6            $1,459.8
====================================================================================================================================

See accompanying notes to the consolidated financial statements

Consolidated Statements of Cash Flows

                                                                                             For the Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(In millions)                                                                            1998               1997               1996
====================================================================================================================================
Cash flows from operating activities:
Net income                                                                           $  149.5           $  147.6           $  132.5
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for possible loan losses                                                       13.8               18.9               15.7
Depreciation and amortization of premises and equipment                                  17.9               16.5               16.1
Goodwill amortization                                                                    54.4               46.4               46.5
Accretion of discount on securities, net of premium amortization                         (9.2)              (5.2)             (71.0)
Net change in trading assets                                                             25.0              (25.0)                --
Net change in trading liabilities                                                       (10.6)              10.6                 --
ESOP and stock plans expense                                                             22.3               19.7               14.7
Non-recurring personnel expense                                                           8.3                 --                 --
Net change in loans held for sale                                                        89.3               (0.7)             170.3
Capitalization of servicing assets                                                      (15.0)                --               (1.4)
Servicing asset amortization                                                              9.2                0.8                0.8
Net change in interest only securities                                                   (8.8)                --                 --
Net gain on sales of other real estate owned                                             (8.1)              (7.3)              (6.6)
Deferred income taxes                                                                    10.5               (7.4)              21.5
(Increase) decrease in other assets                                                     (24.3)              15.8               26.1
Increase (decrease) in other liabilities                                                 82.2              (69.9)              50.1
Other, net                                                                                0.6               13.2               21.4
------------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                                           407.0              174.0              436.7
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
Loan originations, net of principal repayments                                         (396.6)          (1,522.3)          (1,447.4)
Proceeds from sales of other real estate owned                                           27.3               20.5               12.0
Purchases of securities available for sale                                           (4,821.4)          (1,935.1)          (6,363.9)
Purchases of securities held to maturity                                                 (0.6)              (0.3)              (1.1)
Proceeds from maturities of securities available for sale                             4,239.9            1,933.0            4,398.5
Proceeds from sales of securities available for sale                                  1,039.0            2,065.1            3,233.8
Investment in corporate officer life insurance policy                                      --             (102.8)                --
Net cash used in acquisition                                                         (1,376.2)                --                 --
Principal repayments on securities                                                      290.2              260.1              263.2
Purchases of premises and equipment                                                     (13.0)              (9.9)             (30.6)
------------------------------------------------------------------------------------------------------------------------------------
    Net cash (used in) provided by investing activities                              (1,011.4)             708.3               64.5
====================================================================================================================================

Statements continued on following page.

See accompanying notes to the consolidated financial statements.

                                                                                             For the Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(In millions)                                                                        1998                 1997                 1996
====================================================================================================================================
Cash flows from financing activities:
  Net deposits (withdrawals) from depositors' accounts                              199.6               (348.9)            (1,293.3)
  Cash paid on transfer of deposit liabilities                                         --               (124.8)              (143.8)
  Payments for cash dividends                                                       (46.5)               (37.7)               (34.1)
  Proceeds from common stock offering                                               583.1                   --                   --
  Purchase of treasury stock                                                       (219.6)              (355.5)              (169.5)
  Securities sold under agreements to repurchase                                     (6.1)               106.1                   --
  Proceeds from issuance of long term debt                                             --                199.8                   --
  Proceeds from issuance of guaranteed
    preferred beneficial interest in Company's
    junior subordinated debentures                                                     --                199.7                   --
  Net increase in mortgagors' escrow                                                 10.3                 50.9                  8.0
  Other, net                                                                         10.6                  5.3                  3.1
------------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) financing activities                             531.4               (305.1)            (1,629.6)
------------------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                                (73.0)               577.2             (1,128.4)
Cash and cash equivalents at beginning of year                                    1,153.2                576.0              1,704.4
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                         $1,080.2             $1,153.2             $  576.0
------------------------------------------------------------------------------------------------------------------------------------
Non-cash activities:
Additions to other real estate owned, net                                        $   15.8             $   28.3             $   28.6
Loans to facilitate sales of other real estate                                   $    8.2             $   18.7             $   22.5
Unsettled trades                                                                 $     --             $   68.1             $   89.5
------------------------------------------------------------------------------------------------------------------------------------
Supplemental disclosure of cash flow information:
Cash paid for income taxes                                                       $   83.0             $   75.0             $   26.9
Interest paid                                                                    $  493.2             $  488.9             $  521.7
====================================================================================================================================

GreenPoint purchased the manufactured housing lending business of BAHS and also acquired the dealer origination segment of
NationsCredit's manufactured housing business. In conjunction with these acquisitions, liabilities were assumed as follows:

------------------------------------------------------------------------------------------------------------------------------------
Fair value of assets acquired                                                                        $1,000.5
Excess of cost over fair value of net assets acquired                                                   485.6
Cash paid                                                                                            (1,376.2)
------------------------------------------------------------------------------------------------------------------------------------
Liabilities assumed                                                                                    $109.9
====================================================================================================================================

See accompanying notes to the consolidated financial statements.

Notes to the Consolidated Financial Statements

NOTE 1 Summary of Significant Accounting Policies

GreenPoint Financial Corp. (the "Company" or "GreenPoint") is a bank holding company organized in 1993 under the laws of the state of Delaware and registered under the Bank Holding Company Act of 1956, as amended. The Company acquired 100% of the outstanding capital stock of GreenPoint Bank (the "Bank"), a New York State chartered savings bank, upon its conversion from the mutual to the capital stock form of ownership on January 28, 1994. The Company is a leading national specialty housing finance company with three principal subsidiaries. GreenPoint Mortgage Corp. ("GreenPoint Mortgage"), a national mortgage banking company headquartered in Charlotte, North Carolina, is the leading national lender in no documentation ("No Doc") residential mortgages. GreenPoint Credit Corp. ("GreenPoint Credit"), headquartered in San Diego, California, is the second largest lender nationally in the manufactured housing finance industry. The Bank, a New York state chartered savings bank, has $11.2 billion in deposits in 73 branches serving more than 400,000 households in the Greater New York City area.

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

(b) Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

The Company enters into short-term purchases of securities under agreements to resell ("reverse repurchase agreements") and sales of securities under agreements to repurchase ("repurchase agreements") substantially identical securities. The amounts advanced under reverse repurchase agreements and the amounts borrowed under repurchase agreements are carried on the balance sheet at the amount advanced or borrowed, respectively plus accrued interest. Interest earned on reverse repurchase agreements and interest incurred on repurchase agreements are reported as interest income and interest expense, respectively.

(c) Securities Held to Maturity and Securities Available for Sale

Securities classified as held to maturity are carried at amortized cost. The Company has the positive intent and ability to hold these securities to maturity.

      Securities that may be sold in response to or in anticipation of changes in interest rates and resulting prepayment risk, or other factors, are classified as available for sale and are carried at fair value. Unrealized gains and losses on these securities are reported, net of applicable taxes in accumulated other comprehensive income, as a separate component of stockholders' equity.

      Amortization of premiums and accretion of discounts are reported in interest income, using a method which results in a level yield over the estimated life of the security.

      Gains and losses on the sale of securities are determined using the specific identification method.

(d) Interest Only Securities

Effective January 1, 1997, the Company adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"). SFAS 125 requires recording, based on fair value, the right to future interest to be collected on the underlying financial contracts of each securitization over the sum of the interest to be paid to the security classes sold, contractually specified servicing fees and credit losses as an interest only security.

      The Company determines fair value by calculating the net present value of the net future interest to be collected, using assumptions of prepayments, defaults and discount rates that the Company believes market participants would use for similar securities. Interest only securities are amortized using the interest method.

      The Company classifies its interest only securities as available for sale and carries these securities at fair value. Unrealized gains and losses are reported, net of applicable taxes, in accumulated other comprehensive income, as a separate component of stockholders' equity.

(e) Loans Receivable Held for Investment

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

(f) Allowance for Possible Loan Losses

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

(g) Loans Receivable Held for Sale

Loans receivable held for sale are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are provided for in a valuation allowance created through charges to income. Transfers from loans held for investment to loans held for sale are recorded at the lower of cost or estimated fair value in the aggregate.

(h) Servicing Assets

Servicing assets are carried at the lower of allocated cost or fair value and are amortized in proportion to and over the period of net servicing income.

      The Company stratifies its servicing assets based on the risk characteristics of the underlying loan pools. Servicing assets are evaluated for impairment based on the risk characteristics of these pools to determine whether any valuation allowances are required. A valuation allowance is recognized through a charge to current earnings for servicing assets that have an amortized balance in excess of the current fair value.

      The fair value of the servicing assets is determined by calculating the net present value of estimated future servicing cash flows, using assumptions of prepayments, defaults, servicing costs and discount rates that the Company believes market participants would use for similar assets.

(i) Goodwill

Goodwill arising from the 1995 acquisition of the New York branches of Home Savings of America and the 1998 acquisition of the manufactured housing lending business of BankAmerica Housing Services ("BAHS") is being amortized using the straight-line method over 15 years. The goodwill associated with the 1995 BarclaysAmerican/ Mortgage acquisition is being amortized using the straight-line method over 5 years. These intangible assets are evaluated for recoverability by management on a periodic basis.

(j) Other Real Estate Owned

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

(k) Derivative Financial Instruments

The Company has limited involvement in derivative financial instruments, using interest-rate swaps to manage interest rate exposure associated with its fixed rate mortgage loan portfolio as well as its variable rate mortgage-backed securities portfolio. When purchased, these derivative instruments are designated as hedges against interest rate exposure associated with specific pools of loans or mortgage backed securities over a specific period of time. These instruments are considered derivative financial instruments held for purposes other than trading. Derivatives linked to loans are accounted for under the accrual method. Derivatives linked to available for sale securities are carried at fair value. Unrealized gains and losses on derivatives linked to available for sale securities, exclusive of net interest accruals, are reported, net of applicable taxes, in accumulated other comprehensive income, as a separate component of stockholders' equity. Interest income (expense) resulting from the derivatives is accrued and reported as an adjustment to mortgage loan or securities interest income.

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

(l) Banking Premises and Equipment

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

(m) Stock-Based Compensation Plans

Deferred compensation for stock award plans is recorded as a reduction of stockholders' equity and is calculated as the cost of the shares purchased by the Bank and contributed to the plan. Compensation expense is recognized over the vesting period of actual stock awards based upon the fair value of shares at the award date.

      Compensation expense for the Employee Stock Ownership Plan and Trust ("ESOP") is recognized for the number of shares allocated to ESOP participants as they are committed to be released. The difference between the fair value of the shares allocated and the cost of the shares to the ESOP is charged or credited to additional paid-in capital.

      Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 permits either the recognition of compensation cost for the estimated fair value of employee stock-based compensation arrangements on the date of grant, or the disclosure in the notes to the financial statements of the pro forma effects on net income and earnings per share, determined as if the fair value-based method had been applied in measuring compensation cost. The Company has adopted the disclosure option and continues to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") in accounting for its plans. Accordingly, no compensation cost has been recognized for the Company's stock option plans.

(n) Income Taxes

      The Company and certain of its subsidiaries file consolidated tax returns with the Federal, state and local taxing authorities. Other subsidiaries file separate domestic tax returns as required.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases ("temporary differences"). Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. A valuation allowance is provided for deferred tax assets where realization is not considered "more likely than not." The effect of changes in tax laws or rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date.

(o) Earnings per Share

Basic earnings per share ("EPS") is calculated by dividing net income by the weighted average number of common shares outstanding, with no consideration of potential outstanding shares. Diluted EPS is calculated using the same method as basic EPS, but reflects the potential dilution that would occur if stock options or other contracts were exercised and converted into common stock. Common stock equivalents are computed using the treasury stock method. ESOP shares that have been allocated to participants' accounts or are committed to be released for allocation are considered outstanding for EPS calculation.

(p) Statement of Cash Flows

For the purpose of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits in other banks, federal funds sold and reverse repurchase agreements, all of which have initial maturities of less than ninety days.

NOTE 2 Business Acquisitions

On April 30, 1997, the Company purchased the Columbus, Georgia mortgage servicing operations of Citizens Financial Group, for a net purchase price of approximately $4 million. The purchase of the Georgia facility gives the Company a more efficient platform for servicing its national mortgage portfolio.

      On September 30, 1998, the Company purchased the manufactured housing lending business of BAHS, a division of Bank of America, FSB, for a cash premium of $605 million. The purchase includes BAHS' loan origination and servicing platforms, its servicing portfolio of $11.2 billion and related revenue stream, and $766.4 million of loans held for sale. The acquisition was treated as a purchase for accounting and financial reporting purposes, resulting in $478.6 million of tax-deductible goodwill, which will be amortized over 15 years. The acquisition was financed through available capital and the proceeds of an offering of GreenPoint common stock.

      On December 7, 1998, the Company acquired the dealer origination segment of NationsCredit's manufactured housing business. The purchase provides the Company with access to NationsCredit's dealer business throughout the United States.

      On December 9, 1998, the Company announced a definitive agreement to acquire Headlands Mortgage Company in a stock transaction valued at approximately $473 million. The acquisition will be accounted for as a tax-free pooling of interests, with 0.62 shares of the Company's stock being exchanged for each share of Headlands stock. The acquisition is expected to be completed by the end of the first quarter of 1999.

NOTE 3 Restrictions on Cash and Due from Banks

The Company is required to maintain reserves on deposit with the Federal Reserve Bank of New York. The amount of required reserves at December 31, 1998 was $16.4 million. The average amount of those reserve deposits was approximately $24.5 million for the year ended December 31, 1998.

NOTE 4 Securities Purchased Under Agreements to Resell

The maximum amounts of reverse repurchase agreements outstanding on any day during the years ended December 31, 1998 and 1997, were $1.62 billion and $0.84 billion, respectively. The average amounts of these agreements outstanding during the years ended December 31, 1998 and 1997, were $617.7 million and $335.5 million, respectively.

      During 1998 and 1997, the underlying securities purchased under resale agreements were delivered into a third-party account that recognizes the Company's rights and interests in these securities.

NOTE 5 Securities

Securities Available for Sale

The amortized cost and estimated fair value of securities available for sale at December 31, 1998 and 1997 are summarized as follows:

                                                                                                Gross          Gross
                                                                         Amortized         Unrealized     Unrealized            Fair
(In millions)                                                                 Cost              Gains         Losses           Value
------------------------------------------------------------------------------------------------------------------------------------
Securities Available for Sale                                                                    December 31, 1998
====================================================================================================================================
U.S. Government and Federal Agency Obligations:
   Agency notes/Asset-backed securities                                   $  260.5           $    0.1       $   (0.3)       $  260.3
Mortgage-backed securities                                                   561.0                5.5           (0.1)          566.4
Collateralized mortgage obligations                                          206.2                3.5           (0.1)          209.6
Trust certificates collateralized by GNMA securities                          26.6                 --           (0.1)           26.5
Corporate asset-backed securities                                             25.0                 --           (0.1)           24.9
Corporate bonds                                                               24.3                 --           (0.1)           24.2
Commercial paper                                                             145.7                 --             --           145.7
Other                                                                         80.0                 --             --            80.0
------------------------------------------------------------------------------------------------------------------------------------
   Total securities available for sale                                    $1,329.3           $    9.1       $   (0.8)       $1,337.6
====================================================================================================================================

                                                                                                Gross          Gross
                                                                         Amortized         Unrealized     Unrealized            Fair
(In millions)                                                                 Cost              Gains         Losses           Value
------------------------------------------------------------------------------------------------------------------------------------
Securities Available for Sale                                                                    December 31, 1997
====================================================================================================================================
U.S. Government and Federal Agency Obligations:
  U.S. Treasury notes/bills                                               $  700.6          $      --       $   (4.8)       $  695.8
  Agency notes/Asset-backed securities                                       125.9                0.1           (0.2)          125.8
Mortgage-backed securities                                                   780.6                0.8           (1.8)          779.6
Collateralized mortgage obligations                                          113.9                0.5             --           114.4
Trust certificates collateralized by GNMA securities                         124.5                 --           (0.9)          123.6
Corporate asset-backed securities                                             25.0                 --             --            25.0
Commercial paper                                                             113.5                 --             --           113.5
Other                                                                         30.0                 --             --            30.0
------------------------------------------------------------------------------------------------------------------------------------
    Total securities available for sale                                   $2,014.0           $    1.4       $   (7.7)       $2,007.7
====================================================================================================================================

      During the year ended December 31, 1998, the Company sold available for sale securities aggregating $1.0 billion, resulting in gross realized gains of $3.7 million and gross realized losses of $1.1 million.

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

      Mortgage-backed securities and collateralized mortgage obligations, most of which have contractual maturities of more than 10 years, are subject to scheduled and nonscheduled principal payments which shorten the average life to an estimated 3.1 years. The amortized cost and estimated fair value of securities at December 31, 1998 by contractual maturity are summarized below:

                                                                Securities Available for Sale            Securities Held to Maturity
------------------------------------------------------------------------------------------------------------------------------------
                                                                Amortized                 Fair            Amortized             Fair
(In millions)                                                        Cost                Value                 Cost            Value
------------------------------------------------------------------------------------------------------------------------------------
Maturity schedule of securities                                                           December 31, 1998
====================================================================================================================================
Due in one year or less                                          $  295.7             $  295.6             $    2.0         $    2.0
Due after one year through five years                               317.9                321.2                   --               --
Due after five years through ten years                              106.7                106.8                  0.6              0.6
Due after ten years                                                 609.0                614.0                  0.7              0.7
------------------------------------------------------------------------------------------------------------------------------------
    Total securities                                             $1,329.3             $1,337.6             $    3.3         $    3.3
====================================================================================================================================

The Company lends portions of its investment in U.S. government and agency securities to pre-authorized securities dealers in return for a securities lending fee. These loaned securities are collateralized at 102% of their fair value with government and/or agency securities. To protect the Company's investment, the agreements contain provisions to increase the collateral obtained, should the value of the collateral decline or the fair value of the securities loaned increase. Upon maturity or early termination of a loan, the Company's securities are returned. At December 31, 1998, the Company had no securities on loan to securities dealers. At December 31, 1997, there were $0.7 billion of the Company's securities on loan to securities dealers. Income earned on loaned securities, included in other income, for the years ended December 31, 1998, 1997 and 1996 was $0.3 million, $1.1 million, and $2.0 million, respectively. The maximum amount of securities loaned on any day during the years ended December 31, 1998 and 1997 was $1.2 billion and $1.9 billion, respectively.

NOTE 6 Loans Receivable Held for Investment

The Company's loans receivable held for investment balances are summarized as follows:

                                                              December 31,
--------------------------------------------------------------------------------
(In millions)                                              1998            1997
================================================================================
Conventional first mortgage loans:
  Residential one- to four-family                      $8,002.0        $7,660.7
  Residential multi-family                                593.3           620.0
  Commercial property                                     573.4           536.5
Second mortgage and home equity loans                     104.4            88.5
Other                                                     127.2            30.1
--------------------------------------------------------------------------------
Total loans receivable held
  for investment                                        9,400.3         8,935.8
Net deferred loan origination fees
  and unearned discount                                   (14.2)          (31.2)
Allowance for possible loan losses                       (113.0)         (109.0)
--------------------------------------------------------------------------------
Loans receivable held for
  investment, net                                      $9,273.1        $8,795.6
================================================================================

Non-Accrual Loans

The outstanding balances of non-accrual loans as of December 31, 1998 and 1997 are as follows:

                                                               December 31,
--------------------------------------------------------------------------------
(In millions)                                               1998            1997
================================================================================
Mortgage loans secured by:
  Residential one- to four-family                        $ 226.0         $ 271.0
  Residential multi-family                                  33.9            46.0
  Commercial property                                       25.2            38.0
Other loans                                                  0.1             0.1
--------------------------------------------------------------------------------
Total                                                    $ 285.2         $ 355.1
================================================================================

The effect of non-accrual loans on interest income is as follows:

                                                    Year Ended December 31,
--------------------------------------------------------------------------------
(In millions)                                  1998          1997          1996
================================================================================
Interest income:
  As originally contracted                  $  37.0       $  45.3       $  45.1
  As recognized                               (30.7)        (29.5)        (22.9)
--------------------------------------------------------------------------------
Reduction of interest income                $   6.3       $  15.8       $  22.2
================================================================================

Allowance for Possible Loan Losses

Activity in the allowance for possible loan losses is summarized as follows:

                                           At or for the Year Ended December 31,
--------------------------------------------------------------------------------
(In millions)                                  1998          1997          1996
================================================================================
Balance at beginning of year                $ 109.0       $ 105.0       $ 105.5
Provisions charged to
  income                                       13.8          18.9          15.7
Charge-offs                                   (10.6)        (16.0)        (17.5)
Recoveries                                      0.8           1.1           1.3
--------------------------------------------------------------------------------
Balance at end of year                      $ 113.0       $ 109.0       $ 105.0
================================================================================

Geographic Concentration

As of December 31, 1998, 69% of the Company's mortgage loan portfolio was secured by properties located in New York State. The properties securing the remaining portfolio are dispersed throughout the country, with no state representing more than 10%.

NOTE 7 Servicing Assets

The Company recognizes servicing assets for any retained servicing rights upon the securitization or sale of loans. During 1998, the Company sold $728.0 million of manufactured housing loans in one securitization transaction resulting in retained servicing rights of $15.0 million and acquired $108.3 million of servicing assets in conjunction with the purchase of BAHS.

      The initial valuation and subsequent fair value of servicing assets is determined by calculating the net present value of estimated future servicing cash flows using assumptions of prepayments, defaults, servicing costs and discount rates that the Company believes market participants would use for similar assets. Servicing assets are evaluated for impairment (book value in excess of fair value) quarterly based on the primary risk characteristics of product and rate type (fixed or variable) relating to the underlying financial assets. Fair value of servicing assets approximated the carrying amount and no valuation for impairment was necessary for the years ended December 31, 1998 and 1997, respectively.

The activity in servicing assets and significant assumptions used to determine fair value are summarized as follows:

                                                                                At or for the Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                               1998                                  1997
------------------------------------------------------------------------------------------------------------------------------------
                                                              Manufactured                              Manufactured
(In millions)                                                      Housing               Mortgage            Housing       Mortgage
====================================================================================================================================
Activity:
Balance at beginning of year                                        $   --                 $  5.8                $--         $  6.6
Purchased                                                            108.3                     --                 --             --
Additions                                                             15.0                     --                 --             --
Amortization                                                          (8.2)                  (1.0)                --           (0.8)
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                              $115.1                 $  4.8                $--         $  5.8
====================================================================================================================================
Significant fair value assumptions:
Discount rate                                                           14%                    11%                --             11%
Weighted average annual prepayment rate                                 12%(1)                 30%                --             15%
Weighted average annual default rate                                     4%                    --                 --             --
====================================================================================================================================

(1)   Excludes weighted average annual default rate.

The Company services loans on behalf of customers. In such capacity, certain monies are collected and placed in segregated trust accounts, which totaled $294.8 million and $26.1 million at December 31, 1998 and 1997, respectively. These accounts and corresponding liabilities are not included in the accompanying statements of financial condition.

NOTE 8 Other Real Estate Owned

The following is a summary of ORE owned by the Company:

                                                               December 31,
--------------------------------------------------------------------------------
(In millions)                                              1998            1997
================================================================================
Property type:
  Residential one- to four-family                       $   7.8         $  18.4
  Residential multi-family                                  1.7             2.6
  Commercial                                                2.0             3.9
Allowance for declines in value                            (0.3)           (0.9)
--------------------------------------------------------------------------------
Other real estate owned, net                            $  11.2         $  24.0
================================================================================

Activity in the allowance for declines in value for ORE is summarized as follows:

                                           At or for the Year Ended December 31,
--------------------------------------------------------------------------------
(In millions)                                  1998          1997          1996
================================================================================
Balance at beginning of year                $   0.9       $   1.3       $   2.2
Provisions charged to income                    0.1           0.8           0.9
Charge-offs                                    (0.7)         (1.2)         (1.8)
--------------------------------------------------------------------------------
Balance at end of year                      $   0.3       $   0.9       $   1.3
================================================================================

The following is a summary of ORE income activity:

                                                    Year Ended December 31,
--------------------------------------------------------------------------------
(In millions)                                  1998          1997          1996
================================================================================
Operating expense, net of
  rental and other income                   $   2.0       $   4.7       $   4.9
Provision for decline in
  value of ORE                                  0.1           0.8           0.9
Net gain on sales of
  ORE properties                               (8.1)         (7.3)         (6.6)
--------------------------------------------------------------------------------
Net ORE operating income                    $  (6.0)      $  (1.8)      $  (0.8)
================================================================================

During the years ended December 31, 1998, 1997 and 1996, the Company acquired through foreclosure or deed in lieu of foreclosure, loans with book values of $16.6 million, $32.2 million and $33.1 million, respectively. Charges to the allowance for possible loan losses, reducing the carrying value of ORE properties to their estimated fair values, amounted to $2.0 million, $4.2 million and $4.5 million during the years ended December 31, 1998, 1997 and 1996, respectively. Sales of ORE properties during these respective periods totaled $27.4 million, $32.6 million and $29.3 million.

NOTE 9 Deposits

The contractual maturities of term certificates of deposit are summarized as follows:

                                                                                             December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                          1998                                     1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Percentage of                          Percentage of
(In millions)                                                    Amount        Term Deposits              Amount      Term Deposits
===================================================================================================================================
Due within six months                                          $1,899.4                28.13%           $2,030.1              31.14%
Due within six to twelve months                                 3,864.9                57.24             2,719.7              41.72
Due within one to two years                                       632.6                 9.37             1,205.1              18.48
Due within two to three years                                     165.1                 2.44               325.0               4.98
Due within three to four years                                    123.3                 1.82               108.6               1.67
Due within four to five years                                      63.3                 0.94               112.6               1.73
Due beyond five years                                               4.0                 0.06                18.1               0.28
-----------------------------------------------------------------------------------------------------------------------------------
  Total                                                        $6,752.6               100.00%           $6,519.2             100.00%
===================================================================================================================================

Included in term certificates of deposit are certificates in denominations of $100,000 or more at December 31, 1998 and 1997, aggregating $819.4 million and $723.7 million, respectively.

Interest expense on deposits is summarized as follows:

                                                      Year Ended December 31,
--------------------------------------------------------------------------------
(In millions)                                     1998         1997         1996
================================================================================
Account type:
  N.O.W.                                       $   3.8      $   5.3      $   6.1
  Savings                                         39.3         46.7         55.2
  Variable rate savings                           57.2         59.9         66.1
  Money market                                    15.5         16.6         19.5
  Term certificates of deposit                   348.2        343.1        377.8
--------------------------------------------------------------------------------
  Total                                        $ 464.0      $ 471.6      $ 524.7
================================================================================

NOTE 10 Guaranteed Preferred Beneficial Interest in Company's Junior Subordinated Debentures

In June 1997, GreenPoint Capital Trust I (the "Trust"), a Delaware statutory business trust owned by the Company, issued $200 million of 9.10% Guaranteed Preferred Beneficial Interest in the Company's Subordinated Debentures ("Capital Securities"). The Trust exists for the sole purpose of issuing the Capital Securities and investing the proceeds thereof in 9.10% Junior Subordinated Debentures to be issued by the Company. The Junior Subordinated Debentures mature on June 1, 2027. Payment of distributions out of monies held by the Trust, and payments on liquidation of the Trust or the redemption of Capital Securities, are guaranteed by the Company to the extent the Trust has funds available therefore. The obligations of the Company under the Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all indebtedness of the Company and will be structurally subordinated to all liabilities and obligations of the Company's subsidiaries.

      Distributions on the Capital Securities are payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 1997. The Junior Subordinated Debentures are not redeemable prior to June 1, 2007, unless certain events have occurred.

      The proceeds from the issuance of the Capital Securities were used to repurchase $200 million of common stock for the year ended December 31, 1997.

      Interest expense on Capital Securities was $18.3 million and $10.7 million for the years ended December 31, 1998 and 1997, respectively.

NOTE 11 Long Term Debt

In July 1997, the Company published an Offering Circular under Regulation D authorizing it to issue, from time to time, up to $3 billion of Senior and Subordinated Bank Notes ("Notes") with maturities ranging from 7 days to 30 years. On July 10, 1997, the Company issued $200 million of 6.70% Senior Notes maturing July 15, 2002. Interest is paid semi-annually on January 15 and July 15.

      The proceeds of the Notes are used by the Company for general corporate and banking purposes in the ordinary course of business.

      Long term debt interest expense for the years ended December 31, 1998 and 1997 was $13.9 million and $6.4 million, respectively.

NOTE 12 Restructuring Charge

In December 1995, the Company recorded a pre-tax restructuring charge of $8.0 million that reflected actions initiated during the fourth quarter of that year and during 1996 to improve operating efficiency. In 1996, the Company recovered $1.6 million of the restructuring charge, due to lower than expected severance payments and write-downs on sold or closed facilities.

      In June 1997, the Company recorded a pre-tax restructuring charge of $2.5 million pertaining to the transfer of mortgage servicing from New York to Georgia. As of December 31, 1997, the transfer of servicing had been completed and the full reserve was utilized for related severance payments and asset write-downs.

NOTE 13 Non-Recurring Personnel Expense

In the first quarter of 1998, the Company recognized a non-recurring charge of $8.3 million in personnel expense related to the retirement of senior executives.

NOTE 14 Pension Plan and Other Employee Benefits

The following is a summary of the Company's pension and postretirement benefits:

                                   Pension                     Postretirement
                                   Benefits                       Benefits
                                  December 31,                  December 31,
--------------------------------------------------------------------------------
(In millions)                 1998           1997           1998           1997
================================================================================
Change in Benefit
  Obligation:
Benefit obligation at
  beginning of year          $39.1          $33.9          $14.7          $13.9
Service cost                   1.9            1.7            0.4            1.1
Interest cost                  2.5            2.7            0.6            0.9
Amendments(1)                   --             --           (3.5)            --
Benefit payments              (4.3)          (3.0)          (0.6)          (0.9)
Actuarial loss (gain)          2.9            3.8           (1.6)          (0.3)
--------------------------------------------------------------------------------
Benefit obligation at
  end of year                $42.1          $39.1          $10.0          $14.7
================================================================================

(1) A plan amendment was made at January 1, 1998. The net periodic postretirement benefit cost was calculated after this amendment.

                                             Pension              Postretirement
                                             Benefits               Benefits
                                            December 31,          December 31,
--------------------------------------------------------------------------------
(In millions)                             1998       1997       1998       1997
================================================================================
Change in Plan Assets:
Fair value of plan assets at
  beginning of year                    $  49.1    $  43.4        $--        $--
Actual return on plan assets              (0.3)       8.5         --         --
Employer contribution                      0.1        0.1        0.6        0.9
Benefits paid                             (4.3)      (2.9)      (0.6)      (0.9)
--------------------------------------------------------------------------------
Fair value of plan assets
  at end of year                       $  44.6    $  49.1        $--        $--
--------------------------------------------------------------------------------
Reconciliation of
  Funded Status:
Funded status                          $   2.5    $  10.1    $ (10.0)   $ (14.7)
Unrecognized actuarial gain               (0.2)      (7.9)      (2.0)      (0.5)
Unrecognized prior
  service cost                            (1.1)      (1.1)      (3.5)      (0.3)
Unrecognized transition asset             (0.5)      (0.9)        --         --
--------------------------------------------------------------------------------
Net amount recognized at
  end of year                          $   0.7    $   0.2    $ (15.5)   $ (15.5)
--------------------------------------------------------------------------------
Amounts Recognized in the
  Statement of Financial
  Condition Consist of:
Prepaid benefit cost                   $   2.9    $   1.8        $--        $--
Accrued benefit liability                 (3.5)      (2.7)     (15.5)     (15.5)
Intangible asset                           0.9        1.1         --         --
Accumulated other
  comprehensive income                     0.4         --         --         --
--------------------------------------------------------------------------------
Net amount recognized
  at end of year                       $   0.7    $   0.2    $ (15.5)   $ (15.5)
================================================================================

                             Pension                      Postretirement
                             Benefits                        Benefits
                            Year Ended                      Year Ended
--------------------------------------------------------------------------------
                     1998       1997      1996       1998       1997       1996
================================================================================
Weighted
  Average
  Assumptions:
Discount rate        6.50%      7.00%     7.50%      6.50%      7.00%      7.50%
Expected return
  on plan assets     9.00%      9.00%     8.00%       N/A        N/A        N/A
Rate of
  compensation
  increase           4.50%      4.50%     4.50%      4.50%      4.50%      4.50%
================================================================================

For measurement purposes, a 7.00% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease to 5.00% for 2000 and remain at that level thereafter.

                                                                   Pension Benefits                      Postretirement Benefits
                                                                Year Ended December 31,                  Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(In millions)                                              1998          1997          1996          1998          1997         1996
====================================================================================================================================
Components of Net Periodic Benefit Cost:
Service cost                                            $   1.9       $   1.7       $   2.4       $   0.5       $   1.1      $   1.2
Interest cost                                               2.5           2.6           2.5           0.6           0.8          0.9
Expected return on plan assets                             (4.3)         (3.4)         (3.0)           --            --           --
Amortization of prior service cost                           --            --           0.1          (0.3)           --           --
Amortization of transition asset                           (0.4)         (0.4)         (0.4)           --            --           --
Recognized actuarial gain                                  (0.3)         (0.1)           --          (0.1)           --           --
------------------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                               $  (0.6)      $   0.4       $   1.6       $   0.7       $   1.9      $   2.1
====================================================================================================================================

The aggregate projected benefit obligation and accumulated benefit obligation for pension plans with accumulated benefit obligations in excess of plan assets were $4.2 million and $3.5 million, respectively, as of December 31, 1998 and $3.7 million and $2.7 million, respectively, as of December 31, 1997. There were no plan assets for these plans as of December 31, 1998 and 1997.

      Assumed health care trend rates have a significant effect on the amounts reported for the health care benefits. A one percentage point change in assumed health care cost trend rates would have the following effects.

                                                   1-Percentage    1-Percentage
(In millions)                                    Point Increase  Point Decrease
================================================================================
Effect of total of service and
  interest cost components                                   --             --
Effect on postretirement
  benefit obligation                                        0.6           (0.5)
================================================================================

Supplemental Executive Retirement Plan

The Bank maintains a non-qualified, unfunded Supplemental Executive Retirement Plan ("SERP") for the primary purpose of providing benefits to certain eligible employees in excess of limitations imposed by the Internal Revenue Code of 1986, as amended ("the Code"). For the years ended December 31, 1998, 1997 and 1996, the SERP expense was $0.9 million, $(0.2) million and $0.4 million, respectively.

401(k) Savings Plan

During 1996, the Bank amended its Incentive Savings Plan to include provisions under Section 401(k) of the Code, (the "401(k) Savings Plan"). Substantially all of the employees of the Company employed prior to July 1, 1996 and employees employed after such date who have been credited with 1,000 hours of service during a twelve month period are eligible to participate. Participants may contribute on a pre-tax basis up to 12% of their eligible salary and may be eligible to receive a matching contribution equal to 100% of the first 3% of eligible salary they contribute to the 401(k) Savings Plan. Participants may invest their pre-tax contributions in any of the investment funds made available under the 401(k) Savings Plan, including a fund that invests primarily in the Company's stock. The matching contribution may be funded by using some of the shares released for allocation under the Bank's ESOP. Matching contributions generally become vested over a five-year period. The 401(k) Savings Plan conforms to the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code. 401(k) Savings Plan expenses for matching contributions were approximately $1.9 million, $1.3 million and $0.8 million for the years ended December 31, 1998, 1997 and 1996, respectively.

Employers' Accounting for Postemployment Benefits

The Company is accounting for postemployment benefits on a comprehensive accrual basis. This basis requires the Company to charge to expense the expected costs of providing these benefits to all postemployment employees, during the years such employees are actively employed by the Company. At December 31, 1998 and 1997, the Company's postemployment benefits liability was approximately $0.4 million and $0.4 million, respectively.

NOTE 15 Income Taxes

For the tax years prior to 1996, a special bad debt deduction was allowed for additions to the Bank's tax bad debt reserves. As a result of federal legislation, for tax years beginning after January 1, 1996, the Bank is only permitted to take deductions for bad debts for federal tax purposes on the basis of actual loan charge-off activity. This legislation also requires that the Bank recapture into taxable income the portion of existing tax bad debt reserves created in the years beginning after December 31, 1987 over a six year period. The amount of such reserve subject to recapture at December 31, 1998 is approximately $1.7 million.

      At December 31, 1998, no federal income tax provision has been made against the Bank's pre-1988 tax bad debt reserve of approximately $140 million. However, these reserves remain subject to recapture should the Bank make certain non-dividend distributions or cease to maintain a bank charter. Management has no intention of taking any such actions.

      For New York State and City income tax purposes, the Bank is permitted to continue to take special reserve method bad debt deductions. For the tax year ended December 31, 1998, the Bank maintained state and city tax bad debt reserves in excess of the federal reserve of approximately $303 million and $305 million respectively, for which no state or city taxes have been provided. In the event the Bank were to allow qualifying assets to fall below 60% or otherwise fail state thrift definitional tests, the balance of the excess New York State and City reserves would be subject to recapture into taxable income. Furthermore, any charge to the qualifying tax bad debt reserves other than for losses on qualifying loans may create income for state tax purposes only. The Bank's qualifying assets at December 31, 1998 and 1997 exceeded 60%.

      The Company's deferred tax asset represents the anticipated federal, state and local tax benefits expected to be realized in future years upon the utilization of the underlying tax attributes comprising this balance. In management's opinion, the net deferred tax asset is fully realizable. Accordingly, no valuation allowance has been provided.

      The components of income tax expense for the years ended December 31, 1998, 1997 and 1996, are summarized as follows:

                                                  Year Ended December 31,
--------------------------------------------------------------------------------
(In millions)                                1998           1997            1996
================================================================================
Current:
  Federal                                 $  63.6        $  85.3         $  60.3
  State and local                            18.2           16.6            10.2
--------------------------------------------------------------------------------
    Total current                            81.8          101.9            70.5
--------------------------------------------------------------------------------
Deferred:
  Federal                                     6.0           (6.1)           11.4
  State and local                             4.6           (1.4)           10.1
--------------------------------------------------------------------------------
    Total deferred                           10.6           (7.5)           21.5
--------------------------------------------------------------------------------
    Total                                 $  92.4        $  94.4         $  92.0
================================================================================

In addition to the income tax expense attributable to operations, deferred income tax expense (benefit) in the amount of $6.2 million, $16.3 million and ($31.6) million was separately allocated to stockholders' equity to recognize the related tax effect of the change in the net unrealized gain or loss on securities available for sale and certain employee postemployment programs for the years ended December 31, 1998, 1997 and 1996, respectively.

      The amounts reported as income tax expense vary from amounts that would be reported by applying the statutory federal income tax rate to income before income taxes due to the following:

                                                                           Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(In millions)                                            1998                         1997                         1996
------------------------------------------------------------------------------------------------------------------------------------
                                                              Percentage                   Percentage                   Percentage
                                                              of Pre-tax                   of Pre-tax                   of Pre-tax
                                                    Amount      Earnings         Amount      Earnings         Amount      Earnings
====================================================================================================================================
Tax expense at federal statutory rate                $84.7         35.00%         $84.7         35.00%         $78.6         35.00%
State and local taxes, net of federal
  income tax benefit                                  11.8          4.88           11.7          4.83           13.2          5.89
Fair market value over cost of
  Employee Stock Ownership Plan                        5.6          2.32            4.3          1.78            1.9          0.85
Other                                                 (9.7)        (4.00)          (6.3)        (2.60)          (1.7)        (0.76)
------------------------------------------------------------------------------------------------------------------------------------
    Total income taxes                               $92.4         38.20%         $94.4         39.01%         $92.0         40.98%
====================================================================================================================================

The balances of the net deferred tax asset at December 31, 1998 and 1997 were comprised as follows:

                                                        December 31,
--------------------------------------------------------------------------------
(In millions)                                 1998                         1997
================================================================================
Deferred Tax Assets:
Allowance for possible loan losses         $  48.3                      $  48.0
Interest income on non-accrual loans           7.8                          6.9
Capitalized cost of acquisition,
  other real estate                            2.5                          4.3
Other real estate, valuation allowance
  for market decline                           0.4                          0.8
Postretirement and post-
  employment benefits                          9.8                         10.4
Unrealized loss on securities
  available for sale                            --                          2.7
Servicing                                      3.7                           --
Other                                          9.3                         11.7
--------------------------------------------------------------------------------
                                           $  81.8                      $  84.8
================================================================================
Deferred Tax Liabilities:
Premises and equipment                     $  (3.4)                     $  (2.1)
Servicing assets                                --                         (1.9)
Unrealized gain on securities
  available for sale                          (3.5)                          --
Deferred loan fees                           (20.3)                        (9.4)
--------------------------------------------------------------------------------
                                             (27.2)                       (13.4)
--------------------------------------------------------------------------------
  Net deferred tax asset                   $  54.6                      $  71.4
================================================================================

NOTE 16 Derivative Financial Instruments

The Bank enters into interest rate swap contracts in managing its interest rate risk associated with its fixed-rate mortgage and variable rate securities in its investment portfolio. The notional amount of these contracts approximates $1.40 billion and $475 million at December 31, 1998 and 1997, respectively. As of December 31, 1998, the outstanding contracts have an average term of approximately 4 years. Under the terms of the contracts for 1998, the Bank pays an average fixed rate of 5.96% and receives an average variable rate of 5.32% on the swaps hedging the fixed rate loan portfolio. The notional amounts of derivatives do not represent amounts exchanged by the parties and, thus, are not a measure of the Company's exposure through its use of derivatives. The amounts exchanged are determined by reference to the notional amounts and the other terms of the derivatives.

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

NOTE 17 Commitments and Contingencies

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

Pending Litigation

With the exception of the matters set forth below, the Company is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business, which, in the aggregate, involve amounts which are believed by management to be immaterial to the consolidated financial statements of the Company. The Bank has been named as a defendant in fifteen unrelated legal complaints which assert that infant plaintiffs sustained personal injuries from the ingestion of lead based paint, chips or dust. Additionally there are ten other instances of threatened litigation. Outside counsel has advised the Bank that because discovery on these claims is in the relatively early stages, counsel is not yet in a position to express an opinion as to the Bank's liability or to quantify the Bank's potential exposure, if any, in dollar terms at this time. The Company currently believes that such liability exposure, if any, would not be material to the Bank's financial condition and results of operations.

Loan Commitments

At December 31, 1998 and 1997, the Company had outstanding commitments to originate mortgage loans totaling approximately $534.1 million and $438.9 million, respectively. The commitments to originate mortgage loans at December 31, 1998 included $353.2 million of commitments to originate fixed rate mortgage loans and $180.9 million of commitments to originate adjustable rate mortgage loans. At December 31, 1998, the Company had outstanding commitments to originate manufactured housing loans totaling $135.5 million, based on historical estimates of fallout.

Recourse Obligations

The Company has issued a corporate guarantee with respect to $728 million of manufactured housing loans securitized and sold during 1998. The maximum amount of recourse exposure that the Company is subject to under the guarantee is $84.3 million at December 31, 1998. The Company estimates that the total amount of any payments made under the guarantee will be significantly less than the maximum recourse exposure.

Lease Commitments

The Company has entered into noncancelable operating lease agreements for banking premises and equipment with expiration dates ranging through the year 2023. The Company's premises are used principally for branch offices and administrative operations, and it is expected that many agreements will be renewed at expiration in the normal course of business.

      Rental expense for the Company's premises for the years ended December 31, 1998, 1997 and 1996 amounted to $12.5 million, $10.6 million and $9.1 million, respectively.

      The projected minimum rental payments under the terms of the noncancelable leases, exclusive of taxes and escalation charges, at December 31, 1998 are summarized as follows:

                           Year Ended
(In millions)            December 31,                                    Amount
================================================================================
                                 1999                                     $18.8
                                 2000                                      17.1
                                 2001                                      15.5
                                 2002                                      13.4
                                 2003                                      11.7
                           thereafter                                      61.8
--------------------------------------------------------------------------------
                                Total                                    $138.3
================================================================================

Minimum rental income under noncancelable sublease agreements aggregate $22.6 million.

NOTE 18 Fair Value of Financial Instruments

The methods and assumptions used to estimate fair values are set forth in the following paragraphs for each major grouping of the Company's financial instruments.

                                                                           December 31, 1998                  December 31, 1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                       Carrying        Estimated          Carrying         Estimated
(In millions)                                                            Values      Fair Values            Values       Fair Values
====================================================================================================================================
Assets:
Cash and due from banks                                                $  156.0         $  156.0          $   93.2         $   93.2
Interest-bearing deposits in other banks                                    7.3              7.3              11.4             11.4
Federal funds sold and securities
  purchased under agreements to resell                                    916.9            916.9           1,048.6          1,048.6
Securities:
  Securities available for sale                                         1,337.6          1,337.6           2,007.7          2,007.7
  Interest only securities                                                  9.2              9.2                --               --
  Securities held to maturity                                               3.3              3.3               4.0              4.0
Trading assets                                                               --               --              25.0             25.0
Loans receivable held for sale                                            667.4            680.5               5.5              5.5
Loans receivable held for investment                                    9,273.1          9,562.0           8,795.6          9,023.1
Other interest-earning assets                                             118.3            118.3             117.0            117.0
Liabilities:
Deposits:
  Deposits due on demand and/or with
    no specified maturities                                             4,420.5          4,420.5           4,453.8          4,453.8
  Term certificates of deposit                                          6,752.6          6,827.5           6,519.2          6,582.9
Accrued Interest:
  Receivable                                                               83.3             83.3              81.2             81.2
  Payable                                                                  25.0             25.0              15.1             15.1
Securities sold under agreements to repurchase                            100.0            100.0             106.1            106.1
Trading liabilities                                                          --               --              10.6             10.6
Long term debt                                                            199.9            204.8             199.8            202.5
Guaranteed preferred beneficial interest in Company's
  junior subordinated debentures                                          199.7            210.8             199.7            220.4
Off-Balance Sheet:
Commitments to originate loans                                               --               --                --               --
  Interest rate swaps                                                        --            (28.2)               --             (3.4)
====================================================================================================================================


38

The carrying values of the following balance sheet items all approximate their fair values primarily due to their liquidity and very short-term nature:

o     Cash and Due From Banks

o     Interest-Bearing Deposits in Other Banks

o     Federal Funds Sold and Securities Purchased Under Agreements to Resell

o     Accrued Interest Receivable and Payable

o     Securities Sold Under Agreements to Repurchase.

Securities, Trading Assets, Trading Liabilities, and Other Interest-Earning
Assets

The fair values of these securities are based on published market valuations or estimated price quotations provided by securities dealers.

Interest Only Securities

The fair value of interest only securities is determined by calculating the net present value of estimated future interest to be collected on the underlying financial contracts of each securitization over the sum of the interest to be paid to the security classes sold, contractually specified servicing fees and credit losses, using assumptions of prepayments, defaults and discount rates that the Company believes market participants would use for similar securities.

Loans Receivable Held for Sale

The fair values of manufactured housing loans held for sale are estimated using a discounted cash flow model that estimates future cash flows associated with the securitization of these loans. The cash flow model incorporates current market indications of securitization structure and pricing, and assumptions of interest rates, prepayment rates and default rates that management believes market participants would use for similar assets.

Loans Receivable Held for Investment

Fair value of the Company's mortgage loan portfolio is based on comprehensive portfolio valuation analyses performed as of December 31, 1998 and 1997 by an independent pricing firm, engaged specifically for this purpose by the Company.

      The remaining categories of loans, manufactured housing loans, home equity loans, student loans and home improvement loans, were deemed to have estimated fair values approximating their respective carrying values.

Derivative Instruments

Interest rate swaps--the fair value generally reflects the estimated amounts that the Company would receive or pay to terminate the contracts at the reporting date, thereby taking into account the current unrealized gains or losses of open contracts.

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

Commitments to Originate Loans

Loan commitments issued and outstanding as of December 31, 1998 and 1997 contain rates and terms similar to the rates and terms of commitments issued by the Company at December 31, 1998 and 1997. Accordingly, the fair value of these commitments approximates the carrying amount.

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


                                                                              39

NOTE 19 Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. The Board of Governors of the Federal Reserve System establishes minimum capital requirements for the consolidated bank holding company as well as for the Bank.

      Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. These guidelines require minimum ratios of risk-based capital to risk adjusted assets of 4% for Tier 1 capital and 8% for total capital. The Federal Reserve Board also has guidelines for a leverage ratio that is designed to complement the risk-based capital ratios in determining the overall capital adequacy of banks and bank holding companies. A minimum leverage ratio of Tier 1 capital to average total assets of 3% is required for banks and bank holding companies, with an additional 100 to 200 basis points required for all but the highest rated institutions. Management believes, as of December 31, 1998, that the Company and the Bank meet all capital adequacy requirements to which it is subject.

      FDICIA, among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires federal bank regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements based on these categories. As of December 31, 1998, the Bank was well capitalized based on the prompt corrective action guidelines.

                                                                  For Capital
                                                Actual         Adequacy Purposes
--------------------------------------------------------------------------------
(In millions)                               Amount   Ratio      Amount    Ratio
================================================================================
As of December 31, 1998:
Total Capital (to Risk
  Weighted Assets):
  Company                                 $1,064.4   13.41%   $  635.0     8.00%
  Bank                                       897.7   11.34       633.5     8.00
Tier 1 Capital (to Risk
  Weighted Assets):
  Company                                 $  965.0   12.16%   $  317.5     4.00%
  Bank                                       798.6   10.08       316.8     4.00
Tier 1 Capital (to Average Assets):
  Company                                 $  965.0    7.58%   $  509.4     4.00%
  Bank                                       798.6    6.32       505.2     4.00
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
As of December 31, 1997:
Total Capital (to Risk
  Weighted Assets):
  Company                                  $974.1     15.54%   $501.3      8.00%
  Bank                                      959.6     15.34     500.6      8.00
Tier 1 Capital (to Risk
  Weighted Assets):
  Company                                  $895.8     14.29%   $250.6      4.00%
  Bank                                      881.4     14.09     250.3      4.00
Tier 1 Capital (to Average Assets):
  Company                                  $895.8      7.19%   $498.5      4.00%
  Bank                                      881.4      7.08     497.7      4.00
================================================================================

Dividend Limitation

The Company's principal source of funds for distributions of dividends to shareholders, stock repurchase activities and any acquisitions to be made at the holding company level, are dividends from the Bank. Applicable federal and state laws impose limitations on the payment of dividends. Under such limitations, dividend payments by the Bank are limited to the lesser of (i) the amount of undivided profits and (ii) an amount not in excess of net income for the current year plus retained net income for the preceding two years. Dividends paid by the bank during 1998 were within these limitations.

      In accordance with the requirements of the New York State Banking Law, the Bank established a liquidation account in the amount equal to its capital as of the date of the latest consolidated statement of condition appearing in the final IPO prospectus. The liquidation account is maintained for the benefit of eligible pre-conversion depositors who continue to maintain their accounts at the Bank after the Transaction. The liquidation account is reduced annually to the extent that such depositors have reduced their qualifying deposits as of each subsequent audited balance sheet date. Subsequent increases in their balances will not restore such depositors' interest in the liquidation account.
In the event of a liquidation of the Bank (a circumstance not envisioned or expected by management) such depositors would be entitled, under New York State law, to receive a distribution from the liquidation account in an amount proportionate to their then current adjusted qualifying account balances for all such depositors then holding qualifying deposits in the Bank. The balance of the liquidation account at December 31, 1998 was $59.9 million.


40

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

NOTE 20 Stock Benefit Plans

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

      During 1994, the ESOP purchased 16,467,604 shares of the Company's common stock, at a weighted average price of $8.33 per share. The purchases were funded with a loan of $137.1 million from the Company, which is collateralized by the unallocated Company shares owned by the ESOP. The loan will be repaid primarily from contributions by the Bank and dividends paid by the Company on unallocated shares over the applicable loan amortization period. The outstanding principal balance of the loan as of December 31, 1998 and 1997 was $126.4 million and $128.4 million, respectively, and the interest rate was 6.00% at both dates.

      The shares owned by the ESOP are held by a third party trustee and released for allocation to participants as repayments of the loan are made. The number of shares released for allocation in any year is based upon the ratio of current year principal and interest payments to the total of current year and all projected future years' principal and interest payments. As of December 31, 1998, 3,246,348 shares have been allocated to participants' accounts. There are 13,221,256 unallocated shares with a value of $464.4 million, based upon the December 31, 1998 closing price of $35.13 per share.

      The Company recognized $19.0 million, $15.8 million and $8.2 million of compensation expense relating to the ESOP for the years ended December 31, 1998, 1997 and 1996, respectively.

Restricted Stock Plan

The Bank's Recognition and Retention Plan ("RRP") authorizes the granting of up to 2,484,036 shares of the Company's common stock to officers, employees and directors emeriti of the Company. In 1994, the Bank purchased 2,484,036 shares of the Company's common stock on behalf of the RRP, at the initial public offering price of $7.50 per share. Through December 31, 1998, 2,430,088 shares have been awarded to participants. These awards vest ratably over a three to five year period on the anniversary dates of the awards. Participants' awards fully vest upon retirement, death or disability while in active employment, or in the event of the participants' termination of employment due to a change in control of the Company or the Bank.

      For the years ended December 31, 1998, 1997 and 1996, the Company recognized $0.4 million, $1.7 million and $5.1 million, respectively, of compensation expense relating to the RRP.

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

      The ISOs and NSOs granted under the Stock Incentive Plan vest and become exercisable over a three to five year period and expire on the tenth anniversary of the grants. In the event of the employee's retirement (for grants made prior to 1997), death or disability while in active employment, or in the event of an employee's termination of service due to a change in control of the Company or the Bank, all ISOs and NSOs held by such participant vest and generally become exercisable in full for a period of one year. The term during which any future
ISOs and NSOs granted vest and become exercisable is at the discretion of the Compensation Committee. The exercise price for all ISOs and NSOs is at least
100% of the fair market value of the stock on the grant date.

      As of December 31, 1998, 330,000 shares of restricted stock at a weighted average fair value of $13.72, had been granted under the Stock Incentive Plan.

      For the years ended December 31, 1998, 1997 and 1996, the Company recognized $1.0 million, $0.9 million and $0.7 million of compensation expense relating to the Stock Incentive Plan.


                                                                              41

      The following table presents a summary of the aggregate stock option transactions for the years ended December 31, 1998, 1997 and 1996:

                                                                                Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                        1998                           1997                          1996
------------------------------------------------------------------------------------------------------------------------------------
                                                             Weighted                       Weighted                       Weighted
                                                  Number      Average            Number      Average            Number      Average
                                                of Stock     Exercise          of Stock     Exercise          of Stock     Exercise
                                                 Options        Price           Options        Price           Options        Price
====================================================================================================================================
Stock options outstanding,
  beginning of year                            5,511,536       $14.82         5,364,786       $10.49         5,475,124       $ 9.66
Granted                                        1,585,500        33.57         1,289,000        27.79           544,000        15.84
Exercised                                     (1,125,775)       10.44        (1,032,198)        8.96          (534,034)        7.69
Canceled                                         (98,289)       18.44          (110,052)       10.76          (120,304)        9.01
------------------------------------------------------------------------------------------------------------------------------------
Stock options outstanding, end of year         5,872,972       $20.66         5,511,536       $14.82         5,364,786       $10.49
====================================================================================================================================
Options exercisable at year-end                2,018,374                      1,394,400                        964,620
Weighted-average fair value of
  options granted during the year             $     8.44                     $     6.98                     $     4.24
====================================================================================================================================

The range of exercise prices on options outstanding for the years ended December 31, 1998, 1997, and 1996 were $7.50 to $34.97, $7.50 to $34.35 and $7.50 to
$24.13, respectively. The weighted average remaining contractual life for options outstanding at December 31, 1998 is 7.39 years.

Directors' Stock Option Plan

Under the Company's Directors' Stock Option Plan, the Company may grant up to 1,450,000 NSOs to directors who are not officers or employees of the Company ("Non-Employee Directors").

      The exercise price is equal to 100% of the fair market value of the stock on the grant date. The term of each NSO is ten years from the grant date. All options become exercisable immediately upon a change of control, or death, disability or retirement on or after January 28, 2000. In the event of death, disability or retirement prior to January 28, 2000, one-half of all unexercisable options shall become immediately exercisable, with all remaining options becoming exercisable pro rata over the remaining option term.

      The following table presents a summary of the aggregate NSO transactions for the years ended December 31, 1998, 1997 and 1996:

                                                                                  Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                1998                        1997                       1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                     Weighted                    Weighted                   Weighted
                                                        Number        Average       Number        Average      Number        Average
                                                            of       Exercise           of       Exercise          of       Exercise
                                                          NSOs          Price         NSOs          Price         NSOs         Price
====================================================================================================================================
NSOs outstanding, beginning of year                  1,178,192    $     11.81    1,254,000    $     11.01    1,242,000   $     10.98
Granted                                                 48,000          40.19       52,000          28.88       12,000         14.25
Exercised                                              (77,808)         11.01     (127,808)         10.94           --            --
------------------------------------------------------------------------------------------------------------------------------------
NSOs outstanding, end of year                        1,148,384    $     13.05    1,178,192    $     11.81    1,254,000   $     11.01
====================================================================================================================================
Options exercisable at year-end                        509,469                     300,172                     204,990
Weighted-average fair value of options
  granted during the year                           $     9.89                  $     7.49                  $     2.10
====================================================================================================================================

The range of exercise prices on options outstanding for the years ended December 31, 1998, 1997 and 1996 were $10.94 to $40.19, $10.94 to $28.78 and $10.94 to
$14.25, respectively. The weighted average remaining contractual life for options outstanding at December 31, 1998 is 6.32 years.

      Because stock options under the Stock Incentive Plan and the Directors' Stock Option Plan have characteristics significantly different from those of traded options and because changes in the subjective assumptions can materially affect the fair value estimate, the Company used a Black Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998, 1997 and 1996:

                                                  Year Ended December 31,
--------------------------------------------------------------------------------
                                           1998            1997            1996
================================================================================
Dividend yield                             1.90%           1.80%           2.60%
Expected volatility                       25.43%          24.05%          22.70%
Risk-free interest rate                    5.14%           6.34%           6.54%
Expected option lives                4.82 years      4.00 years      5.65 years
================================================================================

Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards made under those plans, consistent with the method of SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                       Year Ended December 31,
---------------------------------------------------------------------------------------
(In millions, except per share data)          1998                 1997            1996
=======================================================================================
Net income               As reported        $149.5               $147.6          $132.5
                         Pro forma          $143.3               $143.8          $130.7
Diluted earnings
  per share              As reported        $ 1.92               $ 1.86          $ 1.51
                         Pro forma          $ 1.84               $ 1.81          $ 1.49
=======================================================================================

The effects of applying SFAS 123 for providing pro forma disclosures are not indicative of the effects on reported net income for future years because SFAS 123 has not been applied to all outstanding, non-vested awards (does not apply to awards prior to January 1, 1995). Additional awards in future years are anticipated.

NOTE 21 Earnings Per Share

The Company's reconciliation of the income and shares used in the basic and diluted EPS computations is summarized as follows:

                                                               Year Ended December 31,
(In millions, except share and per share amounts)     1998                               1997
--------------------------------------------------------------------------------------------------------
                                                                 Per                                 Per
                                      Income         Shares    Share      Income         Shares    Share
                                  (Numerator)  (Denominator)  Amount  (Numerator)  (Denominator)  Amount
========================================================================================================
Basic EPS
  Income available to
    common stockholders               $149.5     75,238,000    $1.99     $147.6     75,333,000     $1.96
  Effect of dilutive securities:
    Stock options                         --      2,583,000                  --      3,998,000
--------------------------------------------------------------------------------------------------------
Diluted EPS
  Income available to
    common stockholders
    plus assumed
    conversions                       $149.5     77,821,000    $1.92     $147.6     79,331,000     $1.86
========================================================================================================

                                                            1996
                                                                             Per
                                          Income           Shares          Share
                                      (Numerator)    (Denominator)        Amount
================================================================================
Basic EPS
  Income available to
    common stockholders                  $132.5        85,145,000          $1.56
Effect of dilutive securities:
    Stock options                            --         2,672,000
--------------------------------------------------------------------------------
Diluted EPS
  Income available to
    common stockholders
    plus assumed
    conversions                           $132.5       87,817,000          $1.51
================================================================================


NOTE 22 Educational and Charitable Foundation

The Bank has committed to endow a $50 million Educational and Charitable Foundation (the "Foundation"). The purpose of the Foundation is to fund grants for civic, cultural, affordable housing and educational programs within the communities served by the Bank. The endowment of this program is to be established through contributions of a portion of future net earnings in excess of an annual amount of $90 million of pro forma earnings by the Bank. As of December 31, 1998, the Bank has contributed $24.9 million, or 49.8%, of its funding commitment to the Foundation.

NOTE 23 Business Segments

The Company consists of three domestic business segments offering unique products and services. The Mortgage Banking segment specializes in limited documentation mortgage loan products which are primarily obtained from the Company's network of registered mortgage brokers. The Company has historically funded its mortgage portfolio with consumer deposits raised through its Consumer Banking operations. The Consumer Banking segment consists of 73 full service banking offices offering a variety of financial services to the Greater New York City area. The Manufactured Housing segment primarily originates, securitizes and services manufactured housing loans.

      The accounting policies of the segments are the same as those described in
NOTE 1 "Summary of Significant Accounting Policies." The Company evaluates the performance of its business segments based on income before income taxes. Expenses under the direct control of each business segment and the expense of premises and equipment incurred to support business operations are allocated accordingly, by segment. The expenses relating to the executive, strategic planning, information systems personnel, finance, audit and human resources functions of the Company are not allocated to individual operating segments. The Company purchased the Manufactured Housing business segment on September 30, 1998, therefore, financial information pertaining to this segment represents results from fourth quarter operations only.

The following table sets forth information by business segment:

                                                                        Manufactured          Segment                  Consolidated
(in millions)                                     Mortgage    Consumer       Housing           Totals         Other(1)        Total
====================================================================================================================================
Year ended December 31, 1998
Net interest income                             $   248.1    $   216.4     $     5.8        $   470.3     $    13.4        $   483.7
Income from fees and commissions                     19.4         25.5            --             44.9           1.0             45.9
Loan servicing fees                                   4.4           --          21.7             26.1            --             26.1
Depreciation and amortization                         3.9         52.0           8.3             64.2           8.0             72.2
Segment income (loss) before taxes                  205.3        111.8         (11.3)(2)        305.8         (63.9)           241.9
Other significant non cash items:
  ESOP and stock plans expense                        7.3          7.9            --             15.2           7.1             22.3
------------------------------------------------------------------------------------------------------------------------------------
    Total assets                                $ 9,271.9    $11,199.2     $ 1,406.2        $21,877.3     $(7,907.0)(3)    $13,970.3
====================================================================================================================================
Year ended December 31, 1997
Net interest income                             $   227.4    $   207.8     $      --        $   435.2     $    39.8        $   475.0
Income from fees and commissions                     17.0         20.8            --             37.8           1.5             39.3
Loan servicing fees                                   6.9           --            --              6.9            --              6.9
Depreciation and amortization                         4.3         54.2            --             58.5           4.5             63.0
Segment income (loss) before taxes                  167.8        100.1            --            267.9         (25.9)           242.0
Other significant non cash items:
  ESOP and stock plans expense                        6.7          7.4            --             14.1           5.6             19.7
------------------------------------------------------------------------------------------------------------------------------------
    Total assets                                $ 8,867.6    $11,149.0     $      --        $20,016.6     $(6,933.1)(3)    $13,083.5
====================================================================================================================================
Year ended December 31, 1996
Net interest income                             $   206.8    $   146.8     $      --        $   353.6     $    92.9        $   446.5
Income from fees and commissions                     17.0         17.4            --             34.4           1.5             35.9
Loan servicing fees                                   8.3           --            --              8.3            --              8.3
Depreciation and amortization                         4.2         54.0            --             58.2           4.4             62.6
Segment income before taxes                         157.1         37.1            --            194.2          30.3            224.5
Other significant non cash items:
  ESOP and stock plans expense                        3.9          1.7            --              5.6           9.1             14.7
------------------------------------------------------------------------------------------------------------------------------------
    Total assets                                $ 7,367.0    $11,862.7     $      --        $19,229.7     $(5,904.1)(3)    $13,325.6
====================================================================================================================================

(1)   Represents unallocated corporate amounts.

(2) The Company did not recognize an $18.5 million gain on the sale of $728 million of manufactured housing loans securitized and sold in November 1998. These loans were acquired by the Company as part of the GreenPoint Credit purchase and recorded at their fair market value.

(3) For the purpose of internal management reporting, the Company records intersegment funds transfers and eliminates these transfers on a consolidated basis for GAAP reporting. Intersegment assets and liabilities eliminated for consolidation purposes were $10.6 billion, $10.5 billion and $11.1 billion for the years ended 1998, 1997 and 1996, respectively. Net interest income corresponding to the assumed funds transfers is allocated accordingly.

NOTE 24 Condensed Parent Company Financial Statements

The following condensed statements of financial condition at December 31, 1998 and 1997 and condensed statements of income and cash flows for the years ended December 31, 1998, 1997 and 1996 for GreenPoint Financial Corp. (parent company only) reflect the Company's investment in its wholly-owned subsidiaries using the equity method of accounting.

Parent Company Only-Condensed Statements of Financial Condition

                                                                December 31,
--------------------------------------------------------------------------------
(In millions)                                              1998             1997
================================================================================
Assets:
  Cash and due from banks                              $    4.7         $    2.1
  Money market investments                                 82.5               --
  Due from subsidiaries                                    73.0               --
  Other assets                                              3.5              8.6
  Investment in subsidiaries                            1,841.3          1,466.4
--------------------------------------------------------------------------------
    Total assets                                       $2,005.0         $1,477.1
================================================================================
Liabilities and Stockholders' Equity:
Liabilities:
  Due to subsidiaries                                  $    6.2         $    6.2
  Guaranteed preferred beneficial
    interest in Company's junior
    subordinated debentures                               199.7            199.7
  Accrued income taxes payable                              1.1              0.1
  Accrued interest payable                                  1.5              1.5
  Other liabilities                                         0.2               --
--------------------------------------------------------------------------------
    Total liabilities                                     208.7            207.5
--------------------------------------------------------------------------------
  Stockholders' equity                                  1,796.3          1,269.6
--------------------------------------------------------------------------------
    Total liabilities and
      stockholders' equity                             $2,005.0         $1,477.1
================================================================================

Parent Company Only-
Condensed Statements of Income

                                                     Year Ended December 31,
--------------------------------------------------------------------------------
(In millions)                                    1998         1997         1996
================================================================================
Dividends from
  GreenPoint Bank                             $ 140.8      $ 185.2      $ 207.9
--------------------------------------------------------------------------------
Interest Income:
  Line of credit-subsidiary                       4.7          0.4           --
  Money market investments                        2.6          1.3          0.4
  Securities                                       --          0.8           --
--------------------------------------------------------------------------------
    Total interest income                         7.3          2.5          0.4
================================================================================
Interest Expense:
  Guaranteed preferred beneficial
    interest in Company's junior
    subordinated debentures                      18.2         10.7           --
--------------------------------------------------------------------------------
    Total interest expense                       18.2         10.7           --
--------------------------------------------------------------------------------
  Net interest income                           (10.9)        (8.2)         0.4
--------------------------------------------------------------------------------
Administrative expenses                           0.5          0.4          0.5
--------------------------------------------------------------------------------
Income before income taxes and
  equity in undistributed earnings
  (loss) of subsidiaries                        129.4        176.6        207.8
Income taxes                                     (4.8)        (3.6)          --
--------------------------------------------------------------------------------
Income before equity in
  undistributed earnings (loss)
  of subsidiaries                               134.2        180.2        207.8
--------------------------------------------------------------------------------
Equity in undistributed earnings
  (loss) of subsidiaries                         15.3        (32.6)       (75.3)
--------------------------------------------------------------------------------
  Net income                                  $ 149.5      $ 147.6      $ 132.5
================================================================================

Parent Company Only-Condensed Statements of Cash Flows

                                                     Year Ended December 31,
--------------------------------------------------------------------------------
(In millions)                                    1998          1997        1996
================================================================================
Operating Activities:
  Net income                                 $  149.5      $  147.6    $  132.5
  Adjustments to reconcile
    net income to net cash
    provided by operating
    activities:
  Equity in undistributed
    (earnings) loss of
    subsidiaries                                (15.3)         32.6        75.3
  Net change in other liabilities                 1.2           1.5        (1.0)
  Net change in other assets                      5.1          (8.1)       (0.5)
  Other, net                                       --          (0.7)         --
--------------------------------------------------------------------------------
Net cash provided by
  operating activities                          140.5         172.9       206.3
================================================================================
Investing Activities:
  Purchases of securities                          --        (432.5)         --
  Maturities of securities                         --         433.3          --
  Payments for investments
    in and advances to
    subsidiaries                             (1,065.8)       (278.7)         --
  Repayment of investments
    in and advances to
    subsidiaries                                682.8         278.7          --
  Other, net                                       --            --         0.2
--------------------------------------------------------------------------------
Net cash (used in) provided
  by investing activities                      (383.0)          0.8         0.2
================================================================================
Financing Activities:
  Guaranteed preferred
    beneficial interest in
    Company's junior
    subordinated debentures                        --         199.7          --
  Proceeds from issuance
    of common stock                             593.7           8.8         3.1
  Purchase of treasury stock                   (219.6)       (355.5)     (169.5)
  Dividends paid                                (46.5)        (37.7)      (34.1)
--------------------------------------------------------------------------------
Net cash provided by (used in)
  financing activities                          327.6        (184.7)     (200.5)
--------------------------------------------------------------------------------
Net increase (decrease) in
  cash and cash equivalents                      85.1         (11.0)        6.0
Cash and cash equivalents
  at beginning of period                          2.1          13.1         7.1
--------------------------------------------------------------------------------
Cash and cash equivalents
  at end of period                           $   87.2      $    2.1    $   13.1
================================================================================

In connection with the BAHS acquisition in September 1998, the Company made a $310 million capital contribution to the Bank consisting of cash.

Quarterly Results of Operations (Unaudited)

                                                     Year Ended December 31, 1998                 Year Ended December 31, 1997
------------------------------------------------------------------------------------------------------------------------------------
                                                 4th        3rd        2nd        1st        4th       3rd         2nd        1st
(In millions, except per share data)           Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter
====================================================================================================================================
Interest income                                $ 248.1    $ 248.9    $ 244.7    $ 245.1    $ 245.1    $ 248.0    $ 241.3    $ 238.3
Interest expense                                 126.1      125.5      125.8      125.7      128.5      130.3      121.0      117.9
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                              122.0      123.4      118.9      119.4      116.6      117.7      120.3      120.4
Provision for possible
  loan losses                                     (3.9)      (2.7)      (3.2)      (4.0)      (4.1)      (5.4)      (4.4)      (5.0)
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for possible
  loan losses                                    118.1      120.7      115.7      115.4      112.5      112.3      115.9      115.4
------------------------------------------------------------------------------------------------------------------------------------
Non-interest income                               36.1       13.3       12.9       12.8       13.2       12.4       11.4       19.2
Non-interest expense                             100.7       63.6       64.8       74.0       66.8       66.8       68.5       68.2
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                        53.5       70.4       63.8       54.2       58.9       57.9       58.8       66.4
Income taxes                                      20.5       26.9       24.4       20.6       22.2       21.8       23.7       26.7
------------------------------------------------------------------------------------------------------------------------------------
Net income                                     $  33.0    $  43.5    $  39.4    $  33.6    $  36.7    $  36.1    $  35.1    $  39.7
====================================================================================================================================
Basic earnings per share                       $  0.41    $  0.55    $  0.56    $  0.47    $  0.52    $  0.50    $  0.45    $  0.49
====================================================================================================================================
Diluted earnings per share                     $  0.40    $  0.54    $  0.54    $  0.45    $  0.49    $  0.47    $  0.43    $  0.47
====================================================================================================================================
Stock price per common share
  High                                         $ 39.25    $ 42.63    $ 42.06    $ 37.31    $ 36.28    $ 33.00    $ 33.28    $ 31.69
  Low                                          $ 25.38    $ 25.19    $ 36.19    $ 32.69    $ 31.13    $ 29.34    $ 25.88    $ 22.81
  Closing                                      $ 35.13    $ 31.88    $ 37.63    $ 35.94    $ 36.28    $ 31.69    $ 33.28    $ 25.75
====================================================================================================================================

Report of Independent Accountants

To the Board of Directors and Stockholders of GreenPoint Financial Corp. and Subsidiaries

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows present fairly, in all material respects, the financial position of GreenPoint Financial Corp. and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

New York, New York
January 21, 1999

Directors and Officers

Board of Directors

Bharat B. Bhatt
President and
Chief Operating Officer

Dan F. Huebner
Retired Vice Chairman
and Director of
Grumman Corporation

William M. Jackson
Partner in the law firm of Satterlee,
Stephens, Burke & Burke, L.L.P.

Thomas S. Johnson
Chairman and
Chief Executive Officer

Susan J. Kropf
Executive Vice President/
President, North America and
Director Avon Products, Inc.

Robert M. McLane
Retired Senior Vice President
of Marsh & McLennan, Inc.

Charles B. McQuade
President and
Chief Executive Officer
of the Securities Industry
Automation Corporation

Alvin N. Puryear
Professor of Management at
Bernard M. Baruch College of the
City University of New York

Robert P. Quinn
Retired General Partner and
Managing Director of
Salomon Brothers Inc.

Edward C. Schmults
Retired Senior Vice President
and General Counsel of
GTE Corporation

Wilfred O. Uhl
Retired President of the
Long Island Lighting Company

Robert F. Vizza
Retired President and
Chief Executive Officer,
of St. Francis Mercy Corporation

Jules Zimmerman
Retired President and
Chief Executive Officer
of Hickok Associates, Incorporated

Senior Management

Thomas S. Johnson
Chairman and
Chief Executive Officer

Bharat B. Bhatt
President and
Chief Operating Officer

Ralph J. Hall
Executive Vice President,
Mortgage Banking

S.A. Ibrahim
Executive Vice President,
Risk Management

Jeffrey R. Leeds
Executive Vice President and
Chief Financial Officer

Charles P. Richardson
Executive Vice President,
Corporate Development

Ramesh N. Shah
Executive Vice President,
Consumer Banking

John Wheeler
President,
GreenPoint Credit

Howard C. Bluver
Senior Vice President and
General Counsel

GreenPoint Foundation

Board of Directors

The Reverend Dr. Calvin O. Butts III
The Abyssinian Baptist Church

The Most Reverend Joseph M. Sullivan
Brooklyn Catholic Charities

Corporate Information

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

PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, NY  10036

Transfer Agent

Chase Mellon Shareholder Services
JAF Building
P.O. Box 3068
New York, NY  10116-3068