Form 10-K405, Exhibit 13
period 1999-12-31
GREENPOINT FINANCIAL CORP
filed 2000-03-30
CIK 911935

Exhibit 13.1

================================================================================
Selected Consolidated Financial Condition Data

                                                                December 31,
------------------------------------------------------------------------------------------------
(In millions)                                   1999       1998       1997       1996       1995
================================================================================================
Total assets                               $15,401.1  $15,015.9  $13,819.6  $13,613.8  $14,817.7
Loans receivable held for sale               1,208.0    1,578.1      657.3      244.1      272.6
Loans receivable held for investment, net    9,180.2    9,273.3    8,796.4    7,295.0    5,859.7
Allowance for possible loan losses             113.0      113.0      109.0      105.0      105.5
Securities and related assets                2,101.3    1,408.2    2,069.3    4,374.5    5,901.4
Money market investments                     1,052.8      924.2    1,060.0      494.1    1,550.7
Goodwill                                       941.7    1,014.3      577.1      623.6      670.2
Deposits                                    11,560.1   11,173.1   10,973.0   11,452.3   12,898.3
Stockholders' equity                         1,986.7    1,922.6    1,336.1    1,488.9    1,577.2
================================================================================================

================================================================================
Selected Consolidated Operating Data


                                                                  For the
                                                                 Year Ended
                                                                December 31,
------------------------------------------------------------------------------------------------
(In millions)                                   1999       1998       1997       1996       1995
================================================================================================
Interest income                            $ 1,090.8  $ 1,061.4  $ 1,010.4  $   989.5  $   701.9
Interest expense                               550.9      551.9      522.9      537.4      349.4
Provision for possible loan losses              14.2       13.8       18.9       15.7        9.5
Non-interest income                            391.7      174.8      129.7      104.8       70.1
Non-interest expense                           546.6      376.9      317.7      298.4      207.5
Income taxes                                   155.3      134.5       95.7       92.6       91.1
Net income                                 $   215.5  $   159.1  $   184.9  $   150.2  $   114.5
================================================================================================


                                                                           16/17

================================================================================
Selected Consolidated Financial Ratios and Other Data

                                                                              At or For the
                                                                                Year Ended
                                                                               December 31,
-------------------------------------------------------------------------------------------------------------------
(Dollars in millions, except per share data)              1999         1998         1997         1996         1995
===================================================================================================================
Performance Ratios:
Return on average assets(1)                               1.58%        1.30%        1.39%        1.10%        1.25%
Core cash return on average assets(1)                     2.24         1.84         1.87         1.54         1.56
Return on average equity(1)                              11.86        11.51        13.50        10.40         7.31
Core cash return on average equity(1)                    16.83        16.34        18.24        14.47         9.16
Net interest margin                                       4.02         3.95         3.91         3.51         4.04
Operating expense to average assets(2)                    2.84         2.27         1.99         1.77         2.06
Efficiency ratio(3)                                       46.7         46.8         43.8         45.1         44.7
Per Share Data(4):
Basic earnings per share                            $     2.27   $     1.83   $     2.20   $     1.60   $     1.13
Diluted earnings per share                                2.23         1.77         2.10         1.56         1.12
Core cash earnings per share(1)(5)                        3.49         2.89         2.89         2.25         1.40
Book value per common share                              21.40        19.99        16.03        16.07        15.89
Tangible book value per common share                     11.26         9.45         9.10         9.34         9.14
Dividends per share                                       0.88         0.64         0.50         0.40         0.40
Dividend payout ratio                                    39.46%       36.16%       23.80%       25.70%       35.85%
Asset Quality Ratios:
Non-performing loans to loans held
  for investment                                          2.36         3.03         3.97         4.78         6.68
Non-performing assets to total assets                     1.47         1.98         2.74         2.83         2.92
Allowance for possible loan losses to
  non-performing loans                                   51.48        39.63        30.70        29.49        26.24
Allowance for possible loan losses
  to loans held for investment                            1.21         1.20         1.22         1.41         1.75
Net loan charge-off
  experience to average total loans                       0.15         0.11         0.18         0.25         0.22
Ratio of allowance for possible
  loan losses to net charge-offs                         7.96x       11.53x        7.32x        6.48x        8.05x
Capital Data:
Tier 1 Capital (to risk weighted assets)                 10.77%       12.65%       14.18%       15.44%       16.10%
Total risk based capital (to risk weighted assets)       11.75        13.90        15.43        16.69        17.36
Tier 1 Capital (to average assets)                        8.64         7.90         7.37         6.85         6.32
Purchase of treasury stock                          $    141.4   $    219.6   $    355.5   $    169.5   $     73.8
Other Data:
Mortgage loan originations                            10,717.2     10,987.8      6,604.9      4,636.8      2,379.1
Manufactured housing loan originations                 3,045.7        656.4          N/A          N/A          N/A
Full-service consumer bank offices                          73           73           74           76           84
Full-time equivalent employees (FTE)                     4,204        4,544        2,640        2,647        2,428
===================================================================================================================

(1) Excludes Headlands' acquisition expense, restructuring charge and non-recurring personnel expense, one-time charitable foundation expense, income taxes related to S corporation conversion and gains on sales of branches, assets and a lease.
(2) Operating expense excludes goodwill expense, ORE operating income, Headlands' acquisition expense, restructuring charge and non-recurring personnel expense and one-time charitable foundation expense.
(3) The efficiency ratio is calculated by dividing operating expense by the sum of net interest income and non-interest income, excluding pre-tax gains on sales of branches, assets and a lease.
(4) The per share data has been restated to reflect the impact of a 2-for-1 split of the Company's common stock on March 4, 1998.
(5)   Based on the weighted average shares used to calculate earnings per share.

================================================================================
Management's Discussion and Analysis of Financial Condition and Results of Operations

--------------------------------------------------------------------------------
GreenPoint Financial Corp.
--------------------------------------------------------------------------------

GreenPoint Financial Corp. (the "Company" or "GreenPoint") is a leading national specialty housing finance company with three principal businesses. GreenPoint Mortgage ("GPM"), a national mortgage banking company headquartered in Larkspur, California, is the leading national lender in no documentation ("NoDoc") and alternative A ("Alt A") residential mortgages. GreenPoint Credit LLC ("GreenPoint Credit"), headquartered in San Diego, California, is the second largest lender nationally in the manufactured housing finance industry. GreenPoint Bank (the "Bank"), a New York State chartered savings bank, has $11.6 billion in deposits in 73 branches serving more than 400,000 households in the Greater New York City area.

----------------------------------
Overview of 1999 Financial Results

o Net income per diluted share for the year was $2.23, a 26.0% increase over 1998.
o Diluted core cash earnings per share for the year increased by 20.8% to $3.49.
o GreenPoint completed the acquisition of Headlands Mortgage Company ("Headlands") on March 30, 1999 which was recorded as a pooling of interests. As a result, the operations of GreenPoint Mortgage Corp. ("GreenPoint Mortgage") and Headlands were combined and renamed GreenPoint Mortgage.
o GPM securitized or sold $9.04 billion of mortgage loans during the year, an increase of 13% from $7.99 billion for 1998.
o GreenPoint Credit securitized or sold $2.76 billion of manufactured housing loans during the year.
o Mortgage loan originations were $10.72 billion for the year, down 2% from $10.99 billion for 1998.
o GreenPoint continues to maintain a strong capital position with a leverage ratio of 8.64%, a Tier 1 risk-based ratio of 10.77% and a total risk-based ratio of 11.75% at December 31, 1999.

--------------------------------------------------------------------------------
Comparison of Operating Results for the Years Ended December 31, 1999 and 1998
--------------------------------------------------------------------------------

------------------
Core Cash Earnings

Core cash earnings are net of non-recurring items and include certain non-cash charges related to goodwill and the Company's ESOP. The non-cash expenses, unlike GreenPoint's other expenses, do not reduce the Company's tangible capital thereby enabling the Company to increase shareholder value through growth of earning assets and increases of cash dividends.

                                         For the Year Ended   December 31,
--------------------------------------------------------------------------------
(In millions, except per share amounts)                         1999        1998
================================================================================
Net income (excluding
  non-recurring items)(1)                                 $    237.6    $  182.7
Add back:
  Goodwill amortization(2)                                      79.6        54.4
  Employee stock plans expense(3)                               19.8        22.3
--------------------------------------------------------------------------------
Core cash earnings                                        $    337.0    $  259.4
================================================================================
Core cash earnings per share(4)                           $      3.49   $   2.89
================================================================================

(1) Non-recurring items include Headlands acquisition expense, restructuring charge and non-recurring personnel expense, gains on sales of branch, assets and a lease, one time charitable foundation expense and income taxes related to S corporation conversion.
(2) Goodwill amortization relates to the 1995 and 1998 acquisitions. The projected annual expense will be approximately $79.0 million for 2000 through 2010 and $32.8 million for 2011 through 2013.
(3) Includes ESOP amortization expense of $18.5 million for 1999 and $20.9 million for 1998, and stock plans share amortization expense of $1.3 million for 1999 and $1.4 million for 1998. ESOP amortization expense is scheduled to occur through the year 2018 and will vary from year to year based on changes in the average annual market price of GreenPoint's stock and by changes in annual allocations to plan participants. Stock plans share amortization expense is scheduled to occur through the year 2002 and will be approximately $5.7 million.
(4) Based on the weighted average shares used to calculate diluted earnings per share.

-------------------
Net Interest Income

Net interest income on a fully taxable-equivalent basis increased by $29.6 million, or 5.8%, to $544.3 million for 1999 from $514.7 million for 1998. The increase resulted from a $501 million rise in average earning assets coupled with an increase in the net interest margin to 4.02% from 3.95% in 1998.

      The increase in average earning assets resulted from increases in loans held for investment and held for sale. Mortgage loans held for investment were flat from 1998, while other loans increased by $289.4 million, reflecting the addition of $604 million in manufactured housing loans during the third quarter of 1999. Loans held for sale rose $679.3 million, principally reflecting the full-year impact of GreenPoint Credit.

      Interest income on mortgages held for investment decreased by $24.9 million, or 3.1%, to $774.7 million for 1999 from $799.6 million for 1998. The decrease reflects a flat average mortgage portfolio in 1999 and a 28 basis point decline in the average yield on the portfolio. The decline in the average yield on mortgages reflects a generally low interest rate environment in 1998 and early 1999 which reduced the yield on new originations and prompted higher prepayment rates on portfolio loans with higher interest rates.


                                                                           18/19

================================================================================

      Interest income on other loans rose by $27.8 million to $32.1 million for 1999 from $4.3 million for 1998 due entirely to the addition of GreenPoint Credit's manufactured housing loans to the portfolio during the third quarter of 1999.

      Interest income on securities and money market investments declined by a combined $35.2 million, or 21.9%, to $125.7 million for 1999 from $160.9 million for 1998 as GreenPoint reduced these investments to fund loan growth. The combined average balance of securities and money market investments dropped by $607 million during 1999.

      The average cost of funds fell by 15 basis points to 4.43% from 4.58% in 1998. The average cost of deposits declined by 7 basis points, reflecting a generally lower interest rate environment. Other borrowed funds were reduced by $164.2 million, and the rate fell by 92 basis points, as a result of internal funding of mortgage loans held for sale following the Headlands merger in the first quarter of 1999.

----------------------------------
Provision for Possible Loan Losses

The provision for possible loan losses increased by 2.9% to $14.2 million for 1999 from $13.8 million for 1998. Continued good economic conditions in the New York City area during 1999 helped to reduce the Bank's net charge-offs on the Bank's mortgage portfolio to $7.3 million in 1999 from $8.5 million in 1998. GreenPoint Credit's charge-offs increased to $6.9 million in 1999 from $1.3 million during 1998. The increase is primarily attributable to the $604 million of manufactured housing loans that was retained during the 3rd quarter of 1999. The 1999 provision equaled net charge-offs for the year and the 1998 provision includes a $4.0 million addition to the allowance for possible loan losses.

-------------------
Non-Interest Income

Non-interest income increased by $216.9 million, or 124%, to $391.7 million for 1999 from $174.8 million for 1998. The 1999 figure includes a $15.8 million non-recurring gain on the sale of leasehold rights.

      Loan servicing fees totaled $100.2 million for 1999 compared to $23.5 million for 1998. The $76.7 million increase is primarily the result of a full year of servicing fee income on manufactured housing loans related to the GreenPoint Credit acquisition in 1998.

      Banking service fees and commissions rose to $31.1 million for 1999 from $26.1 million in 1998, an increase of $5.0 million or 19.2%. The improvement is primarily attributable to increased annuity sales of $2.0 million and consumer banking fees of $2.8 million.

      Gain on sale of loans increased by $121.7 million, or 114%, to $228.3 million for 1999 compared to $106.6 million for 1998. The increase was due to gains on sale of manufactured housing loans of $72.1 million in 1999, consisting of gains of $16.0 million for whole loan sales and gains of $56.1 million from securitization. The increase in the gain on sale of mortgages for GPM of $49.6 million is due to higher volume and more favorable pricing.

      The Company sold or securitized $9.0 billion of residential mortgage loans and $2.8 billion of manufactured housing loans in 1999, versus $8.0 billion and $728 million, respectively in 1998. The $728 million of manufactured housing loans securitized in the fourth quarter of 1998 were acquired by the Company as part of the GreenPoint Credit purchase and were recorded at their fair value. Therefore, the Company did not recognize a gain on the sale through current income.

      The increases in gain on sale and securitization of loans between 1999 and 1998 reflected increases in volumes sold and wider average margins received. The improved average margins for mortgage loan sales resulted in part from a shift in mix toward higher-margin specialty products such as Alt A, HELOC's and second mortgages.

Loan Sales                                       For the Year Ended December 31,
--------------------------------------------------------------------------------
(In millions)                                            1999              1998
================================================================================
Whole loans-mortgage
--------------------------------------------------------------------------------
  Volume                                            $ 8,362.4         $ 6,739.2
  Gain on sale                                          144.8              94.6
  Average margin                                         1.73%             1.40%
--------------------------------------------------------------------------------
Securitizations-mortgage
--------------------------------------------------------------------------------
  Volume                                            $   675.6         $ 1,246.4
  Gain on sale                                           11.4              12.0
  Average margin                                         1.70%             0.96%
--------------------------------------------------------------------------------
Whole loans-
  manufactured housing
--------------------------------------------------------------------------------
  Volume                                            $   351.4         $      --
  Gain on sale                                           16.0                --
  Average margin                                         4.56%               --
--------------------------------------------------------------------------------
Securitizations-
  manufactured housing
--------------------------------------------------------------------------------
  Volume                                            $ 2,411.0         $   728.0
  Gain on sale                                           56.1               N/A
  Average margin                                         2.33%              N/A
================================================================================

--------------------
Non-Interest Expense

Total non-interest expense increased $169.7 million, or 45.0% to $546.6 million in 1999 from $376.9 million in 1998. Included in 1999 are GreenPoint Credit's operating expenses of $143.8 million which for 1998 only included expenses for the fourth quarter of $37.5 million.

GreenPoint Credit Operating Expenses
--------------------------------------------------------------------------------
(In millions)                                                               1999
================================================================================
Salaries and benefits                                                    $  59.3
Net expense of premises and equipment                                       11.5
Other administrative expenses                                               39.7
Goodwill amortization                                                       33.3
--------------------------------------------------------------------------------
Total                                                                    $ 143.8
================================================================================

================================================================================

      Also, the Company incurred non-recurring expenses of $25.1 million related to the acquisition of Headlands on March 30, 1999. The expenses directly associated with the acquisition consisted of $10.2 million in transaction fees and $1.9 million in stock option acceleration expense. The Company also recorded a $5.0 million contingent liability reserve. The $25.1 million in non-recurring charges also includes $2.0 million in relocation expense and $6.0 million in restructuring charges for severance expense related to the integration of Headlands and GreenPoint Mortgage into GPM. In 1998, the Company recognized an $8.3 million non-recurring personnel charge related to the retirement of senior executives.

      During the fourth quarter of 1999, the Company recorded a one-time charitable and educational foundation expense of $17.6 million to complete the Bank's funding commitment to the Foundation of $50 million.

      Excluding GreenPoint Credit operating expenses, non-recurring expenses and one-time charitable and educational foundation expense, total non-interest expense for 1999 increased $29.0 million, or 8.8% to $360.1 million as compared to $331.1 million in 1998. Salaries and benefits expense rose $14.8 million, or 11.1%, net expense of premises and equipment rose $8.9 million, or 15.9%; and other administrative expense rose $5.0 million, or 7.3%. GPM continued to expand its operations during the first half of 1999, increasing staff as a result of rising origination volume. Origination volume for the second half of 1999 slowed and total volume for the year decreased $271 million, or 2.5% to $10.7 billion versus $11.0 billion for 1998. As a result of the diminished origination volume, GPM took steps to reduce staffing levels and overall expenses. The Bank's operating expenses for 1999 decreased $7.2 million, or 5.2% as a result of continued emphasis on tight expense controls, which again resulted in reductions in virtually all operating expense categories.

      Employee stock ownership and stock plans expense decreased by $2.5 million, or 11.2%, due to the lower average price of GreenPoint's stock during 1999 versus 1998.

      Other real estate owned operating income, net, decreased by $2.7 million, or 45.0% to $3.3 million for 1999 from $6.0 million for 1998. The income is primarily the result of the continued strong real estate market in the New York City area that allowed GreenPoint to reduce the number of properties owned.

------------------
Income Tax Expense

Total income tax expense increased $20.8 million, or 15.5%, to $155.3 million for 1999 from $134.5 million for 1998. The rise in the current year compared to 1998 is due to a $77.2 million, or 26.3% increase in income before income taxes and an increase in the effective tax rate from 39.5% in 1998 to 41.9% in 1999. The Company incurred approximately $14.1 million in non-recurring charges, for which no tax benefit was recognized in 1999, which served to increase the effective tax rate for 1999. Included in total taxes for 1998 is $18.5 million in non-recurring income tax expense related to Headlands' conversion from a non-taxable subchapter S corporation ("S corporation") to a taxable corporation.

-------------------
Financial Condition

Total assets increased by $385.2 million, or 2.6%, to $15.40 billion at December 31, 1999 from $15.02 billion at December 31, 1998. The increase primarily reflects the additional new deposit liabilities.

--------------------------------------------------------------------------------
Risk Management
--------------------------------------------------------------------------------

In 1999, the Company established the Corporate Risk Oversight Committee to monitor and supervise the wide variety of risks encountered in the course of business. The Committee is chaired by the President and Chief Operating Officer and includes the heads of its three businesses, the Chief Financial Officer, the Head of Risk Management and the General Counsel. The Committee meets periodically to review credit risk, including both on-balance sheet and off-balance sheet exposure, market risk and operating and business risks which include, but are not limited to, legal and systems risks. These individual types of risks are also analyzed and monitored by separate committees comprised of experts within the business units and on the corporate staff. The major risks and efforts to mitigate or manage them are described fully below.


                                                                           20/21

================================================================================

Market Risk Management

--------
Overview

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

------------------------------
Market Risk Management Process

Management responsibility for interest rate risk resides with the Asset and Liability Management Committee ("ALCO"). The committee is chaired by the Chief Financial Officer and includes the Treasurer, the Head of Risk Management and the Company's senior business-unit and financial executives. Interest rate risk management strategies are formulated and monitored by ALCO within policies and limits approved by the Board of Directors. These policies and limits set forth the maximum risk which the Board of Directors deems prudent, govern permissible investment securities and off-balance sheet instruments and identify acceptable counterparties to securities and off-balance sheet transactions.

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

---------------------------
Interest Rate Risk Position

The Company's income is affected by changes in the level of market interest rates based upon mismatches between the repricing of its assets and liabilities. One measure of interest rate sensitivity is provided by the accompanying net gap analysis, which organizes assets and liabilities according to the time period in which they reprice or mature. For many of the Company's assets and liabilities, the maturity or repricing date is not determinable with certainty. For example, the Company's mortgage and manufactured housing loans and its mortgage-backed securities can be prepaid before contractual amortization and/or maturity. Also, repricing of the Company's non-time deposits is subject to management's evaluation of the existing interest rate environment, current funding and liquidity needs, and other factors influencing the market competition for such deposits. The amounts in the accompanying table reflect management's judgment of the most likely repricing schedule; actual results could vary from those detailed herein.

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

================================================================================

The following table presents the Company's interest rate sensitivity gap position as of December 31, 1999:

Interest Rate Sensitivity Gap Analysis

                                                                          At December 31, 1999
-------------------------------------------------------------------------------------------------------------------------------
                                                          More Than        More Than      More Than      More
                                           Within         1 Year to       3 Years to     5 Years to      Than
(Dollars in millions)                     One Year         3 Years         5 Years         9 Years      9 Years         Total
===============================================================================================================================
Total loans, net                         $  3,847.3      $  2,259.8      $  1,460.9      $ 1,555.5     $ 1,264.7     $ 10,388.2
Money market investments(1)                 1,052.8              --              --             --            --        1,052.8
Securities held to maturity                      --              --              --            0.5          93.3           93.8
Securities available for sale                 575.2           434.3           246.0          323.9         395.3        1,974.7
Retained interests in securitizations          58.7            22.0            24.1           19.0           0.8          124.6
Other interest-earning assets                 123.4              --              --             --            --          123.4
-------------------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets          $  5,657.4      $  2,716.1      $  1,731.0      $ 1,898.9     $ 1,754.1     $ 13,757.5
-------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                       179.5              --              --             --            --          179.5
Servicing assets                               18.1            33.0            27.0           40.6          61.9          180.6
Goodwill                                       80.1           160.3           160.3          320.6         220.4          941.7
Other non-earning assets                      341.8              --              --             --            --          341.8
-------------------------------------------------------------------------------------------------------------------------------
  Total assets                           $  6,276.9      $  2,909.4      $  1,918.3      $ 2,260.1     $ 2,036.4     $ 15,401.1
-------------------------------------------------------------------------------------------------------------------------------
Term certificates of deposit             $  4,795.5      $  2,283.8      $    129.6      $      --     $      --     $  7,208.9
Core deposits                               1,221.6         2,001.3           957.4          266.4            --        4,446.7
-------------------------------------------------------------------------------------------------------------------------------
  Total deposits                            6,017.1         4,285.1         1,087.0          266.4            --       11,655.6
-------------------------------------------------------------------------------------------------------------------------------
Securities sold under
  agreements to repurchase                      0.3              --              --             --            --            0.3
Federal Home Loan Bank advances               225.0           100.0           200.0          150.0            --          675.0
Notes payable                                   5.1              --              --             --            --            5.1
Long term debt                                   --           199.9              --             --            --          199.9
Guaranteed preferred beneficial
  interest in Company's junior
  subordinated debentures                        --              --              --             --         199.7          199.7
-------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities        6,247.5         4,585.0         1,287.0          416.4         199.7       12,735.6
-------------------------------------------------------------------------------------------------------------------------------
Other liabilities                             678.8              --              --             --            --          678.8
Stockholders' equity                             --              --              --             --       1,986.7        1,986.7
-------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and equity           $  6,926.3      $  4,585.0      $  1,287.0      $   416.4     $ 2,186.4     $ 15,401.1
-------------------------------------------------------------------------------------------------------------------------------
Off balance sheet
  financial instruments                       350.0          (100.0)         (250.0)            --            --             --
===============================================================================================================================
Interest rate sensitivity gap            $   (299.4)     $ (1,775.6)     $    381.3      $ 1,843.7     $  (150.0)
===============================================================================================================================
Cumulative interest rate
  sensitivity gap                        $   (299.4)     $ (2,075.0)     $ (1,693.7)     $   150.0
===============================================================================================================================
Cumulative interest rate sensitivity
  gap as a percentage of total assets
  at December 31, 1999                         (1.9%)         (13.5%)         (11.0%)          1.0%
===============================================================================================================================

(1) Consists of interest-bearing deposits in other banks, federal funds sold and securities purchased under agreements to resell.

As of December 31, 1999, the cumulative volume of liabilities maturing or repricing within one year exceeded assets by $299.4 million, or 1.9% of assets.

-------------------------------------
Earnings at Risk Sensitivity Analysis

The static gap analysis is an incomplete representation of interest rate risk for several reasons. It fails to account for changes in prepayment speeds on the Company's mortgage and manufactured housing loans and mortgage backed securities portfolios. The behavior of deposit balances will vary with changes in the general level of interest rates and management's pricing strategies. The gap analysis does not provide a clear presentation of the risks to income arising from options embedded in the balance sheet.

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

      The most crucial management assumptions concern prepayments on the Company's mortgage loan portfolio and the


                                                                           22/23

================================================================================

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

      At December 31, 1999, based on this model, the Company's potential earnings at risk to a gradual, parallel 200 basis point decline in market interest rates over the next twelve months on instruments held for other than trading purposes was a decline of approximately 3.0% of projected 2000 net income. Conversely, a similar gradual 200 basis point increase in interest rates would result in no change to projected net income over what would be earned if rates remained constant. At December 31, 1998 GreenPoint, on an un-pooled basis, reported earnings sensitivity of -4.9% and 1.0% of projected 1999 earnings in the event of a 200 basis point decline or rise in interest rates, respectively. Given the short-term nature of Headlands assets and liabilities, management believes the pooling effect of Headlands would not materially affect the sensitivities. GreenPoint does not have significant exposure to risk on instruments held for trading purposes.

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

      The Company is exposed to interest rate risk during the accumulation of mortgage loans prior to sale or securitization. Prior to the closing of the loan, the Company generally extends an interest rate lock commitment to the borrower. The Company is exposed to subsequent changes in the level of market interest rates, and the spread over Treasuries required by investors. An increase in market interest rates or a widening of spreads will reduce the prices paid by investors and the resultant gain on sale. To mitigate this risk, at the time the Company extends the interest rate lock commitment to the borrower, the Company will enter into mandatory commitments to deliver mortgage whole loans to various investors, or to issue private securities and/or Fannie Mae and Freddie Mac securities (forward delivery commitments). These commitments effectively establish the price the Company will receive for the related mortgage loan thereby minimizing the risk of subsequent changes in interest rates. At December 31, 1999, the Company had mandatory forward delivery commitments outstanding amounting to $443.8 million, with an unrealized gain of $2.5 million.

      During 1998, the Company entered the manufactured housing finance business, which introduced additional market risk. One set of risks results from the accumulation of fixed rate manufactured housing loans prior to sale or securitization of those loans. The level of market interest rates, and the spread over treasuries required by investors determines the prices of the securities backed by the Company's manufactured housing loans. A rise in market interest rates, or a widening of spreads on manufactured housing-backed securities during the accumulation period will reduce the prices paid for the securities backed by the Company's manufactured housing loans and the gain on sale.

      The Company mitigates these risks by hedging fixed-rate manufactured housing loan production prior to sale or securitization. Historical analysis indicates that interest rate swap rates correlate highly with rates paid on manufactured housing securities. Reports are prepared on the origination of fixed rate manufactured housing loans on a daily and weekly basis. As the loans are accumulated, the Bank enters into swaps in which it agrees to pay a fixed rate and receive a floating rate. The amount and duration of the swaps entered into are selected so the change in fair value correlates closely with the changes in the fair value of securities backed by manufactured housing loans similar to the Company's loan inventory. The loans and the resultant hedging relationship are monitored throughout the accumulation period. At the time a securitization is priced, establishing the gain on sale, the swap transactions are unwound. The gain or loss on the swap position is included as part of the gain on sale from the sale or securitization. At December 31, 1999, the Company had swaps in the notional amount of $175 million, with an unrealized gain of $1.7 million.

      The Company acquired servicing assets as part of the GreenPoint Credit acquisition and holds retained interests in the manufactured housing securitizations completed in 1998 and 1999.

      The fair value of the Company's servicing assets and retained interests from securitizations are directly affected by the level of prepayments associated with the underlying loans. However, manufactured housing contracts historically have exhibited far less prepayment sensitivity to changing interest rate levels than do residential mortgage loans. Much of this reduced prepayment sensitivity can be attributed to lower borrower equity against which to refinance, and smaller loan sizes which reduce the incentive to refinance. Thus, in management's judgment, there is little earnings sensitivity solely attributable to the effect of changes in general market interest rates on servicing assets.

      Prepayment rates have shown modest declines during 1999. Recently, several competitors have exited the industry, providing borrowers fewer opportunities to refinance. However, exposure to increases of 10% and 20% in prepayments speeds, whatever the cause, is 4.45% and 8.76%, respectively, of the combined servicing assets and retained interests in securitizations.

================================================================================

-------------------------
Liquidity Risk Management

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

      In May 1999, the Bank became a member of the Federal Home Loan Bank of New York ("FHLB"). The membership allows the Bank to receive advances in proportion to its investment in FHLB stock and the size of the Bank's mortgage portfolio. At December 31, 1999 the Bank had $675 million in outstanding advances and $1.2 billion in additional funding available.

      The Company and the Bank also have both short-term and long-term debt ratings from four recognized credit rating firms. These ratings allow the Company and the Bank to access the wholesale debt markets thereby providing the Company with additional flexibility in accessing and utilizing the most cost effective and appropriate means for meeting its funding needs.

      The Company's most liquid assets are cash and cash equivalents, including money market investments. The level of these assets is dependent on the Company's operating, financing, lending, and investing activities during any given period. Cash and cash equivalents, including money market investments, totaled $1.2 billion at December 31, 1999 compared to $1.1 billion at December 31, 1998.

      The Company had outstanding mortgage loan commitments of $2.09 billion at December 31, 1999. The Company also had outstanding commitments to originate manufactured housing loans of $337.8 million, as adjusted for historical estimates of fallout. The Company anticipates that it will have sufficient funds available to meet its current loan commitments.

-----------------------
Capital Risk Management

The Company and the Bank are subject to minimum regulatory capital requirements imposed by various federal and state banking authorities, including the Federal Reserve Board, the FDIC and the New York State Banking Department. These capital requirements vary according to an institution's capital level and the composition of its assets. Furthermore, pursuant to the FDIC Improvement Act of 1991 ("FDICIA"), the federal banking regulators have set the minimum capital ratios for a well-capitalized banking institution at 6% Tier 1 risk-based capital, 10% total risk-based capital and 5% Tier 1 leverage capital. At December 31, 1999, the Company and the Bank exceeded these levels and expect to be in excess of the minimum ratios required of well-capitalized institutions in the future.

      Following is a table of the components of regulatory capital as defined by the banking regulators for risk-based capital and leverage ratio guidelines.

Components of Capital                                            At December 31,
--------------------------------------------------------------------------------
(In millions)                                               1999           1998
================================================================================
Tier 1 Capital:
Common stockholders' equity                          $   2,095.1     $  2,037.2
Unallocated ESOP shares                                   (105.1)        (110.1)
Unearned stock plans shares                                 (3.3)          (4.5)
Guaranteed preferred beneficial
  interest in Company's junior
    subordinated debentures                                199.7          199.7
Goodwill                                                  (941.7)      (1,014.3)
Accumulated other comprehensive
  income, net                                               11.8           (4.7)
Servicing assets fair value limitation                     (18.1)         (14.6)
--------------------------------------------------------------------------------
Tier 1 Capital                                           1,238.4        1,088.7
--------------------------------------------------------------------------------
Tier 2 Capital:
  Qualifying allowance
    for possible loan losses                               113.0          107.7
--------------------------------------------------------------------------------
Tier 2 Capital                                             113.0          107.7
--------------------------------------------------------------------------------
Total qualifying capital                                 1,351.4        1,196.4
--------------------------------------------------------------------------------
Risk-weighted assets                                 $  11,499.4     $  8,607.9
================================================================================

GreenPoint remains committed to maintaining its capital at levels sufficient to provide for the continued growth of the Company through prudent investments and acquisitions while also providing shareholder value. The Company manages its capital based on its near and long term needs. GreenPoint's total stockholders' equity increased by $64.1 million to $1.99 billion at December 31, 1999 from $1.92 billion at December 31, 1998. The increase is primarily the result of the reissuance of 12.3 million shares for the acquisition of Headlands in a pooling transaction and retained 1999 net income (net income less dividends declared) of $134.9 million. These amounts were partially offset by the $141.4 million cost of the Company's common stock repurchase program.

      GreenPoint's Board of Directors authorized the Company to purchase up to 5%, or approximately 5.5 million of its outstanding shares. The program began during the fourth quarter of 1999 and was completed in January 2000. At December 31, 1999 approximately 5.4 million shares had been repurchased.

----------------------
Credit Risk Management

The Company originates mortgage and manufactured housing loans for its own portfolio and for disposition in the secondary markets in the form of whole loan sales and securitizations. In general, whole loan sales transfer the credit risk to the purchasers. In contrast, for loans placed in the portfolio, or for loans securitized, the Company retains all or much of the credit risk.

      Individual underwriting policies, procedures and authorities reside in the business units, either GPM or GreenPoint Credit. In each case, the chief underwriter or credit executive reports directly to the chief executive of the business, outside of the production organization. With respect to loans originated for whole loan sale to the secondary markets, where credit risk is transferred, underwriting criteria are established to meet investor requirements. A comprehensive quality control process is in place to ensure that loans being originated meet the Company's underwriting standards.


                                                                          24/25/

================================================================================

      In the case of loans originated for GreenPoint's portfolio, an independent executive-level Risk Management Division determines the characteristics of the borrowers and the property and loan types acceptable for portfolio investment. Traditional NoDoc loans continue to be originated based on the borrower's level of equity in the property securing the loans. Strict appraisal standards are maintained, requiring all appraisers to be state certified, and all appraisals are subject to additional levels of review by senior management. Alt-A and other non-conforming loans, which may be placed in portfolio, have separate limits with regard to borrower and property characteristics established by the Risk Management Division.

      GreenPoint Credit lends funds primarily based on the credit worthiness of the borrower. Sophisticated custom scoring models are used to determine the borrower's ability to repay. Additional security is provided by the housing collateral securing the loan.

      Since most manufactured housing loans are securitized or sold with recourse, the Risk Management Division monitors closely the performance of all loans on which the Company retains credit risk. On securitization or sale, expectations are set on the default, recovery and voluntary prepayment rates by the independent Risk Management Division. Each pool of loans is reviewed monthly to ensure that performance is meeting those expectations. In the event performance does not meet expectations, the assumptions are revised. Responsibility for these judgments resides with executive management, independent of GreenPoint Credit.

      Risk Management reviews monthly the delinquency and loss trends in all the mortgage and manufactured housing loans serviced by the Company, whether or not it retains credit exposure. These reviews are intended to identify significant changes in credit quality which may indicate changes to the Company's exposures or to the efficacy of its underwriting of loans sold to other investors. Such changes could prompt adjustments to the Company's underwriting criteria or servicing procedures.

      GreenPoint's loan origination activity is geographically diversified throughout the U.S. GreenPoint began originating loans outside of New York State in 1995. At December 31, 1999, approximately 37% of the Company's mortgage loan portfolio was secured by such properties. The Company tracks economic and housing market trends to identify areas for expansion and as an early warning mechanism. The Company also closely monitors trends in delinquent and non-performing loans through cycles in the economy and in the real estate market. These economic and performance trends are analyzed in the ongoing fine-tuning of lending practices.

      The Company uses various collection procedures and works to maintain contact with the borrowers to obtain repayment. Collection activities for GreenPoint Mortgage are centralized in a servicing unit in Columbus, Georgia with strong expertise in NoDoc mortgages. GreenPoint Credit's collection activities are decentralized among its 45 regional offices that can quickly repossess and liquidate collateral, thereby minimizing the loss severity. In addition, the Company reviews the trends in amount and frequency of loans that were transferred to other real estate owned, trends in sales activity of its foreclosed property including average principal loss experienced and the holding period for such properties.

      The Company has set forth a policy for establishment and review of the adequacy of the allowance for loan losses. The policy requires management to provide for estimated costs related to problem loans. Management believes that the allowance for loan losses is adequate. However, such determination is susceptible to the effect of future unanticipated changes in general economic and market conditions that may affect the financial circumstances of borrowers and/or residential real estate values within the Company's lending areas.

----------------------------------
Allowance for Possible Loan Losses

The allowance for possible loan losses was $113.0 million at December 31, 1999 and 1998.

---------------------
Non-Performing Assets

Non-performing assets consist of non-performing mortgage loans and other real estate owned. Total non-performing assets were $227.1 million at December 31, 1999 compared with $296.6 million at December 31, 1998. GreenPoint attempts to convert these assets to interest-earning assets as quickly as possible, while minimizing potential losses on the conversion.

      The continued strong real estate market during 1999 in the New York City area, where most of the Company's non-performing assets are located, facilitated the disposition of such assets. The tables in Notes 6 and 8 to the consolidated financial statements present further information about GreenPoint's non-performing assets.

------------------------------------------
Impact of Recent Accounting Pronouncements

On June 15, 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 133, Accounting for Derivatives and Hedging Activities ("SFAS 133"). As amended, SFAS 133 is effective for all fiscal years beginning after June 15, 2000 (January 1, 2001 for the Company). SFAS 133 requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded in each period in current earnings or comprehensive income, depending on whether the derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Management of the Company is in the process of assessing the impact of the adoption of SFAS 133 on the Company's earnings and financial position.

================================================================================

-----------------------
Impact of the Year 2000

As of the date of this Annual Report, the Company has not experienced any disruption of operations or other material adverse consequences as a result of its computers or those of its suppliers and service providers turning the calendar to the Year 2000. The Company does not expect to experience such disruptions or material adverse consequences in the future. The total cost of the Year 2000 project is not material to the Company's financial statements and is expensed as incurred.

--------------------------------------------------------------------------------
Comparison of Operating Results for the Years Ended December 31, 1998 and 1997
--------------------------------------------------------------------------------

-------
General

Net income for 1998 was $159.1 million, or $1.77 per diluted share, a 14% decrease over the $184.9 million, or $2.10 per diluted share, earned in 1997.

   Core cash earnings rose to $259.4 million, or $2.89 per diluted share, in 1998 compared to $254.5 million, or $2.89 per diluted share, in the prior year.

-------------------
Net Interest Income

Net interest income on a taxable-equivalent basis increased by $20.1 million, or 4.1%, to $514.7 million for 1998 from $494.6 million for 1997. The increase reflects a rise in the average yield on interest-earning assets due to a reduction in the lower yielding securities portfolio to fund growth in the higher yielding loan portfolio, partially offset by a higher average cost of funds due to GreenPoint's use of longer term funding sources. The average yield on interest-earning assets was 8.19% for 1998 versus 8.05% for 1997 and the average cost of funds was 4.58% for 1998 versus 4.44% for 1997. The net interest margin increased slightly to 3.95% for 1998 from 3.91% for 1997.

      Interest income on mortgages increased by $70.7 million, or 9.7%, to $799.6 million for 1998 from $728.9 million for 1997. The increase reflects average mortgage portfolio growth of $911.6 million in 1998 partially offset by an 11 basis point decline in the average yield on the portfolio. The decline in the average yield on mortgages reflects a high loan prepayment rate experienced by GreenPoint in 1998 due to the relatively low interest rate environment.

      Interest income on loans held for sale rose by $48.4 million to $84.9 million for 1998 from $36.5 million for 1997 due to growth in GPM lending volumes.

      Interest income on securities and money market investments declined by a combined $77.5 million, or 32.5%, to $160.9 million for 1998 from $238.4 million for 1997 as GreenPoint reduced the average balance of these investments to fund loan portfolio growth. The combined average balance of securities and money market investments dropped by $1.2 billion during 1998.

      GreenPoint's average cost of funds increased by 14 basis points to 4.58% for 1998 from 4.44% for 1997. The rise is due to the Company's issuance of long term debt and guaranteed preferred beneficial interest in Company's junior subordinated debentures, in mid-1997 as an alternative funding source to deposits. The combined average balance of long term debt and guaranteed preferred beneficial interest in Company's junior subordinated debentures increased by $191.7 million during 1998 reflecting a full year impact of the 1997 issuances. In addition, due to the expansion of its mortgage business, GPM increased its third party borrowings by $275.1 million, to $801.1 million in 1998, from $526.0 million in 1997.

      GreenPoint maintained an average cost of deposits of 4.29% for 1998 compared with 4.28% for 1997.

----------------------------------
Provision for Possible Loan Losses

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

-------------------
Non-Interest Income

Non-interest income increased by $45.1 million, or 34.8%, to $174.8 million from $129.7 million. The 1997 figure includes non-recurring gains of $2.4 million on the sale of assets and $5.9 million on branch sales.

      Mortgage loan-related fee income increased by $2.9 million, or 18.5%, to $18.6 million for 1998 from $15.7 million for 1997 primarily due to higher fee income recognized on cancelled loan applications and commitments.

      Loan servicing fees totaled $23.5 million for 1998 compared to $11.2 million for 1997. The $12.3 million increase is the result of the additional $21.7 million of net manufactured housing loan servicing income in 1998 offset by a $9.4 million decrease in net mortgage loan servicing income at GPM. The decrease was primarily the result of an increase in impairment charges resulting from a decline in the value of originated mortgage servicing rights due to higher prepayment assumptions because of the decline in interest rates during 1998. The increase in impairment charges was partially offset by additional loan servicing fee income of $3.6 million in 1998 over 1997.

      Banking service fees and commissions rose by $4.2 million, or 19.2%, to $26.1 million for 1998 from $21.9 million for 1997. The increase is primarily the result of several successful initiatives implemented by GreenPoint to generate additional fee income through the consumer branch network. Sales of annuities and mutual funds, a program introduced in March 1996, accounted for $2.0


                                                                           26/27

================================================================================

million of the increase over 1997. Also, in November 1997, GreenPoint began surcharging non depositors who use the Bank's ATM's. ATM surcharges totaled $2.0 million for 1998 compared to $0.3 million for 1997.

      The net gain on securitizations and sale of mortgage loans increased $47.9 million to $106.6 million in 1998 from $58.7 million in 1997. The increase in gains on sales of loans is a result of rising origination volume. The total volume of loans sold or securitized increased $4.7 billion to $8.0 billion during 1998 compared to $3.3 billion in 1997.

      The Company securitized and sold $728 million of manufactured housing loans in November 1998. These loans were acquired by the Company as part of the GreenPoint Credit purchase and were recorded at their fair value in accordance with generally accepted accounting principles. Therefore, the Company did not recognize a gain on the sale through current income.

--------------------
Non-Interest Expense

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
================================================================================

      Excluding the GreenPoint Credit operating expenses, total non-interest expense increased by $21.7 million, or 6.8%. Salaries and benefits expense grew by $9.7 million, or 7.8%; net expense of premises and equipment grew by $2.8 million, or 5.3%; and other administrative expense grew by $5.3 million, or 8.3%. The increase in expenses is attributable to the expansion of the mortgage operations, primarily the increasing of staff to 1,148 employees at December 31, 1998 from 689 employees at December 31, 1997. Also, an $8.3 million non-recurring personnel expense was incurred in 1998 relating to the retirement of senior executives. In 1997, the Company recognized a $2.5 million non-recurring restructuring charge relating to the transfer of mortgage servicing from New York to Columbus, Georgia. Other real estate owned operating income, net, rose by $4.2 million to $6.0 million for 1998 from $1.8 million for 1997, primarily due to the strong real estate market in the New York City area. Employee stock ownership and stock plans expense increased by $2.6 million, or 13.2%, due to the higher average price of GreenPoint's stock during 1998 versus 1997.

------------------
Income Tax Expense

Total income tax expense increased $38.8 million, or 40.5%, to $134.5 million for 1998 from $95.7 million for 1997. The rise in 1998 compared to 1997 is due to a $13.0 million, or 4.6%, increase in income before income taxes and an increase in the effective tax rate from 34.1% in 1997 to 39.5% in 1998. Total taxes for 1998 includes a non-recurring charge of $18.5 million related to Headlands' conversion from a Subchapter S corporation ("S corporation") which is not subject to corporate level income tax to a Subchapter C corporation ("C corporation"). As a C corporation, the Company bears the federal, state and local tax obligation relating to its net income. The result of this change in tax status gave rise to the increase in the effective tax rate from 1997 to 1998.

--------------------------------------------------------------------------------
Forward Looking Statements
--------------------------------------------------------------------------------

This Annual Report to the Stockholders contains certain forward-looking statements which are based on management's current expectations. These forward-looking statements include information concerning possible or assumed future results of operations and business plans, including those relating to earnings growth (on both a GAAP and cash basis); revenue growth; origination volume in both the Company's mortgage and manufactured housing finance businesses; tangible capital generation; market share; expense levels; and other business operations and strategies. For these statements, GreenPoint claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 to the extent provided by applicable law. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to: risks and uncertainties related to acquisitions and related integration activities; prevailing economic conditions; changes in interest rates, loan demand, real estate values, and competition, which can materially affect origination levels in the Company's mortgage and manufactured housing finance businesses; the level of defaults and prepayments on loans made by the Company and each of its affiliates; changes in accounting principles, policies, and guidelines; adverse changes or conditions in capital or financial markets which could adversely affect the ability of the Company to sell or securitize mortgage and manufactured housing originations on a timely basis or at prices which are acceptable to the Company; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services. The forward-looking statements are made as of the date of this Report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

================================================================================

Average Consolidated Balance Sheet, Interest and Rates

(Taxable-Equivalent Interest and Rates, in millions)(1)               Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                 1999                           1998                             1997
------------------------------------------------------------------------------------------------------------------------------------
                                                            Average                         Average                         Average
                                                             Yield/                          Yield/                         Yield/
                                       Balance     Interest    Cost    Balance     Interest    Cost    Balance    Interest    Cost
====================================================================================================================================
Assets:
Mortgage loans held
  for investment(2)                   $  9,080.2   $  774.7    8.53%  $  9,079.4  $   799.6    8.81%  $  8,167.8  $   728.9    8.92%
Other loans(2)                             343.0       32.1    9.35         53.6        4.3    8.01         28.9        2.3    7.94
Loans held for sale                      1,573.9      136.2    8.66        894.6       84.9    9.49        349.9       36.5   10.44
Money market investments(3)                926.4       47.6    5.14        956.2       52.7    5.52        740.3       41.4    5.59
Securities(4)                            1,246.3       78.1    6.26      1,823.5      108.2    5.93      3,212.9      197.0    6.13
Trading assets                               5.4        0.3    5.56          3.4        0.2    5.49          3.9        0.2    5.93
Other interest-earning assets              356.9       26.2    7.36        220.2       16.7    7.60        133.9       11.2    8.37
------------------------------------------------------------------------------------------------------------------------------------
  Total interest-earning
    assets                              13,532.1    1,095.2    8.09     13,030.9    1,066.6    8.19     12,637.6    1,017.5    8.05
------------------------------------------------------------------------------------------------------------------------------------
Non-interest earning assets(5)           1,514.2                         1,078.1                           950.0
  Total assets                        $ 15,046.3                      $ 14,109.0                      $ 13,587.6
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity:
====================================================================================================================================
Savings                               $  1,468.0   $   32.4    2.21   $  1,638.8  $    39.3    2.40   $  1,830.1  $    46.7    2.55
N.O.W                                      309.8        3.0    0.98        323.7        3.8    1.18        330.5        5.3    1.61
Money market and variable
  rate savings                           2,415.5       79.8    3.30      2,203.4       72.7    3.30      2,273.7       76.5    3.36
Term certificates of deposit             7,079.1      364.5    5.15      6,543.0      348.2    5.32      6,512.8      343.1    5.26
Mortgagors' escrow                         115.4        1.6    1.43        144.6        1.5    1.02         98.3        1.3    1.36
Other borrowed funds                       636.9       37.3    5.84        801.1       54.1    6.76        526.0       32.8    6.22
Trading liabilities                          2.6        0.1    5.39          1.8        0.1    5.26          1.9        0.1    5.89
Long term debt                             199.9       13.9    6.94        199.8       13.9    6.94         92.4        6.4    6.92
Guaranteed preferred
  beneficial interest in
  Company's junior
  subordinated debentures                  199.7       18.3    9.16        199.7       18.3    9.16        115.4       10.7    9.29
------------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing
    liabilities                         12,426.9      550.9    4.43     12,055.9      551.9    4.58     11,781.1      522.9    4.44
Other liabilities(6)                       616.1                           465.6                           408.1
------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                     13,043.0                        12,521.5                        12,189.2
Preferred shares of
  subsidiary                                  --                              --                             3.4
Stockholders' equity                     2,003.3                         1,587.5                         1,395.0
------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities &
    stockholders' equity              $ 15,046.3                      $ 14,109.0                      $ 13,587.6
------------------------------------------------------------------------------------------------------------------------------------
Net interest income/interest
  rate spread(7)                                   $  544.3    3.66%              $   514.7    3.61%              $   494.6    3.61%
------------------------------------------------------------------------------------------------------------------------------------
Net interest-earning assets/
  net interest margin(8)              $  1,105.2               4.02%  $    975.0               3.95%  $    856.5               3.91%
------------------------------------------------------------------------------------------------------------------------------------
Ratio of interest-earning
  assets to interest-
  bearing liabilities                                          1.09x                           1.08x                           1.07x
====================================================================================================================================

(1)   Net interest income is calculated on a taxable-equivalent basis.
(2) In computing the average balances and average yield on loans, non-accruing loans have been included.
(3) Includes interest-bearing deposits in other banks, federal funds sold and securities purchased under agreements to resell.
(4) The average yield does not give effect to changes in fair value that are reflected as a component of stockholders' equity.
(5) Includes goodwill, banking premises and equipment, servicing assets, deferred tax assets, accrued interest receivable, and other miscellaneous non-interest earning assets.
(6) Includes accrued interest payable, accounts payable, and other miscellaneous non-interest bearing obligations of the Company.
(7) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(8) Net interest margin represents net interest income divided by average interest-earning assets.


                                                                           28/29

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

                                          Year Ended December 31, 1999          Year Ended December 31, 1998
                                                  Compared to                            Compared to
                                          Year Ended December 31, 1998          Year Ended December 31, 1997
                                               Increase/(Decrease)                   Increase/(Decrease)
---------------------------------------------------------------------------------------------------------------
                                                     Due to                                Due to
---------------------------------------------------------------------------------------------------------------
                                        Average      Average          Net     Average      Average          Net
(Dollars in millions)                    Volume         Rate       Change      Volume         Rate       Change
===============================================================================================================
Mortgage loans held for investment(1)    $ 0.1        $(25.0)      $(24.9)      $80.4        $(9.7)       $70.7
Other loans(1)                            26.9          0.9         27.8          2.0           --          2.0
Loans held for sale                       59.4         (8.1)        51.3         52.0         (3.6)        48.4
Money market investments(2)               (1.6)        (3.5)        (5.1)        11.9         (0.6)        11.3
Securities                               (35.9)         5.8        (30.1)       (82.4)        (6.4)       (88.8)
Trading assets                             0.1           --          0.1           --           --           --
Other interest-earning assets             10.1         (0.6)         9.5          6.6         (1.1)         5.5
---------------------------------------------------------------------------------------------------------------
  Total interest earned on assets         59.1        (30.5)        28.6         70.5        (21.4)        49.1
---------------------------------------------------------------------------------------------------------------
Savings                                   (3.9)        (3.0)        (6.9)        (4.6)        (2.8)        (7.4)
N.O.W                                     (0.2)        (0.6)        (0.8)        (0.1)        (1.4)        (1.5)
Money market and variable
  rate savings                             7.1           --          7.1         (2.0)        (1.8)        (3.8)
Term certificates of deposit              27.8        (11.5)        16.3          2.6          2.5          5.1
Mortgagors' escrow                        (0.4)         0.5          0.1          0.5         (0.3)         0.2
Other borrowed funds                     (10.2)        (6.6)       (16.8)        18.3          3.0         21.3
Trading liabilities                         --           --           --           --           --           --
Long term debt                              --           --           --          7.5           --          7.5
Guaranteed preferred beneficial
  interest in Company's junior
  subordinated debentures                   --           --           --          7.7         (0.1)         7.6
---------------------------------------------------------------------------------------------------------------
Total interest paid on liabilities        20.2        (21.2)        (1.0)        29.9         (0.9)        29.0
---------------------------------------------------------------------------------------------------------------
Net change in net interest income        $38.9        $(9.3)       $29.6        $40.6        $(20.5)      $20.1
===============================================================================================================

(1) In computing the volume and rate components of net interest income for loans, non-accrual loans have been included.
(2) Includes interest-bearing deposits in other banks, federal funds sold and securities purchased under agreements to resell.

================================================================================
Consolidated Statements of Financial Condition

                                                                                             December 31,
---------------------------------------------------------------------------------------------------------
(In millions, except share amounts)                                                    1999          1998
==========================================================================================================
Assets:
Cash and due from banks                                                           $   179.5     $   164.2
Money market investments:
  Interest-bearing deposits in other banks                                              2.2           7.3
  Federal funds sold and securities purchased under agreements to resell            1,050.6         916.9
---------------------------------------------------------------------------------------------------------
    Total cash and cash equivalents                                                 1,232.3       1,088.4
---------------------------------------------------------------------------------------------------------
Loans receivable held for sale                                                      1,208.0       1,578.1
Federal Home Loan Bank of New York stock                                               91.8            --
Securities available for sale                                                       1,974.7       1,337.6
Retained interests in securitizations                                                 124.6          67.3
Securities held to maturity (fair value of $2.0 and $3.3, respectively)                 2.0           3.3
Loans receivable held for investment (net of allowance for possible loan
  losses of $113.0 in 1999 and 1998)                                                9,180.2       9,273.3
Other interest-earning assets                                                         123.4         118.3
Accrued interest receivable                                                            72.2          87.0
Banking premises and equipment, net                                                   129.0         140.2
Servicing assets                                                                      180.6         145.9
Deferred income taxes, net                                                             45.3          47.4
Goodwill (net of accumulated amortization of $240.3 and $160.7, respectively)         941.7       1,014.3
Other assets                                                                           95.3         114.8
---------------------------------------------------------------------------------------------------------
    Total assets                                                                  $15,401.1     $15,015.9
---------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity:
Liabilities:
Deposits:
  N.O.W. and checking                                                             $   540.4     $   539.9
  Savings                                                                           1,369.9       1,551.8
  Variable rate savings                                                             1,981.4       1,804.5
  Money market                                                                        459.5         524.3
  Term certificates of deposit                                                      7,208.9       6,752.6
---------------------------------------------------------------------------------------------------------
    Total deposits                                                                 11,560.1      11,173.1
---------------------------------------------------------------------------------------------------------
Notes payable                                                                           5.1         608.0
Mortgagors' escrow                                                                     95.5         128.1
Securities sold under agreements to repurchase                                          0.3         384.9
Federal Home Loan Bank advances                                                       675.0            --
Long term debt                                                                        199.9         199.9
Guaranteed preferred beneficial interest in Company's
   junior subordinated debentures                                                     199.7         199.7
Accrued income taxes payable                                                           27.2          56.9
Other liabilities                                                                     651.6         342.7
---------------------------------------------------------------------------------------------------------
    Total liabilities                                                              13,414.4      13,093.3
---------------------------------------------------------------------------------------------------------
Commitments and contingencies (Note 17)
Stockholders' Equity:
Preferred stock ($0.01 par value; 50,000,000 shares authorized; none issued)             --            --
Common stock ($0.01 par value; 220,000,000 shares authorized;
  110,261,164 shares issued)                                                            1.1           1.1
Additional paid-in capital                                                            857.8       1,278.8
Unallocated Employee Stock Ownership Plan (ESOP) shares                              (105.1)       (110.1)
Unearned stock plans shares                                                            (3.3)         (4.5)
Retained earnings                                                                   1,408.2       1,273.3
Accumulated other comprehensive income, net                                           (11.8)          4.7
Treasury stock, at cost (6,058,244 shares and 15,618,745 shares, respectively)       (160.2)       (520.7)
---------------------------------------------------------------------------------------------------------
    Total stockholders' equity                                                      1,986.7       1,922.6
---------------------------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity                                    $15,401.1     $15,015.9
=========================================================================================================

See accompanying notes to the consolidated financial statements.


                                                                           30/31

================================================================================
Consolidated Statements of Income

                                                                      For the Year Ended December 31,
-----------------------------------------------------------------------------------------------------
(In millions, except per share amounts)                              1999          1998          1997
=====================================================================================================
Interest income:
  Mortgage loans held for investment                            $   774.7     $   799.6     $   728.9
  Loans held for sale                                               136.2          84.9          36.5
  Money market investments                                           47.5          52.7          41.3
  Securities                                                         76.8         106.5         193.6
  Other                                                              55.6          17.7          10.1
-----------------------------------------------------------------------------------------------------
    Total interest income                                         1,090.8       1,061.4       1,010.4
-----------------------------------------------------------------------------------------------------
Interest expense:
  Deposits                                                          481.4         465.5         473.0
  Trading liabilities                                                 0.1           0.1           0.1
  Securities sold under agreements to repurchase                     13.5          39.1           7.8
  Notes payable                                                      23.7          15.0          24.9
  Long-term debt                                                     32.2          32.2          17.1
-----------------------------------------------------------------------------------------------------
    Total interest expense                                          550.9         551.9         522.9
-----------------------------------------------------------------------------------------------------
Net interest income                                                 539.9         509.5         487.5
Provision for possible loan losses                                  (14.2)        (13.8)        (18.9)
-----------------------------------------------------------------------------------------------------
Net interest income after provision for possible loan losses        525.7         495.7         468.6
-----------------------------------------------------------------------------------------------------
Non-interest income:
  Income from fees and commissions:
    Mortgage loan operations fee income                               4.6          18.6          15.7
    Loan servicing fees                                             100.2          23.5          11.2
    Banking services fees and commissions                            31.1          26.1          21.9
  Other income                                                        8.7          (3.3)         10.8
  Net gain on securities                                              0.9           2.6           2.0
  Net gain on sales of loans                                        228.3         106.6          58.7
  Net gain on sale of lease                                          15.8            --            --
  Gain on sale of mortgage servicing rights                           2.1           0.7           9.4
-----------------------------------------------------------------------------------------------------
    Total non-interest income                                       391.7         174.8         129.7
-----------------------------------------------------------------------------------------------------
Non-interest expense:
  Salaries and benefits                                             207.5         149.2         123.7
  Employee Stock Ownership and
    stock plans expense                                              19.8          22.3          19.7
  Net expense of premises and equipment                              76.5          58.7          53.3
  Federal deposit insurance premiums                                  2.7           2.6           2.8
  Charitable and educational foundation                              25.1           7.5           7.5
  Other administrative expenses                                     132.7          79.9          63.6
  Other real estate owned operating income                           (3.3)         (6.0)         (1.8)
  Goodwill amortization                                              79.6          54.4          46.4
  Restructuring charge and non-recurring personnel expense            6.0           8.3           2.5
-----------------------------------------------------------------------------------------------------
    Total non-interest expense                                      546.6         376.9         317.7
-----------------------------------------------------------------------------------------------------
Income before income taxes                                          370.8         293.6         280.6
Income taxes related to earnings                                    155.3         116.0          95.7
Income taxes related to S corporation conversion                       --          18.5            --
-----------------------------------------------------------------------------------------------------
Net income                                                      $   215.5     $   159.1     $   184.9
=====================================================================================================
Basic earnings per share                                        $    2.27     $    1.83     $    2.20
=====================================================================================================
Diluted earnings per share                                      $    2.23     $    1.77     $    2.10
=====================================================================================================

See accompanying notes to the consolidated financial statements.

================================================================================
Consolidated Statements of Comprehensive Income

                                                            For the Year Ended December 31,
-------------------------------------------------------------------------------------------
(In millions)                                                    1999       1998       1997
===========================================================================================
Net income                                                     $215.5     $159.1     $184.9
-------------------------------------------------------------------------------------------
Other comprehensive income, before tax:
  Unrealized (losses) gains on securities:
    Unrealized holding (losses) gains arising during period     (28.4)      17.5       38.0
    Less: reclassification adjustment for gains
      included in net income                                     (0.9)      (2.6)      (2.0)
  Minimum pension liability adjustment                            0.1       (0.4)        --
-------------------------------------------------------------------------------------------
Other comprehensive income, before tax                          (29.2)      14.5       36.0
Income tax expense related to items of other
  comprehensive income                                           12.7       (6.2)     (16.3)
-------------------------------------------------------------------------------------------
Other comprehensive income, net of tax                          (16.5)       8.3       19.7
-------------------------------------------------------------------------------------------
Total comprehensive income, net of tax                         $199.0     $167.4     $204.6
===========================================================================================

See accompanying notes to the consolidated financial statements.


                                                                           32/33

================================================================================
Consolidated Statements of Changes in Stockholders' Equity

                                                                For the Year Ended December 31,
-----------------------------------------------------------------------------------------------
(In millions)                                                    1999         1998         1997
===============================================================================================
Common stock
Balance at beginning of year                                 $    1.1     $    1.1     $    1.1
Balance at end of year                                            1.1          1.1          1.1
-----------------------------------------------------------------------------------------------
Additional paid-in capital
Balance at beginning of year                                  1,278.8        830.5        809.6
Reissuance of treasury stock                                   (440.7)       322.6          0.1
Stock issued by pooled company                                     --         62.4          0.8
Recapitalization of undistributed earnings                         --         29.4           --
Amortization of ESOP shares committed to be released             13.5         16.1         12.4
Amortization of stock plans shares                                0.1          1.0          0.5
Tax benefit for vested stock plans shares                         6.1         16.8          7.1
-----------------------------------------------------------------------------------------------
Balance at end of year                                          857.8      1,278.8        830.5
-----------------------------------------------------------------------------------------------
Unallocated ESOP shares
Balance at beginning of year                                   (110.1)      (114.9)      (119.6)
Amortization of ESOP shares committed to be released              5.0          4.8          4.7
-----------------------------------------------------------------------------------------------
Balance at end of year                                         (105.1)      (110.1)      (114.9)
-----------------------------------------------------------------------------------------------
Unearned stock plans shares
Balance at beginning of year                                     (4.5)        (7.0)        (8.3)
Issuance of common stock to stock plans                            --           --         (0.8)
Amortization of stock plans shares                                1.2          2.5          2.1
-----------------------------------------------------------------------------------------------
Balance at end of year                                           (3.3)        (4.5)        (7.0)
-----------------------------------------------------------------------------------------------
Retained earnings
Balance at beginning of year                                  1,273.3      1,208.8      1,067.1
Net income                                                      215.5        159.1        184.9
Recapitalization of undistributed earnings                         --        (29.4)          --
Dividends paid                                                  (80.6)       (46.5)       (37.7)
Distribution to pooled company stockholders                        --        (13.7)          --
Reissuance of treasury stock                                       --         (5.0)        (5.5)
-----------------------------------------------------------------------------------------------
Balance at end of year                                        1,408.2      1,273.3      1,208.8
-----------------------------------------------------------------------------------------------
Accumulated other comprehensive income, net
Balance at beginning of year                                      4.7         (3.6)       (23.3)
Net change in accumulated other comprehensive income, net       (16.5)         8.3         19.7
-----------------------------------------------------------------------------------------------
Balance at end of year                                          (11.8)         4.7         (3.6)
-----------------------------------------------------------------------------------------------
Treasury stock
Balance at beginning of year                                   (520.7)      (578.8)      (237.7)
Reissuance of treasury stock                                    501.9        277.7         14.4
Purchase of treasury stock                                     (141.4)      (219.6)      (355.5)
-----------------------------------------------------------------------------------------------
Balance at end of year                                         (160.2)      (520.7)      (578.8)
-----------------------------------------------------------------------------------------------
Total stockholders' equity                                   $1,986.7     $1,922.6     $1,336.1
===============================================================================================

See accompanying notes to the consolidated financial statements.

================================================================================
Consolidated Statements of Cash Flows

                                                                       For the Year Ended December 31,
------------------------------------------------------------------------------------------------------
(In millions)                                                           1999         1998         1997
======================================================================================================
Cash flows from operating activities:
Net income                                                          $  215.5     $  159.1     $  184.9
Adjustments to reconcile net income to net cash
  provided by operating activities:
Provision for possible loan losses                                      14.2         13.8         18.9
Depreciation and amortization of premises and equipment                 31.8         21.4         19.4
Goodwill amortization                                                   79.6         54.4         46.4
Accretion of discount on securities, net of premium amortization        (5.1)        (9.2)        (5.2)
Gain on sale of lease                                                  (15.8)          --           --
Net change in trading assets                                              --         25.0        (25.0)
Net change in trading liabilities                                         --        (10.6)        10.6
ESOP and stock plans expense                                            19.8         22.3         19.7
Non-recurring personnel expense                                           --          8.3           --
Gain on securities transactions                                         (1.8)          --           --
Net change in loans held for sale                                     (234.3)      (170.4)      (412.5)
Capitalization of servicing assets, net of sales                       (82.6)       (31.2)        (5.6)
Amortization of servicing assets                                        47.9         25.7          6.7
Net change in retained interests in securitizations                    (47.9)       (34.3)       (17.4)
Net gain on sales of other real estate owned                            (5.3)        (8.1)        (7.3)
Deferred income taxes                                                    6.1         16.1         (6.5)
Decrease (increase) in other assets                                     24.6        (39.8)         9.3
Increase (decrease) in other liabilities                               305.0         77.9        (78.9)
Other, net                                                             (27.2)        (0.2)         5.0
------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) operating activities                324.5        120.2       (237.5)
------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
Loan originations and principal repayments, net                        680.0       (396.5)    (1,522.2)
Proceeds from sales of other real estate owned                          19.2         27.2         21.3
Purchases of securities available for sale                          (3,052.1)    (4,821.4)    (1,916.8)
Purchases of securities held to maturity                                  --         (0.6)        (0.2)
Proceeds from maturities of securities available for sale            2,071.2      4,239.9      1,933.0
Proceeds from sales of securities available for sale                   104.0      1,039.0      2,065.1
Investment in corporate officer life insurance policy                     --           --       (102.7)
Principal repayments on securities                                     207.0        290.2        259.9
Purchase of Federal Home Loan Bank stock                               (91.8)          --           --
Proceeds from sale of lease                                             34.8           --           --
Purchases of premises and equipment                                    (32.7)       (26.4)       (17.4)
------------------------------------------------------------------------------------------------------
    Net cash (used in) provided by investing activities                (60.4)       351.4        720.0
======================================================================================================

Statements continued on following page.

See accompanying notes to the consolidated financial statements.


                                                                           34/35

================================================================================
Consolidated Statements of Cash Flows (continued)

                                                                 For the Year Ended December 31,
------------------------------------------------------------------------------------------------
(In millions)                                                  1999         1998            1997
================================================================================================
Cash flows from financing activities:
  Net deposits (withdrawals) from depositors' accounts        385.7        199.6          (348.9)
  Cash paid on transfer of deposit liabilities                   --           --          (124.8)
  Borrowing on notes payable                                3,230.8      8,192.8         3,544.2
  Payments on notes payable                                (3,832.5)    (7,786.8)       (3,514.9)
  Net (decrease) increase on lease payable                     (1.2)         0.8             5.6
  Proceeds from Federal Home Loan Bank advance                675.0           --              --
  Payments for cash dividends                                 (80.6)       (46.5)          (37.7)
  Proceeds from common stock offering                          47.4        645.6              --
  Net cash used in acquisitions                                  --     (1,376.2)(1)          --
  Exercise of stock options                                    13.8           --              --
  Purchase of treasury stock                                 (141.4)      (219.6)         (355.5)
  Securities sold under agreements to repurchase             (384.6)      (162.0)          472.0
  Proceeds from issuance of long term debt                       --           --           199.8
  Proceeds from issuance of guaranteed
    preferred beneficial interest in Company's
    junior subordinated debentures                               --           --           199.7
  Net (decrease) increase in mortgagors' escrow               (32.6)        10.0            51.1
  Other, net                                                     --          1.6             5.7
------------------------------------------------------------------------------------------------
    Net cash (used in) provided by financing activities      (120.2)      (540.7)           96.3
------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents          143.9        (69.1)          578.8
Cash and cash equivalents at beginning of year              1,088.4      1,157.5           578.7
------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                   $1,232.3     $1,088.4        $1,157.5
------------------------------------------------------------------------------------------------
Non-cash activities:
Additions to other real estate owned, net                  $  (10.1)    $   15.8        $   28.3
Loans to facilitate sales of other real estate             $     --     $    8.2        $   18.7
Unsettled trades                                           $  284.1     $     --        $   68.1
------------------------------------------------------------------------------------------------
Supplemental disclosure of cash flow information:
Cash paid for income taxes                                 $  154.8     $  121.1        $   75.6
Interest paid                                              $  477.3     $  493.2        $  488.9
================================================================================================

(1) GreenPoint purchased the manufactured housing lending business of BAHS and also acquired the dealer origination segment of NationsCredit's manufactured housing business. In conjunction with these acquisitions, liabilities were assumed as follows:

          Fair value of assets acquired                             $ 1,000.5
          Excess of cost over fair value of net assets acquired         485.6
          Cash paid                                                  (1,376.2)
                                                                    ---------
          Liabilities assumed                                       $   109.9
                                                                    =========

See accompanying notes to the consolidated financial statements.

================================================================================
Notes to the Consolidated Financial Statements

--------------------------------------------------------------------------------
NOTE 1
--------------------------------------------------------------------------------

GreenPoint Financial Corp. (the "Company" or "GreenPoint") is a bank holding company organized in 1993 under the laws of the state of Delaware and registered under the Bank Holding Company Act of 1956, as amended. The Company acquired 100% of the outstanding capital stock of GreenPoint Bank (the "Bank"), a New York State chartered savings bank, upon its conversion from the mutual to the capital stock form of ownership on January 28, 1994. The Company is a leading national specialty housing finance company with three principal businesses. GreenPoint Mortgage ("GPM"), headquartered in Larkspur, California, is the leading national lender in no documentation ("NoDoc") and alternative A ("Alt A") residential mortgages. Alt A borrowers have strong credit backgrounds but require loan terms that do not meet other agency criteria. GPM is a result of the combination during the second quarter of 1999, of GreenPoint Mortgage Corp. ("GreenPoint Mortgage"), and Headlands Mortgage Company ("Headlands") (see note
2). GreenPoint Credit LLC ("GreenPoint Credit"), headquartered in San Diego, California, is the second largest lender nationally in the manufactured housing finance industry. The Bank, a New York state chartered savings bank, has $11.6 billion in deposits in 73 branches serving more than 400,000 households in the Greater New York City area.

-------------------------
(a) Basis of Presentation

The consolidated financial statements include the accounts of the Company, the Bank and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. When necessary, certain reclassifications of prior year financial statement amounts have been made to conform to the current year presentation.

      In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the statement of condition and revenues and expenses for the period. Actual results could differ from those estimates.

--------------------------------------------------------------------------------
(b) Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

The Company enters into short-term purchases of securities under agreements to resell ("reverse repurchase agreements") and sales of securities under agreements to repurchase substantially identical securities ("repurchase agreements"). The amounts advanced under reverse repurchase agreements and the amounts borrowed under repurchase agreements are carried on the balance sheet at the amount advanced or borrowed, respectively plus accrued interest. Interest earned on reverse repurchase agreements and interest incurred on repurchase agreements are reported as interest income and interest expense, respectively.

-----------------------------------------------------------------
(c) Securities Held to Maturity and Securities Available for Sale

Securities classified as held to maturity are carried at amortized cost. The Company has the positive intent and ability to hold these securities to maturity.

      Securities that may be sold in response to or in anticipation of changes in interest rates and resulting prepayment risk, or other factors, are classified as available for sale and are carried at fair value. Unrealized gains and losses on these securities are reported, net of applicable taxes, in accumulated other comprehensive income, as a separate component of stockholders' equity.

      Amortization of premiums and accretion of discounts are reported in interest income, using a method which results in a level yield over the estimated life of the security.

      Gains and losses on the sale of securities are determined using the specific identification method.

----------------------------------------
(d) Loans Receivable Held for Investment

Loans receivable held for investment are stated at the aggregate of their remaining unpaid principal balances, less any related charge-offs, net deferred loan fees, unearned discount and allowance for possible loan losses.

      Interest income on loans receivable is recognized on an accrual basis except when a mortgage loan has been past due 90 days or upon determination that collection is doubtful. When a mortgage loan is placed on non-accrual status, all accrued but unpaid interest receivable is reversed and charged against current interest income. Thereafter, interest income on non-accrual loans is recorded only when received in cash. A loan is returned to accrual status when the principal and interest are no longer past due and the borrower's ability to make periodic principal and interest payments is reasonably assured.

      Loan fees and certain direct loan origination costs are deferred. Net deferred fees are amortized into interest income over the contractual life of the loan using the level-yield method.

--------------------------------------
(e) Allowance for Possible Loan Losses

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

----------------------------------
(f) Loans Receivable Held for Sale

Loans receivable held for sale are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are provided for in a valuation allowance created through charges to income. Transfers from loans held for


                                                                           36/37

================================================================================

investment to loans held for sale are recorded at the lower of cost or estimated fair value in the aggregate.

------------
(g) Goodwill

Goodwill arising from the 1995 acquisition of the New York branches of Home Savings of America and the 1998 acquisition of the manufactured housing finance business of BankAmerica Housing Services ("BAHS") is being amortized using the straight-line method over 15 years. The goodwill associated with the 1995 BarclaysAmerican/Mortgage acquisition is being amortized using the straight-line method over 5 years. These intangible assets are evaluated for recoverability by management on a periodic basis.

---------------------------
(h) Other Real Estate Owned

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

------------------------------------
(i) Derivative Financial Instruments

The Company uses various hedging instruments to manage interest rate exposure as discussed below. On a prospective basis, the Company performs various analyses to establish an expectation that the results of the hedging instrument will substantially offset the effects of changes in the fair value of the hedged item. Throughout the reporting period, the Company evaluates the hedging relationship to assess whether high correlation has been achieved. The accounting for the hedging instruments that meet high correlation is discussed below. If high correlation is not achieved, the hedging instruments are redesignated as trading instruments and marked to market through earnings.

      The Company uses interest rate swaps to manage interest rate exposure associated with its fixed rate mortgage loan portfolio held for investment. At the inception of the transactions, the Company designates these instruments as hedges of specific pools of mortgage loans. These swaps are accounted for under the accrual method, whereby interest income (expense) associated with the swaps is accrued and reported as an adjustment to mortgage loan interest income. Realized gains or losses from the settlement or of the swaps are deferred on the balance sheet as a component of mortgage loans and are amortized to interest income over the remaining life of the hedged item. Amortization commences when the contract is settled or terminated. If the related mortgage loans are sold or otherwise disposed, any deferred gain or loss on the swap is recognized as an adjustment to the gain or loss on disposition of the mortgage loans.

      The Company also uses interest rate swaps to manage the interest rate exposure associated with manufactured housing loans during the accumulation period prior to sale or securitization. The Company uses mandatory forward delivery commitments to manage the interest rate exposure associated with mortgage loans and mortgage loan interest rate lock commitments during the accumulation period prior to sale or securitization. Realized gains or losses on the termination or settlement of the swaps or the mandatory forward delivery commitments are reported as a component of the gain on sale of the related loans. Unrealized gains or losses are deferred and considered in the lower of cost or fair value analysis performed on related loans receivable held for sale and the analysis for potential accruals on interest rate lock commitments. The effect of current period payments under the swap contracts is included as an adjustment to interest income on loans receivable held for sale.

----------------------------------
(j) Banking Premises and Equipment

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

----------------------------------
(k) Stock-Based Compensation Plans

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

      The Company adopted the disclosure approach under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") under which the Company discloses in the notes to the financial statements the pro forma effects on net income and earnings per share, determined as if the fair value-based method had been applied in measuring compensation cost. The Company continues to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") in accounting for its plans. Accordingly, no compensation cost has been recognized for the Company's stock option plans.

-----------------------------
(l) Accounting for Loan Sales

The Company sells loans both in the whole loan market as well as through various securitization vehicles.

      When the Company sells mortgages or manufactured housing loans on a whole loan basis, in some cases it retains the servicing rights related to the loans. In instances where the Company does not retain the servicing rights to the loans, the gain or loss on the sale is equal to the differ-

================================================================================

ence between the proceeds received and the book basis of the loans sold. In instances where the Company does retain the servicing rights, the gain or loss also depends in part on the fair value attributed to the servicing rights.

      When the Company securitizes manufactured housing loans and mortgages it may retain servicing rights and one or more retained interests. In addition, the Company may provide a corporate guarantee issued by the Bank and backed by a letter of credit. In calculating the gain or loss on the sale, the Company allocates the cost basis of the loans sold between the assets sold, and the retained interests and servicing rights based on their relative fair values at the date of sale. The corporate guarantee is recorded at its estimated fair value at the date of sale. The liabilities associated with these guarantees are reported as a component of other liabilities. A gain or loss is recognized as the difference between the cash proceeds from the sale and the allocated cost basis of the assets sold, less the estimated fair value of the corporate guarantee.

-----------------------------------------
(m) Retained Interests in Securitizations

Retained interests in securitizations include interest-only strips, subordinated certificates and transferor interests, including overcollateralization accounts.

      Retained interests in securitizations are amortized using the interest method. The Company classifies its retained interests in securitizations as available for sale and carries these securities at fair value. Unrealized gains and losses are reported, net of applicable taxes, in accumulated other comprehensive income, as a separate component of stockholders' equity.

      To obtain fair values, quoted market prices are used if available. Because market quotes are generally not available for retained interests, the Company generally estimates fair value based upon the present value of estimated future cash flows using assumptions of prepayments, defaults, loss severity rates, and discount rates that the Company believes market participants would use for similar assets and liabilities.

--------------------
(n) Servicing Assets

Servicing assets are carried at the lower of cost or fair value and are amortized in proportion to and over the period of net servicing income.

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

      The fair value of the servicing assets is determined by calculating the present value of estimated future net servicing cash flows, using assumptions of prepayments, defaults, servicing costs and discount rates that the Company believes market participants would use for similar assets.

----------------
(o) Income Taxes

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

----------------------
(p) Earnings per Share

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

---------------------------
(q) Statement of Cash Flows

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

      On September 30, 1998, the Company purchased the manufactured housing finance business of BAHS, a division of Bank of America, FSB, for a cash premium of $605 million. The purchase includes BAHS' loan origination and servicing platforms, its servicing portfolio of $11.2 billion and related revenue stream, and $766.4 million of loans held for sale. The acquisition was treated as a purchase for accounting and financial reporting purposes, resulting in $478.6 million of tax-deductible goodwill, which will be


                                                                           38/39

================================================================================

amortized over 15 years. The acquisition was financed through available capital and the proceeds of an offering of GreenPoint common stock.

      On December 7, 1998, the Company acquired the dealer origination segment of NationsCredit's manufactured housing business. The purchase provides the Company with access to NationsCredit's dealer business throughout the United States.

      On March 30, 1999, the Company completed the acquisition of Headlands. The acquisition was accounted for as a tax-free pooling of interests, with 0.62 shares of the Company's stock being exchanged for each share of Headlands stock. Accordingly, the Company's consolidated financial statements have been restated for all periods prior to the business combination to include the combined financial results of GreenPoint and Headlands.

      There were no transactions between GreenPoint and Headlands prior to the acquisition. Certain reclassifications were made to the Headlands financial statements to conform to GreenPoint's presentations.

--------------------------------------------------------------------------------
NOTE 3 Restrictions on Cash and Due from Banks
--------------------------------------------------------------------------------

The Company is required to maintain reserves on deposit with the Federal Reserve Bank of New York. The amount of required reserves on deposit at December 31, 1999 was $8.1 million. The average amount of those reserve deposits was approximately $26.6 million for the year ended December 31, 1999.

--------------------------------------------------------------------------------
NOTE 4 Securities Purchased Under Agreements to Resell
--------------------------------------------------------------------------------

The maximum amounts of reverse repurchase agreements outstanding on any day during the years ended December 31, 1999 and 1998, were $0.87 billion and $1.62 billion, respectively. The average amounts of these agreements outstanding during the years ended December 31, 1999 and 1998, were $463.1 million and $617.1 million, respectively.

      During 1999 and 1998, the underlying securities purchased under resale agreements were delivered into a third-party account that recognizes the Company's rights and interests in these securities.

--------------------------------------------------------------------------------
NOTE 5 Securities
--------------------------------------------------------------------------------

-----------------------------
Securities Available for Sale

The amortized cost and estimated fair value of securities available for sale at December 31, 1999 and 1998 are summarized as follows:

                                                                          Gross          Gross
                                                       Amortized     Unrealized     Unrealized         Fair
(In millions)                                               Cost          Gains         Losses        Value
-----------------------------------------------------------------------------------------------------------
Securities Available for Sale                                          December 31, 1999
===========================================================================================================
U.S. Government and Federal Agency Obligations:
  Agency notes/Asset-backed securities                  $  139.8       $     --       $   (1.7)    $  138.1
Mortgage-backed securities                                 918.1             --          (23.9)       894.2
Collateralized mortgage obligations                        589.8             --           (6.3)       583.5
Trust certificates collateralized by GNMA securities        16.7             --             --         16.7
Corporate asset-backed securities                           25.0             --             --         25.0
Corporate bonds                                             33.8            0.1           (0.2)        33.7
Commercial paper                                           169.4             --             --        169.4
Other                                                      114.8             --           (0.7)       114.1
-----------------------------------------------------------------------------------------------------------
   Total securities available for sale                  $2,007.4       $    0.1       $  (32.8)    $1,974.7
===========================================================================================================

                                                                          Gross          Gross
                                                       Amortized     Unrealized     Unrealized         Fair
(In millions)                                               Cost          Gains         Losses        Value
-----------------------------------------------------------------------------------------------------------
Securities Available for Sale                                          December 31, 1998
===========================================================================================================
U.S. Government and Federal Agency Obligations:
  Agency notes/Asset-backed securities                  $  260.5       $    0.1       $   (0.3)    $  260.3
Mortgage-backed securities                                 561.0            5.5           (0.1)       566.4
Collateralized mortgage obligations                        206.2            3.5           (0.1)       209.6
Trust certificates collateralized by GNMA securities        26.6             --           (0.1)        26.5
Corporate asset-backed securities                           25.0             --           (0.1)        24.9
Corporate bonds                                             24.3             --           (0.1)        24.2
Commercial paper                                           145.7             --             --        145.7
Other                                                       80.0             --             --         80.0
-----------------------------------------------------------------------------------------------------------
   Total securities available for sale                  $1,329.3       $    9.1       $   (0.8)    $1,337.6
===========================================================================================================

================================================================================

      During the year ended December 31, 1999, the Company sold available for sale securities aggregating $102.2 million, resulting in gross realized gains of $1.8 million and gross realized losses of $0.9 million.

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

      Mortgage-backed securities and collateralized mortgage obligations, most of which have contractual maturities of more than 10 years, are subject to scheduled and nonscheduled principal payments which shorten the average life to an estimated 6.0 years. The amortized cost and estimated fair value of securities at December 31, 1999 by contractual maturity are summarized below:

                                      Securities Available for Sale         Securities Held to Maturity
-------------------------------------------------------------------------------------------------------
                                           Amortized           Fair               Amortized        Fair
(In millions)                                   Cost          Value                    Cost       Value
-------------------------------------------------------------------------------------------------------
Maturity schedule of securities                                   December 31, 1999
=======================================================================================================
Due in one year or less                     $  175.0       $  175.0                  $   --      $   --
Due after one year through five years          302.2          298.4                     0.9         0.9
Due after five years through ten years          99.8           96.7                     0.5         0.5
Due after ten years                          1,430.4        1,404.6                     0.6         0.6
-------------------------------------------------------------------------------------------------------
   Total securities                         $2,007.4       $1,974.7                  $  2.0      $  2.0
=======================================================================================================

The Company lends portions of its investment in U.S. government and agency securities to pre-authorized securities dealers in return for a securities lending fee. These loaned securities are collateralized at 102% of their fair value with government and/or agency securities. To protect the Company's investment, the agreements contain provisions to increase the collateral obtained, should the value of the collateral decline or the fair value of the securities loaned increase. Upon maturity or early termination of a loan, the Company's securities are returned. At December 31, 1999, the Company had $43.9 million of securities on loan to securities dealers. At December 31, 1998 there were no securities on loan to securities dealers. Income earned on loaned securities, included in other income, for the years ended December 31, 1999, 1998 and 1997 was $0.01 million, $0.3 million, and $1.1 million, respectively. The maximum amount of securities loaned on any day during the years ended December 31, 1999 and 1998 was $0.2 billion and $1.2 billion, respectively.

--------------------------------------------------------------------------------
NOTE 6 Loans Receivable Held for Investment
--------------------------------------------------------------------------------

The Company's loans receivable held for investment balances are summarized as follows:

                                                                    December 31,
-------------------------------------------------------------------------------
(In millions)                                              1999            1998
================================================================================
Conventional first mortgage loans:
  Residential one- to four-family                    $  7,453.8      $  8,002.2
  Residential multi-family                                457.6           593.3
  Commercial property                                     626.5           573.4
Second mortgage and home equity loans                     110.9           104.4
Manufactured housing loans                                590.1            --
Other                                                      69.3           127.2
-------------------------------------------------------------------------------
Total loans receivable held
  for investment                                        9,308.2         9,400.5
Net deferred loan origination fees
  and unearned discount                                   (15.0)          (14.2)
Allowance for possible loan losses                       (113.0)         (113.0)
-------------------------------------------------------------------------------
Loans receivable held for
  investment, net                                    $  9,180.2      $  9,273.3
================================================================================

-----------------
Non-Accrual Loans

The outstanding balances of non-accrual loans as of December 31, 1999 and 1998 are as follows:

                                                                    December 31,
-------------------------------------------------------------------------------
(In millions)                                              1999            1998
================================================================================
Mortgage loans secured by
  Residential one- to four-family                      $  173.0        $  226.0
  Residential multi-family                                 24.1            33.9
  Commercial property                                      22.2            25.2
Other loans                                                 0.2             0.1
--------------------------------------------------------------------------------
Total                                                  $  219.5        $  285.2
================================================================================

The effect of non-accrual loans on interest income is as follows:

                                                         Year Ended December 31,
--------------------------------------------------------------------------------
(In millions)                                1999           1998           1997
================================================================================
Interest income:
  As originally contracted                $  30.3        $  37.0        $  45.3
  As recognized                             (27.4)         (30.7)         (29.5)
--------------------------------------------------------------------------------
Reduction of interest income              $   2.9        $   6.3        $  15.8
================================================================================

----------------------------------
Allowance for Possible Loan Losses

Activity in the allowance for possible loan losses is summarized as follows:

--------------------------------------------------------------------------------
                                           At or for the Year Ended December 31,
--------------------------------------------------------------------------------
(In millions)                                 1999          1998           1997
================================================================================
Balance at beginning of year              $  113.0      $  109.0       $  105.0
Provisions charged to
  income                                      14.2          13.8          18.9
Charge-offs:
  Mortgage                                    (7.8)         (9.3)        (16.0)
  Manufactured Housing                        (6.9)         (1.3)           --
Recoveries                                     0.5           0.8           1.1
--------------------------------------------------------------------------------
Balance at end of year                    $  113.0      $  113.0       $  109.0
================================================================================

------------------------
Geographic Concentration

As of December 31, 1999, 63% of the Company's mortgage loan portfolio was secured by properties located in New York State. The properties securing the remaining portfolio are dispersed throughout the country, with no state representing more than 10%.


                                                                           40/41

================================================================================

--------------------------------------------------------------------------------
NOTE 7 Retained Interests in Securitizations and Servicing Assets
--------------------------------------------------------------------------------

---------------
Securitizations

During the year ended December 31, 1999, GreenPoint sold $2.4 billion of manufactured housing loans in six securitization transactions for a pre-tax gain of $56.1 million. GreenPoint securitized $728.0 million of manufactured housing loans in November 1998. These loans were acquired as part of the GreenPoint Credit purchase and were recorded at their fair value in accordance with generally accepted accounting principles. Therefore, no gain on the sale was recognized through current income for 1998.

      The Company receives annual servicing fees approximating 1.0% of the principal balances for manufactured housing loans and rights to future cash flows arising after the investors in the securitization trusts receive the return for which they are contracted.

      During the years ended December 31, 1999 and 1998, GreenPoint sold $675.6 million and $1.25 billion, of mortgage loans in two and four securitization transactions for pre-tax gains of $11.4 million and $12.0 million, respectively. The Company receives annual servicing fees approximating 0.5% of the principal balances for these mortgage loans and rights to future cash flows arising after the investors in the securitization trusts receive the return for which they are contracted.

      The investors and the securitization trusts have no recourse to GreenPoint's other assets for failure of debtors to pay when due, except for the interest-only strip related to both mortgage and manufactured housing securitizations and the liability under the corporate guarantee related to the manufactured housing securitizations. GreenPoint has issued corporate guarantees with respect to securitized manufactured housing loans with principal balances of $3.0 billion at December 31, 1999. The maximum amount of recourse exposure under these corporate guarantees amounts to $397.9 million and $84.3 million as of December 31, 1999 and 1998, respectively. GreenPoint has established a liability for these corporate guarantees of $21.6 million and $5.2 million as of December 31, 1999 and 1998, respectively.

----------------
Whole Loan Sales

During the years ended December 31, 1999 and 1998, GreenPoint sold as whole loans certain mortgage loans with principal balances of $8.4 billion and $6.7 billion, respectively, for pre-tax gains of $144.8 million and $94.6 million, respectively. GreenPoint retained servicing rights and provided limited recourse on some of the mortgage loans sold.

      During the year ended December 31, 1999, GreenPoint sold as whole loans certain manufactured housing land/home loans with principal balances of $351.4 million for pretax gains of $16.0 million. GreenPoint retained servicing rights on those loans and provided limited recourse in the event of default on all of its 1999 manufactured housing whole loan sales.

      At December 31, 1999, GreenPoint has established liabilities of $6.4 million and $10.7 million, respectively, related to recourse provided on mortgage and manufactured housing loans with remaining principal balances of $4.1 billion and $350.2 million, respectively.

-------------------------------------
Retained Interests in Securitizations

Retained interests in securitizations are summarized as follows:

                                                 December 31, 1999
--------------------------------------------------------------------------------
                                          Manufactured
(In millions)                                  Housing     Mortgage(1)     Total
================================================================================
Subordinated certificates                      $  40.5      $   5.1      $  45.6
Interest-only strip                               12.2         20.9         33.1
Transferor interest(2)                            --           45.9         45.9
--------------------------------------------------------------------------------
                                               $  52.7      $  71.9      $ 124.6
================================================================================

                                                 December 31, 1998
--------------------------------------------------------------------------------
                                          Manufactured
(In millions)                                  Housing     Mortgage(1)     Total
================================================================================
Subordinated certificates                      $    --      $  21.0      $  21.0
Interest-only strip                                9.2         12.7         21.9
Transferor interest(2)                              --         24.4         24.4
--------------------------------------------------------------------------------
                                               $   9.2      $  58.1      $  67.3
================================================================================

(1) Retained interests are from home equity, first and second mortgage securitizations.
(2)   Includes overcollateralization accounts.

The significant assumptions used in estimating the fair value of the retained interests in securitizations were as follows:

                                                          December 31, 1999
--------------------------------------------------------------------------------
                                                       Manufactured
                                                            Housing     Mortgage
================================================================================
Weighted average prepayment rate(1)                            12.7%       43.2%
Weighted average life (in years)                                4.7         1.4
Weighted average default rate                                   4.2%        0.9%
Loss severity rate                                             54.4%      100.0%
Asset cash flows discounted at                                 14.0%       12.3%
Liability cash flows discounted at                              7.0%         --
================================================================================

(1)   Excludes weighted average default rate.

----------------
Servicing Assets

On a quarterly basis, GreenPoint reviews capitalized servicing rights for impairment. This review is performed based on risk strata, which are determined on a disaggregate basis given the predominant risk characteristics of the underlying loans. For manufactured housing loans, the predominant risk characteristics are loan type and interest rate type. For mortgage loans, the predominant risk characteristics are loan type and interest rate. At December 31, 1999 and 1998, there were no valuation allowances on any of the servicing rights risk strata.

================================================================================

The activity in servicing assets is as follows:

                                           At or for the Year Ended December 31,
--------------------------------------------------------------------------------
                                             1999                    1998
--------------------------------------------------------------------------------
                                        Manu-                 Manu-
                                     factured               factured
(In millions)                         Housing   Mortgage     Housing   Mortgage
================================================================================
Balance at
  beginning of year                  $  115.1    $  30.8    $     --    $  32.1
Purchases                                  --         --       108.3         --
Additions                                44.7       49.9        15.0       41.9
Sales                                      --      (12.0)         --      (25.7)
Amortization                            (33.5)     (14.4)       (8.2)     (17.5)
--------------------------------------------------------------------------------
Balance at end of year               $  126.3    $  54.3    $  115.1    $  30.8
================================================================================

The significant assumptions used in estimating the fair value of the servicing assets were as follows:

                                                               December 31, 1999
--------------------------------------------------------------------------------
                                                      Manufactured
                                                           Housing     Mortgage
================================================================================
Weighted average prepayment rate(1)                           12.6%        19.2%
Weighted average life (in years)                               4.4          5.2
Weighted average default rate                                  3.9%         2.9%
Cash flows discounted at                                      14.0%        10.0%
================================================================================

(1)   Excludes weighted average default rate.

--------------------------------------------------------------------------------
NOTE 8 Other Real Estate Owned
--------------------------------------------------------------------------------

The following is a summary of ORE owned by the Company:

                                                                    December 31,
--------------------------------------------------------------------------------
(In millions)                                                  1999        1998
================================================================================
Property type:
  Residential one- to four-family                           $   5.4     $   8.1
  Residential multi-family                                      1.4         1.7
  Commercial                                                    1.1         2.0
Allowance for declines in value                                (0.3)       (0.3)
--------------------------------------------------------------------------------
Other real estate owned, net                                $   7.6     $  11.5
================================================================================

Activity in the allowance for declines in value for ORE is summarized as follows:

                                           At or for the Year Ended December 31,
--------------------------------------------------------------------------------
(In millions)                                    1999         1998         1997
================================================================================
Balance at beginning of year                  $   0.3      $   0.9      $   1.3
Provisions charged to income                      0.1          0.1          0.8
Charge-offs                                      (0.1)        (0.7)        (1.2)
--------------------------------------------------------------------------------
Balance at end of year                        $   0.3      $   0.3      $   0.9
================================================================================

The following is a summary of ORE operating income activity:

                                                    Year Ended December 31,
--------------------------------------------------------------------------------
(In millions)                                  1999          1998          1997
================================================================================
Operating expense, net of
   rental and other income                  $   1.9       $   2.0       $   4.7
Provision for decline in
   value of ORE                                 0.1           0.1           0.8
Net gain on sales of
   ORE properties                              (5.3)         (8.1)         (7.3)
--------------------------------------------------------------------------------
Net ORE operating income                    $  (3.3)      $  (6.0)      $  (1.8)
================================================================================

During the years ended December 31, 1999, 1998 and 1997, the Company acquired through foreclosure or deed in lieu of foreclosure, loans with book values of $11.6 million, $16.6 million and $32.2 million, respectively. Charges to the allowance for possible loan losses, reducing the carrying value of ORE properties to their estimated fair values, amounted to $1.1 million, $2.0 million and $4.2 million during the years ended December 31, 1999, 1998 and 1997, respectively. Sales of ORE properties during these respective periods totaled $14.0 million, $27.5 million and $32.6 million.

--------------------------------------------------------------------------------
NOTE 9 Deposits
--------------------------------------------------------------------------------

The contractual maturities of term certificates of deposit are summarized as follows:

                                                       December 31,
------------------------------------------------------------------------------------------
                                           1999                           1998
------------------------------------------------------------------------------------------
                                              Percentage of                  Percentage of
(In millions)                        Amount   Term Deposits         Amount   Term Deposits
==========================================================================================
Due within six months            $  1,656.3           22.97%    $  1,899.4           28.13%
Due within six to twelve months     3,139.2           43.55        3,864.9           57.24
Due within one to two years         2,095.3           29.07          632.6            9.37
Due within two to three years         188.5            2.61          165.1            2.44
Due within three to four years        105.2            1.46          123.3            1.82
Due within four to five years          24.4            0.34           63.3            0.94
Due beyond five years                    --             --             4.0            0.06
------------------------------------------------------------------------------------------
  Total                          $  7,208.9          100.00%    $  6,752.6          100.00%
==========================================================================================


                                                                           42/43

================================================================================

Included in term certificates of deposit are certificates in denominations of $100,000 or more at December 31, 1999 and 1998, aggregating $962.5 million and $819.4 million, respectively.

      Interest expense on deposits is summarized as follows:

                                                         Year Ended December 31,
--------------------------------------------------------------------------------
(In millions)                                       1999        1998        1997
================================================================================
Account type:
  N.O.W                                          $   3.0     $   3.8     $   5.3
  Savings                                           32.4        39.3        46.7
  Variable rate savings                             63.2        57.2        59.9
  Money market                                      16.6        15.5        16.6
  Term certificates of deposit                     364.5       348.2       343.1
--------------------------------------------------------------------------------
  Total(1)                                       $ 479.7     $ 464.0     $ 471.6
================================================================================

(1)   Excludes mortgagors escrow deposits.

--------------------------------------------------------------------------------
NOTE 10 Federal Home Loan Bank Advances
--------------------------------------------------------------------------------

During 1999 the Company obtained advances from the Federal Home Loan Bank of New York ("FHLB"), totaling $900 million for the year. At December 31, 1999, the outstanding balance was $675 million. Interest expense on FHLB advances was $15.3 million for the year ended December 31, 1999. The advances are collateralized by the Bank's $91.8 million investment in FHLB stock, certain first mortgage loans and certain mortgage-backed securities.

      The FHLB advances at December 31, 1999 consist of the following:

(In millions)                                                             Amount
================================================================================
Variable-rate advances due between
  May and August 2000; bearing
  interest of 4.12% to 4.26%                                                $225
Fixed-rate advances due 2002 to 2006;
  bearing interest of 6.31% to 6.84%                                         450
--------------------------------------------------------------------------------
                                                                            $675
================================================================================

Future maturities of the FHLB advances are as follows:

                                                      Year Ended
(In millions)                                       December 31,         Amount
================================================================================
                                                            2000           $225
                                                            2001             --
                                                            2002            100
                                                            2003            100
                                                            2004            100
                                                      thereafter            150
--------------------------------------------------------------------------------
                                                           Total           $675
================================================================================

--------------------------------------------------------------------------------
NOTE 11 Guaranteed Preferred Beneficial Interest in Company's Junior Subordinated Debentures
--------------------------------------------------------------------------------

In June 1997, GreenPoint Capital Trust I (the "Trust"), a Delaware statutory business trust owned by the Company, issued $200 million of 9.10% Guaranteed Preferred Beneficial Interest in the Company's Subordinated Debentures ("Capital Securities"). The Trust exists for the sole purpose of issuing the Capital Securities and investing the proceeds thereof in 9.10% Junior Subordinated Debentures issued by the Company. The Junior Subordinated Debentures mature on June 1, 2027. Payment of distributions out of monies held by the Trust, and payments on liquidation of the Trust or the redemption of Capital Securities, are guaranteed by the Company to the extent the Trust has funds available therefore. The obligations of the Company under the Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all indebtedness of the Company and will be structurally subordinated to all liabilities and obligations of the Company's subsidiaries.

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

      Interest expense on Capital Securities was $18.3 million, $18.3 million and $10.7 million for the years ended December 31, 1999, 1998 and 1997, respectively.

--------------------------------------------------------------------------------
NOTE 12 Long Term Debt
--------------------------------------------------------------------------------

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

      Long term debt interest expense was $13.9 million, $13.9 million and $6.4 million for the years ended December 31, 1999, 1998 and 1997, respectively.

--------------------------------------------------------------------------------
NOTE 13 Restructuring Charge and Non-Recurring Personnel Expense
--------------------------------------------------------------------------------

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

================================================================================

      In March 31, 1999, the Company recorded a pre-tax restructuring charge of $6.0 million pertaining to the integration of Headlands and GreenPoint Mortgage. At December 31, 1999 approximately $2.8 million remains of this reserve, which will be utilized to absorb related severance expense.

--------------------------------------------------------------------------------
NOTE 14 Pension Plan and Other Employee Benefits
--------------------------------------------------------------------------------

The following is a summary of the Company's pension and postretirement benefits:

                                           Pension             Postretirement
                                      Benefits Dec. 31,       Benefits Dec. 31,
--------------------------------------------------------------------------------
(In millions)                          1999        1998        1999        1998
================================================================================
Change in Benefit
  Obligation:
Benefit obligation at
  beginning of year               $    42.1   $    39.1   $    10.0   $    14.7
Service cost                            3.1         1.9         0.9         0.4
Interest cost                           2.4         2.5         0.7         0.6
Amendments(1)                            --          --          --        (3.5)
Benefit payments                       (5.5)       (4.3)       (0.8)       (0.6)
Assumption change                      (2.8)         --          --          --
Acquisition(2)                           --          --         1.1          --
Actuarial (gain) loss                  (2.6)        2.9        (1.0)       (1.6)
--------------------------------------------------------------------------------
Benefit obligation at
   end of year                    $    36.7   $    42.1   $    10.9   $    10.0
================================================================================

(1) A plan amendment was made at January 1, 1998. The net periodic postretirement benefit cost was calculated after this amendment.
(2) GreenPoint Credit LLC was added to the plan January 1, 1999. Headlands Mortgage Company was acquired March 30, 1999.


                                           Pension             Postretirement
                                      Benefits Dec. 31,       Benefits Dec. 31,
--------------------------------------------------------------------------------
(In millions)                          1999        1998        1999        1998
================================================================================
Change in Plan Assets:
Fair value of plan assets at
  beginning of year               $    44.6   $    49.1   $      --   $      --
Actual return on plan assets            3.4        (0.3)         --          --
Employer contribution                   1.4         0.1         0.8         0.6
Benefits paid                          (5.4)       (4.3)       (0.8)       (0.6)
--------------------------------------------------------------------------------
Fair value of plan assets
  at end of year                  $    44.0   $    44.6   $      --   $      --
--------------------------------------------------------------------------------
Reconciliation of
  Funded Status:
Funded status                     $     7.3   $     2.5   $   (10.9)  $   (10.0)
Unrecognized actuarial gain            (5.1)       (0.2)       (1.8)       (2.0)
Unrecognized prior
  service cost                         (1.0)       (1.1)       (3.2)       (3.5)
Unrecognized transition asset          (0.1)       (0.5)         --          --
--------------------------------------------------------------------------------
Net amount recognized at
  end of year                     $     1.1   $     0.7   $   (15.9)  $   (15.5)
--------------------------------------------------------------------------------
Amounts Recognized in the
  Statement of Financial
  Condition Consist of:
Prepaid benefit cost              $     2.4   $     2.9   $      --   $      --
Accrued benefit liability              (0.8)       (3.5)      (15.9)      (15.5)
Intangible asset                       (0.4)        0.9          --          --
Accumulated other
 comprehensive income                  (0.1)        0.4          --          --
--------------------------------------------------------------------------------
Net amount recognized
  at end of year                  $     1.1   $     0.7   $   (15.9)  $   (15.5)
================================================================================

                                          Pension                    Postretirement
                                     Benefits Year Ended          Benefits Year Ended
----------------------------------------------------------------------------------------
                                  1999      1998      1997      1999      1998      1997
=========================================================================================
Weighted Average Assumptions:
Discount rate                     7.50%     6.50%     7.00%     7.50%     6.50%     7.00%
Expected return
  on plan assets                  9.00%     9.00%     9.00%      N/A       N/A       N/A
Rate of compensation
  increase                        4.50%     4.50%     4.50%     4.50%     4.50%     4.50%
=========================================================================================

For measurement purposes, a 7.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999.

The rate was assumed to decrease to 6.0% for 2000 and remain at that level thereafter.

                                                Pension Benefits          Postretirement Benefits
                                             Year Ended December 31,      Year Ended December 31,
---------------------------------------------------------------------------------------------------
(In millions)                                1999      1998      1997      1999      1998      1997
===================================================================================================
Components of Net Periodic Benefit Cost:
---------------------------------------------------------------------------------------------------
Service cost                              $   3.1   $   1.9   $   1.7   $   0.9   $   0.5   $   1.1
Interest cost                                 2.4       2.5       2.6       0.7       0.6       0.9
Expected return on plan assets               (3.8)     (4.3)     (3.4)       --        --        --
Amortization of prior service cost             --        --        --      (0.3)     (0.3)     (0.1)
Amortization of transition asset             (0.4)     (0.4)     (0.4)       --        --        --
Recognized actuarial gain                      --      (0.3)       --      (0.1)     (0.1)       --
---------------------------------------------------------------------------------------------------
Net periodic benefit cost                 $   1.3   $  (0.6)  $   0.5   $   1.2   $   0.7   $   1.9
===================================================================================================

The aggregate projected benefit obligation and accumulated benefit obligation for pension plans with accumulated benefit obligations in excess of plan assets were $2.9 million and $3.3 million, respectively, as of December 31, 1999 and $4.2 million and $3.5 million, respectively, as of December 31, 1998. There were no plan assets for these plans as of December 31, 1999 and 1998.

      Assumed health care trend rates have a significant effect on the amounts reported for the health care benefits. A one percentage point change in assumed health care cost trend rates would have the following effects.


                                                                           44/45

================================================================================

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
================================================================================

--------------------------------------
Supplemental Executive Retirement Plan

The Bank maintains a non-qualified, unfunded Supplemental Executive Retirement Plan ("SERP") for the primary purpose of providing benefits to certain eligible employees in excess of limitations imposed by the Internal Revenue Code of 1986, as amended ("the Code"). For the years ended December 31, 1999, 1998 and 1997, the SERP expense was $1.4 million, $0.9 million and $(0.2) million, respectively.

-------------------
401(k) Savings Plan

During 1996, the Bank amended its Incentive Savings Plan to include provisions under Section 401(k) of the Code, (the "401(k) Savings Plan"). Substantially all of the employees of the Company employed prior to July 1, 1996 and employees employed after such date who have been credited with 1,000 hours of service during a twelve month period are eligible to participate. Participants may contribute on a pre-tax basis up to 12% of their eligible salary and may be eligible to receive a matching contribution equal to 100% of the first 3% of eligible salary they contribute to the 401(k) Savings Plan. Participants may invest their pre-tax contributions in any of the investment funds made available under the 401(k) Savings Plan, including a fund that invests primarily in the Company's stock. The matching contribution may be funded by using some of the shares released for allocation under the Bank's ESOP. Matching contributions generally become vested over a five-year period. The 401(k) Savings Plan conforms to the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code. 401(k) Savings Plan expenses for matching contributions were approximately $4.3 million, $1.9 million and $1.3 million for the years ended December 31, 1999, 1998 and 1997, respectively.

-------------------------------------------------
Employers' Accounting for Postemployment Benefits

The Company is accounting for postemployment benefits on a comprehensive accrual basis. This basis requires the Company to charge to expense the expected costs of providing these benefits to all postemployment employees, during the years such employees are actively employed by the Company. At December 31, 1999 and 1998, the Company's postemployment benefits liability was approximately $0.4 million.

--------------------------------------------------------------------------------
NOTE 15 Income Taxes
--------------------------------------------------------------------------------

For the tax years prior to 1996, a special bad debt deduction was allowed for additions to the Bank's tax bad debt reserves. As a result of federal legislation, for tax years beginning after January 1, 1996, the Bank is only permitted to take deductions for bad debts for federal tax purposes on the basis of actual loan charge-off activity. This legislation also requires that the Bank recapture into taxable income the portion of existing tax bad debt reserves created in the years beginning after December 31, 1987 over a six year period. The amount of such reserve subject to recapture at December 31, 1999 is approximately $1.0 million.

      At December 31, 1999, no federal income tax provision has been made against the Bank's pre-1988 tax bad debt reserve of approximately $140 million. However, these reserves remain subject to recapture should the Bank make certain non-dividend distributions or cease to maintain a bank charter. Management has no intention of taking any such actions.

      For New York State and City income tax purposes, the Bank is permitted to continue to take special reserve method bad debt deductions. For the tax year ended December 31, 1999, the Bank maintained state and city tax bad debt reserves in excess of the federal reserve of approximately $371 million and $380 million respectively, for which no state or city taxes have been provided. In the event the Bank were to allow qualifying assets to fall below 60% or otherwise fail state thrift definitional tests, the balance of the excess New York State and City reserves would be subject to recapture into taxable income. Furthermore, any charge to the qualifying tax bad debt reserves other than for losses on qualifying loans may create income for state tax purposes only. The Bank's qualifying assets at December 31, 1999 and 1998 exceeded 60%.

      The Company's deferred tax asset represents the anticipated federal, state and local tax benefits expected to be realized in future years upon the utilization of the underlying tax attributes comprising this balance. In management's opinion, the net deferred tax asset is fully realizable. Accordingly, no valuation allowance has been provided.

================================================================================

      The components of income tax expense for the years ended December 31, 1999, 1998 and 1997, are summarized as follows:

                                                         Year Ended December 31,
--------------------------------------------------------------------------------
(In millions)                                1999           1998           1997
================================================================================
Current:
  Federal                               $   103.8      $    90.9      $    85.3
  State and local                            36.7           27.5           17.0
--------------------------------------------------------------------------------
    Total current                           140.5          118.4          102.3
--------------------------------------------------------------------------------
Deferred:
  Federal                                    11.0           11.3           (6.1)
  State and local                             3.8            4.8           (0.5)
--------------------------------------------------------------------------------
    Total deferred                           14.8           16.1           (6.6)
--------------------------------------------------------------------------------
    Total                               $   155.3      $   134.5      $    95.7
================================================================================

In addition to the income tax expense attributable to operations, deferred income tax expense (benefit) in the amount of $(12.7) million, $6.2 million and $16.3 million was separately allocated to stockholders' equity to recognize the related tax effect of the change in the net unrealized gain or loss on securities available for sale and certain employee postemployment programs for the years ended December 31, 1999, 1998 and 1997, respectively.

      The amounts reported as income tax expense vary from amounts that would be reported by applying the statutory federal income tax rate to income before income taxes due to the following:

                                                                   Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------
(In millions)                                     1999                       1998                      1997
--------------------------------------------------------------------------------------------------------------------
                                                    Percentage                 Percentage                 Percentage
                                                    of Pre-tax                 of Pre-tax                 of Pre-tax
                                           Amount     Earnings        Amount     Earnings        Amount     Earnings
====================================================================================================================
Tax expense at federal statutory rate      $129.8        35.00%       $102.8        35.00%       $ 84.7        30.19%
State and local taxes, net of federal
  income tax benefit                         24.4         6.58%         15.7         5.35%         13.0         4.63%
Fair market value over cost of
  Employee Stock Ownership Plan               5.9         1.59%          5.6         1.91%          4.3         1.53%
Recognition of deferred tax liability
  upon change in tax status                    --           --          18.5         6.30%           --           --
Other                                        (4.8)       (1.29%)        (8.1)       (2.76%)        (6.3)       (2.25%)
--------------------------------------------------------------------------------------------------------------------
    Total income taxes                     $155.3        41.88%       $134.5        45.80%       $ 95.7        34.10%
====================================================================================================================

The balances of the net deferred tax asset at December 31, 1999 and 1998 were comprised as follows:

                                                                    December 31,
--------------------------------------------------------------------------------
(In millions)                                                1999          1998
================================================================================
Deferred Tax Assets:
Allowance for possible loan losses                      $    56.0     $    50.9
Interest income on non-accrual loans                          8.7           7.8
Postretirement and post-
  employment benefits                                        17.0          16.8
Unrealized loss on securities
  available for sale                                          9.2            --
Loans receivable                                              7.6           6.3
Other                                                         7.9           6.7
--------------------------------------------------------------------------------
                                                        $   106.4     $    88.5
--------------------------------------------------------------------------------
Deferred Tax Liabilities:
Premises and equipment                                  $    (2.7)    $    (2.9)
Servicing assets                                            (24.7)         (7.2)
Unrealized gain on securities
  available for sale                                           --          (3.5)
Deferred loan fees                                          (30.7)        (20.3)
Retained interests in securitizations                        (3.0)         (7.2)
--------------------------------------------------------------------------------
                                                            (61.1)        (41.1)
--------------------------------------------------------------------------------
  Net deferred tax asset                                $    45.3     $    47.4
================================================================================

--------------------------------------------------------------------------------
NOTE 16 Derivative Financial Instruments
--------------------------------------------------------------------------------

The Bank enters into interest rate swap contracts in managing its interest rate risk associated with its fixed-rate mortgage investment portfolio. The notional amount of these contracts is $350 million and $1.4 billion at December 31, 1999 and 1998, respectively. As of December 31, 1999, the outstanding contracts have an average term of approximately three years. Under the terms of the contracts for 1999, the Bank pays an average fixed rate of 6.01% and receives an average variable rate of 6.14%.

      The Bank also uses interest rate swaps to hedge its fixed-rate manufactured housing loans during accumulation prior to securitization or sale. At December 31, 1999, the notional amount of these contracts is $175 million. These contracts had an average term of approximately five years. The Bank pays an average rate of 6.73% and receives an average variable rate of 6.14%.

      The Company enters into mandatory commitments to deliver mortgage whole loans to various investors, and to issue private securities and Fannie Mae and Freddie Mac securities ("forward delivery commitments"). The forward delivery commitments are used to manage the interest rate risk associated with mortgage loans and interest rate


                                                                           46/47

================================================================================

lock commitments made by the Company to mortgage borrowers. The forward delivery commitments at December 31, 1999 and 1998 amounted to $443.8 million and $753.8 million, respectively.

      The notional amounts of derivatives do not represent amounts exchanged by the parties and, thus, are not a measure of the Company's exposure through its use of derivatives. The amounts exchanged are determined by reference to the notional amounts and the other terms of the derivatives.

      The risks inherent in derivatives are the potential inability of a counterparty to meet the terms of its contract and the risk associated with changes in the fair values of the contracts due to movements in the underlying interest rates. The current credit exposure of derivatives is represented by the fair value of contracts with a positive fair value at the reporting date. To reduce credit risk, management may deem it necessary to obtain collateral.

--------------------------------------------------------------------------------
NOTE 17 Commitments and Contingencies
--------------------------------------------------------------------------------

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

------------------
Pending Litigation

The Company is not involved in any pending legal proceedings other than routine proceedings in the ordinary course of business which, in the aggregate, involve amounts which are believed by management to be immaterial to the consolidated financial statements of the Company.

----------------
Loan Commitments

At December 31, 1999 and 1998, the Company had outstanding commitments to originate mortgage loans of approximately, $2.1 billion and $2.8 billion, respectively. The commitments to originate mortgage loans at December 31, 1999 included $1.8 billion to originate fixed rate mortgage loans and $317.3 million of commitments to originate adjustable rate mortgage loans. At December 31, 1999 and 1998 the Company had outstanding commitments to originate manufactured housing loans totaling $337.8 million and $135.5 million, respectively, based on historical estimates of fallout.

      The Company is contractually committed to fund the undrawn portion of home equity lines of credit (HELOC's) which it has originated. The commitment extends to HELOC's which are currently held for sale by the Company, and HELOC's sold by the Company into Headlands Home Equity Loan Trusts. As of December 31, 1999 and 1998 this unfunded commitment was approximately $271.3 million and $185.9 million, respectively.

--------------------
Recourse Obligations

The Company has issued corporate guarantees with respect to securitized manufactured housing loans with principal balances of $3.0 billion at December 31, 1999. The maximum amount of recourse exposure that the Company is subject to under these corporate guarantees is $397.9 million and $84.3 million at December 31, 1999 and 1998, respectively. The Company estimates that the total amount of any payments made under the guarantees will be significantly less than the maximum recourse exposure as reflected in the outstanding liability balance of $21.6 million, and $5.2 million at December 31, 1999 and 1998, respectively.

-----------------
Lease Commitments

The Company has entered into noncancelable operating lease agreements for banking premises and equipment with expiration dates ranging through the year 2023. The Company's premises are used principally for branch offices and administrative operations, and it is expected that many agreements will be renewed at expiration in the normal course of business.

      Rental expense for the Company's premises for the years ended December 31, 1999, 1998 and 1997 amounted to $26.8 million, $16.3 million and $12.8 million, respectively.

      The projected minimum rental payments under the terms of the noncancelable leases, exclusive of taxes and escalation charges, at December 31, 1999 are summarized as follows:

                                        Year Ended
(In millions)                         December 31,                        Amount
================================================================================
                                              2000                        $ 26.8
                                              2001                          25.3
                                              2002                          23.0
                                              2003                          18.0
                                              2004                          12.7
                                        thereafter                          51.0
--------------------------------------------------------------------------------
                                             Total                        $156.8
================================================================================

Minimum rental income under noncancelable sublease agreements aggregates $21.5 million.

================================================================================

--------------------------------------------------------------------------------
NOTE 18
--------------------------------------------------------------------------------

The methods and assumptions used to estimate fair values are set forth in the following paragraphs for each major grouping of the Company's financial instruments.

                                                            December 31, 1999           December 31, 1998
-----------------------------------------------------------------------------------------------------------
                                                       Carrying       Estimated      Carrying     Estimated
(In millions)                                            Values     Fair Values        Values   Fair Values
===========================================================================================================
Assets:
Cash and due from banks                                $  179.5        $  179.5      $  164.2      $  164.2
Interest-bearing deposits in other banks                    2.2             2.2           7.3           7.3
Federal funds sold and securities
  purchased under agreements to resell                  1,050.6         1,050.6         916.9         916.9
Securities:
  Securities available for sale                         1,974.7         1,974.7       1,337.6       1,337.6
  Retained interests in securitizations                   124.6           124.6          67.3          67.3
  Securities held to maturity                               2.0             2.0           3.3           3.3
Federal Home Loan Bank of New York stock                   91.8            91.8            --            --
Loans receivable held for sale                          1,208.0         1,221.0       1,578.1       1,601.7
Loans receivable held for investment                    9,180.2         9,255.0       9,273.3       9,562.2
Other interest-earning assets                             123.4           123.4         118.3         118.3
Liabilities:
Deposits:
  Deposits due on demand and/or with
    no specified maturities                             4,351.2         4,351.2       4,420.5       4,420.5
  Term certificates of deposit                          7,208.9         7,300.5       6,752.6       6,827.5
Accrued Interest:
  Receivable                                               72.2            72.2          87.0          87.0
  Payable                                                  29.0            29.0          27.8          27.8
Securities sold under agreements to repurchase              0.3             0.3         384.9         384.9
Note payable                                                5.1             5.1         608.0         608.0
Federal Home Loan Bank of New York advances               675.0           671.5            --            --
Long term debt                                            199.9           196.2         199.9         204.8
Guaranteed preferred beneficial interest in Company's
  junior subordinated debentures                          199.7           182.5         199.7         210.8
Off-Balance Sheet:
Commitments to originate loans                               --              --            --            --
Interest rate swaps                                          --             9.4            --         (28.2)
Mandatory forward delivery commitments                       --             2.5            --            --
===========================================================================================================


                                                                           48/49

================================================================================

The carrying values of the following balance sheet items all approximate their fair values primarily due to their liquidity and very short-term nature:

o     Cash and Due From Banks

o     Interest-Bearing Deposits in Other Banks

o     Federal Funds Sold and Securities Purchased Under Agreements to Resell

o     Notes Payable

o     Accrued Interest Receivable and Payable

o     Securities Sold Under Agreements to Repurchase.

--------------------------------------------------------------------------
Securities, Federal Home Loan Bank Stock and Other Interest-Earning Assets

The fair values of these securities are based on published market valuations or estimated price quotations provided by securities dealers.

-------------------------------------
Retained Interests in Securitizations

The fair value of retained interests in securitizations is determined by calculating the present value of estimated future cash flows using assumptions of prepayments, defaults, loss severity rates, and discount rates that the Company believes market participants would use for similar assets and liabilities.

------------------------------
Loans Receivable Held for Sale

The fair values of manufactured housing loans held for sale is estimated using a discounted cash flow model that estimates future cash flows associated with the securitization of these loans. The cash flow model incorporates current market indications of securitization structure and pricing, and assumptions of interest rates, prepayment rates and default rates that management believes market participants would use for similar assets.

      Fair value of mortgage loans held for sale is estimated using quoted market prices for similar loans, mortgage-backed securities backed by similar loans, and prices obtained by the Company on mandatory forward delivery contracts.

------------------------------------
Loans Receivable Held for Investment

Fair value of the Company's mortgage loan portfolio is based on comprehensive portfolio valuation analyses performed as of December 31, 1999 and 1998 by an independent pricing firm, engaged specifically for this purpose by the Company.

      The remaining categories of loans, manufactured housing loans, student loans and home improvement loans, were deemed to have estimated fair values approximating their respective carrying values.

----------------------
Derivative Instruments

Interest rate swaps and mandatory forward delivery commitments--the fair value generally reflects the estimated amounts that the Company would receive or pay to terminate the contracts at the reporting date.

--------------------------------------------------------------------------------
Long Term Debt, Guaranteed Preferred Beneficial Interest in the Company's Junior Subordinated Debentures and Federal Home Loan Bank Advances

The valuation of these securities takes into account several factors including current market interest rates and the Company's credit rating. Estimated price quotations were obtained from securities dealers or the fair value was estimated using the Bank's observed credit spread to the applicable Treasury rate.

--------
Deposits

The fair value of all deposits with no specified maturities is deemed to be equal to the amounts payable on demand.

   The fair value of the Company's term certificates of deposit was estimated by discounting cash flows based on contractual maturities at current interest rates for raising funds of similar remaining maturities.

---------------------------------------------------
Commitments to Originate Manufactured Housing Loans

Loan commitments issued and outstanding as of December 31, 1999 and 1998 contain rates and terms similar to the rates and terms of commitments issued by the Company at December 31, 1999 and 1998. Accordingly, the fair value of these commitments approximates the carrying amount.

---------------------------------------
Commitments to Originate Mortgage Loans

The fair value of commitments to originate mortgage loans are estimated using quoted market prices for similar loans or mortgage-backed securities, and prices obtained by the Company on forward delivery commitments.

-----------
Limitations

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

================================================================================

--------------------------------------------------------------------------------
NOTE 19 Regulatory Matters
--------------------------------------------------------------------------------

The Company and the Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. The Board of Governors of the Federal Reserve System establishes minimum capital requirements for the consolidated bank holding company as well as for the Bank.

      Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. These guidelines require minimum ratios of risk-based capital to risk adjusted assets of 4% for Tier 1 capital and 8% for total capital. The Federal Reserve Board also has guidelines for a leverage ratio that is designed to complement the risk-based capital ratios in determining the overall capital adequacy of banks and bank holding companies. A minimum leverage ratio of Tier 1 capital to average total assets of 3% is required for banks and bank holding companies, with an additional 100 to 200 basis points required for all but the highest rated institutions. Management believes, as of December 31, 1999, that the Company and the Bank meet all capital adequacy requirements to which it is subject.

      FDICIA, among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires federal bank regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements based on these categories. As of December 31, 1999, the Bank was well capitalized based on the prompt corrective action guidelines.

                                                                          Minimum
                                                                        For Capital
                                                     Actual          Adequacy Purposes
--------------------------------------------------------------------------------------
(In millions)                                     Amount    Ratio      Amount    Ratio
======================================================================================
As of December 31, 1999:
Total Capital (to Risk
  Weighted Assets):
  Company                                     $  1,351.4    11.75%   $  920.0     8.00%
  Bank                                           1,305.1    11.35       919.6     8.00
Tier 1 Capital (to Risk
  Weighted Assets):
  Company                                     $  1,238.4    10.77%   $  460.0     4.00%
  Bank                                           1,192.1    10.37       459.8     4.00
Tier 1 Capital (to
  Average Assets):
  Company                                     $  1,238.4     8.64%   $  573.6     4.00%
  Bank                                           1,192.1     8.32       573.3     4.00
======================================================================================
                                                                          Minimum
                                                                        For Capital
                                                     Actual          Adequacy Purposes
--------------------------------------------------------------------------------------
(In millions)                                     Amount    Ratio      Amount    Ratio
======================================================================================
As of December 31, 1998:
Total Capital (to Risk
  Weighted Assets):
  Company                                     $  1,196.4    13.90%   $  688.6     8.00%
  Bank                                           1,029.7    11.99       687.2     8.00
Tier 1 Capital (to Risk
  Weighted Assets):
  Company                                     $  1,088.7    12.65%   $  344.3     4.00%
  Bank                                             922.3    10.74       343.6     4.00
Tier 1 Capital (to
  Average Assets):
  Company                                     $  1,088.7     7.90%  $   551.0     4.00%
  Bank                                             922.3     6.75       546.8     4.00
======================================================================================

-------------------
Dividend Limitation

The Company's principal source of funds for distributions of dividends to shareholders, stock repurchase activities and any acquisitions to be made at the holding company level, are dividends from the Bank. Applicable federal and state laws impose limitations on the payment of dividends. Under such limitations, dividend payments by the Bank are limited to the lesser of (i) the amount of undivided profits and (ii) an amount not in excess of net income for the current year plus retained net income for the preceding two years. Dividends paid by the bank during 1999 were within these limitations.

      In accordance with the requirements of the New York State Banking Law, the Bank established a liquidation account in the amount equal to its capital as of the date of the latest consolidated statement of condition appearing in the final IPO prospectus. The liquidation account is maintained for the benefit of eligible pre-conversion depositors who continue to maintain their accounts at the Bank after the Transaction. The liquidation account is reduced annually to the extent that such depositors have reduced their qualifying deposits as of each subsequent audited balance sheet date. Subsequent increases in their balances will not restore such depositors' interest in the liquidation account. In the event of a liquidation of the Bank (a circumstance not envisioned or expected by management) such depositors would be entitled, under New York State law, to receive a distribution from the liquidation account in an amount proportionate to their then current adjusted qualifying account balances for all such depositors then holding qualifying deposits in the Bank. The balance of the liquidation account at December 31, 1999 was $48.6 million.


                                                                           50/51

================================================================================

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

--------------------------------------------------------------------------------
NOTE 20 Stock Benefit Plans
--------------------------------------------------------------------------------

-----------------------------
Employee Stock Ownership Plan

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

      During 1994, the ESOP purchased 16,467,604 shares of the Company's common stock, at a weighted average price of $8.33 per share. The purchases were funded with a loan of $137.1 million from the Company, which is collateralized by the unallocated Company shares owned by the ESOP. The loan will be repaid primarily from contributions by the Bank and dividends paid by the Company on unallocated shares over the applicable loan amortization period. The outstanding principal balance of the loan as of December 31, 1999 and 1998 was $123.9 million and $126.4 million, respectively, and the interest rate was 6.00% at both dates.

      The shares owned by the ESOP are held by a third party trustee and released for allocation to participants as repayments of the loan are made. The number of shares released for allocation in any year is based upon the ratio of current year principal and interest payments to the total of current year and all projected future years' principal and interest payments. As of December 31, 1999, 3,847,118 shares have been allocated to participants' accounts. There are 12,620,486 unallocated shares with a value of $300.5 million, based upon the December 31, 1999 closing price of $23.81 per share.

      The Company recognized $14.2 million, $19.0 million and $15.8 million of compensation expense relating to the ESOP for the years ended December 31, 1999, 1998 and 1997, respectively.

Restricted Stock Plan

The Bank's Recognition and Retention Plan ("RRP") authorizes the granting of up to 2,484,036 shares of the Company's common stock to officers, employees and directors emeriti of the Company.

      In 1994, the Bank purchased 2,484,036 shares of the Company's common stock on behalf of the RRP, at the initial public offering price of $7.50 per share. Through December 31, 1999, 2,430,088 shares have been awarded to participants. These awards vest ratably over a three to five year period on the anniversary dates of the awards. Participants' awards fully vest upon retirement, death or disability while in active employment, or in the event of the participants' termination of employment due to a change in control of the Company or the Bank.

      For the years ended December 31, 1999, 1998 and 1997, the Company recognized $0.4 million, $0.4 million and $1.7 million, respectively, of compensation expense relating to the RRP.

--------------------
Stock Incentive Plan

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

      As of December 31, 1999, 330,000 shares of restricted stock at a weighted average fair value of $13.72, had been granted under the Stock Incentive Plan.

      For the years ended December 31, 1999, 1998 and 1997, the Company recognized $0.9 million, $1.0 million and $0.9 million of compensation expense relating to the Stock Incentive Plan.

================================================================================

      The following table presents a summary of the aggregate stock option transactions for the years ended December 31, 1999, 1998 and 1997:

                                                                  Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------
                                                    1999                       1998                       1997
------------------------------------------------------------------------------------------------------------------------
                                                         Weighted                   Weighted                    Weighted
                                              Number      Average        Number      Average        Number       Average
                                            of Stock     Exercise      of Stock     Exercise      of Stock      Exercise
                                             Options        Price       Options        Price       Options         Price
========================================================================================================================
Stock options outstanding,
  beginning of year                        6,590,002     $  19.34     5,832,696     $  14.22     5,364,786   $     10.49
Granted                                    1,609,500        32.32     2,009,890        29.03     1,610,160         23.06
Exercised                                 (1,058,416)       11.49    (1,137,555)       10.37    (1,032,198)         8.96
Canceled                                    (204,334)       32.52      (115,029)       17.56      (110,052)        10.76
------------------------------------------------------------------------------------------------------------------------
Stock options outstanding, end of year     6,936,752        23.16     6,590,002     $  19.34     5,832,696   $     14.22
========================================================================================================================
Options exercisable at year-end            2,774,701                  2,018,374                  1,394,400
Weighted-average fair value of
  options granted during the year         $     9.45                 $     6.98                 $     4.24
========================================================================================================================

The range of exercise prices on options outstanding for the years ended December 31, 1999, 1998, and 1997 were $7.50 to $34.97, $7.50 to $34.97 and $7.50 to
$34.35, respectively. The weighted average remaining contractual life for options outstanding at December 31, 1999 is 6.51 years.

----------------------------
Directors' Stock Option Plan

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

      The following table presents a summary of the aggregate NSO transactions for the years ended December 31, 1999, 1998 and 1997:

                                                                  Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------
                                                    1999                       1998                       1997
------------------------------------------------------------------------------------------------------------------------
                                                         Weighted                   Weighted                    Weighted
                                              Number      Average        Number      Average        Number       Average
                                            of Stock     Exercise      of Stock     Exercise      of Stock      Exercise
                                                NSOs        Price          NSOs        Price          NSOs         Price
========================================================================================================================
NSOs outstanding, beginning of year        1,173,184     $  13.03     1,178,192     $  11.81     1,254,000   $     11.01
Granted                                       40,000        34.75        72,800        30.59        52,000         28.88
Exercised                                    (33,000)       10.94       (72,808)       11.01      (127,808)        10.94
------------------------------------------------------------------------------------------------------------------------
NSOs outstanding, end of year              1,180,184     $  13.82     1,173,184     $  13.03     1,178,192   $     11.81
========================================================================================================================
Options exercisable at year-end              737,506                    509,469                    300,172
Weighted-average fair value of options
  granted during the year                 $     9.45                 $     9.89                 $     7.49
========================================================================================================================


                                                                           52/53

================================================================================

The range of exercise prices on options outstanding for the years ended December 31, 1999, 1998 and 1997 were $10.94 to $40.19, $10.94 to $40.19 and $10.94 to
$28.75, respectively. The weighted average remaining contractual life for options outstanding at December 31, 1999 is 6.32 years.

      Because stock options under the Stock Incentive Plan and the Directors' Stock Option Plan have characteristics significantly different from those of traded options and because changes in the subjective assumptions can materially affect the fair value estimate, the Company used a Black Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999, 1998 and 1997:

                                                         Year Ended December 31,
--------------------------------------------------------------------------------
                                               1999          1998          1997
================================================================================
Dividend yield                                 2.73%         1.90%         1.80%
Expected volatility                           28.93%        25.43%        24.05%
Risk-free interest rate                        4.83%         5.14%         6.34%
Expected option lives                    4.54 years    4.82 years    5.65 years
================================================================================

Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards made under those plans, consistent with the method of SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                         Year Ended December 31,
--------------------------------------------------------------------------------
(In millions, except per share data)           1999          1998          1997
================================================================================
Net income         As reported               $215.5        $159.1        $184.9
                   Pro forma                 $206.7        $152.5        $181.1
Diluted earnings
  per share        As reported               $ 2.23        $ 1.77        $ 2.10
                   Pro forma                 $ 2.14        $ 1.70        $ 2.06
================================================================================

of applying SFAS 123 for providing pro forma disclosures are not indicative of the effects on reported net income for future years because SFAS 123 has not been applied to all outstanding, non-vested awards (does not apply to awards prior to January 1, 1995). Additional awards in future years are anticipated.

--------------------------------------------------------------------------------
NOTE 21 Earnings Per Share
--------------------------------------------------------------------------------

The Company's reconciliation of the income and shares used in the basic and diluted EPS computations is summarized as follows:

                                                                   Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(In millions, except share and
  per share amounts)                       1999                                1998                                1997
------------------------------------------------------------------------------------------------------------------------------------
                                                         Per                                 Per                                 Per
                              Income         Shares    Share      Income         Shares    Share      Income         Shares    Share
                          (Numerator)  (Denominator)  Amount  (Numerator)  (Denominator)  Amount  (Numerator)  (Denominator)  Amount
------------------------------------------------------------------------------------------------------------------------------------
Basic EPS
  Income available to
    common stockholders       $215.5     94,783,000    $2.27      $159.1     87,109,000    $1.83      $184.9     84,013,000    $2.20
Effect of dilutive
  securities:
    Stock options                 --      1,678,000                   --      2,775,000                   --      4,005,000
------------------------------------------------------------------------------------------------------------------------------------
Diluted EPS
  Income available to
    common stockholders
    plus assumed
    conversions               $215.5     96,461,000    $2.23      $159.1     89,884,000    $1.77      $184.9     88,018,000    $2.10
====================================================================================================================================

-------------------------------------------------------------------------------
NOTE 22 Educational and Charitable Foundation
--------------------------------------------------------------------------------

The Bank has committed to endow a $50 million Educational and Charitable Foundation (the "Foundation"). The purpose of the Foundation is to fund grants for civic, cultural, affordable housing and educational programs within the communities served by the Bank. During 1999, the Bank contributed $25.1 million to complete its funding commitment to the Foundation.

--------------------------------------------------------------------------------
NOTE 23 Business Segments
--------------------------------------------------------------------------------

The Company consists of three domestic business segments offering unique products and services. The Mortgage Banking segment specializes in Alt A and NoDoc mortgage loan products which are primarily obtained from the Company's network of registered mortgage brokers. The Company has historically funded its mortgage portfolio with consumer deposits raised through its Consumer Banking operations. The Consumer Banking segment consists of 73 full service banking offices offering a variety of financial services to the Greater New York City area. The Manufactured Housing segment primarily originates, securitizes and services manufactured housing loans.

================================================================================

  The accounting policies of the segments are the same as those described in
Note 1 "Summary of Significant Accounting Policies." The Company evaluates the performance of its business segments based on income before income taxes. Expenses under the direct control of each business segment and the expense of premises and equipment incurred to support business operations are allocated accordingly, by segment. The expenses relating to the executive, strategic planning, information systems personnel, finance, audit and human resources functions of the Company are not allocated to individual operating segments. The Company purchased the Manufactured Housing business segment on September 30, 1998, therefore, 1998 financial information pertaining to this segment represents results from fourth quarter operations only.

The following table sets forth information by business segment:

                                                                   Manufactured         Segment                      Consolidated
(in millions)                            Mortgage       Consumer        Housing          Totals          Other(1)           Total
=================================================================================================================================
Year ended December 31, 1999
Net interest income                     $   269.1      $   207.4      $    29.6       $   506.1      $    33.8          $   539.9
Income from fees and commissions              4.6           31.1             --            35.7             --               35.7
Loan servicing fees                          17.1             --           83.1           100.2             --              100.2
Net gain on sale of loans                   156.1            0.1           72.1           228.3             --              228.3
Depreciation and amortization                15.0           49.5           35.8           100.3           11.1              111.4
Segment income (loss) before taxes          300.0          108.7           14.0           422.7          (51.9)             370.8
Other significant non cash items:
  ESOP and stock plans expense                4.3            4.8            7.4            16.5            3.3               19.8
---------------------------------------------------------------------------------------------------------------------------------
    Total assets                        $ 9,600.2      $12,074.8      $ 1,691.5       $23,366.5      $(7,965.4)(3)      $15,401.1
=================================================================================================================================
Year ended December 31, 1998
Net interest income                     $   261.4      $   216.4      $     4.5       $   482.3      $    27.2          $   509.5
Income from fees and commissions             17.6           25.6             --            43.2            1.5               44.7
Loan servicing fees                           1.8             --           21.7            23.5             --               23.5
net gain on sale of loans(2)                106.5            0.1             --           106.6             --              106.6
Depreciation and amortization                 8.9           52.0            8.6            69.5            6.3               75.8
Segment income (loss) before taxes          255.3          111.8          (11.3)          355.8          (62.2)             293.6
Other significant non cash items:
  ESOP and stock plans expense                7.2            7.9             --            15.1            7.2               22.3
---------------------------------------------------------------------------------------------------------------------------------
    Total assets                        $10,326.1      $11,648.1      $ 1,437.3       $23,411.5      $(8,395.6)(3)      $15,015.9
=================================================================================================================================
Year ended December 31, 1997
Net interest income                     $   212.3      $   207.8      $      --       $   420.1      $    67.4          $   487.5
Income from fees and commissions              8.4           21.9             --            30.3            7.3               37.6
Loan servicing fees                          11.1             --             --            11.1            0.1               11.2
Net gain on sale of loans                    58.7             --             --            58.7             --               58.7
Depreciation and amortization                 7.1           54.2             --            61.3            4.5               65.8
Segment income before taxes                 194.9          100.1             --           295.0          (14.4)             280.6
Other significant non cash items
  ESOP and stock plans expense                6.7            7.4             --            14.1            5.6               19.7
---------------------------------------------------------------------------------------------------------------------------------
    Total assets                        $ 9,789.5      $11,698.9      $      --       $21,488.4      $(7,668.8)(3)      $13,819.6
=================================================================================================================================

(1)   Represents unallocated corporate amounts.
(2) The Company did not recognize an $18.5 million gain on the sale of $728 million of manufactured housing loans securitized and sold in November 1998. These loans were acquired by the Company as part of the GreenPoint Credit purchase and recorded at their fair value.
(3) For the purpose of internal management reporting, the Company records intersegment funds transfers and eliminates these transfers on a consolidated basis for GAAP reporting. Intersegment assets and liabilities eliminated for consolidation purposes were $11.4 billion, $11.0 billion and $11.0 billion for the years ended 1999, 1998 and 1997, respectively. Net interest income corresponding to the assumed funds transfers is allocated accordingly.

--------------------------------------------------------------------------------
NOTE 24 Condensed Parent Company Financial Statements
--------------------------------------------------------------------------------

The following condensed statements of financial condition at December 31, 1999 and 1998 and condensed statements of income and cash flows for the years ended December 31, 1999, 1998 and 1997 for GreenPoint Financial Corp. (parent company only) reflect the Company's investment in its wholly-owned subsidiaries using the equity method of accounting.


                                                                           54/55

================================================================================

--------------------------------------------------------------------------------
Parent Company Only-
Condensed Statements of Financial Condition

                                                                    December 31,
--------------------------------------------------------------------------------
(In millions)                                                 1999          1998
================================================================================
Assets:
  Cash and due from banks                               $      0.8    $      4.7
  Money market investments                                      --          82.5
  Due from subsidiaries                                       41.5          73.0
  Other assets                                                 3.2           3.5
  Investment in subsidiaries                               2,152.4       1,967.6
--------------------------------------------------------------------------------
    Total assets                                        $  2,197.9    $  2,131.3
================================================================================
Liabilities and Stockholders' Equity:
Liabilities:
  Due to subsidiaries                                   $      6.2    $      6.2
  Guaranteed preferred beneficial
    interest in Company's junior
    subordinated debentures                                  199.8         199.7
  Accrued income taxes payable                                  --           1.1
  Accrued interest payable                                     1.5           1.5
  Other liabilities                                            3.7           0.2
--------------------------------------------------------------------------------
    Total liabilities                                        211.2         208.7
--------------------------------------------------------------------------------
  Stockholders' equity                                     1,986.7       1,922.6
--------------------------------------------------------------------------------
    Total liabilities and
      stockholders' equity                              $  2,197.9    $  2,131.3
================================================================================

--------------------------------------------------------------------------------
Parent Company Only-
Condensed Statements of Income

                                                         Year Ended December 31,
--------------------------------------------------------------------------------
(In millions)                                     1999         1998        1997
================================================================================
Dividends from
  GreenPoint Bank                            $    50.0   $    140.8   $   185.2
--------------------------------------------------------------------------------
Interest Income:
  Line of credit-subsidiary                        5.7          4.7         0.4
  Money market investments                         1.7          2.6         1.3
  Securities                                        --           --         0.8
--------------------------------------------------------------------------------
    Total interest income                          7.4          7.3         2.5
================================================================================
Interest Expense:
  Guaranteed preferred beneficial
    interest in Company's junior
    subordinated debentures                       18.2         18.2        10.7
--------------------------------------------------------------------------------
    Total interest expense                        18.2         18.2        10.7
--------------------------------------------------------------------------------
  Net interest income                            (10.8)       (10.9)       (8.2)
--------------------------------------------------------------------------------
Administrative expenses                            0.7          0.5         0.4
--------------------------------------------------------------------------------
Income before income taxes and
  equity in undistributed earnings
  of subsidiaries                                 38.5        129.4       176.6
Income taxes                                      (4.9)        (4.8)       (3.6)
--------------------------------------------------------------------------------
Income before equity in
  undistributed earnings
  of subsidiaries                                 43.4        134.2       180.2
--------------------------------------------------------------------------------
Equity in undistributed earnings
  of subsidiaries                                172.1         24.9         4.7
--------------------------------------------------------------------------------
  Net income                                 $   215.5   $    159.1   $   184.9
================================================================================

--------------------------------------------------------------------------------
Parent Company Only-
Condensed Statements of Cash Flows

                                                         Year Ended December 31,
--------------------------------------------------------------------------------
(In millions)                                     1999         1998        1997
================================================================================
Operating Activities:
  Net income                                 $   215.5   $    159.1   $   184.9
  Adjustments to reconcile
    net income to net cash
    provided by operating
    activities:
  Equity in undistributed
    (earnings) of
     subsidiaries                               (172.1)       (24.9)       (4.7)
  Net change in other liabilities                  2.4          1.2         1.5
  Net change in other assets                       0.3          5.1        (8.1)
  Other, net                                        --           --        (0.7)
--------------------------------------------------------------------------------
Net cash provided by
  operating activities                            46.1        140.5       172.9
================================================================================
Investing Activities:
  Purchases of securities                           --           --      (432.5)
  Maturities of securities                          --           --       433.3
  Payments for investments
    in and advances to
    subsidiaries                                (244.4)    (1,065.8)     (278.7)
  Repayment of investments
    in and advances to
    subsidiaries                                 275.4        682.8       278.7
  Other, net                                        --           --          --
--------------------------------------------------------------------------------
Net cash provided by (used in)
  investing activities                            31.0       (383.0)        0.8
================================================================================
Financing Activities:
  Guaranteed preferred
    beneficial interest in
    Company's junior
    subordinated debentures                         --           --       199.7
  Proceeds from issuance
    of common stock                               58.5        593.7         8.8
  Purchase of treasury stock                    (141.4)      (219.6)     (355.5)
  Dividends paid                                 (80.6)       (46.5)      (37.7)
--------------------------------------------------------------------------------
Net cash (used in) provided
  by financing activities                       (163.5)       327.6      (184.7)
--------------------------------------------------------------------------------
Net (decrease) increase in
  cash and cash equivalents                      (86.4)        85.1       (11.0)
Cash and cash equivalents
  at beginning of period                          87.2          2.1        13.1
--------------------------------------------------------------------------------
Cash and cash equivalents
  at end of period                           $     0.8   $     87.2   $     2.1
================================================================================

In connection with the BAHS acquisition in September 1998, the Company made a $310 million capital contribution to the Bank consisting of cash.

================================================================================

--------------------------------------------------------------------------------
Quarterly Results of Operations (Unaudited)

                                           Year Ended December 31, 1999            Year Ended December 31, 1998
--------------------------------------------------------------------------------------------------------------------
                                           4th       3rd       2nd       1st       4th       3rd      2nd        1st
(In millions, except per share data)   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter
====================================================================================================================
Interest income                        $ 282.2   $ 276.9   $ 265.4   $ 266.3   $ 272.0   $ 268.4   $ 259.3   $ 261.7
Interest expense                         145.0     137.6     130.4     137.9     142.5     137.6     134.3     137.5
--------------------------------------------------------------------------------------------------------------------
Net interest income                      137.2     139.3     135.0     128.4     129.5     130.8     125.0     124.2
Provision for possible
  loan losses                             (8.3)     (1.5)     (1.7)     (2.7)     (3.9)     (2.7)     (3.2)     (4.0)
--------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for possible
  loan losses                            128.9     137.8     133.3     125.7     125.6     128.1     121.8     120.2
--------------------------------------------------------------------------------------------------------------------
Non-interest income                      108.3      94.9      94.3      94.2      54.6      41.4      35.6      43.2
Non-interest expense                     138.6     129.4     127.4     151.2     121.1      83.0      81.4      91.4
--------------------------------------------------------------------------------------------------------------------
Income before taxes                       98.6     103.3     100.2      68.7      59.1      86.5      76.0      72.0
Income taxes related
  to earnings                             39.7      41.6      40.3      33.7      22.8      33.7      29.5      30.0
Income taxes related
  to S corporation conversion               --        --        --        --        --        --        --      18.5
--------------------------------------------------------------------------------------------------------------------
Net income                             $  58.9   $  61.7   $  59.9   $  35.0   $  36.3   $  52.8   $  46.5   $  23.5
====================================================================================================================
Basic earnings per share               $  0.63   $  0.64   $  0.63   $  0.37   $  0.39   $  0.58   $  0.56   $  0.29
====================================================================================================================
Diluted earnings per share             $  0.62   $  0.63   $  0.61   $  0.36   $  0.38   $  0.57   $  0.54   $  0.28
====================================================================================================================
Stock price per common share
  High                                 $ 30.13   $ 34.63   $ 35.75   $ 36.69   $ 39.25   $ 42.63   $ 42.06   $ 37.31
  Low                                  $ 23.38   $ 25.19   $ 32.56   $ 30.38   $ 25.38   $ 25.19   $ 36.19   $ 32.69
  Closing                              $ 23.81   $ 26.56   $ 32.88   $ 34.75   $ 35.13   $ 31.88   $ 37.63   $ 35.94
====================================================================================================================


                                                                           56/57

================================================================================

Report of Independent Accountants

--------------------------------------------------------------------------------
To the Board of Directors and Stockholders of GreenPoint Financial Corp. and Subsidiaries

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows present fairly, in all material respects, the financial position of GreenPoint Financial Corp. and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP


New York, New York
January 20, 2000

--------------------------------------------------------------------------------
Directors and Officers
--------------------------------------------------------------------------------

Board of Directors

Bharat B. Bhatt
President and
Chief Operating Officer

Dan F. Huebner
Retired Vice Chairman
and Director of
Grumman Corporation

William M. Jackson
Partner with the law firm of Satterlee,
Stephens, Burke & Burke, L.L.P.

Thomas S. Johnson
Chairman and
Chief Executive Officer

Susan J. Kropf
Chief Operating Officer,
North America and Global
Business Operations and
Director of Avon Products, Inc.

Robert M. McLane
Retired Senior Vice President
of Marsh & McLennan, Inc.

Charles B. McQuade
President and
Chief Executive Officer
of the Securities Industry
Automation Corporation

Peter T. Paul
Vice Chairman, and
President and
Chief Executive Officer
of GreenPoint Credit

Alvin N. Puryear
Lawrence N. Field Professor
of Entrepreneurship at
Bernard M. Baruch College of the
City University of New York

Robert P. Quinn
Retired General Partner and
Managing Director of
Salomon Brothers Inc.

Edward C. Schmults
Retired Senior Vice President
and General Counsel of
GTE Corporation

Robert F. Vizza
Retired President and
Chief Executive Officer
of St. Francis Hospital

Jules Zimmerman
Retired President and
Chief Executive Officer
of Hickok Associates, Incorporated

Senior Management

Thomas S. Johnson
Chairman and
Chief Executive Officer

Bharat B. Bhatt
President and
Chief Operating Officer

Peter T. Paul
Vice Chairman, and
President and
Chief Executive Officer
of GreenPoint Credit

Jean C. Bingham
Executive Vice President,
Risk Management

S.A. Ibrahim
President and
Chief Executive Officer
of GreenPoint Mortgage

Jeffrey R. Leeds
Executive Vice President and
Chief Financial Officer

Ramesh N. Shah
Executive Vice President,
Consumer Banking

Howard C. Bluver
Senior Vice President and
General Counsel

Mary M. Massimo
Senior Vice President and
Human Resources Director

--------------------------------------------------------------------------------
GreenPoint Foundation
--------------------------------------------------------------------------------

Board of Directors

The Reverend Dr. Calvin O. Butts III
The Abyssinian Baptist Church

Regina Peruggi, Ph.D.
President
Marymount Manhattan College

The Most Reverend Joseph M. Sullivan
Brooklyn Catholic Charities


                                                                           58/59

--------------------------------------------------------------------------------
Corporate Information
--------------------------------------------------------------------------------

Executive Offices

90 Park Avenue
New York, NY  10016-1303

Common Stock

GreenPoint Financial Corp.'s common stock is listed on the New York Stock Exchange (NYSE) under the symbol GPT.

Sources of Information

For more information relating to share positions, transfer requirements, lost certificates and related matters, call our transfer agent at: 1.888.224.2741.

For information regarding Annual and Quarterly Reports and related matters, call our Stockholder Relations Department at 212.834.1202.

Independent Accountants

PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, NY  10036

Transfer Agent

ChaseMellon Shareholder Services, L.L.C.
Overpeck Centre
85 Challenger Road
Ridgefield Park, NJ  07660