Form 10-K405, Exhibit 13
period 2000-12-31
GREENPOINT FINANCIAL CORP
filed 2001-03-30
CIK 911935

[LOGO OMITTED]

GREENPOINT
FINANCIAL


GREENPOINT
FINANCIAL CORP.
(NYSE-GPT)

IS A LEADING NATIONAL SPECIALTY HOUSING FINANCE COMPANY WITH THREE PRINCIPAL SUBSIDIARIES. GREEPOINT MORTGAGE IS THE LEADING NATIONAL LENDER IN NON-CONFORMING RESIDENTIAL MORTGAGES. GREENPOINT CREDIT IS THE SECOND LARGEST LENDER NATIONALLY IN MANUFACTURED HOUSING FINANCE. GREENPOINT BANK HAS $11 BILLION IN DEPOSITS IN 74 BRANCHES SERVING MORE THAN 400,000 HOUSEHOLDS IN THE GREATER NEW YORK AREA.

     THE MIX OF ASSET AND DEPOSIT BUSINESSES CREATES A HIGH PERFORMING THRIFT DUE TO THE HIGH RISK-ADJUSTED YIELDS FROM NICHE LENDING, AND A HIGH QUALITY SPECIALTY FINANCE COMPANY BECAUSE THE STABLE DEPOSIT BASE ENABLES THE COMPANY TO FUND ITS ASSETS WITHOUT EXCESSIVE RELIANCE ON THE CAPITAL MARKETS.

TABLE OF CONTENTS

Chairman's Letter         2

Financial Review          8

Financial Statements     23

Directors and Officers   53

Corporate Information    54


CORE CASH                              CORE CASH
EARNINGS                               RETURN ON
PER SHARE                              AVERAGE EQUITY

[BAR CHART OMITTED]                    [BAR CHART OMITTED]

97  $2.89                              97  18.24
98  $2.89                              98  16.34
99  $3.49                              99  16.83
00  $3.42                              00  15.42


FINANCIAL

(Dollars in millions except per share amounts) 1997    1998    1999    2000

NET INCOME                                    $184.9  $159.1   $215.5  $213.1
DILUTED EARNINGS PER SHARE(a)                    2.10    1.77     2.23    2.34

CORE CASH EARNINGS(b)                          254.5   259.4    337.0   312.2
CORE CASH EARNINGS PER SHARE(a)(b)               2.89    2.89     3.49    3.42


(a) The per share data have been restated to reflect the impact of a 2 for 1 split of the Company's common stock on March 4, 1998.
(b) Core cash earnings are defined as reported net income, excluding the branch sale and asset sale gains, restructuring (recovery) charge, non-recurring personnel expense, Headlands acquisition expense, gain on sale of lease, one time charitable foundation expense, and the income taxes related to S corporation conversion, net of tax, plus certain non-cash charges.

[GRAPHIC OMITTED]
GREENPOINT
FINANCIAL

CHAIRMAN'S LETTER


      2000 was a year of successes and challenges. Our mortgage and consumer banking businesses performed very well, generating record income. Our manufactured housing business, while experiencing significant difficulties during 2000, is well positioned to be profitable in 2001.

      Overall, our Company had a solid year. Net income per diluted share of $2.34 increased 5% over 1999. Core net income per diluted share, excluding one-time gains and charges, declined 4% from 1999, principally as a result of $134 million in charges related to retained interests in manufactured housing loan securitizations. Core cash earnings per diluted share were $3.42, a decline of 2% from 1999. Core cash return on equity was 15.4%.

      GreenPoint Mortgage generated record income by producing near record originations volume and increased sale margins. GreenPoint clearly outperformed the mortgage market as a whole, increasing our market share of the national mortgage market to more than 1%, and becoming the 6th largest wholesale originator in the country, while continuing to specialize in very profitable Alternative A loans. In the first half of 2000, when the mortgage market was still declining, GreenPoint's origination volume declined less than the market.

GREENPOINT MORTGAGE GENERATED RECORD INCOME BY PRODUCING NEAR RECORD ORIGINATIONS VOLUME AND INCREASED SALE MARGINS.

[BAR CHART OMITTED]

AVERAGE GAIN
ON WHOLE LOAN
SALES

BASIS POINTS
1Q   163
2Q   177
3Q   173
4Q   173
1999

1Q   182
2Q   183
3Q   179
4Q   198
2000

      In the third quarter, when the market as a whole was still showing year-over-year declines in volume, we achieved a 20% increase. In the fourth quarter, while the market showed a modest 2% increase versus the same quarter a year ago, GreenPoint's volume increased almost 60%. We achieved this volume increase by following our basic strategy of geographic expansion, increased market penetration, product innovation and taking advantage of cutting edge technology.

      More importantly, GreenPoint Mortgage increased its market share, without sacrificing profitability. The sale margins on GreenPoint's mortgage production actually increased in 2000. Due to our continuing emphasis on specialty mortgages, our overall margin actually rose to more than 180 basis points, while many conventional lenders were experiencing margin pressure and obtaining margins of less than 50 basis points. While I believe our continued emphasis on high margin products will generate a significant premium, it is unlikely that we will be able to sustain margins at quite the level we saw in 2000. The high sale margin was the result of the high quality of GreenPoint's Alternative A and other specialty loans combined with the premium pricing these loans command in the market. We meet the needs of consumers who do not meet the criteria for traditional Fannie Mae and Freddie Mac loans.

      Our consumer banking business had another solid year, and remains the foundation upon which our lending businesses are built. GreenPoint Bank not only provides low-cost funding for our mortgage portfolio with consumer deposits, it gives the Company access to additional low-cost funding from the Federal Home Loan Bank. These efficient funding sources, combined with effective interest rate risk management produced a 4.17% net interest margin, up from 1999 and among the best in the industry.

      Consumer Banking's record results in 2000 also reflected strong fee income growth of 23%, both from banking fees and fees from investment sales, ongoing expense control, including restructuring of the branch system, and the continuing success of our sales culture. The branch restructuring has been based on a strategy of resizing our branches to meet more efficiently and effectively the needs of our banking customers today. In some instances, we have moved out of older, very large branches into smaller, more modern facilities that allow us to serve customers better. In other instances, we have downsized and reconfigured existing branches without moving. Improved branch designs combined with GreenPoint's effective sales culture have resulted in both increased revenues and reduced expenses.

      The story of GreenPoint Credit, our manufactured housing lending business is mixed, although I believe the

[cad 157]BAR CHART OMITTED[cad 179]

BANKING FEES

MILLIONS OF DOLLARS

'97  17.6
'98  20.6
'99  24.0
'00  29.8

[GRAPHIC OMITTED]

INVESTOR
RESOURCE FEES

MILLIONS OF DOLLARS

'97  3.0
'98  5.0
'99  7.1
'00  8.5

bad news is mostly behind us, while the prospects for the future are good.

      The problems faced by GreenPoint Credit had their origins in 1998 and 1999. Based on a boom in the asset securitization yeld during the 1990's, undisciplined competitors entered the manufactured housing finance business. In their drive to achieve volume and market share, they adopted poor underwriting standards and forced others in the industry to ease standards in order to maintain relationships with the source of business y the dealers. The poor performance of the loans originated under these lower credit standards drove many of the newer lenders, as well as some of the more experienced lenders, out of the business. Our own loan production over that period has also not performed up to expectations.

      The resulting industry consolidation posed three significant sets of challenges to GreenPoint Credit. The first was to ensure the credit quality and profitability of current and future loan production improved substantially. The second was to create an infrastructure whose size and expense base was commensurate with the lower volumes of the new, more conservative lending we are now doing. Finally, there was the need to reflect accurately the lower level of credit performance expected from the loans we had already booked.

      In January 2000, we installed a new management team at GreenPoint Credit and began taking immediate steps to meet these challenges. Progress during the year was substantial.

      Underwriting standards were tightened significantly, and pricing and loan terms were strengthened. Rates charged on all of our loans were increased significantly relative to funding costs. Different loan rate and contract terms were imposed commensurate with differences in risk.

      One result of the strengthened underwriting and pricing policies has been a reduction in loan volume. We are making fewer loans simply because fewer borrowers qualify under our new credit and pricing policies. To match our expense base to the new volume levels, we have restructured the business by consolidating central support functions and our yeld office structure.

      Finally, we have lived up to our commitment to record timely adjustments to the value of our retained interests in loan securitizations. Each quarter, we conduct a thorough analysis of the performance of loans in our various securitization pools, on a pool by pool basis.

      The process is rigorous and has a great deal of integrity. It involves the business unit, our independent risk management function, the Company's Chief Financial Officer, our independent auditors, PricewaterhouseCoopers, our President and me. Each quarter we work hard to account for all of the worsening in our loan securitization pools and to be conservative in providing for future deterioration.

OVERALL, GREENPOINT FINANCIAL HAD A GOOD YEAR, AND I BELIEVE WE ARE WELL POSITIONED TO HAVE A GOOD YEAR IN 2001.

[GRAPHIC OMITTED]

      The net of all of this is that we are making fewer loans, but the loans we are making have significantly better terms and pricing, and are of significantly higher quality.

      Overall, GreenPoint Financial had a good year, and I believe we are well positioned to have a good year in 2001.

      Once again, I believe GreenPoint's employees deserve our thanks for their hard work and ability to adapt to the rapid pace of change demanded by the market in today's world. And, as always, I thank each of our shareholders for their support, including our employee owners. Through our Employee Stock Ownership Plan, all GreenPoint employees become shareholders in the Company. Our Board, our senior management team and our employees are aligned with the interests of all our shareholders in building the long-term value of GreenPoint shares.


/s/ Thomas S. Johnson

--------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL CONDITION DATA


                                                                           DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------
(IN MILLIONS)                                   2000          1999             1998         1997            1996
-------------------------------------------------------------------------------------------------------------------
Total assets                                $  15,764.8    $  15,401.1    $  15,015.9    $  13,819.6    $  13,613.8
Loans receivable held for sale                  1,980.9        1,208.0        1,578.1          657.3          244.1
Loans receivable held for investment, net       8,574.4        9,180.2        9,273.3        8,796.4        7,295.0
Allowance for loan losses                         113.0          113.0          113.0          109.0          105.0
Securities and related assets                   3,227.7        2,101.3        1,408.2        2,069.3        4,374.5
Money market investments                          171.3        1,052.8          924.2        1,060.0          494.1
Goodwill                                          863.8          941.7        1,014.3          577.1          623.6
Deposits                                       11,176.3       11,560.1       11,173.1       10,973.0       11,452.3
Stockholders' equity                            2,049.6        1,986.7        1,922.6        1,336.1        1,488.9
-------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------
SELECTED CONSOLIDATED OPERATING DATA


                                           FOR THE YEAR ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------
(IN MILLIONS)                                   2000          1999             1998         1997            1996
-------------------------------------------------------------------------------------------------------------------
Interest income                             $   1,185.9     $  1,090.8     $  1,061.4     $  1,010.4    $     989.5
Interest expense                                  612.5          550.9          551.9          522.9          537.4
Provision for loan losses                          36.9           14.2           13.8           18.9           15.7
Non-interest income                               324.8          391.7          174.8          129.7          104.8
Non-interest expense                              506.9          546.6          376.9          317.7          298.4
Income taxes                                      141.3          155.3          134.5           95.7           92.6
Net income                                  $     213.1     $    215.5     $    159.1     $    184.9     $    150.2
-------------------------------------------------------------------------------------------------------------------


                                       8|9

--------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL RATIOS AND OTHER DATA


                                                                     AT OR FOR THE YEAR DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)             2000         1999        1998         1997         1996
-----------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS:
Return on average assets(1)                              1.40%        1.58%       1.30%        1.39%        1.10%
Core cash return on average assets(1)                    2.03         2.24        1.84         1.87         1.54
Return on average equity(1)                             10.67        11.86       11.51        13.50        10.40
Core cash return on average equity(1)                   15.42        16.83       16.34        18.24        14.47
Net interest margin                                      4.17         4.02        3.95         3.91         3.51
Operating expense to average assets(2)                   2.76         2.84        2.27         1.99         1.77
Effciency ratio(3)                                       47.3         46.7        46.8         43.8         45.1

PER SHARE DATA(4):
Basic earnings per share                             $   2.37    $    2.27    $   1.83    $    2.20     $   1.60
Diluted earnings per share                               2.34         2.23        1.77         2.10         1.56
Core cash earnings per share(1)(5)                       3.42         3.49        2.89         2.89         2.25
Book value per common share                             22.77        21.40       19.99        16.03        16.07
Tangible book value per common share                    13.17        11.26        9.45         9.10         9.34
Dividends per share                                      1.00         0.88        0.64         0.50         0.40
Dividend payout ratio                                   42.74%       39.46%      36.16%       23.80%       25.70%

ASSET QUALITY RATIOS:
Non-performing loans to loans held
  for investment                                         2.27         2.36        3.03         3.97         4.78
Non-performing assets to total assets                    1.33         1.47        1.98         2.74         2.83
Allowance for loan losses to
  non-performing loans                                  57.27        51.48       39.63        30.70        29.49
Allowance for loan losses to
  loans held for investment                              1.30         1.21        1.20         1.22         1.41
Net loan charge-off
  experience to average total loans                      0.41         0.15        0.11         0.18         0.25
Ratio of allowance for loan losses to
  net charge-offs                                        3.06x        7.96x      11.53x        7.32x        6.48x

CAPITAL DATA:
Tier 1 Capital (to risk weighted assets)                 9.17%       10.62%      12.62%       14.32%       15.44%
Total risk based capital (to risk weighted assets)      10.94        11.58       13.87        15.57        16.69
Tier 1 Capital (to average assets)                       9.39         8.73        8.01         7.37         6.85
Tangible equity to tangible managed assets               5.10         5.49        5.94
Tangible equity to managed receivables(6)                6.19         6.89        7.44
Purchase of treasury stock                           $  120.6    $   141.4    $  219.6     $  355.5     $  169.5

OTHER DATA:
Mortgage loan originations                           $ 10,897    $  10,717    $ 10,988     $  6,605     $  4,637
Manufactured housing loan originations                  2,239        3,046         656          N/A          N/A
Total managed assets(7)                                23,784       20,187      16,241
Total managed receivables                              18,866       15,331      12,149
Full-service consumer bank offices                         74           73          73           74           76
Full-time equivalent employees (FTE)                    3,909        4,204       4,544        2,640        2,647
-----------------------------------------------------------------------------------------------------------------

(1) EXCLUDES RESTRUCTURING CHARGES AND NON-RECURRING PERSONNEL EXPENSE IN ALL APPLICABLE PERIODS, HEADLANDS' ACQUISITION EXPENSE, ONE-TIME CHARITABLE FOUNDATION EXPENSE AND GAIN ON SALE OF LEASE IN 1999, INCOME TAXES RELATED TO S CORPORATION CONVERSION IN 1998, GAIN ON SALE OF BRANCHES AND ASSETS IN 1997 AND 1996.

(2) OPERATING EXPENSES EXCLUDE RESTRUCTURING CHARGE AND NON-RECURRING PERSONNEL EXPENSE IN ALL REPORTED PERIODS AND HEADLANDS' ACQUISITION EXPENSE AND ONE-TIME CHARITABLE FOUNDATION EXPENSE IN 1999.

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

(4) THE PER SHARE DATA HAS BEEN RESTATED TO REFLECT THE IMPACT OF A 2-FOR-1 SPLIT OF THE COMPANY'S COMMON STOCK ON MARCH 4, 1998.

(5)  BASED ON THE WEIGHTED AVERAGE SHARES USED TO CALCULATE EARNINGS PER SHARE.

(6) MANAGED RECEIVABLES IS THE SUM OF ON-BALANCE SHEET LOANS AND OFF-BALANCE SHEET MANAGED RECEIVABLES.

(7) MANAGED ASSETS IS THE SUM OF TOTAL ASSETS AND OFF-BALANCE SHEET MANAGED RECEIVABLES.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

GREENPOINT FINANCIAL CORP.

GreenPoint Financial Corp. (the "Company" or "GreenPoint") is a leading national specialty housing finance company with three principal businesses. GreenPoint Mortgage ("GPM"), a national mortgage banking company headquartered in Larkspur, California, is the leading national lender in non-conforming residential mortgages, specializing in alternative A ("Alt A") mortgages. GreenPoint Credit LLC ("GPC"), headquartered in San Diego, California, is the second largest lender and servicer nationally in the manufactured housing finance industry. GreenPoint Bank (the "Bank"), a New York State chartered savings bank, has $11 billion in deposits in 74 branches serving more than 400,000 households in the Greater New York City area.



OVERVIEW OF 2000 FINANCIAL RESULTS

o Net income per diluted share for the year was $2.34, an increase of 5% over 1999.

o    Diluted core cash earnings per share for the year decreased by 2% to $3.42.

o Mortgage loan originations were $10.9 billion for the year, up 2% from $10.7 billion for 1999. Manufactured housing loan originations were $2.2 billion, down 26% from a year ago.

o GPM sold or securitized $8.8 billion of mortgage loans during the year, a decrease of 3% from 1999. GPM recorded a net gain on sale of mortgage loans of $178.3 million, an increase of 14% over 1999.

o GPC recorded a gain of $92.2 million from securitizations of $2.4 billion of fixed and variable rate manufactured housing loans, an increase of 28% over securitizations and sales in 1999.

o A $140.1 million charge was recorded in connection with the valuation of retained interests.

o GreenPoint continues to maintain a strong capital position with a leverage ratio of 9.39%, a Tier 1 risk- based ratio of 9.17% and a total risk-based ratio of 10.94% at December 31, 2000.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

CORE CASH EARNINGS

Core cash earnings are net of non-recurring items and exclude certain non-cash charges related to goodwill and the Company's ESOP. The non-cash expenses, unlike GreenPoint's other expenses, do not reduce the Company's tangible capital thereby enabling the Company to increase shareholder value through growth of earning assets and increases of cash dividends.


                                           FOR THE YEAR ENDED
                                                 DECEMBER 31,
-------------------------------------------------------------
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)      2000        1999
-------------------------------------------------------------

Net income (excluding
  non-recurring items)(1)                 $ 216.0     $ 237.6
Add back:
  Goodwill amortization                      79.0        79.6
  Employee stock plans expense               17.2        19.8
-------------------------------------------------------------
Core cash earnings                        $ 312.2     $ 337.0
=============================================================
Core cash earnings per share(2)           $  3.42     $  3.49
=============================================================


(1) EXCLUDES RESTRUCTURING CHARGES AND NON-RECURRING PERSONNEL EXPENSE IN ALL APPLICABLE PERIODS AND HEADLANDS' ACQUISITION EXPENSE, ONE-TIME CHARITABLE FOUNDATION EXPENSE AND GAIN ON SALE OF LEASE IN 1999.

(2) BASED ON THE WEIGHTED AVERAGE SHARES USED TO CALCULATE DILUTED EARNINGS PER SHARE.

NET INTEREST INCOME

Net interest income on a fully taxable-equivalent basis increased by $38.3 million, or 7%, to $582.6 million for 2000 from $544.3 million for 1999. The improvement versus a year ago was due to an increase in interest earning assets, and a change in the mix of those assets, which resulted in an increase in the net interest margin from 4.02% to 4.17%.

     Average earning assets increased by $449.3 million, or 3% to $14.0 billion in 2000 from $13.5 billion in 1999. Growth in loans held for sale and investment securities, more than offset declines in loans held for investment. The shift in the composition of average earning assets, and the general rise in the level of market interest rates combined to increase the yield on average earning assets by 46 basis points compared to a year ago.

     Average mortgage loans held for investment decreased $714.6 million from 1999, while other loans increased by $268.1 million, reflecting the addition of $604 million in manufactured housing loans during the third quarter of 1999. Loans held for sale rose $320.8 million; principally reflecting increased origination volume at GPM during the second half of 2000.

     Interest income on mortgages held for investment decreased by $47.9 million, or 6%, to $726.8 million for 2000 from $774.7 million for 1999. The decrease reflects a lower average mortgage portfolio in 2000 offset by a 16 basis point increase in the average yield on the portfolio. Interest income on other loans rose by $28.9 million to $61.0 million for 2000 from $32.1 million for 1999 due entirely to the addition of GreenPoint Credit's manufacturing housing loans to the portfolio during the third quarter of 1999.

     Interest income on securities and money market investments increased by a combined $65.5 million, or 52%, to $191.2 million for 2000 from $125.7 million in 1999 due to a shift to higher yielding longer-term investment securities, and a general rise in interest rates during the year.


                                      10|11

     The cost of interest-bearing liabilities rose by 39 basis points, due to rising market interest rates which was reflected in higher rates paid on certificates of deposits and other borrowed funds. The higher cost was also affected by a $173 million decline in average savings deposits.

PROVISION FOR LOAN LOSSES

The provision for loan losses was $36.9 million for the year, up from $14.2 million for 1999. The increase was attributable to charge-offs on the manufactured housing loans that were retained during the third quarter of 1999. Charge-offs on the manufactured housing portfolio increased from $6.9 million in 1999 to $31.1 million for the full-year 2000. Charge-offs on the residential mortgage portfolio decreased for the year by 20% to $5.8 million from $7.3 million a year ago. The provision equaled net charge-offs for both years.



NON-INTEREST INCOME

The following table summarizes the components of non-interest income:


                                   FOR THE YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------
(IN MILLIONS)                           2000       1999      1998
-----------------------------------------------------------------
INCOME FROM FEES AND COMMISSIONS:
  Loan servicing fees               $  134.3    $ 100.2   $  23.5
  Banking services fees
    and commissions                     38.4       31.1      26.1
  Other                                 13.7       13.0      15.3
-----------------------------------------------------------------
    Total income from fees
      and commissions                  186.4      144.3      64.9
Net gain on sales of
  mortgage loans                       178.3      156.2     106.6
Net gain on sales of
  manufactured housing assets           92.2       72.1        --
Change in valuation of
  retained interests:
    Manufactured housing              (134.0)       0.3        --
    Mortgage                            (6.1)       --         --
Net gain on sale of securities           4.5        0.9       2.6
Gain on sale of mortgage
  servicing rights                       3.5        2.1       0.7
Gain on sale of lease                     --       15.8        --
-----------------------------------------------------------------
    Total non-interest income       $  324.8    $ 391.7   $ 174.8
=================================================================


Non-interest income was $324.8 million for the year, a decrease of $66.9 million or 17% from $391.7 a year ago. The results for the year reflect a charge of $134.0 million related to a change in the valuation of manufactured housing retained interests and a $6.1 million charge related to the valuation of retained interests in securitizations of home equity lines of credit. The results also reflect higher fees and commissions earned and a higher gain on sale of loans. The gain on sale of loans and the valuation of retained interests are described in further detail in the following paragraphs.


     Income from loan servicing fees increased $34.1 million, or 34%, over last year due primarily to an increase in the manufactured housing servicing portfolio. Banking fees and commissions increased by $7.3 million, or 23%. The improvement over 1999 is primarily attributable to a change in the consumer banking fee structure and fees earned on use of debit cards.

GAIN ON SALE OF LOANS

The following table summarizes loans sold and average margins earned:


                                FOR THE YEAR ENDED DECEMBER 31,
---------------------------------------------------------------
(IN MILLIONS)                    2000         1999         1998
---------------------------------------------------------------
WHOLE LOAN-MORTGAGE:
  Sales                     $ 7,539.2    $ 8,362.4    $ 6,739.2
  Gain on sale              $   140.7    $   144.8    $    94.6
  Average margin                 1.87%        1.73%        1.40%
---------------------------------------------------------------
WHOLE LOAN-
  MANUFACTURED HOUSING:
  Sales                     $      --    $   351.4    $      --
  Gain on sale              $      --    $    16.0    $      --
  Average margin                   --          4.56%         --
---------------------------------------------------------------
SECURITIZATIONS-MORTGAGE:
  Sales                     $ 1,222.6    $   675.6    $ 1,246.4
  Gain on sale              $    37.6    $    11.4    $    12.0
  Average margin                 3.07%        1.70%        0.96%
---------------------------------------------------------------
SECURITIZATIONS-
  MANUFACTURED HOUSING:
  Sales                     $ 2,439.3    $ 2,411.0    $   728.0
  Gain on sale              $    92.2    $    56.1    $      --
  Average margin                 3.78%        2.33%          --
===============================================================


Gain on sale and securitization of mortgage loans increased $22.1 million, or 14%, for the year. The gain from whole loans sales declined $4.1 million due to lower origination volume during the first six months of 2000 resulting from the higher interest rate environment. The decline in volume was partially offset by an increase in the average margin earned on loans sold, due to improved market pricing. The gain from mortgage securitizations increased $26.2 million due to a significant increase in home equity and second mortgage originations and a higher margin earned on the securitized loans.

     The gain on sale of manufactured housing securitizations increased $36.1 million due to better pricing, a more efficient funding structure and an improved credit profile for the securitizations completed in the second half of 2000.

VALUATION OF RETAINED INTERESTS

The change in the valuation of retained interests was $140.1 million for the year ended December 31, 2000. There was no significant valuation adjustment in 1999. The valuation adjustment included $134.0 million related to the valuation of manufactured housing retained interests and $6.1 million relating to the valuation of mortgage retained interests. The valuation represents management's best estimate of the current value of future cash flows associated with retained interests.

     The change in valuation of retained interests in manufactured housing securitizations of $134.0 million was a result of higher expected defaults, a change in severity assumptions and changes in the interest rate environment that occurred during the year. Of the total charge, $71.0 million was related to an increase in default rates, $54.0 million was related to increases in loss severity on repossessed units and $9.0 million was related to changes in the interest rate environment which affected the valuation of retained interests in variable rate securitizations.

     The change in valuation of retained interests in manufactured housing loan securitizations reflects deterioration over the past year in the default rate of manufactured housing loans underwritten mainly in 1998 and 1999. The charge recognizes losses associated with the current inventory of repossessed units and provides for an increase in the assumptions for future default and severity rates. In addition, the ongoing inventory correction in the manufactured housing industry placed further pressure on prices of new and used units, leading to lower recoveries on repossessed units.

NON-INTEREST EXPENSE

The following is a summary of the components of non-interest expense:


                           FOR THE YEAR ENDED DECEMBER 31,
----------------------------------------------------------
(IN MILLIONS)                     2000      1999      1998
----------------------------------------------------------

GENERAL AND ADMINISTRATIVE
  EXPENSES:
  Salaries and benefits        $ 205.5   $ 205.5   $ 149.2
  Employee Stock Ownership
     and stock plans expense      17.2      19.8      22.3
  Net expense of premises
    and equipment                 79.6      76.5      58.7
  Federal deposit insurance
    premiums                       2.4       2.7       2.6
  Other administrative
    expenses                     120.1     115.6      79.9
----------------------------------------------------------
Total general and
  administrative expense         424.8     420.1     312.7
Other real estate owned
  operating income, net           (1.8)     (3.3)     (6.0)
Goodwill amortization             79.0      79.6      54.4
Charitable and educational
  foundation                        --       7.5       7.5
----------------------------------------------------------
Total non-interest expense
  before non-recurring
    expenses                     502.0     503.9     368.6
Restructuring charge and
  non-recurring personnel
    expense                        4.9       6.0       8.3
Headlands acquisition
  expense                           --      19.1        --
One-time charitable and
  educational foundation
    expense                         --      17.6        --
----------------------------------------------------------
Total non-interest expense     $ 506.9   $ 546.6   $ 376.9
==========================================================


Total non-interest expense was $506.9 million for 2000, a decrease of 7% from 1999. The 2000 results included a $4.9 million restructuring charge, while the 1999 results included non-recurring expenses of $25.1 million related to the acquisition of Headlands and one-time charitable and educational foundation expense of $17.6 million.

     Excluding non-recurring charges, total general and administrative expenses increased only 1% compared with 1999, reflecting the Company's continued emphasis on tight expense controls. Total compensation cost (salaries, benefits and Employee Stock Ownership and stock plans expense) declined 1% due to lower Employee Stock Ownership and stock plans expense reflecting the lower average stock price. The expense of premises and equipment increased $3.1 million, or 4%, due primarily to higher net rental expense and the 4% increase in other administrative expenses reflects moderate cost increases among most expense categories.

     The restructuring charge for 2000 was associated with costs incurred in aligning the size and organization of GreenPoint Credit with lower industry volume and more selective underwriting. The charges incurred include $2.6 million in severance expense for reducing the workforce by 400 and $2.3 million in premises and equipment expense as a result of condensing the number of regional offices from 45 to 25.

INCOME TAX EXPENSE

Total income tax expense decreased $14.0 million, or 9%, to $141.3 million for 2000 from $155.3 million for 1999. The reduction in the current year compared to 1999 is due to lower pre-tax income and a decline in the effective tax rate from 41.9% in 1999 to 39.9% in 2000. In 1999, the Company incurred approximately $14.1 million in non-recurring charges for which no tax benefit was recognized.

LOAN ORIGINATIONS

The following table summarizes loan origination activity for each of the reported periods:


                     FOR THE YEAR ENDED DECEMBER 31,
----------------------------------------------------
(DOLLARS IN MILLIONS)                 2000      1999
----------------------------------------------------
MORTGAGE:
  Total applications received      $23,555   $19,804
----------------------------------------------------
  Total loans originated:
  Specialty products               $ 6,246   $ 6,138
  Home equity/Seconds                2,279     1,285
  Agency/Jumbo                       2,372     3,294
----------------------------------------------------
  Total loans originated           $10,897   $10,717
----------------------------------------------------
  Commitments to originate loans   $ 3,534   $ 2,088
----------------------------------------------------
  Loans held for sale              $ 1,765   $   822
----------------------------------------------------
MANUFACTURED HOUSING:
  Total loans originated           $ 2,239   $ 3,045
----------------------------------------------------
  Loans held for sale              $   216   $   386
====================================================



                                      12|13

Total loan originations during the year for the mortgage and manufactured housing businesses were $13.1 billion, down from $13.8 billion during 1999. Mortgage originations increased $180 million reflecting continued strength in specialty mortgage originations, mitigating the impact of higher interest rates during the first half of the year. The decline in manufactured housing originations resulted from lower industry volumes, tightened underwriting standards and risk based pricing initiatives.

RISK MANAGEMENT

The Company has a Corporate Risk Oversight Committee which monitors and supervises the wide variety of risks encountered in the course of business. The Committee is chaired by the President and Chief Operating Officer and includes the heads of its three businesses, the Chief Financial Officer, the Head of Risk Management and the General Counsel. The Committee meets periodically to review credit risk, including both on-balance sheet and off-balance sheet exposure, market risk and operating and business risks which include, but are not limited to, legal and systems risks. These individual types of risks are also analyzed and monitored by separate committees comprised of experts within the business units and on the corporate staff. The major risks and efforts to mitigate or manage them are described fully below.

MARKET RISK MANAGEMENT

OVERVIEW

The Company's market risk exposure is limited solely to interest rate risk.

     Interest rate risk is defined as the sensitivity of the Company's current and future earnings to changes in the level of market interest rates. It arises in the ordinary course of the Company's business, as the repricing characteristics of its loans do not match those of its liabilities. The resulting interest rate risk is managed by adjustments to the Company's investment portfolio and the maturities of market borrowings.

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

     The difference between assets and liabilities repricing in a given period is one approximate measure of interest rate sensitivity. More assets than liabilities repricing in a period (a positive gap) implies earnings will rise as interest rates rise, and decline as interest rates decline. More liabilities than assets repricing implies declining income as rates rise and rising income as rates fall.

     The use of interest rate instruments such as interest rate swaps is integrated into the Company's interest rate risk management. The notional amounts of these instruments are not reflected in the Company's balance sheet. Where applicable, these instruments are included in the interest rate sensitivity table for purposes of analyzing interest rate risk. There were no outstanding off-balance sheet financial instruments hedging the Company's interest rate risk at December 31, 2000.

     These repricing relationships do not consider the impact that rate movements might have on other components of the Bank's risk profile; for example, an increase in interest rates, while implying that earnings will rise in a positive gap period, might also result in higher credit or default risk due to a higher probability of borrowers being unable to pay the contractual payments on loans. Likewise, a decrease in rates might result in an increase in the risk that funds received from loan prepayments are reinvested at lower rates and/or spreads.

The following table presents the Company's interest rate sensitivity gap position as of December 31, 2000:


INTEREST RATE SENSITIVITY GAP ANALYSIS                               AT DECEMBER 31, 2000
-------------------------------------------------------------------------------------------------------------------------
                                                        MORE THAN    MORE THAN     MORE THAN       MORE
                                           WITHIN       1 YEAR TO    3 YEARS TO    5 YEARS TO      THAN
(DOLLARS IN MILLIONS)                     ONE YEAR       3 YEARS      5 YEARS       9 YEARS       9 YEARS       TOTAL
-------------------------------------------------------------------------------------------------------------------------
Total loans, net                         $  4,639.4    $  2,317.4    $  1,393.2    $  1,361.7    $    843.6   $  10,555.3
Money market investments(1)                   171.3            --            --            --            --         171.3
Securities held to maturity(2)                   --            --            --           0.5          98.3          98.8
Securities available for sale                 784.3       1,142.8         522.8         392.4         223.9       3,066.2
Retained interests in securitizations          72.4          58.0          21.2           4.4           3.0         159.0
Other interest-earning assets                 128.0            --            --            --            --         128.0
-------------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets             5,795.4       3,518.2       1,937.2       1,759.0       1,168.8      14,178.6
-------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                       139.9            --            --            --            --         139.9
Servicing assets                               30.9          48.5          35.0          43.4          38.9         196.7
Goodwill                                       80.4         160.7         160.7         321.4         140.6         863.8
Other non-earning assets                      385.8            --            --            --            --         385.8
-------------------------------------------------------------------------------------------------------------------------
  Total assets                           $  6,432.4    $  3,727.4    $  2,132.9    $  2,123.8    $  1,348.3   $  15,764.8
=========================================================================================================================
Term certificates of deposit             $  5,421.6    $  1,332.4    $    123.5    $      6.6    $      0.9   $   6,885.0
Core deposits                               1,257.8       2,043.1         849.0         231.7            --       4,381.6
-------------------------------------------------------------------------------------------------------------------------
  Total deposits                            6,679.4       3,375.5         972.5         238.3           0.9      11,266.6
-------------------------------------------------------------------------------------------------------------------------
Securities sold under
  agreements to repurchase                    200.2         100.0          50.0            --            --         350.2
Federal Home Loan Bank advances               450.0         350.0          50.0         150.0            --       1,000.0
Notes payable                                   2.0            --            --            --            --           2.0
Long term debt                                   --         137.7            --            --            --         137.7
Subordinated bank notes                          --          (0.1)         (0.1)           --         150.0         149.8
Guaranteed preferred beneficial
  interest in Company's junior
  subordinated debentures                        --            --            --            --         199.7         199.7
-------------------------------------------------------------------------------------------------------------------------

  Total interest-bearing liabilities        7,331.6       3,963.1       1,072.4         388.3         350.6      13,106.0
-------------------------------------------------------------------------------------------------------------------------
Other liabilities                             609.2            --            --            --            --         609.2
Stockholders' equity                             --            --            --            --       2,049.6       2,049.6
-------------------------------------------------------------------------------------------------------------------------
  Total liabilities and equity           $  7,940.8    $  3,963.1    $  1,072.4    $    388.3    $  2,400.2   $  15,764.8
=========================================================================================================================
Off-balance sheet
  financial instruments                          --            --            --            --            --            --
=========================================================================================================================
Interest rate sensitivity gap            $ (1,508.4)   $   (235.7)   $  1,060.5    $  1,735.5    $ (1,051.9)           --
=========================================================================================================================
Cumulative interest rate
  sensitivity gap                        $ (1,508.4)   $ (1,744.1)   $   (683.6)   $  1,051.9            --            --
=========================================================================================================================
Cumulative interest rate sensitivity
  gap as a percentage of total assets
  at December 31, 2000                         (9.6%)       (11.1%)        (4.3%)         6.7%           --            --
=========================================================================================================================


(1) CONSISTS OF INTEREST-BEARING DEPOSITS IN OTHER BANKS, FEDERAL FUNDS SOLD AND SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL.

(2) CONSISTS OF SECURITIES HELD TO MATURITY AND FEDERAL HOME LOAN BANK OF NEW YORK STOCK.

As of December 31, 2000, the cumulative volume of liabilities maturing or repricing within one year exceeded assets by $1.5 billion, or 9.6% of assets.

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

     The most crucial management assumptions concern prepayments on the Company's mortgage loan portfolio and the


                                      14|15
pricing of consumer deposits in various interest rate environments. As interest rates decline, mortgage prepayments tend to increase, reducing loan portfolio growth and lowering the portfolio's average yield. Rates on non-maturity deposits rise and fall with the general level of interest rates, but tend to move less than proportionately. Rates offered on consumer certificates of deposits tend to move in close concert with market rates, though history suggests they increase less rapidly when market rates rise. Analysis shows that the Company's deposit volumes are relatively insensitive to interest rate movements within the range encompassed in the scenarios.

     Based on this model, the Company's potential earnings at risk to a gradual, parallel 200 basis point decline in market interest rates on projected 2001 and 2000 net income, on instruments held for other than trading purposes was a decline of approximately 1.5% and 3% respectively. Conversely, a similar gradual 200 basis point increase in interest rates would result in a projected decline in 2001 net income of 1.4% over what would be earned if rates remained constant. A similar increase would have resulted in no change to projected 2000 net income. GreenPoint does not have significant exposure to risk on instruments held for trading purposes.

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

     The Company is exposed to interest rate risk during the accumulation of mortgage loans prior to sale or securitization. Prior to the closing of the loan, the Company generally extends an interest rate lock commitment to the borrower. The Company is exposed to subsequent changes in the level of market interest rates, and the spread over Treasuries required by investors. An increase in market interest rates or a widening of spreads will reduce the prices paid by investors and the resultant gain on sale. To mitigate this risk, at the time the Company extends the interest rate lock commitment to the borrower, the Company will enter into mandatory commitments to deliver mortgage whole loans to various investors, or to issue private securities and/or Fannie Mae and Freddie Mac securities (forward delivery commitments). These commitments effectively establish the price the Company will receive for the related mortgage loan thereby minimizing the risk of subsequent changes in interest rates. At December 31, 2000, the Company had mandatory forward delivery commitments outstanding amounting to $940.7 million, with an unrealized loss of $5.2 million.

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

     The Company mitigates these risks by hedging fixed-rate manufactured housing loan production prior to sale or securitization. Historical analysis indicates that interest rate swap rates correlate highly with rates paid on manufactured housing securities. Reports are prepared on the origination of fixed rate manufactured housing loans on a daily and weekly basis. As the loans are accumulated, the Bank enters into swaps in which it agrees to pay a fixed rate and receive a floating rate. The amount and duration of the swaps entered into are selected so the change in fair value correlates closely with the changes in the fair value of securities backed by manufactured housing loans similar to the Company's loan inventory. The loans and the resultant hedging relationship are monitored throughout the accumulation period. At the time a securitization is priced, establishing the gain on sale, the swap transactions are unwound. The gain or loss on the swap position is included as part of the gain on sale from the sale or securitization. At December 31, 2000, the Company had swaps in the notional amount of $175 million, with an unrealized loss of $7.1 million.

     The Company acquired servicing assets as part of the GreenPoint Credit acquisition and holds retained interests in the manufactured housing securitizations completed in 1999 and 2000.

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

     The impact of a change in prepayment rate on the fair value of retained interests and servicing assets is disclosed in Note 7 to the Consolidated Financial Statements.

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

     The Bank is a member of the Federal Home Loan Bank of New York ("FHLB"). This membership allows the Bank to receive advances in proportion to its investment in FHLB stock. Based on the then current investment in FHLB stock, the Bank had at December 31, 2000 $1.0 billion in outstanding advances and $875 million in additional funding available.

     The Company and the Bank also have both short-term and long-term debt ratings from four recognized credit rating firms. These ratings allow the Company and the Bank to access the wholesale debt markets thereby providing the Company with additional flexibility in accessing and utilizing the most cost effective and appropriate means for meeting its funding needs.

     The Company's most liquid assets are cash and cash equivalents, including money market investments. The level of these assets is dependent on the Company's operating, financing, lending, and investing activities during any given period. Cash and cash equivalents, including money market investments, totaled $311.2 million at December 31, 2000 compared to $1.2 billion at December 31, 1999.

     The Company had outstanding mortgage loan commitments of $3.5 billion at December 31, 2000. The Company also had outstanding commitments to originate manufactured housing loans of $524.3 million. The Company anticipates that it will have sufficient funds available to meet its current loan commitments.

CAPITAL RISK MANAGEMENT

The Company and the Bank are subject to minimum regulatory capital requirements imposed by various federal and state banking authorities, including the Federal Reserve Board, the FDIC and the New York State Banking Department. These capital requirements vary according to an institution's capital level and the composition of its assets. Furthermore, pursuant to the FDIC Improvement Act of 1991 ("FDICIA"), the federal banking regulators have set the minimum capital ratios for a well-capitalized banking institution at 6% Tier 1 risk-based capital, 10% total risk-based capital and 5% Tier 1 leverage capital. At December 31, 2000, the Company and the Bank exceeded these levels and expect to be in excess of the minimum ratios required of well-capitalized institutions in the future.

     Following is a table of the components of regulatory capital as defined by the banking regulators for risk-based capital and leverage ratio guidelines.


COMPONENTS OF CAPITAL                               AT DECEMBER 31,
-------------------------------------------------------------------
(IN MILLIONS)                                    2000          1999
===================================================================

Tier 1 Capital:
Common stockholders' equity               $   2,151.2   $   2,095.1
Unallocated ESOP shares                         (99.9)       (105.1)
Unearned stock plans shares                      (1.7)         (3.3)
Guaranteed preferred beneficial
  interest in Company's junior
    subordinated debentures                     199.7         199.7
Goodwill                                       (863.8)       (941.7)
Accumulated other comprehensive
  income, net                                   (17.3)         11.8
Servicing assets fair value limitation           (2.5)         (3.3)
-------------------------------------------------------------------
Tier 1 Capital                                1,365.7       1,253.2
-------------------------------------------------------------------
Tier 2 Capital:
Subordinated bank notes                   $     149.8            --
Qualifying allowance
  for loan losses                               113.0         113.0
-------------------------------------------------------------------
Tier 2 Capital                                  262.8         113.0
-------------------------------------------------------------------
Total qualifying capital                      1,628.5       1,366.2
-------------------------------------------------------------------
Risk-weighted assets                      $  14,886.2   $  11,797.3
===================================================================


GreenPoint remains committed to maintaining its capital at levels sufficient to provide for the continued growth of the Company through prudent investments and acquisitions while also providing shareholder value. The Company manages its capital based on its near and long term needs. GreenPoint's total stockholders' equity increased by $62.9 million to $2.05 billion at December 31, 2000 from $1.99 billion at December 31, 1999. The increase was the result of retained 2000 net income (net income less dividends declared) of $123.3 million. These amounts were partially offset by the $120.6 million cost of the Company's common stock repurchase program. On October 4, 2000 the Bank issued $150 million of 9.25% Subordinated Bank Notes due on October 1, 2010 that qualified as Tier 2 Capital.

     In March of 2000, GreenPoint's Board of Directors authorized the Company to purchase up to 5%, or 5.2 million of its outstanding shares. As of December 31, 2000 the Company had purchased approximately 4.8 million shares at a cost of $120.6 million. In January 2001, the March 2000 repurchase was completed, and in February of 2001, the Company's Board of Directors authorized a new share repurchase program of up to 5%, or 5 million of its outstanding common shares.

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

     Both GreenPoint Mortgage and GreenPoint Credit maintain underwriting policies, procedures and approval authorities appropriate to their businesses. In both companies, the chief credit executive reports directly to the chief executive of the business, outside of the production organization.


                                      16|17

With respect to loans originated for whole loan sale to the secondary markets, where credit risk is transferred, underwriting criteria are established to meet the investor requirements. An independent, executive-level Risk Management Division determines the criteria required for loans which will be transferred to GreenPoint's portfolio or sold through securitizations. Within GreenPoint Credit, sophisticated custom scoring models are also used to determine a borrower's creditworthiness.

     Oversight of the appraiser approval and appraisal review process is provided independent of the production organization. Appraisers are required to meet strict standards for approval by GreenPoint, and their performance is monitored on a regular basis. With oversight by Risk Management, a comprehensive quality control process is in place in each business unit to ensure that loans being originated meet the Company's underwriting standards, and that required operating procedures are followed. Loans are selected monthly on a pre and post funding basis for review by quality control analysts and staff appraisers.

     Risk Management personnel monitor closely the performance of all loans on which the Company retains credit risk. On securitization or sale, expectations are set on the default, recovery and voluntary prepayment rates. Each pool of loans is reviewed monthly to ensure that performance is meeting those expectations. In the event performance does not meet expectations, the assumptions are revised. Final responsibility for these judgments resides with executive management, independent of the business unit.

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

     GreenPoint's loan origination activity is geographically diversified throughout the U.S. GreenPoint began originating loans outside of New York State in 1996. At December 31, 2000, approximately 37% of the Company's mortgage loan portfolio was secured by properties outside of New York. The Company tracks economic and housing market trends to identify areas for expansion and as an early warning mechanism. The Company also closely monitors trends in delinquent and non-performing loans through cycles in the economy and in the real estate market. These economic and performance trends are analyzed in the ongoing fine-tuning of lending practices.

     The Company uses various collection strategies and works to maintain contact with the borrowers in order to obtain repayment. Collection activities for GreenPoint Mortgage are centralized in a servicing unit in Columbus, Georgia. GreenPoint Credit's collection activities are decentralized among its regional offices in order to repossess and liquidate collateral more effectively, thereby minimizing the loss severity. In 2000, a centralized collection center was opened in California to target early stage delinquencies more effectively, thereby allowing the regional offices to focus on serious delinquencies.

     The Company has set forth a policy for establishment and review of the adequacy of the allowance for loan losses in order to provide for estimated costs related to the problem loans. Management believes that the allowance for loan losses is adequate. However, such determination is susceptible to the effect of future unanticipated changes in general economic and market conditions that may affect the financial circumstances of borrowers and/or residential real estate values within the Company's lending areas.

NON-PERFORMING ASSETS

Non-performing assets consist of non-accruing loans and other real estate owned. Total non-performing assets were $209.7 million at December 31, 2000 compared to $227.1 million at December 31, 1999. GreenPoint attempts to convert these assets to interest-earning assets as quickly as possible, while minimizing potential losses on the conversion.

     The tables in Notes 6 and 8 to the Consolidated Financial Statements present further information about GreenPoint's non-performing assets.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

On June 15, 1998, the Financial Accounting Standards Board (the "FASB") issued SFAS 133, subsequently amended by Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities (an amendment of FASB Statement No. 133)." As amended, SFAS 133 is effective for all fiscal years beginning after June 15, 2000 (January 1, 2001 for the Company). SFAS 133 requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded in each period in current earnings or comprehensive income, depending on whether the derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company expects to experience some amount of hedge ineffectiveness to be recognized in current earnings. In addition, a transition adjustment will be recognized as a cumulative effect of a change in accounting principle in the Consolidated Statement of Income at January 1, 2001. Under the Company's current interpretation of the standard, the transition adjustment will not have a material impact on the Consolidated Statement of Income for the quarter ended March 31, 2001. Certain provisions of the standard are subject to a variety of interpretations. Resolution of the interpretations of these provisions by the FASB could affect the amount of the ultimate transition adjustment.

     On September 29, 2000, the FASB issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of SFAS 125" ("SFAS

140"). This statement revises the standards of accounting for securitizations and other transfers of financial assets and collateral established by SFAS 125 and requires certain additional disclosures, but carries over most of SFAS 125's provisions without reconsideration. SFAS 140 will be effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. Disclosures about securitization and collateral accepted need not be reported for periods ending before December 15, 2000, for comparative financial statement presentations. SFAS 140 is to be applied prospectively with certain exceptions. Management of the Company anticipates that the adoption of SFAS 140 will not have a significant effect on the Company's earnings or financial position. Disclosures required under SFAS 140 are included in Note 7.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

GENERAL

Net income for 1999 was $215.5 million, or $2.23 per diluted share, a 26% increase over the $159.1 million, or $1.77 per diluted share, earned in 1998.

     Core cash earnings rose to $337.0 million, or $3.49 per diluted share, in 1999 compared to $259.4 million, or $2.89 per diluted share in the prior year.

NET INTEREST INCOME

Net interest income on a fully taxable-equivalent basis increased by $29.6 million, or 6%, to $544.3 million for 1999 from $514.7 million for 1998. The increase resulted from a $501.2 million rise in average earning assets coupled with an increase in the net interest margin to 4.02% from 3.95% in 1998.

     The increase in average earning assets resulted from an increase in loans held for investment and held for sale. Mortgage loans held for investment were flat from 1998, while other loans increased by $289.4 million, reflecting the addition of $604 million in manufactured housing loans during the third quarter of 1999. Loans held for sale rose $679.3 million, principally reflecting the full-year impact of GreenPoint Credit.

     The average cost of funds fell by 15 basis points to 4.43% from 4.58% in 1998. The average cost of deposits declined by 7 basis points, reflecting a generally lower interest rate environment. Other borrowed funds were reduced by $163.4 million, and the rate fell by 92 basis points, as a result of internal funding of mortgage loans held for sale following the Headlands merger in the first quarter of 1999.

PROVISION FOR LOAN LOSSES

The provision for loan losses increased by 3% to $14.2 million during 1999 from $13.8 million in 1998. Net charge-offs on the Bank's mortgage portfolio decreased slightly to $7.3 million in 1999 from $8.5 million in 1998. GreenPoint Credit's charge-offs increased to $6.9 million in 1999 from $1.3 million during 1998. The increase is primarily attributable to the $604 million of manufactured housing loans that was retained during the third quarter of 1999. The 1999 provision equaled net charge-offs for the year and the 1998 provision includes a $4.0 million addition to the allowance for loan losses.

NON-INTEREST INCOME

Non-interest income increased by $216.9 million, or 124%, to $391.7 million for 1999 from $174.8 million for 1998. The 1999 results include a $15.8 million non-recurring gain on the sale of leasehold rights.

     Loan servicing fees totaled $100.2 million for 1999 compared to $23.5 million for 1998. The $76.7 million increase is primarily the result of a full year of servicing fee income on manufactured housing loans related to the GreenPoint Credit acquisition in 1998.

     Banking service fees and commissions rose to $31.1 million for 1999 from $26.1 million in 1998, an increase of $5.0 million or 19%. The improvement is primarily attributable to increased annuity sales of $2.0 million and consumer banking fees of $2.8 million.

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

     The Company sold or securitized $9.0 billion of residential mortgage loans and $2.8 billion of manufactured housing loans in 1999, versus $8.0 billion and $728 million of manufactured housing loans, respectively in 1998. The $728 million of manufactured housing loans securitized in the fourth quarter of 1998 were acquired by the Company as part of the GreenPoint Credit purchase and were recorded at their fair value. Therefore, the Company did not recognize a gain on the sale through current income.

     The increases in gain on sale and securitization of loans between 1999 and 1998 reflected increases in volumes sold and wider average margins received. The improved average margins for mortgage loan sales resulted in part from a shift in mix towards higher-margin specialty products such as Alt A, HELOC's and second mortgages.


                                      18|19

NON-INTEREST EXPENSE

Total non-interest expense increased $169.7 million, or 45% to $546.6 million in 1999 from $376.9 million in 1998. Included in 1999 are GreenPoint Credit's operating expenses of $143.8 million which for 1998 only included expenses for the fourth quarter of $37.5 million.

     Excluding GreenPoint Credit operating expenses, non-recurring expenses and one-time charitable and educational foundation expense, total non-interest expense for 1999 increased $29.0 million, or 9% to $360.1 million as compared to $331.1 million in 1998. Salaries and benefits expense rose $12.8 million, or 10%, net expense of premises and equipment rose $8.9 million, or 16%; and other administrative expense rose $7.0 million, or 10%. GPM continued to expand its operations during the first half of 1999, increasing staff as a result of rising origination volume. Origination volume for the second half of 1999 slowed and total volume for the year decreased $270.6 million, or 2% to $10.7 billion versus $11.0 billion for 1998. In late 1999, as a result of the diminished origination volume, GPM took steps to reduce staffing levels and overall expenses.

     Employee stock ownership and stock plans expense decreased by $2.5 million, or 11%, due to the lower average price of GreenPoint's stock during 1999 versus 1998.

INCOME TAX EXPENSE

Total income tax expense increased $20.8 million, or 15.5%, to $155.3 million for 1999 from $134.5 million for 1998. The rise compared to 1998 is due to a $77.2 million, or 26.3% increase in income before income taxes. The Company incurred approximately $14.1 million in non-recurring charges, for which no tax benefit was recognized in 1999. Included in total taxes for 1998 is $18.5 million in non-recurring income tax expense related to Headlands' conversion from a non-taxable subchapter S corporation ("S Corporation") to a taxable corporation.

FORWARD-LOOKING STATEMENT

This Annual Report to the Stockholders contains certain forward-looking statements, which are based on management's current expectations. These forward-looking statements include information concerning possible or assumed future results of operations and business plans, including those relating to earnings growth (on both a GAAP and cash basis); revenue growth; origination volume in both the Company's mortgage and manufactured housing finance businesses; non-interest income levels, including fees from product sales; tangible capital generation; margins on sales or securitizations of loans; market share; expense levels; and other business operations and strategies. For these statements, GreenPoint claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 to the extent provided by applicable law. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to: risks and uncertainties related to acquisitions and related integration and restructuring activities; prevailing economic conditions; changes in interest rates, loan demand, real estate values, and competition, which can materially affect origination levels in the Company's mortgage and manufactured housing finance businesses; the level of defaults, losses and prepayments on loans made by the Company, whether held in portfolio or sold in the secondary markets, which can materially affect the Company's quarterly valuation of its retained interests from securitizations; changes in accounting principles, policies, and guidelines; adverse changes or conditions in capital or financial markets, which could adversely affect the ability of the Company to sell or securitize mortgage and manufactured housing originations on a timely basis or at prices which are acceptable to the Company; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services. The forward-looking statements are made as of the date of this Report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

AVERAGE CONSOLIDATED BALANCE SHEET, INTEREST AND RATES


(TAX-EQUIVALENT INTEREST AND RATES, IN MILLIONS)(1)              YEAR ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------------
                                            2000                                   1999                           1998
---------------------------------------------------------------------------------------------------------------------------------
                                                         AVERAGE                           AVERAGE                        AVERAGE
                                                          YIELD/                            YIELD/                          YIELD/
                                 BALANCE    INTEREST      COST        BALANCE    INTEREST     COST     BALANCE    INTEREST   COST
---------------------------------------------------------------------------------------------------------------------------------

ASSETS:
Mortgage loans held
  for investment(2)            $ 8,365.6    $  726.8        8.69%   $ 9,080.2    $  774.7     8.53%  $ 9,079.4    $  799.6   8.81%
Other loans(2)                     611.1        61.0        9.98        343.0        32.1     9.35        53.6         4.3   8.01
Loans held for sale              1,894.7       171.4        9.05      1,573.9       136.2     8.66       894.6        84.9   9.49
Money market investments(3)        478.6        30.3        6.33        926.4        47.6     5.14       956.2        52.7   5.52
Securities(4)                    2,244.2       160.9        7.17      1,246.3        78.1     6.26     1,823.5       108.2   5.93
Trading assets                        --          --          --          5.4         0.3     5.56         3.4         0.2   5.49
Other interest-earning assets      387.2        44.7       11.53        356.9        26.2     7.36       220.2        16.7   7.60
---------------------------------------------------------------------------------------------------------------------------------
  Total interest-earning
    assets                      13,981.4     1,195.1        8.55     13,532.1     1,095.2     8.09    13,030.9     1,066.6   8.19
---------------------------------------------------------------------------------------------------------------------------------
Non-interest earning
  assets(5)                      1,418.8                              1,514.2                          1,078.1
---------------------------------------------------------------------------------------------------------------------------------
  Total assets                 $15,400.2                            $15,046.3                        $14,109.0
=================================================================================================================================

LIABILITIES AND
STOCKHOLDERS' EQUITY:
Savings                        $ 1,295.2        27.5        2.12    $ 1,468.0        32.4     2.21   $ 1,638.8        39.3   2.40
N.O.W                              286.4         2.8        0.98        309.8         3.0     0.98       323.7         3.8   1.18
Money market and variable
  rate savings                   2,433.3        83.2        3.42      2,415.5        79.8     3.30     2,203.4        72.7   3.30
Term certificates of deposit     7,082.1       395.4        5.58      7,079.1       364.5     5.15     6,543.0       348.2   5.32
Mortgagors' escrow                 109.8         1.8        1.69        115.4         1.6     1.43       144.6         1.5   1.02
Other borrowed funds             1,091.3        68.3        6.20        639.5        37.4     5.84       802.9        54.2   6.76
Senior bank notes                  169.3        11.8        6.97        199.9        13.9     6.94       199.8        13.9   6.94
Subordinated bank notes             36.4         3.4        9.30           --          --       --          --          --     --
Guaranteed preferred
  beneficial interest in
  Company's junior
  subordinated debentures          199.7        18.3        9.16        199.7        18.3     9.16       199.7        18.3   9.16
---------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing
    liabilities                 12,703.5       612.5        4.82     12,426.9       550.9     4.43    12,055.9       551.9   4.58
Other liabilities(6)               672.3                                616.1                            465.6
---------------------------------------------------------------------------------------------------------------------------------
  Total liabilities             13,375.8                             13,043.0                         12,521.5
Stockholders' equity             2,024.4                              2,003.3                          1,587.5
---------------------------------------------------------------------------------------------------------------------------------
  Total liabilities &
    stockholders' equity       $15,400.2                            $15,046.3                        $14,109.0
---------------------------------------------------------------------------------------------------------------------------------
Net interest income/interest
  rate spread(7)                            $  582.6        3.73%                $  544.3     3.66%               $  514.7   3.61%
---------------------------------------------------------------------------------------------------------------------------------
Net interest-earning assets/
  net interest margin(8)       $ 1,277.9                    4.17%   $ 1,105.2                 4.02%  $   975.0               3.95%
---------------------------------------------------------------------------------------------------------------------------------
Ratio of interest-earning
  assets to interest-
  bearing liabilities                                       1.10x                             1.09x                          1.08x
=================================================================================================================================


(1)  NET INTEREST INCOME IS CALCULATED ON A TAX-EQUIVALENT BASIS.

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


                                      20|21

RATE/VOLUME ANALYSIS

The following table presents the effects of changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities on the Company's interest income and interest expense during the years indicated. The changes attributable to the combined impact of volume and rate have been allocated proportionately to volume and rate.


                                     YEAR ENDED DECEMBER 31, 2000  YEAR ENDED DECEMBER 31, 1999
                                              COMPARED TO                   COMPARED TO
                                     YEAR ENDED DECEMBER 31, 1999  YEAR ENDED DECEMBER 31, 1998
                                          INCREASE/(DECREASE)        INCREASE/(DECREASE)
-------------------------------------------------------------------------------------------
                                                 DUE TO                     DUE TO
-------------------------------------------------------------------------------------------
                                        AVERAGE AVERAGE      NET  AVERAGE  AVERAGE      NET
(DOLLARS IN MILLIONS)                    VOLUME    RATE   CHANGE   VOLUME     RATE   CHANGE
-------------------------------------------------------------------------------------------

Mortgage loans held for investment(1)    $(61.9)  $14.0   $(47.9)  $  0.1   $(25.0)  $(24.9)
Other loans(1)                             26.6     2.3     28.9     26.9      0.9     27.8
Loans held for sale                        28.8     6.4     35.2     59.4     (8.1)    51.3
Money market investments(2)               (26.6)    9.3    (17.3)    (1.6)    (3.5)    (5.1)
Securities                                 70.2    12.6     82.8    (35.9)     5.8    (30.1)
Trading assets                             (0.3)     --     (0.3)     0.1       --      0.1
Other interest-earning assets               2.4    16.1     18.5     10.1     (0.6)     9.5
-------------------------------------------------------------------------------------------
  Total interest earned on assets          39.2    60.7     99.9     59.1    (30.5)    28.6
-------------------------------------------------------------------------------------------
Savings                                    (3.7)   (1.2)    (4.9)    (3.9)    (3.0)    (6.9)
N.O.W                                      (0.2)     --     (0.2)    (0.2)    (0.6)    (0.8)
Money market and variable
  rate savings                              0.5     2.9      3.4      7.1       --      7.1
Term certificates of deposit                0.2    30.7     30.9     27.8    (11.5)    16.3
Mortgagors' escrow                         (0.1)    0.3      0.2     (0.4)     0.5      0.1
Other borrowed funds                       28.2     2.7     30.9    (10.2)    (6.6)   (16.8)
Senior bank notes                          (2.1)     --     (2.1)      --       --       --
Subordinated bank notes                     3.4      --      3.4       --       --       --
Guaranteed preferred beneficial
  interest in Company's junior
  subordinated debentures                    --      --       --       --       --       --
-------------------------------------------------------------------------------------------
Total interest paid on liabilities         26.2    35.4     61.6     20.2    (21.2)    (1.0)
-------------------------------------------------------------------------------------------
Net change in net interest income        $ 13.0   $25.3   $ 38.3   $ 38.9   $ (9.3)  $ 29.6
===========================================================================================


(1) IN COMPUTING THE VOLUME AND RATE COMPONENTS OF NET INTEREST INCOME FOR LOANS, NON-ACCRUAL LOANS HAVE BEEN INCLUDED.

(2) INCLUDES INTEREST-BEARING DEPOSITS IN OTHER BANKS, FEDERAL FUNDS SOLD AND SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                                             DECEMBER 31,
------------------------------------------------------------------------------------------------------------
(IN MILLIONS, EXCEPT SHARE AMOUNTS)                                                       2000          1999
------------------------------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks                                                               $   139.9    $   179.5
Money market investments:
  Interest-bearing deposits in other banks                                                  5.3          2.2
  Federal funds sold and securities purchased under agreements to resell                  166.0      1,050.6
------------------------------------------------------------------------------------------------------------
    Total cash and cash equivalents                                                       311.2      1,232.3
------------------------------------------------------------------------------------------------------------
Loans receivable held for sale                                                          1,980.9      1,208.0
Federal Home Loan Bank of New York stock                                                   96.3         91.8
Securities available for sale                                                           2,677.7      1,974.7
Securities available for sale-pledged to creditors                                        388.5         --
Retained interests in securitizations                                                     159.0        124.6
Securities held to maturity (fair value of $2.5 and $2.0, respectively)                     2.5          2.0
Loans receivable held for investment (net of allowance for loan
  losses of $113.0 in 2000 and 1999)                                                    8,574.4      9,180.2
Other interest-earning assets                                                             128.0        123.4
Accrued interest receivable                                                                87.1         72.2
Banking premises and equipment, net                                                       130.5        129.0
Servicing assets                                                                          196.7        180.6
Goodwill (net of accumulated amortization of $319.3 and $240.3, respectively)             863.8        941.7
Other assets                                                                              168.2        140.6
------------------------------------------------------------------------------------------------------------
    Total assets                                                                      $15,764.8    $15,401.1
============================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY:
LIABILITIES:
Deposits:
  N.O.W. and checking                                                                 $   577.0    $   540.4
  Savings                                                                               1,213.3      1,369.9
  Variable rate savings                                                                 1,871.5      1,981.4
  Money market                                                                            629.5        459.5
  Term certificates of deposit                                                          6,885.0      7,208.9
------------------------------------------------------------------------------------------------------------
    Total deposits                                                                     11,176.3     11,560.1
------------------------------------------------------------------------------------------------------------
Notes payable                                                                               2.0          5.1
Mortgagors' escrow                                                                         90.3         95.5
Securities sold under agreements to repurchase                                            350.2          0.3
Federal Home Loan Bank advances                                                         1,000.0        675.0
Senior bank notes                                                                         137.7        199.9
Subordinated bank notes                                                                   149.8         --
Guaranteed preferred beneficial interest in Company's
  junior subordinated debentures                                                          199.7        199.7
Liability under recourse exposure                                                         131.8         32.6
Other liabilities                                                                         477.4        646.2
------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                  13,715.2     13,414.4
------------------------------------------------------------------------------------------------------------
Commitments and contingencies (Note 17)

STOCKHOLDERS' EQUITY:
Preferred stock ($0.01 par value; 50,000,000 shares authorized; none issued) --
-- Common stock ($0.01 par value; 220,000,000 shares authorized;
  100,105,414 shares and 110,261,164 shares issued in 2000 and 1999, respectively)          1.1           1.1
Additional paid-in capital                                                                861.8         857.8
Unallocated Employee Stock Ownership Plan (ESOP) shares                                   (99.9)       (105.1)
Unearned stock plans shares                                                                (1.7)         (3.3)
Retained earnings                                                                       1,531.5       1,408.2
Accumulated other comprehensive income (losses), net                                       17.3         (11.8)
Treasury stock, at cost (10,155,750 shares and 6,058,244 shares, respectively)           (260.5)       (160.2)
-------------------------------------------------------------------------------------------------------------
    Total stockholders' equity                                                          2,049.6       1,986.7
-------------------------------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity                                        $15,764.8    $ 15,401.1
=============================================================================================================


SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                      22|23

CONSOLIDATED STATEMENTS OF INCOME


                                                             FOR THE YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------------------------
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)                           2000       1999       1998
--------------------------------------------------------------------------------------------
INTEREST INCOME:
  Mortgage loans held for investment                          $  726.8   $  774.7   $  799.6
  Loans held for sale                                            171.4      136.2       84.9
  Money market investments                                        30.3       47.5       52.7
  Securities                                                     154.1       76.8      106.5
  Other                                                          103.3       55.6       17.7
--------------------------------------------------------------------------------------------
    Total interest income                                      1,185.9    1,090.8    1,061.4
--------------------------------------------------------------------------------------------
INTEREST EXPENSE:
  Deposits                                                       510.7      481.4      465.5
  Securities sold under agreements to repurchase                  12.5       13.5       39.1
  Notes payable                                                   55.8       23.8       15.1
  Long-term debt                                                  33.5       32.2       32.2
--------------------------------------------------------------------------------------------
    Total interest expense                                       612.5      550.9      551.9
--------------------------------------------------------------------------------------------
NET INTEREST INCOME                                              573.4      539.9      509.5
Provision for loan losses                                        (36.9)     (14.2)     (13.8)
--------------------------------------------------------------------------------------------
Net interest income after provision for loan losses              536.5      525.7      495.7
--------------------------------------------------------------------------------------------
NON-INTEREST INCOME:
  Income from fees and commissions:
    Loan servicing fees                                          134.3      100.2       23.5
    Banking services fees and commissions                         38.4       31.1       26.1
    Other                                                         13.7       13.0       15.3
--------------------------------------------------------------------------------------------
    Total income from fees and commissions                       186.4      144.3       64.9
  Net gain on sales of loans                                     270.5      228.3      106.6

  Change in valuation of retained interests                     (140.1)       0.3         --
  Net gain on securities                                           4.5        0.9        2.6
  Gain on sale of mortgage servicing rights                        3.5        2.1        0.7
  Net gain on sale of lease                                         --       15.8         --
--------------------------------------------------------------------------------------------
    Total non-interest income                                    324.8      391.7      174.8
--------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE:
  General and administrative expenses:
    Salaries and benefits                                        205.5      207.5      149.2
    Employee Stock Ownership and
      stock plans expense                                         17.2       19.8       22.3
    Net expense of premises and equipment                         79.6       76.5       58.7
    Federal deposit insurance premiums                             2.4        2.7        2.6
    Other administrative expenses                                120.1      132.7       79.9
--------------------------------------------------------------------------------------------
    Total general and administrative expenses                    424.8      439.2      312.7
  Other real estate owned operating income                        (1.8)      (3.3)      (6.0)
  Goodwill amortization                                           79.0       79.6       54.4
  Restructuring charge and non-recurring personnel expense         4.9        6.0        8.3
  Charitable and educational foundation                             --       25.1        7.5
--------------------------------------------------------------------------------------------
    Total non-interest expense                                   506.9      546.6      376.9
--------------------------------------------------------------------------------------------
Income before income taxes                                       354.4      370.8      293.6
Income taxes related to earnings                                 141.3      155.3      116.0
Income taxes related to S corporation conversion                    --         --       18.5
--------------------------------------------------------------------------------------------
Net income                                                    $  213.1   $  215.5   $  159.1
============================================================================================
Basic earnings per share                                      $   2.37   $   2.27   $   1.83
============================================================================================
Diluted earnings per share                                    $   2.34   $   2.23   $   1.77
============================================================================================


SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                 FOR THE YEAR ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------
(IN MILLIONS)                                                       2000        1999        1998
------------------------------------------------------------------------------------------------

Net income                                                     $   213.1   $   215.5   $   159.1
------------------------------------------------------------------------------------------------
Other comprehensive income, before tax:
  Unrealized (losses) gains on securities:
    Unrealized holding (losses) gains arising during period         55.1       (28.4)       17.5
    Less: reclassification adjustment for gains
      included in net income                                        (4.5)       (0.9)       (2.6)
  Minimum pension liability adjustment                              --           0.1        (0.4)
------------------------------------------------------------------------------------------------
Other comprehensive income, before tax                              50.6       (29.2)       14.5
Income tax expense related to items of other
  comprehensive income                                             (21.5)       12.7        (6.2)
------------------------------------------------------------------------------------------------
Other comprehensive income, net of tax                              29.1       (16.5)        8.3
------------------------------------------------------------------------------------------------
TOTAL COMPREHENSIVE INCOME, NET OF TAX                         $   242.2   $   199.0   $   167.4
================================================================================================


SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.

                                      24|25

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                  FOR THE YEAR ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------
(IN MILLIONS)                                                     2000         1999          1998
-------------------------------------------------------------------------------------------------

COMMON STOCK
Balance at beginning of year                                 $      1.1   $      1.1   $      1.1
Balance at end of year                                              1.1          1.1          1.1
-------------------------------------------------------------------------------------------------
ADDITIONAL PAID-IN CAPITAL
Balance at beginning of year                                      857.8      1,278.8        830.5
Reissuance of treasury stock                                      (10.2)      (440.7)       322.6
Stock issued by pooled company                                     --           --           62.4
Recapitalization of undistributed earnings                         --           --           29.4
Amortization of ESOP shares committed to be released                9.5         13.5         16.1
Amortization of stock plans shares                                  1.0          0.1          1.0
Tax benefit for vested stock plans shares                           3.7          6.1         16.8
-------------------------------------------------------------------------------------------------
Balance at end of year                                            861.8        857.8      1,278.8
-------------------------------------------------------------------------------------------------
UNALLOCATED ESOP SHARES
Balance at beginning of year                                     (105.1)      (110.1)      (114.9)
Amortization of ESOP shares committed to be released                5.2          5.0          4.8
-------------------------------------------------------------------------------------------------
Balance at end of year                                            (99.9)      (105.1)      (110.1)
-------------------------------------------------------------------------------------------------
UNEARNED STOCK PLANS SHARES
Balance at beginning of year                                       (3.3)        (4.5)        (7.0)
Amortization of stock plans shares                                  1.6          1.2          2.5
-------------------------------------------------------------------------------------------------
Balance at end of year                                             (1.7)        (3.3)        (4.5)
-------------------------------------------------------------------------------------------------
RETAINED EARNINGS
Balance at beginning of year                                    1,408.2      1,273.3      1,208.8
Net income                                                        213.1        215.5        159.1
Recapitalization of undistributed earnings                         --           --          (29.4)
Dividends paid                                                    (89.8)       (80.6)       (46.5)
Distribution to pooled company stockholders                        --           --          (13.7)
Reissuance of treasury stock                                       --           --           (5.0)
-------------------------------------------------------------------------------------------------
Balance at end of year                                          1,531.5      1,408.2      1,273.3
-------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Balance at beginning of year                                      (11.8)         4.7         (3.6)
Net change in accumulated other comprehensive income, net          29.1        (16.5)         8.3
-------------------------------------------------------------------------------------------------
Balance at end of year                                             17.3        (11.8)         4.7
-------------------------------------------------------------------------------------------------
TREASURY STOCK
Balance at beginning of year                                     (160.2)      (520.7)      (578.8)
Reissuance of treasury stock                                       20.3        501.9        277.7
Purchase of treasury stock                                       (120.6)      (141.4)      (219.6)
-------------------------------------------------------------------------------------------------
Balance at end of year                                           (260.5)      (160.2)      (520.7)
-------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                   $  2,049.6   $  1,986.7   $  1,922.6
=================================================================================================


SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                        FOR THE YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------------------------------------
(IN MILLIONS)                                                           2000         1999         1998
--------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                          $    213.1   $    215.5   $    159.1
Adjustments to reconcile net income to net cash (used in)
  provided by operating activities:
Provision for loan losses                                                 36.9         14.2         13.8
Depreciation and amortization of premises and equipment                   32.0         31.8         21.4
Goodwill amortization                                                     79.0         79.6         54.4
Accretion of discount on securities, net of premium amortization          (3.4)        (5.1)        (9.2)
Gain on sale of lease                                                       --        (15.8)          --
Net change in trading assets                                                --           --         25.0
Net change in trading liabilities                                           --           --        (10.6)
ESOP and stock plans expense                                              17.2         19.8         22.3
Non-recurring personnel expense                                             --           --          8.3
Gain on securities transactions                                           (4.5)        (1.8)          --
Net change in loans held for sale                                       (772.9)      (234.3)      (170.4)
Capitalization of servicing assets, net of sales                         (66.3)       (82.6)       (31.2)
Amortization and change in valuation of servicing assets                  50.2         47.9         25.7
Net change in retained interests in securitizations                       (5.1)       (47.9)       (34.3)
Net gain on sales of other real estate owned                              (3.0)        (5.3)        (8.1)
Deferred income taxes                                                    (11.5)         6.1         16.1
Increase (decrease) in other assets                                      (34.9)        24.6        (39.8)
(Decrease) increase in other liabilities                                (178.6)       275.2         67.1
Other, net                                                               (21.3)         2.6         10.6
--------------------------------------------------------------------------------------------------------
    Net cash (used in) provided by operating activities                 (673.1)       324.5        120.2
--------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Loan originations and principal repayments, net                          554.7        680.0       (396.5)
Proceeds from sales of other real estate owned                            18.5         19.2         27.2
Purchases of securities available for sale                            (2,641.4)    (3,052.1)    (4,821.4)
Purchases of securities held to maturity                                  (0.6)          --         (0.6)
Proceeds from maturities of securities available for sale                702.2      2,071.2      4,239.9
Proceeds from sales of securities available for sale                     767.9        104.0      1,039.0
Principal repayments on securities                                       219.1        207.0        290.2
Purchase of Federal Home Loan Bank stock                                  (4.5)       (91.8)          --
Proceeds from sale of lease                                                 --         34.8           --
Purchases of premises and equipment                                      (33.5)       (32.7)       (26.4)
--------------------------------------------------------------------------------------------------------
    Net cash (used in) provided by investing activities                 (417.6)       (60.4)       351.4
========================================================================================================


STATEMENTS CONTINUED ON FOLLOWING PAGE.

SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.


                                      26|27


                                                              FOR THE YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------
(IN MILLIONS)                                                    2000         1999         1998
-----------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (withdrawals) deposits from depositors' accounts         (384.5)       385.7        199.6
  Borrowing on notes payable                                       --      3,230.8      8,192.8
  Payments on notes payable                                      (3.1)    (3,833.7)    (7,786.0)
  Proceeds from Federal Home Loan Bank advance                  775.0        675.0           --
  Payments on Federal Home Loan Bank advances                  (450.0)          --           --
  Payments for cash dividends                                   (89.8)       (80.6)       (46.5)
  Proceeds from issuance of subordinated bank notes             148.8           --           --
  Retirement of senior bank notes                               (61.1)          --           --
  Proceeds from common stock offering                              --         47.4        645.6
  Net cash used in acquisitions                                    --           --     (1,376.2)(1)
  Exercise of stock options                                      10.2         13.8           --
  Purchase of treasury stock                                   (120.6)      (141.4)      (219.6)
  Securities sold under agreements to repurchase                349.9       (384.6)      (162.0)
  Net (decrease) increase in mortgagors' escrow                  (5.2)       (32.6)        10.0
  Other, net                                                       --           --          1.6
-----------------------------------------------------------------------------------------------

    Net cash provided by (used in) financing activities         169.6       (120.2)      (540.7)
-----------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents           (921.1)       143.9        (69.1)
Cash and cash equivalents at beginning of year                1,232.3      1,088.4      1,157.5
-----------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                   $    311.2   $  1,232.3   $  1,088.4
-----------------------------------------------------------------------------------------------
NON-CASH ACTIVITIES:
Additions to other real estate owned, net                  $    (18.6)  $    (10.1)  $     15.8
Loans to facilitate sales of other real estate             $       --   $       --   $      8.2
Unsettled trades                                           $   (108.7)  $    284.1   $       --
-----------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes                                 $    117.2   $    154.8   $    121.1
Interest paid                                              $    511.9   $    477.3   $    493.2
===============================================================================================


(1) GREENPOINT PURCHASED THE MANUFACTURED HOUSING LENDING BUSINESS OF BAHS AND ALSO ACQUIRED THE DEALER ORIGINATION SEGMENT OF NATIONSCREDIT'S MANUFACTURED HOUSING BUSINESS. IN CONJUNCTION WITH THESE ACQUISITIONS, LIABILITIES WERE ASSUMED AS FOLLOWS:


          FAIR VALUE OF ASSETS ACQUIRED                           $  1,000.5
          EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED        485.6
          CASH PAID                                                 (1,376.2)
                                                                  ----------
          LIABILITIES ASSUMED                                     $    109.9
                                                                  ==========


SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GreenPoint Financial Corp. (the "Company" or "GreenPoint") is a bank holding company organized in 1993 under the laws of the state of Delaware and registered under the Bank Holding Company Act of 1956, as amended. The Company acquired 100% of the outstanding capital stock of GreenPoint Bank (the "Bank"), a New York State chartered savings bank, upon its conversion from the mutual to the capital stock form of ownership on January 28, 1994. The Company is a leading national specialty housing finance company with three principal businesses. GreenPoint Mortgage ("GPM"), headquartered in Larkspur, California, is the leading national lender in non-conforming residential mortgages. GPM is a result of the combination during the second quarter of 1999, of GreenPoint Mortgage Corp. ("GreenPoint Mortgage"), and Headlands Mortgage Company ("Headlands") (see
Note 2). GreenPoint Credit LLC ("GreenPoint Credit"), headquartered in San Diego, California, is the second largest lender nationally in the manufactured housing finance industry. The Bank, a New York state chartered savings bank, has $11.2 billion in deposits in 74 branches serving more than 400,000 households in the Greater New York City area.

(a)  BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Company, the Bank and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. When necessary, certain reclassifications of prior year financial statement amounts have been made to conform to the current year presentation.

     In preparing the Consolidated Financial Statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the Consolidated Statements of Financial Condition and Consolidated Statements of Income for the period. Actual results could differ from those estimates.

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

(d)  LOANS RECEIVABLE HELD FOR INVESTMENT

Loans receivable held for investment are stated at the aggregate of their remaining unpaid principal balances, less any related charge-offs, net deferred loan fees, unearned discount and allowance for loan losses.

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

(e)  ALLOWANCE FOR LOAN LOSSES

Management's periodic evaluation of the adequacy of the allowance for loan losses is based on the Company's past loan loss experience, known and inherent risks in the loan portfolio, adverse situations which may affect the borrowers' ability to repay, the estimated value of the underlying real estate collateral and current economic and market conditions within the geographic areas surrounding the underlying real estate.

     The allowance for loan losses is increased by provisions for loan losses charged to income and is reduced by charge-offs, net of recoveries.


                                      28|29

(f)  LOANS RECEIVABLE HELD FOR SALE

Loans receivable held for sale are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are provided for in a valuation allowance created through charges to income. Transfers from loans held for investment to loans held for sale are recorded at the lower of cost or estimated fair value in the aggregate.

(g)  GOODWILL

Goodwill arising from the 1995 acquisition of the New York branches of Home Savings of America and the 1998 acquisition of the manufactured housing finance business of BankAmerica Housing Services ("BAHS") is being amortized using the straight-line method over 15 years. The goodwill associated with the 1995 BarclaysAmerican/ Mortgage acquisition is being amortized using the straight-line method over 5 years. These intangible assets are evaluated for impairment by management on a on-going basis.

(h)  OTHER REAL ESTATE OWNED

Other real estate owned ("ORE") consists of real estate acquired through foreclosure or deed in lieu of foreclosure. ORE is recorded at the lower of cost or estimated fair value less estimated selling costs at the time of foreclosure. Valuation write downs made at or shortly after the acquisition date are charged against the Company's allowance for loan losses.

     Subsequent declines in the estimated fair value, net operating results, and gains and losses on the disposition of the related properties are charged against the Company's operating results as incurred.

(i)  DERIVATIVE FINANCIAL INSTRUMENTS

The Company uses various hedging instruments to manage interest rate exposure. On a prospective basis, the Company performs various analyses to establish an expectation that the results of the hedging instrument will substantially offset the effects of changes in the fair value of the hedged item. Throughout the reporting period, the Company evaluates the hedging relationship to assess whether high correlation has been achieved. The accounting for the hedging instruments that meet high correlation is discussed below. If high correlation is not achieved, the hedging instruments are redesignated as trading instruments and marked to market through earnings.

     The Company uses interest rate swaps to manage interest rate exposure associated with its fixed rate mortgage loan portfolio held for investment. At the inception of the transactions, the Company designates these instruments as hedges of specific pools of mortgage loans. These swaps are accounted for under the accrual method, whereby interest income (expense) associated with the swaps is accrued and reported as an adjustment to mortgage loan interest income. Realized gains or losses from the settlement or termination of the swaps are deferred on the balance sheet as a component of mortgage loans and are amortized to interest income over the remaining life of the hedged item. Amortization commences when the contract is settled or terminated. If the related mortgage loans are sold or otherwise disposed, any deferred gain or loss on the swap is recognized as an adjustment to the gain or loss on disposition of the mortgage loans.

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

     On January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative and Hedging Activities" ("SFAS 133"), as amended, in accounting for its derivative financial instruments. The effect of the adoption of the standard is not expected to be material to the Company's 2001 financial statements.

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

     When the Company sells mortgages or manufactured housing loans on a whole loan basis, in some cases it retains the servicing rights related to the loans. In instances where the Company does not retain the servicing rights to the loans, the gain or loss on the sale is equal to the difference between the proceeds received and the book basis of the loans sold. In instances where the Company does retain the servicing rights, the gain or loss also depends in part on the fair value attributed to the servicing rights.

     When the Company securitizes manufactured housing loans and mortgages it may retain servicing rights and one or more retained interests. In addition, the Company may sell loans under recourse arrangements, which may be in the form of a corporate guarantee issued by the Bank and backed by a letter of credit or a credit default swap. In calculating the gain or loss on the sale, the Company allocates the cost basis of the loans sold between the assets sold, and the retained interests and servicing rights based on their relative fair values at the date of sale. The liabilities associated with these guarantees are reported as a component of liabilities under recourse exposure. A gain or loss is recognized as the difference between the cash proceeds from the sale and the allocated cost basis of the assets sold, less the estimated fair value of the corporate guarantee.

(m)  RETAINED INTERESTS

Retained interests include interest-only strips, subordinated certificates, transferor interests and the recorded liabilities for limited recourse provided on mortgage loans and recourse provided on manufactured housing loans securitized and sold.

     The Company adopted the Emerging Issues Task Force Issue No. 99-20 "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets" under which interest income and expense on retained interests are recognized using the effective yield method. The Company classifies its retained interests in securitizations as available for sale and carries these securities at fair value. If the fair value of retained interests declines below its carrying amount (excluding unrealized gains), the change in valuation is recognized in the consolidated statement of income and is classified as a change in valuation of retained interests. Unrealized gains are reported, net of applicable taxes, in accumulated other comprehensive income, as a separate component of stockholders' equity.

     On a quarterly basis, GreenPoint reviews the adequacy of the liability under recourse exposure based on management's best estimate of future cash flows associated with the recourse arrangement. The change in valuation is recognized in the Consolidated Statement of Income as a change in valuation of retained interests.

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

     The Company stratifies its servicing assets based on the risk characteristics of the underlying loan pools and the assets are evaluated for impairment based on the risk characteristics. A valuation allowance is recognized through a charge to current earnings for servicing assets that have an amortized balance in excess of the current fair value.

     The fair value of servicing assets is determined by calculating the present value of estimated future net servicing cash flows, using assumptions of prepayments, defaults, servicing costs and discount rates that the Company believes market participants would use for similar assets.

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

(p)  EARNINGS PER SHARE

Basic earnings per share ("EPS") is calculated by dividing net income by the weighted average number of common shares outstanding, with no consideration of potential outstanding shares. Diluted EPS is calculated using the same method as basic EPS, but reflects the potential dilution that


                                      30|31
would occur if stock options or other contracts were exercised and converted into common stock. Common stock equivalents are computed using the treasury stock method. ESOP shares that have been allocated to participants' accounts or are committed to be released for allocation are considered outstanding for EPS calculation.

(q)  STATEMENT OF CASH FLOWS

For the purpose of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits in other banks, federal funds sold and reverse repurchase agreements, all of which have initial maturities of less than ninety days.

NOTE 2    BUSINESS ACQUISITIONS

On September 30, 1998, the Company purchased the manufactured housing finance business of BAHS, a division of Bank of America, FSB, for a cash premium of $605 million. The purchase included BAHS' loan origination and servicing platforms, its servicing portfolio of $11.2 billion and related revenue stream, and $766.4 million of loans held for sale. The acquisition was treated as a purchase for accounting and financial reporting purposes, resulting in $478.6 million of tax-deductible goodwill, which is amortized over 15 years. The acquisition was financed through available capital and the proceeds of an offering of GreenPoint common stock.

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

NOTE 3    RESTRICTIONS ON CASH AND DUE FROM BANKS

The Company is required to maintain reserves on deposit with the Federal Reserve Bank of New York. The amount of required reserves on deposit at December 31, 2000 was $9.1 million. The average amount of those reserve deposits was approximately $26.6 million for the year ended December 31, 2000.

NOTE 4    SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

The maximum amounts of reverse repurchase agreements outstanding on any day during the years ended December 31, 2000 and 1999, were $825.5 million and $872.0 million, respectively. The average amounts of these agreements outstanding during the years ended December 31, 2000 and 1999, were $41.5 million and $463.1 million, respectively.

     During 2000 and 1999, the underlying securities purchased under resale agreements were delivered into a third-party account that recognizes the Company's rights and interests in these securities.

NOTE 5    SECURITIES

SECURITIES AVAILABLE FOR SALE

The amortized cost and estimated fair value of securities available for sale at December 31, 2000 and 1999 are summarized as follows:


                                                                         GROSS       GROSS
                                                         AMORTIZED  UNREALIZED  UNREALIZED          FAIR
(IN MILLIONS)                                                 COST       GAINS      LOSSES         VALUE
---------------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE                                        DECEMBER 31, 2000
---------------------------------------------------------------------------------------------------------------

U.S. GOVERNMENT AND FEDERAL AGENCY OBLIGATIONS:
   Agency notes/Asset-backed securities                 $    158.0     $   1.0     $ (0.2)   $    158.8
Mortgage-backed securities                                   756.7         4.3       (2.8)        758.2
Collateralized mortgage obligations                        1,926.2         8.8       (1.3)      1,933.7
Trust certificates collateralized by GNMA securities          12.6        --         --            12.6
Corporate bonds                                               33.9        --         (1.6)         32.3
Other                                                        167.4         3.2       --           170.6
---------------------------------------------------------------------------------------------------------------
   Total securities available for sale                  $  3,054.8     $  17.3     $ (5.9)   $  3,066.2
===============================================================================================================


                                                                         GROSS       GROSS
                                                         AMORTIZED  UNREALIZED  UNREALIZED            FAIR
(IN MILLIONS)                                                 COST       GAINS      LOSSES           VALUE
---------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE                                         DECEMBER 31, 1999
---------------------------------------------------------------------------------------------------------

U.S. GOVERNMENT AND FEDERAL AGENCY OBLIGATIONS:
   Agency notes/Asset-backed securities                 $    139.8     $   --     $  (1.7)     $    138.1
Mortgage-backed securities                                   918.1         --       (23.9)          894.2
Collateralized mortgage obligations                          589.8         --        (6.3)          583.5
Trust certificates collateralized by GNMA securities          16.7         --          --            16.7
Corporate asset-backed securities                             25.0         --          --            25.0
Corporate bonds                                               33.8        0.1        (0.2)           33.7
Commercial paper                                             169.4         --          --           169.4
Other                                                        114.8         --        (0.7)          114.1
---------------------------------------------------------------------------------------------------------
   Total securities available for sale                  $  2,007.4     $  0.1     $ (32.8)     $  1,974.7
=========================================================================================================

During the year ended December 31, 2000, the Company sold available for sale securities aggregating $763.4 million, resulting in gross realized gains of $4.4 million and gross realized losses of $0.4 million.

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

     Mortgage-backed securities and collateralized mortgage obligations, most of which have contractual maturities of more than 10 years, are subject to scheduled and nonscheduled principal payments which shorten the average life to an estimated 4.1 years. The amortized cost and estimated fair value of securities at December 31, 2000 by contractual maturity are summarized below:


                                         SECURITIES AVAILABLE FOR SALE  SECURITIES HELD TO MATURITY
---------------------------------------------------------------------------------------------------
                                             AMORTIZED            FAIR      AMORTIZED          FAIR
(IN MILLIONS)                                     COST           VALUE           COST         VALUE
---------------------------------------------------------------------------------------------------
MATURITY SCHEDULE OF SECURITIES                                 DECEMBER 31, 2000
---------------------------------------------------------------------------------------------------
Due in one year or less                     $       --      $       --         $   --        $   --
Due after one year through five years            263.2           263.1            0.9           0.9
Due after five years through ten years           180.6           180.6            0.5           0.5
Due after ten years                            2,611.0         2,622.5            1.1           1.1
---------------------------------------------------------------------------------------------------
   Total securities                         $  3,054.8      $  3,066.2         $  2.5        $  2.5
===================================================================================================

The Company lends portions of its investment in U.S. government and agency securities to pre-authorized securities dealers in return for a securities lending fee. These loaned securities are collateralized at 102% of their fair value with government and/or agency securities. At December 31, 2000, there were no securities on loan to securities dealers. At December 31, 1999, the Company had $43.9 million of securities on loan to securities dealers. The maximum amount of securities loaned on any day during the years ended December 31, 2000 and 1999 was $43.9 million and $203.0 million, respectively.

     Securities pledged to creditors pursuant to repurchase agreements which can be sold or repledged are separately disclosed in the Consolidated Statements of Financial Condition. Additionally, securities pledged pursuant to the Company's obligations under loan sale and securitization transactions and for other purposes at December 31, 2000 and 1999 totaled $330.2 million and $162.7, respectively.

NOTE 6    LOANS RECEIVABLE HELD FOR INVESTMENT

The Company's loans receivable held for investment balances are summarized as follows:


                                                    DECEMBER 31,
----------------------------------------------------------------
(IN MILLIONS)                                  2000         1999
----------------------------------------------------------------

Conventional first mortgage loans:
  Residential one- to four-family        $  6,983.2   $  7,453.8
  Residential multi-family                    366.2        457.6
  Commercial property                         630.3        626.5
Second mortgage and home equity loans         136.5        110.9
Manufactured housing loans                    513.7        590.1
Other                                          66.5         69.3
----------------------------------------------------------------
Total loans receivable held
  for investment                            8,696.4      9,308.2
Net deferred loan origination fees
  and unearned discount                        (9.0)       (15.0)
Allowance for loan losses                    (113.0)      (113.0)
----------------------------------------------------------------

Loans receivable held for
  investment, net                        $  8,574.4   $  9,180.2
================================================================



                                      32|33

NON-ACCRUAL AND PAST DUE LOANS

The outstanding balances of non-accrual loans and loans past due 90 days or more as of December 31, 2000 and 1999 are as follows:


                                                               DECEMBER 31,
---------------------------------------------------------------------------
                                             2000               1999
---------------------------------------------------------------------------
                                          NON-     PAST       NON-     PAST
(IN MILLIONS)                          ACCRUAL      DUE    ACCRUAL      DUE
---------------------------------------------------------------------------
MORTGAGE LOANS SECURED BY:
  Residential one- to four-family     $  169.7   $   --   $  173.0   $   --
  Residential multi-family                12.1       --       24.1       --
  Commercial property                     13.8       --       22.2       --
Other loans                                1.7      4.1        0.2      3.5
---------------------------------------------------------------------------
Total(1)                              $  197.3   $  4.1   $  219.5   $  3.5
===========================================================================


(1) INCLUDES $5.6 MILLION AND $5.9 MILLION OF NON-ACCRUAL MORTGAGE LOANS UNDER 90 DAYS PAST DUE AT DECEMBER 31, 2000 AND 1999, RESPECTIVELY.

The effect of non-accrual loans on interest income is as follows:


                                       YEAR ENDED DECEMBER 31,
--------------------------------------------------------------
(IN MILLIONS)                         2000      1999      1998
--------------------------------------------------------------

INTEREST INCOME:
  As originally contracted         $  23.9   $  30.3   $  37.0
  As recognized                      (22.4)    (27.4)    (30.7)
--------------------------------------------------------------
Reduction of interest income       $   1.5   $   2.9   $   6.3
==============================================================


ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:


                                         AT OR FOR THE YEAR ENDED
                                                DECEMBER 31,
--------------------------------------------------------------------
(IN MILLIONS)                         2000         1999         1998
--------------------------------------------------------------------
Balance at beginning of year     $   113.0    $   113.0    $   109.0
Provisions charged to income          36.9         14.2         13.8
CHARGE-OFFS:
  Mortgage                            (6.1)        (7.8)        (9.3)
  Manufactured Housing               (43.1)       (11.9)        (1.6)
RECOVERIES:
  Mortgage                             0.3          0.5          0.8
  Manufactured Housing                12.0          5.0          0.3
--------------------------------------------------------------------
Balance at end of year           $   113.0    $   113.0    $   113.0
====================================================================


GEOGRAPHIC CONCENTRATION

As of December 31, 2000, 63% of the Company's mortgage loan portfolio was secured by properties located in New York State. The properties securing the remaining portfolio are dispersed throughout the country, with no state representing more than 10%.

NOTE 7 RECOURSE ARRANGEMENTS, RETAINED INTERESTS IN SECURITIZATIONS AND SERVICING ASSETS

GreenPoint securitizes manufactured housing loans and mortgages and may enter into recourse arrangements in the form of the retention of subordinated interests or the issuance of a corporate guarantee. In addition, when GreenPoint securitizes and sells manufactured housing loans and mortgages, it may retain servicing assets. The following describes the balances associated with recourse arrangements, the balances and activity in the corresponding retained interests, the balances and activity in servicing assets and the economic assumptions used in valuing the retained interests and servicing assets.

RECOURSE ARRANGEMENTS

GreenPoint has established liabilities for limited recourse provided on mortgage loans and recourse provided on manufactured housing loans that have been securitized or sold. The investors and the securitization trusts have no recourse to GreenPoint's other assets for failure of debtors to pay when due, except for the retained interests related to both mortgage and manufactured housing securitizations and the liability under the corporate guarantee related to the manufactured housing securitizations.

     GreenPoint has loans sold with recourse with the following principal balances, maximum recourse exposures and recorded liabilities:


                                       DECEMBER 31, 2000
------------------------------------------------------------------
                                              MAXIMUM
                               PRINCIPAL     RECOURSE    RECORDED
(IN MILLIONS)                    BALANCE     EXPOSURE   LIABILITY
------------------------------------------------------------------
Manufactured housing
  securitizations              $ 5,057.2    $   898.8      $ 120.8
Manufactured housing
  sales                            333.8        333.8         10.0
Mortgage securitizations(1)      1,744.3        112.6           --
Mortgage sales(2)                1,175.0      1,151.5          1.0
==================================================================



                                      DECEMBER 31, 1999
---------------------------------------------------------------
                                            MAXIMUM
                              PRINCIPAL     RECOURSE    RECORDED
(IN MILLIONS)                   BALANCE     EXPOSURE   LIABILITY
----------------------------------------------------------------
Manufactured housing
  securitizations             $ 2,982.0      $ 442.5      $ 21.6
Manufactured housing
  sales                           350.2        350.2        10.7
Mortgage securitizations(1)     1,142.6         71.9        --
Mortgage sales(2)                 468.2        458.8         0.3
================================================================


(1) THE NET PRESENT VALUE OF EXPECTED CASH OUTFLOWS ON THE MORTGAGE SECURITIZATION RECOURSE ARRANGEMENTS IS REFLECTED IN THE VALUATION OF THE MORTGAGE RETAINED INTERESTS.

(2) THE RECOURSE ARRANGEMENTS UNDER THE MORTGAGE SALE TRANSACTIONS REPRESENT A RISK SHARING ARRANGEMENT IN WHICH GREENPOINT HAS TRANSFERRED THE FIRST 2% OF LOSSES TO THE PURCHASER.

In addition to the recourse arrangements described in the table above, at December 31, 2000 and 1999, GreenPoint has provided representations and warranties on mortgage loans with remaining principal balances of $6.7 billion and $4.1 billion, respectively. GreenPoint has established liabilities related to representations and warranties for mortgage loans of $7.1 million and $6.4 million at December 31, 2000 and 1999, respectively.

     The following presents quantitative information about delinquencies and net credit losses on loans sold with recourse:


                                       AT AND FOR THE YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------------
                                        2000         1999          2000        1999
-----------------------------------------------------------------------------------
(IN MILLIONS)                      MANUFACTURED HOUSING          MORTGAGE
-----------------------------------------------------------------------------------
Principal balance of loans        $  5,391.0   $  3,332.2   $  2,919.3   $  1,610.8
Principal balance of loans
  90 days or more past due(1)          182.1         51.8         28.7          2.7
Net credit losses(2)                    61.8         12.7          2.6          1.7
===================================================================================


(1)  MANUFACTURED HOUSING PAST DUE LOANS INCLUDE REPOSSESSED INVENTORY.

(2) NET CREDIT LOSSES ARE PRINCIPAL CHARGE-OFFS, NET OF RECOVERIES FROM SALE PROCEEDS.

BALANCES AND CHANGES IN RETAINED INTERESTS

The activity in the recorded liability for manufactured housing securitizations and sales is summarized as follows:


                                  AT AND FOR THE YEAR ENDED
                                         DECEMBER 31,
---------------------------------------------------------------------
(IN MILLIONS)                          2000         1999         1998
---------------------------------------------------------------------
LIABILITY FOR RECOURSE EXPOSURE
Balance at beginning of year        $    32.3    $     5.2    $    --
Provisions charged to income
  at securitization/sale                  0.9         30.6        5.2
Letter of credit draws and
  other charges                         (22.6)        (3.2)        --
Change in valuation of
  retained interests                    120.2         (0.3)        --
---------------------------------------------------------------------
Balance at end of year              $   130.8    $    32.3    $   5.2
=====================================================================


The assets recognized as retained interests in securitizations include interest-only strips, transferor interests and subordinated certificates. The activity in retained interests in securitizations is summarized as follows:


                                       AT AND FOR THE YEAR ENDED
                                          DECEMBER 31, 2000
--------------------------------------------------------------------
                                       MANU-
                                    FACTURED
(IN MILLIONS)                        HOUSING    MORTGAGE       TOTAL
--------------------------------------------------------------------
RETAINED INTERESTS IN
SECURITIZATIONS
Balance at beginning of year         $  52.7    $   71.9    $  124.6
Additions from securitizations:
  Interest-only strips and other        59.1        38.3        97.4
  Subordinated certificates             49.8        --          49.8
Interest income                          2.6        19.6        22.2
Cash received                          (15.4)      (16.5)      (31.9)
Unrealized gain                          1.6         5.4         7.0
Change in valuation of
  retained interests                   (13.8)       (6.1)      (19.9)
Sales of subordinated
  certificates                         (90.2)       --         (90.2)
--------------------------------------------------------------------
Balance at end of year               $  46.4    $  112.6    $  159.0
====================================================================


On a quarterly basis, GreenPoint reviews retained interests for impairment based on management's best estimate of future cash flows associated with the retained interest. GreenPoint also reviews the adequacy of the value of the recorded liability on a quarterly basis, based on management's best estimate of future cash flows associated with the corporate guarantee.

     During the year ended December 31, 2000, GreenPoint recorded a $140.1 million charge to adjust its retained interests to fair value. The charge consisted of $120.2 million to adjust its manufactured housing corporate guarantee liability, $13.8 million to adjust its manufactured housing interest-only strip to fair value and $6.1 million to adjust its mortgage interest-only strip to fair value. The manufactured housing charges were primarily related to the effects of increases in expected default rates and loss severity on repossessed units. The mortgage charge primarily reflects expected increases in prepayment and default rates on home equity lines of credit.

RETAINED INTERESTS ASSUMPTIONS

The key economic assumptions used in estimating the fair value of retained interests capitalized during the year ended December 31, 2000 and the assumptions used in estimating the fair value of the entire portfolio of retained interests at December 31, 2000 were as follows:


                            CAPITALIZED DURING               ESTIMATE OF
                                THE YEAR ENDED             FAIR VALUE AT
                             DECEMBER 31, 2000         DECEMBER 31, 2000
---------------------------------------------------------------------------------------------------------------
                             MANU-                 MANU-
                          FACTURED                 FACTURED
                           HOUSING    MORTGAGE     HOUSING      MORTGAGE
------------------------------------------------------------------------
Weighted average life
  (in years)                   4.9         1.5         4.6           1.4
Weighted average
  prepayment rate(1)         12.2%       46.5%       12.4%         47.4%
Weighted average
  default rate                3.3%        0.6%        4.4%          0.8%
Loss severity rate           59.6%      100.0%       63.6%        100.0%
Asset cash flows
  discounted at              14.0%       13.4%       14.0%         12.8%
Liability cash flows
  discounted at               7.0%          --        6.5%            --
========================================================================


(1)  EXCLUDES WEIGHTED AVERAGE DEFAULT RATE.


                                      34|35

At December 31, 2000, the key economic assumptions and the sensitivity of the current fair value of residual cash flows to immediate 10 percent and 20 percent adverse changes in those assumptions are as follows:


                                        DECEMBER 31, 2000
-----------------------------------------------------------
                                          MANU-
                                       FACTURED
                                         HOUSING   MORTGAGE
-----------------------------------------------------------

FAIR VALUE OF RETAINED INTERESTS
  IN SECURITIZATIONS                    $   46.4   $  112.6
FAIR VALUE OF RECORDED LIABILITY        $  120.8   $     --
WEIGHTED AVERAGE PREPAYMENT RATE(1)
Impact on fair value of 10%
  adverse change                        $    3.5   $    7.2
Impact on fair value of 20%
  adverse change                        $    6.5   $   12.9
WEIGHTED AVERAGE DEFAULT RATE
Impact on fair value of 10%
  adverse change                        $   53.4   $    1.4
Impact on fair value of 20%
  adverse change                        $  104.5   $    2.9
LOSS SEVERITY RATE
Impact on fair value of 10%
  adverse change                        $   51.2   $     --
Impact on fair value of 20%
  adverse change                        $  101.4   $     --
ASSET CASH FLOWS DISCOUNT RATE
Impact on fair value of 10%
  adverse change                        $    2.2   $    2.4
Impact on fair value of 20%
  adverse change                        $    4.1   $    4.8
LIABILITY CASH FLOWS DISCOUNT RATE
Impact on fair value of 10%
  adverse change                        $    0.4   $     --
Impact on fair value of 20%
  adverse change                        $    0.8   $     --
===========================================================


(1)  EXCLUDES WEIGHTED AVERAGE DEFAULT RATE.

These sensitivities are hypothetical and should be used with caution. The changes in fair value based on a variation in assumptions may not be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities.

SERVICING ASSETS

On a quarterly basis, GreenPoint reviews capitalized servicing rights for impairment. This review is performed based on risk strata, which are determined on a disaggregated basis given the predominant risk characteristics of the underlying loans. For manufactured housing loans, the predominant risk characteristics are loan type and interest rate type. For mortgage loans, the predominant risk characteristics are loan type and interest rate.

     GreenPoint receives annual servicing fees approximating 1.0% and 0.5% of the principal balances for manufactured housing loans and mortgage loans, respectively, and rights to future cash flows arising after the investors in the securitization trusts receive the return for which they are contracted.

The activity in servicing assets is summarized as follows:


                                              AT AND FOR THE YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------
                                     2000      1999       1998       2000       1999       1998
-----------------------------------------------------------------------------------------------
(IN MILLIONS)                           MANUFACTURED HOUSING                   MORTGAGE
-----------------------------------------------------------------------------------------------
SERVICING ASSETS
Balance at beginning of year       $126.3    $115.1     $   --     $ 54.3     $ 30.8     $ 32.1
Purchases                              --        --      108.3         --         --         --
Additions                            46.7      44.7       15.0       47.2       49.9       41.9
Sales                                --        --         --        (27.6)     (12.0)     (25.7)
Amortization                        (30.9)    (33.5)      (8.2)     (14.5)     (14.4)     (17.5)
-----------------------------------------------------------------------------------------------
Balance at end of year              142.1     126.3      115.1       59.4       54.3       30.8
-----------------------------------------------------------------------------------------------
RESERVE FOR IMPAIRMENT
  OF SERVICING ASSETS
Balance at beginning of year           --        --         --         --         --         --
Additions                              --        --         --       (4.8)        --         --
-----------------------------------------------------------------------------------------------
Balance at end of year                 --        --         --       (4.8)        --         --
-----------------------------------------------------------------------------------------------
SERVICING ASSETS, NET              $142.1    $126.3     $115.1     $ 54.6     $ 54.3     $ 30.8
===============================================================================================

At December 31, 2000, the estimated fair values of manufactured housing and mortgage servicing assets were $169.0 million and $63.7 million, respectively.

     The significant assumptions used in estimating the fair value of the servicing assets were as follows:

                                       DECEMBER 31, 2000
--------------------------------------------------------
                                         MANU-
                                      FACTURED
                                       HOUSING  MORTGAGE
--------------------------------------------------------
Weighted average prepayment rate(1)       12.9%     23.6%
Weighted average life (in years)           4.3       4.3
Weighted average default rate              3.9%      4.5%
Cash flows discounted at                  14.0%      9.9%
========================================================


(1)  EXCLUDES WEIGHTED AVERAGE DEFAULT RATE.

At December 31, 2000, the sensitivities to immediate 10 percent and 20 percent adverse changes in weighted average prepayment rates were $6.8 million and $13.1 million, respectively, for manufactured housing servicing assets and $2.5 million and $5.6 million, respectively, for mortgage servicing assets.

SECURITIZATION TRUST CASH FLOWS

GreenPoint's manufactured housing and mortgage securitizations utilize trusts that engage in the business of holding loans, issuing certificates and making payments on certificates. The following table summarizes certain cash flows received from securitization trusts:

                                             YEAR ENDED
                                          DECEMBER 31, 2000
-------------------------------------------------------------
                                           MANU-
                                        FACTURED
(IN MILLIONS)                            HOUSING     MORTGAGE
-------------------------------------------------------------
Proceeds from new securitizations     $  2,429.3   $  1,005.6
Servicing fees received                     40.4          6.8
=============================================================


NOTE 8    OTHER REAL ESTATE OWNED

The following is a summary of ORE owned by the Company:


                                          DECEMBER 31,
-------------------------------------------------------
(IN MILLIONS)                            2000      1999
-------------------------------------------------------
Property type:
  Residential one- to four-family     $  10.1    $  5.4
  Residential multi-family                0.4       1.4
  Commercial                              2.5       1.1
Allowance for declines in value          (0.6)     (0.3)
-------------------------------------------------------
Other real estate owned, net          $  12.4    $  7.6
=======================================================


The following is a summary of ORE operating income activity:


                                 YEAR ENDED DECEMBER 31,
--------------------------------------------------------
(IN MILLIONS)                   2000      1999      1998
--------------------------------------------------------
Operating expense, net of
  rental and other income     $  1.0    $  1.9    $  2.0
Provision for decline in
  value of ORE                   0.2       0.1       0.1
Net gain on sales of
  ORE properties                (3.0)     (5.3)     (8.1)
--------------------------------------------------------
Net ORE operating income      $ (1.8)   $ (3.3)   $ (6.0)
========================================================


During the years ended December 31, 2000, 1999 and 1998, the Company acquired through foreclosure or deed in lieu of foreclosure, loans with book values of $23.4 million, $11.6 million and $16.6 million, respectively. Charges to the allowance for loan losses, reducing the carrying value of ORE properties to their estimated fair values, amounted to $2.0 million, $1.1 million and $2.0 million during the years ended December 31, 2000, 1999 and 1998, respectively. Sales of ORE properties during these respective periods totaled $16.6 million, $14.0 million and $27.5 million.

NOTE 9    DEPOSITS

The contractual maturities of term certificates of deposit are summarized as follows:


                                                          DECEMBER 31,
------------------------------------------------------------------------------------------
                                               2000                         1999
------------------------------------------------------------------------------------------
                                                PERCENTAGE OF                PERCENTAGE OF
(IN MILLIONS)                           AMOUNT  TERM DEPOSITS        AMOUNT  TERM DEPOSITS
------------------------------------------------------------------------------------------
Due within six months               $ 2,791.8          40.55%     $ 1,656.3          22.97%
Due within six to twelve months       2,630.4          38.20        3,139.2          43.55
Due within one to two years           1,193.9          17.34        2,095.3          29.07
Due within two to three years           138.4           2.01          188.5           2.61
Due within three to four years          100.5           1.46          105.2           1.46
Due within four to five years            23.1           0.34           24.4           0.34
Due beyond five years                     6.9           0.10             --             --
------------------------------------------------------------------------------------------
  Total                             $ 6,885.0         100.00%     $ 7,208.9         100.00%
==========================================================================================



                                      36|37

Included in term certificates of deposit are certificates in denominations of $100,000 or more at December 31, 2000 and 1999, aggregating $1,031.6 million and $962.5 million, respectively.

     Interest expense on deposits is summarized as follows:


                                             YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------
(IN MILLIONS)                           2000        1999        1998
--------------------------------------------------------------------

Account type:
  N.O.W.                           $     2.8   $     3.0   $     3.8
  Savings                               27.5        32.4        39.3
  Variable rate savings                 65.3        63.2        57.2
  Money market                          17.9        16.6        15.5
  Term certificates of deposit         395.4       364.5       348.2
--------------------------------------------------------------------
  Total(1)                         $   508.9   $   479.7   $   464.0
====================================================================


(1)  EXCLUDES MORTGAGORS ESCROW DEPOSITS.

NOTE 10   FEDERAL HOME LOAN BANK ADVANCES

During 2000 the Company obtained advances from the Federal Home Loan Bank of New York ("FHLB"), totaling $775 million for the year. At December 31, 2000 and 1999, the outstanding balance was $1.0 billion and $675 million, respectively. The advances bear interest at rates ranging from 4.69% to 6.84%. Interest expense on FHLB advances was $53.5 million and $15.3 million for the years ended December 31, 2000 and 1999. The advances are collateralized by certain one to four family residential mortgage loans pledged under a blanket lien to the FHLB.

     Future maturities of the FHLB advances are as follows:


                               YEAR ENDED
(IN MILLIONS)                DECEMBER 31,             AMOUNT
------------------------------------------------------------
                                     2001               $ --
                                     2002                100
                                     2003                100
                                     2004                100
                                     2005                 --
                               thereafter                700
------------------------------------------------------------
                                    Total             $1,000
============================================================


NOTE 11 GUARANTEED PREFERRED BENEFICIAL INTEREST IN COMPANY'S JUNIOR SUBORDINATED DEBENTURES

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

     Interest expense on Capital Securities was $18.3 million, for each of the years ended December 31, 2000, 1999 and 1998, respectively.


NOTE 12  SENIOR AND SUBORDINATED BANK NOTES

In July 1997, the Company published an Offering Circular under Regulation D authorizing it to issue, from time to time, up to $3 billion of Senior and Subordinated Bank Notes ("Notes") with maturities ranging from 7 days to 30 years. On July 10, 1997, the Company issued $200 million of 6.70% Senior Notes maturing July 15, 2002. Interest is paid semi-annually on January 15 and July
15. The proceeds of the Notes were used by the Company for general corporate and banking purposes in the ordinary course of business.

     On October 4, 2000, the Bank issued $150 million of 9.25% Subordinated Bank Notes (the "Notes"). The Notes are due October 1, 2010. Interest is payable semi-annually on April 1 and October 1 commencing April 1, 2001. Net proceeds to the Bank of $148.8 million were used for general corporate and banking purposes in the ordinary course of its business. The Notes qualify as Tier 2 or supplemental capital of the Bank under capital guidelines established by the FDIC, subject to applicable limitations.

     Senior and subordinated bank note interest expense was $15.2 million, $13.9 million and $13.9 million for each of the years ended December 31, 2000, 1999 and 1998, respectively.

NOTE 13   RESTRUCTURING CHARGE AND NON-RECURRING PERSONNEL EXPENSE

In the first quarter of 1998, the Company recognized a non-recurring charge of $8.3 million in personnel expense related to the retirement of senior executives.

     On March 31, 1999, the Company recorded a $6.0 million restructuring charge pertaining to the integration of Headlands Mortgage Company and GreenPoint Mortgage. The restructuring charge included accruals related to the estimated severance expenses to be incurred. During the first quarter of 2000, the Company reevaluated the remaining restructuring liability of $2.6 million. Most of the actions under this plan were completed or near completion and resulted in expenses being less than originally anticipated. As a result, the Company recognized a restructuring credit of $1.4 million during the first quarter of 2000.

     During the first quarter of 2000 the Company recorded a new restructuring charge of $1.4 million that will be utilized to absorb severance expenses pertaining to further integration of GPM and GreenPoint Credit.

     The Company also recorded in the third quarter of 2000, a restructuring charge of $4.9 million relating to estimated severance expense and the cost of exiting certain facilities, primarily at GreenPoint Credit. The restructuring initiatives include expenses associated with aligning the size and organization of GreenPoint Credit with lower originations expected as a result of lower industry volume and more selective underwriting. The number of regional offices was reduced to 25 from 45, and the workforce was cut by approximately 25%.

NOTE 14   PENSION PLAN AND OTHER EMPLOYEE BENEFITS

The Company maintains a noncontributory, qualified, defined benefit pension plan (the "Pension Plan") covering substantially all employees who have completed one year of service. The funding of the Pension Plan is actuarially determined on an annual basis.

     In addition, the Company maintains a non-qualified, unfunded Supplemental Executive Retirement Plan ("SERP") for the primary purpose of providing benefits to certain eligible employees in excess of the limitations imposed by the Internal Revenue Code, and also maintains a non-qualified, unfunded defined benefit Retirement Plan for Directors who are not entitled to receive benefits under the Pension Plan.

     The Company also provides a comprehensive medical plan to current and certain future retirees and certain of their spouses until they become eligible for Medicare and a Medicare Supplemental Plan once they become eligible for Medicare. The plan was amended effective March 1, 1998 to provide different benefit and eligibility provisions to employees who retire after that date. The Company also offers life insurance to current and future retirees. Benefits are funded on a pay-as-you-go basis and there are no plan assets to pre-fund the liability.

     The following tables set forth the changes in the Company's pension plans' and postretirement plans' accumulated benefit obligations, fair values of plan assets and funded status:


                                  PENSION               POSTRETIREMENT
                              BENEFITS DEC. 31,         BENEFITS DEC. 31,
--------------------------------------------------------------------------
(IN MILLIONS)                2000         1999         2000         1999
--------------------------------------------------------------------------

CHANGE IN BENEFIT
  OBLIGATION:
Benefit obligation at
  beginning of year       $    36.7    $    42.1    $    10.9    $    10.0
Service cost                    3.2          3.1          0.8          0.9
Interest cost                   2.6          2.4          0.7          0.7
Benefit payments               (2.9)        (5.5)        (0.8)        (0.8)
Assumption change              --           (2.8)        --           --
Acquisition(1)                 --           --           --            1.1
Actuarial loss (gain)          (1.0)        (2.6)        (0.5)        (1.0)
--------------------------------------------------------------------------
Benefit obligation at
  end of year             $    38.6    $    36.7    $    11.1    $    10.9
==========================================================================

(1) GREENPOINT CREDIT LLC WAS ADDED TO THE PLAN JANUARY 1, 1999. HEADLANDS MORTGAGE COMPANY WAS ACQUIRED MARCH 30, 1999.


                                          PENSION               POSTRETIREMENT
                                     BENEFITS DEC. 31,         BENEFITS DEC. 31,
----------------------------------------------------------------------------------
(IN MILLIONS)                          2000         1999         2000         1999
----------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS:
Fair value of plan assets at
  beginning of year               $    44.0    $    44.6    $      --    $      --
Actual return on plan assets            1.7          3.4           --           --
Employer contribution                   0.1          1.4          0.8          0.8
Benefits paid                          (2.8)        (5.4)        (0.8)        (0.8)
----------------------------------------------------------------------------------
Fair value of plan assets
  at end of year                  $    43.0    $    44.0    $      --    $      --
----------------------------------------------------------------------------------
RECONCILIATION OF
  FUNDED STATUS:
Funded status                     $     4.3    $     7.3    $   (11.1)   $   (10.9)
Unrecognized actuarial gain            (3.8)        (5.1)        (3.2)        (1.8)
Unrecognized prior
  service cost                         (0.9)        (1.0)        (3.0)        (3.2)
Unrecognized transition asset            --         (0.1)          --           --
----------------------------------------------------------------------------------
Net amount recognized at
  end of year                     $    (0.4)   $     1.1    $   (17.3)   $   (15.9)
----------------------------------------------------------------------------------
AMOUNTS RECOGNIZED IN THE
  STATEMENT OF FINANCIAL
  CONDITION CONSIST OF:
Prepaid benefit cost              $     1.5    $     2.8    $      --      $    --
Accrued benefit liability              (3.1)        (2.8)       (17.3)       (15.9)
Intangible asset                        0.9          0.9           --           --
Accumulated other
  comprehensive income                  0.3          0.2           --           --
----------------------------------------------------------------------------------
Net amount recognized
  at end of year                  $    (0.4)   $     1.1    $   (17.3)   $   (15.9)
==================================================================================



                                      PENSION                   POSTRETIREMENT
                                BENEFITS YEAR ENDED           BENEFITS YEAR ENDED
------------------------------------------------------------------------------------
                              2000      1999      1998      2000      1999      1998
------------------------------------------------------------------------------------

WEIGHTED AVERAGE
ASSUMPTIONS:
Discount rate                 7.50%     7.50%     6.50%     7.50%     7.50%     6.50%
Expected return
  on plan assets              9.00%     9.00%     9.00%      N/A       N/A       N/A
Rate of compensation
  increase                    4.50%     4.50%     4.50%     4.50      4.50%     4.50%
====================================================================================


FOR MEASUREMENT PURPOSES, A 7.0% ANNUAL RATE OF INCREASE IN THE PER CAPITA COST OF COVERED HEALTH CARE BENEFITS WAS ASSUMED FOR 2000.

THE RATE WAS ASSUMED TO DECREASE TO 6.0% FOR 2001 AND REMAIN AT THAT LEVEL THEREAFTER. FOR NON-GRANDFATHERED EMPLOYEES, NO TREND INCREASES ARE ASSUMED IN THE BANK'S PORTION OF THE CONTRIBUTION AFTER REACHING 150% OF THE BANK'S 1997 COST.


                                      38|39

The components of net periodic benefit cost were as follows:


                                                  PENSION BENEFITS            POSTRETIREMENT BENEFITS
                                               YEAR ENDED DECEMBER 31,        YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------
(IN MILLIONS)                                 2000      1999      1998       2000      1999      1998
=====================================================================================================
Components of Net Periodic Benefit Cost:
-----------------------------------------------------------------------------------------------------
Service cost                                 $ 3.2     $ 3.1    $  1.9      $ 0.8     $ 0.9    $  0.5
Interest cost                                  2.6       2.4       2.5        0.7       0.7       0.6
Expected return on plan assets                (3.8)     (3.8)     (4.3)        --        --        --
Amortization of prior service cost              --        --        --       (0.3)     (0.3)     (0.3)
Amortization of transition asset              (0.1)     (0.4)     (0.4)        --        --        --
Recognized actuarial gain                     (0.2)     --        (0.3)      (0.1)     (0.1)     (0.1)
-----------------------------------------------------------------------------------------------------
Net periodic benefit cost                    $ 1.7     $ 1.3     $(0.6)     $ 1.1     $ 1.2    $  0.7
=====================================================================================================


The Company also provides non-qualified retirement benefits to members of Senior Management as set forth in their employment agreements. For the years ended December 31, 2000, 1999 and 1998, the expense was $1.6 million, $1.4 million and $0.9 million, respectively.

   A one percentage point change in assumed health care cost trend rates would have no material effect on net postretirement benefit costs. A one percentage point increase in assumed health care cost trend rates would increase the postretirement benefit obligation by $0.5 million and a one percentage point decrease would decrease the postretirement benefit obligation by the same amount.

401(k) SAVINGS PLAN

Substantially all of the employees of the Company employed prior to July 1, 1996 and employees employed after such date who have been credited with 1,000 hours of service during a twelve month period are eligible to participate in the 401(k) savings plan. Participants may contribute on a pre-tax basis up to 12% of their eligible salary and may be eligible to receive a matching contribution equal to 100% of the first 3% of eligible salary they contribute to the 401(k) Savings Plan. The matching contribution may be funded by using some of the shares released for allocation under the Bank's ESOP. Matching contributions generally become vested over a five-year period. 401(k) Savings Plan expenses for matching contributions were approximately $2.6 million, $4.3 million and $1.9 million for the years ended December 31, 2000, 1999 and 1998, respectively.

NOTE 15   INCOME TAXES

Prior to the enactment of Federal legislation in 1996, the Bank was allowed a bad debt deduction based on a reserve method. This legislation requires future bad debt deductions be based on current losses. In the event of certain distributions or a complete liquidation, the legislation also requires the Bank to recapture pre-1998 reserve method deductions of $140 million. Management has no intention of taking any such actions.

     For New York State and City income tax purposes, the Bank is permitted to take reserve method bad debt deductions. Should the Bank fail to meet certain statutory tests, including maintaining at least 60% of its assets in certain qualifying assets, the Bank would be required to include into taxable income the amount that the State and City tax bad debt reserves exceed the corresponding Federal reserve. As of December 31, 2000, the Bank has not provided any tax liability for recognition of the Bank's excess State and City reserves of approximately $453 and $459 million. In addition, the Bank's qualifying asset percentage exceeded the 60% threshold at December 31, 2000.

     The Company's deferred tax asset represents the anticipated federal, state and local tax benefits expected to be realized in future years upon the utilization of the underlying tax attributes comprising this balance. In management's opinion, the net deferred tax asset is fully realizable. Accordingly, no valuation allowance has been provided.

     The components of income tax expense (benefit) for the years ended December 31, 2000, 1999 and 1998, are summarized as follows:


                                   YEAR ENDED DECEMBER 31,
--------------------------------------------------------------
(IN MILLIONS)                   2000         1999         1998
==============================================================
Current:
  Federal                     $114.9       $103.8       $ 90.9
  State and local               37.9         36.7         27.5
--------------------------------------------------------------
    Total current              152.8        140.5        118.4
--------------------------------------------------------------
Deferred:
  Federal                        2.1         11.0         11.3
  State and local              (13.6)         3.8          4.8
--------------------------------------------------------------
    Total deferred             (11.5)        14.8         16.1
--------------------------------------------------------------
    Total                     $141.3       $155.3       $134.5
==============================================================


In addition to the income tax expense attributable to operations, deferred income tax expense (benefit) in the amount of $21.5 million, $(12.7) million and $6.2 million was separately allocated to stockholders' equity to recognize the related tax effect of the change in the net unrealized gain or loss on securities available for sale and certain employee postemployment programs for the years ended December 31, 2000, 1999 and 1998, respectively.

     The amounts reported as income tax expense vary from amounts that would be reported by applying the statutory federal income tax rate to income before income taxes due to the following:


                                                                   YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------------------------------------------
(IN MILLIONS)                                      2000                    1999                   1998
--------------------------------------------------------------------------------------------------------------
                                                    PERCENTAGE              PERCENTAGE              PERCENTAGE
                                                    OF PRE-TAX              OF PRE-TAX              OF PRE-TAX
                                            AMOUNT    EARNINGS      AMOUNT    EARNINGS      AMOUNT    EARNINGS
==============================================================================================================

Tax expense at federal statutory rate     $  124.0       35.00%   $  129.8       35.00%   $  102.8       35.00%
State and local taxes, net of federal
  income tax benefit                          15.6        4.41        24.4        6.58        15.7        5.35
Fair market value over cost of
  Employee Stock Ownership Plan                3.3        0.93         5.9        1.59         5.6        1.91
Recognition of deferred tax liability
  upon change in tax status                     --         --           --         --         18.5        6.30
Other                                         (1.6)      (0.48)       (4.8)      (1.29)       (8.1)      (2.76)
--------------------------------------------------------------------------------------------------------------
    Total income taxes                    $  141.3       39.86%   $  155.3       41.88%   $  134.5       45.80%
==============================================================================================================


The balances of the net deferred tax asset at December 31, 2000 and 1999 were comprised as follows:


                                                    DECEMBER 31,
----------------------------------------------------------------
(IN MILLIONS)                                  2000         1999
================================================================

DEFERRED TAX ASSETS:
Allowance for loan losses                 $    52.7    $    56.0
Retained interests in securitizations          49.0           --
Interest income on non-accrual loans            2.2          8.7
Postretirement and post-
  employment benefits                          17.4         17.0
Unrealized loss on securities
  available for sale                             --          9.2
Accrued expenses                               16.0           --
Loans receivable                               --            7.6
Premises and equipment                          6.0           --
Other                                            --          7.9
----------------------------------------------------------------
                                          $   143.3    $   106.4
================================================================
DEFERRED TAX LIABILITIES:
Premises and equipment                    $      --    $    (2.7)
Servicing assets                              (36.6)       (24.7)
Unrealized gain on securities
  available for sale                          (45.8)          --
Deferred loan fees                            (24.9)       (30.7)
Retained interests in securitizations            --         (3.0)
Other                                          (0.7)          --
----------------------------------------------------------------
                                             (108.0)       (61.1)
----------------------------------------------------------------
  Net deferred tax asset                  $    35.3    $    45.3
================================================================


NOTE 16   DERIVATIVE FINANCIAL INSTRUMENTS

The Bank uses interest rate swaps to hedge its fixed-rate manufactured housing loans during accumulation prior to securitization or sale. The notional amount of these contracts is $175 million at December 31, 2000 and 1999. These contracts had an average term of approximately five years. The Bank pays an average rate of 6.97% and receives an average variable rate of 6.72%.

     The Company enters into mandatory commitments to deliver mortgage whole loans to various investors, and to issue private securities and Fannie Mae and Freddie Mac securities ("forward delivery commitments"). The forward delivery commitments are used to manage the interest rate risk associated with mortgage loans and interest rate lock commitments made by the Company to mortgage borrowers. The forward delivery commitments at December 31, 2000 and 1999 amounted to $940.7 million and $443.8 million, respectively.

     On occasion, the Bank uses swaps related to specific manufactured housing securitizations. At December 31, 2000, the Bank had two swaps outstanding with a combined notional value of $495.0 million. The combined average term for these swaps was approximately 30 years.


                                      40|41

     During 1999, the Bank entered into interest rate swap contracts in managing its interest rate risk associated with its fixed-rate mortgage investment portfolio. The notional amount of those contracts was $350 million at December 31, 1999. Under the terms of those contracts, the Bank paid an average fixed rate of 6.01% and received an average variable rate of 6.14%.

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

PENDING LITIGATION

In the ordinary course of business, the Corporation and its subsidiaries are routinely defendants in or parties to a number of pending and threatened legal actions and proceedings, in which monetary damages and other forms of relief are sought. Certain of such actions involve alleged violations of consumer protection laws, including claims relating to the Corporation's loan collection efforts, and other federal and state banking laws. Certain of such actions involve claims for punitive damages. Management has established what it believes to be sufficient allocated reserves to cover any anticipated losses stemming from the settlement or payment of any final judgments rendered in any such cases. Accordingly, management believes that these actions and proceedings and the losses, if any, resulting from the final outcome thereof, will not be material in the aggregate to the Corporation's financial position or results of operations.

LOAN COMMITMENTS

At December 31, 2000 and 1999, the Company had outstanding commitments to originate mortgage loans of approximately, $3.5 billion and $2.1 billion, respectively. The commitments to originate mortgage loans at December 31, 2000 included $3.0 billion to originate fixed rate mortgage loans and $548.3 million of commitments to originate adjustable rate mortgage loans. At December 31, 2000 and 1999 the Company had outstanding commitments to originate manufactured housing loans totaling $344.3 million and $893.6 million, respectively.

     The Company is contractually committed to fund the undrawn portion of home equity lines of credit (HELOC's) which it has originated. The commitment extends to HELOC's which are currently held for sale by the Company, and HELOC's sold by the Company into Headlands Home Equity Loan Trusts. As of December 31, 2000 and 1999 this unfunded commitment was approximately $524.3 million and $271.3 million, respectively.

LEASE COMMITMENTS

The Company has entered into noncancelable operating lease agreements for banking premises and equipment with expiration dates ranging through the year 2029. The Company's premises are used principally for branch offices and administrative operations, and it is expected that many agreements will be renewed at expiration in the normal course of business.

     Rental expense for the Company's premises for the years ended December 31, 2000, 1999 and 1998 amounted to $23.9 million, $26.8 million and $16.3 million, respectively.

     The projected minimum rental payments under the terms of the noncancelable leases, exclusive of taxes and escalation charges, at December 31, 2000 are summarized as follows:


                               YEAR ENDED
(IN MILLIONS)                DECEMBER 31,             AMOUNT
==============================================================
                                     2001               $ 31.2
                                     2002                 30.4
                                     2003                 25.8
                                     2004                 20.0
                                     2005                 17.2
                               thereafter                 93.8
--------------------------------------------------------------
                                    Total               $218.4
==============================================================


Minimum rental income under noncancelable sublease agreements aggregates $29.9 million at December 31, 2000.

NOTE 18   FAIR VALUE OF FINANCIAL INSTRUMENTS

The methods and assumptions used to estimate fair values are set forth in the following paragraphs for each major grouping of the Company's financial instruments.


                                                              DECEMBER 31, 2000          DECEMBER 31, 1999
------------------------------------------------------------------------------------------------------------
                                                            CARRYING    ESTIMATED      CARRYING    ESTIMATED
(IN MILLIONS)                                                 VALUES  FAIR VALUES        VALUES  FAIR VALUES
============================================================================================================
ASSETS:
Cash and due from banks                                   $    139.9   $    139.9    $    179.5   $    179.5
Interest-bearing deposits in other banks                         5.3          5.3           2.2          2.2
Federal funds sold and securities
  purchased under agreements to resell                         166.0        166.0       1,050.6      1,050.6
SECURITIES:
  Securities available for sale                              3,066.2      3,066.2       1,974.7      1,974.7
  Retained interests in securitizations                        159.0        159.0         124.6        124.6
  Securities held to maturity                                    2.5          2.5           2.0          2.0
Federal Home Loan Bank of New York stock                        96.3         96.3          91.8         91.8
Loans receivable held for sale                               1,980.9      2,018.2       1,208.0      1,221.0
Loans receivable held for investment                         8,574.4      8,606.2       9,180.2      9,117.2
Other interest-earning assets                                  128.0        128.0         123.4        123.4
LIABILITIES:
DEPOSITS:
  Deposits due on demand and/or with
    no specified maturities                                  4,291.3      4,291.3       4,351.2      4,351.2
  Term certificates of deposit                               6,885.0      6,969.4       7,208.9      7,300.5
ACCRUED INTEREST:
  Receivable                                                    87.1         87.1          72.2         72.2
  Payable                                                       27.8         27.8          29.0         29.0
Securities sold under agreements to repurchase                 350.2        350.2           0.3          0.3
Note payable                                                     2.0          2.0           5.1          5.1
Federal Home Loan Bank of New York advances                  1,000.0      1,032.5         675.0        671.5
Senior bank notes                                              137.7        137.2         199.9        196.2
Subordinated bank notes                                        149.8        150.6            --           --
Guaranteed preferred beneficial interest in Company's
  junior subordinated debentures                               199.7        168.7         199.7        182.5
OFF-BALANCE SHEET:
Commitments to originate loans                                    --          3.7            --           --
Interest rate swaps                                               --         (7.1)           --          9.4
Mandatory forward delivery commitments                            --         (5.2)           --          2.5
============================================================================================================


                                      42|43

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

LOANS RECEIVABLE HELD FOR INVESTMENT

Fair value of the Company's mortgage and manufactured housing loan portfolio is based on comprehensive portfolio valuation analyses performed as of December 31, 2000 and 1999 by an independent pricing firm, engaged specifically for this purpose by the Company.

     The remaining categories of loans, student loans and home improvement loans, were deemed to have estimated fair values approximating their respective carrying values.

DERIVATIVE INSTRUMENTS

Interest rate swaps and mandatory forward delivery commitments--the fair value generally reflects the estimated amounts that the Company would receive or pay to terminate the contracts at the reporting date.

SENIOR BANK NOTES, SUBORDINATED BANK NOTES, GUARANTEED PREFERRED BENEFICIAL INTEREST IN THE COMPANY'S JUNIOR SUBORDINATED DEBENTURES AND FEDERAL HOME LOAN BANK ADVANCES

The valuation of these liabilities takes into account several factors including current market interest rates and the Company's credit rating. Estimated price quotations were obtained from securities dealers or the fair value was estimated using the Bank's observed credit spread to the applicable Treasury rate.

DEPOSITS

The fair value of all deposits with no specified maturities is deemed to be equal to the amounts payable on demand.

     The fair value of the Company's term certificates of deposit was estimated by discounting cash flows based on contractual maturities at current interest rates for raising funds of similar remaining maturities.

COMMITMENTS TO ORIGINATE LOANS

The fair value of loan commitments outstanding at December 31, 2000 was estimated by assessing the impact of the change in interest rates on the commitment from the commitment date to the valuation date. Commitments outstanding at December 31, 1999 were deemed to contain rates and terms similar to the rates and terms of commitments issued at that date and, accordingly, the fair value of these commitments approximate the carrying value.

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

     Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. These guidelines require minimum ratios of risk-based capital to risk adjusted assets of 4% for Tier 1 capital and 8% for total capital. The Federal Reserve Board also has guidelines for a leverage ratio that is designed to complement the risk-based capital ratios in determining the overall capital adequacy of banks and bank holding companies. A minimum leverage ratio of Tier 1 capital to average total assets of 3% is required for banks and bank holding companies, with an additional 100 to 200 basis points required for all but the highest rated institutions. Management believes, as of December 31, 2000, that the Company and the Bank meet all capital adequacy requirements to which it is subject.

     FDICIA, among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires federal bank regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements based on these categories. As of December 31, 2000, the Bank was well capitalized based on the prompt corrective action guidelines.


                                                             MINIMUM
                                                           FOR CAPITAL
                                       ACTUAL           ADEQUACY PURPOSES
-------------------------------------------------------------------------
(IN MILLIONS)                    AMOUNT      RATIO       AMOUNT     RATIO
-------------------------------------------------------------------------

AS OF DECEMBER 31, 2000:
Total Capital (to Risk
  Weighted Assets):
  Company                    $  1,628.5      10.94%  $  1,190.9      8.00%
  Bank                          1,608.0      10.80      1,191.4      8.00
Tier 1 Capital (to Risk
  Weighted Assets):
  Company                    $  1,365.7       9.17   $    595.5      4.00%
  Bank                          1,345.2       9.03        595.7      4.00
Tier 1 Capital (to
  Average Assets):
  Company                    $  1,365.7       9.39%  $    581.8      4.00%
  Bank                          1,345.2       9.27        580.2      4.00
=========================================================================



                                                           MINIMUM
                                                         FOR CAPITAL
                                       ACTUAL         ADEQUACY PURPOSES
-----------------------------------------------------------------------
(IN MILLIONS)                    AMOUNT      RATIO     AMOUNT     RATIO
-----------------------------------------------------------------------
AS OF DECEMBER 31, 1999:
Total Capital (to Risk
  Weighted Assets):
  Company                    $  1,366.2      11.58%  $  943.8      8.00%
  Bank                          1,319.8      11.17      945.1      8.00
Tier 1 Capital (to Risk
  Weighted Assets):
  Company                    $  1,253.2      10.62%  $  471.9      4.00%
  Bank                          1,206.8      10.22      472.5      4.00
Tier 1 Capital (to
  Average Assets):
  Company                    $  1,253.2       8.73%  $  574.2      4.00%
  Bank                          1,206.8       8.41      573.9      4.00
=======================================================================


DIVIDEND LIMITATION

The Company's principal source of funds for distributions of dividends to shareholders, stock repurchase activities and any acquisitions to be made at the holding company level, are dividends from the Bank. Applicable federal and state laws impose limitations on the payment of dividends. Under such limitations, dividend payments by the Bank are limited to the lesser of (i) the amount of undivided profits and (ii) an amount not in excess of net income for the current year plus retained net income for the preceding two years. Dividends paid by the bank during 2000 were within these limitations.

     In accordance with the requirements of the New York State Banking Law, the Bank established a liquidation account in the amount equal to its capital as of the date of the latest consolidated statement of condition appearing in the final IPO prospectus. The liquidation account is maintained for the benefit of eligible pre-conversion depositors who continue to maintain their accounts at the Bank after the Transaction. The liquidation account is reduced annually to the extent that such depositors have reduced their qualifying deposits as of each subsequent audited balance sheet date. Subsequent increases in their balances will not restore such depositors' interest in the liquidation account. In the event of a liquidation of the Bank (a circumstance not envisioned or expected by management) such depositors would be entitled, under New York State law, to receive a distribution from the liquidation account in an amount proportionate to their then current adjusted qualifying account balances for all such depositors then holding qualifying deposits in the Bank. The balance of the liquidation account at December 31, 2000 was $41.4 million.


                                      44|45

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

     During 1994, the ESOP purchased 16,467,604 shares of the Company's common stock, at a weighted average price of $8.33 per share. The purchases were funded with a loan of $137.1 million from the Company, which is collateralized by the unallocated Company shares owned by the ESOP. The loan will be repaid primarily from contributions by the Bank and dividends paid by the Company on unallocated shares over the applicable loan amortization period. The outstanding principal balance of the loan as of December 31, 2000 and 1999 was $121.0 million and $123.9 million, respectively, and the interest rate was 6.00% at both dates.

     The shares owned by the ESOP are held by a third party trustee and released for allocation to participants as repayments of the loan are made. The number of shares released for allocation in any year is based upon the ratio of current year principal and interest payments to the total of current year and all projected future years' principal and interest payments. As of December 31, 2000, 4,466,055 shares have been allocated to participants' accounts. There are 12,001,549 unallocated shares with a value of $491.3 million, based upon the December 31, 2000 closing price of $40.94 per share.

     The Company recognized $12.0 million, $14.2 million and $19.0 million of compensation expense relating to the ESOP for the years ended December 31, 2000, 1999 and 1998, respectively.

RESTRICTED STOCK PLAN

The Bank's Recognition and Retention Plan ("RRP") authorizes the granting of up to 2,484,036 shares of the Company's common stock to officers, employees and directors emeriti of the Company.

     In 1994, the Bank purchased 2,484,036 shares of the Company's common stock on behalf of the RRP, at the initial public offering price of $7.50 per share. Through December 31, 2000, 2,399,949 shares have been awarded to participants. These awards vest ratably over a three to five year period on the anniversary dates of the awards. Participants' awards fully vest upon retirement, death or disability while in active employment, or in the event of the participants' termination of employment due to a change in control of the Company or the Bank.

     For the years ended December 31, 2000, 1999 and 1998, the Company recognized $1.7 million, $0.4 million and $0.4 million, respectively, of compensation expense relating to the RRP.

STOCK INCENTIVE PLANS

Under the Company's 1999 Stock Incentive Plan and Amended and Restated 1994 Stock Incentive Plan (the "Stock Incentive Plans"), grants may be made in the form of incentive stock options ("ISOs"), non-statutory stock options ("NSOs"), limited rights and restricted stock to officers and other key employees. The Stock Incentive Plans provide that the total number of shares available for grant shall be 15,700,000 shares of the Company's common stock.

     The ISOs and NSOs granted under the Stock Incentive Plans vest and become exercisable over a three to five year period and expire on the tenth anniversary of the grants. In the event of the employee's retirement (for grants made prior to 1997), death or disability while in active employment, or in the event of an employee's termination of service due to a change in control of the Company or the Bank, all ISOs and NSOs held by such participant vest and generally become exercisable in full for a period of one year. The term during which any future ISOs and NSOs granted vest and become exercisable is at the discretion of the Compensation Committee. The exercise price for all ISOs and NSOs is at least 100% of the fair market value of the stock on the grant date.

     As of December 31, 2000, 330,000 shares of restricted stock at a weighted average fair value of $13.72, had been granted under the Stock Incentive Plans.

     For the years ended December 31, 2000, 1999 and 1998, the Company recognized $0.9 million, $0.9 million and $1.0 million of compensation expense relating to the Stock Incentive Plans.

     The following table presents a summary of the aggregate stock option transactions for the years ended December 31, 2000, 1999 and 1998:


                                                                           YEAR ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------
                                                      2000                     1999                         1998
------------------------------------------------------------------------------------------------------------------------
                                                         WEIGHTED                    WEIGHTED                   WEIGHTED
                                               NUMBER     AVERAGE       NUMBER        AVERAGE       NUMBER       AVERAGE
                                             OF STOCK    EXERCISE     OF STOCK       EXERCISE     OF STOCK      EXERCISE
                                              OPTIONS       PRICE      OPTIONS          PRICE      OPTIONS         PRICE
------------------------------------------------------------------------------------------------------------------------

Stock options outstanding,
  beginning of year                         6,936,752       23.16    6,590,002      $   19.34    5,832,696      $  14.22
Granted                                     2,057,700       21.44    1,609,500          32.32    2,009,890         29.03
Exercised                                    (664,169)      14.40   (1,058,416)         11.49   (1,137,555)        10.37
Canceled                                     (171.500)      24.63     (204,334)         32.52     (115,029)        17.56
------------------------------------------------------------------------------------------------------------------------
Stock options outstanding, end of year      8,158,783       23.41    6,936,752          23.16    6,590,002      $  19.34
========================================================================================================================
Options exercisable at year-end             4,120,298                2,971,919                   2,086,884
Weighted-average fair value of
  options granted during the year          $     4.99               $     7.58                  $     6.98
========================================================================================================================


The range of exercise prices on options outstanding for each of the years ended December 31, 2000, 1999, and 1998 was $7.50 to $34.97. The weighted average remaining contractual life for options outstanding at December 31, 2000 is 7.02 years.

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

     The following table presents a summary of the aggregate NSO transactions for the years ended December 31, 2000, 1999 and 1998:


                                                                           YEAR ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------
                                                        2000                     1999                      1998
------------------------------------------------------------------------------------------------------------------------
                                                            WEIGHTED                  WEIGHTED                  WEIGHTED
                                                 NUMBER      AVERAGE       NUMBER      AVERAGE       NUMBER      AVERAGE
                                                     OF     EXERCISE           OF     EXERCISE           OF     EXERCISE
                                                   NSOS        PRICE         NSOS        PRICE         NSOS        PRICE
========================================================================================================================

NSOs outstanding, beginning of year           1,184,184       $13.89    1,173,184       $13.03    1,178,192       $11.81
Granted                                          40,000        18.13       44,000        34.75       72,800        30.59
Exercised                                       (73,000)       10.94      (33,000)       10.94      (77,808)       11.01
------------------------------------------------------------------------------------------------------------------------
NSOs outstanding, end of year                 1,151,184       $14.23    1,184,184       $13.89    1,173,184        13.03
========================================================================================================================
Options exercisable at year-end                 768,384                   680,984                   509,469
Weighted-average fair value of options
  granted during the year                         $4.06                     $8.67                     $9.89
========================================================================================================================



                                     46|47

The range of exercise prices on options outstanding for each of the years ended December 31, 2000, 1999 and 1998 was $10.94 to $40.19. The weighted average remaining contractual life for options outstanding at December 31, 2000 is 4.56 years.

     Because stock options under the Stock Incentive Plan and the Directors' Stock Option Plan have characteristics significantly different from those of traded options and because changes in the subjective assumptions can materially affect the fair value estimate, the Company used a Black Scholes option-pricing model with the following weighted-average assumptions used for grants in 2000, 1999 and 1998:


                                                       YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------
                                   2000              1999                1998
=============================================================================
Dividend yield                     4.69%             2.72%               1.90%
Expected volatility               31.78%            28.94%              25.43%
Risk-free interest rate            6.67%             4.85%               5.14%
Expected option lives        4.00 years        4.00 years          4.82 years
=============================================================================


Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards made under those plans, consistent with the method of SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:


                                                     YEAR ENDED DECEMBER 31,
---------------------------------------------------------------------------
(IN MILLIONS, EXCEPT PER SHARE DATA)          2000         1999        1998
===========================================================================
Net income         AS REPORTED             $ 213.1      $ 215.5     $ 159.1
                   PRO FORMA               $ 202.9      $ 206.7     $ 152.5
Diluted earnings
  per share        AS REPORTED             $  2.34      $  2.23     $  1.77
                   PRO FORMA               $  2.22      $  2.14     $  1.70
===========================================================================


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

NOTE 21   EARNINGS PER SHARE

The Company's reconciliation of the income and shares used in the basic and diluted EPS computations is summarized as follows:


                                                                       YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------
(IN MILLIONS, EXCEPT SHARE
AND PER SHARE AMOUNTS)                  2000                                   1999                              1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                        PER                                   PER                             PER
                              INCOME      SHARES      SHARE         INCOME        SHARES    SHARE      INCOME      SHARES    SHARE
                         (NUMERATOR) (DENOMINATOR)   AMOUNT     (NUMERATOR) (DENOMINATOR)  AMOUNT (NUMERATOR) (DENOMINATOR) AMOUNT
-----------------------------------------------------------------------------------------------------------------------------------

Basic EPS
  Income available to
    common stockholders      $213.1   90,024,000      $2.37        $215.5     94,783,000    $2.27      $159.1    87,109,000   $1.83
  Effect of dilutive
    securities:
    Stock options                --    1,208,000        --             --      1,678,000      --           --    2,775,000
-----------------------------------------------------------------------------------------------------------------------------------
Diluted EPS
  Income available to
    common stockholders
    plus assumed
    conversions              $213.1   91,232,000      $2.34        $215.5     96,461,000    $2.23      $159.1    89,884,000   $1.77
===================================================================================================================================


NOTE 22   EDUCATIONAL AND CHARITABLE FOUNDATION

During 1994 the Bank committed to endow a $50 million Educational and Charitable Foundation (the "Foundation"). The purpose of the Foundation is to fund grants for civic, cultural, affordable housing and educational programs within the communities served by the Bank. During 1999, the Bank contributed $25.1 million to complete its funding commitment to the Foundation.

NOTE 23   BUSINESS SEGMENTS

The Company consists of three domestic business segments offering unique products and services. The Mortgage Banking segment specializes in Alt A and NoDoc mortgage loan products which are primarily obtained from the Company's network of registered mortgage brokers. The Company has historically funded its mortgage portfolio with consumer deposits raised through its Consumer Banking operations. The Consumer Banking segment consists of 74 full service banking offices offering a variety of financial services to the Greater New York City area. The Manufactured Housing segment primarily originates, securitizes and services manufactured housing loans.

     The accounting policies of the segments are the same as those described in
Note 1 "Summary of Significant Accounting Policies." The Company evaluates the performance of its business segments based on income before income taxes. Expenses under the direct control of each business segment and the expense of premises and equipment incurred to support business operations are allocated accordingly, by segment. The expenses relating to administrative units of the Company such as executive, finance and audit are not allocated to individual operating segments. The Company purchased the Manufactured Housing business segment on September 30, 1998, therefore, 1998 financial information pertaining to this segment represents results from fourth quarter operations only.

The following table sets forth information by business segment:


                                                                      MANUFACTURED        SEGMENT                   CONSOLIDATED
(IN MILLIONS)                                 MORTGAGE      CONSUMER       HOUSING         TOTALS     OTHER(1)             TOTAL
================================================================================================================================

YEAR ENDED DECEMBER 31, 2000
Net interest income                         $    236.1    $    235.3     $    44.2    $     515.6    $    57.8         $   573.4
Income from fees and commissions                   1.6          39.2          10.3           51.1          1.0              52.1
Loan servicing fees                               20.0          --           114.3          134.3         --               134.3
Net gain on sale of loans                        178.3          --            92.2          270.5         --               270.5
Change in valuation of retained interests         (6.1)         --          (134.0)        (140.1)        --              (140.1)
Segment income (loss) before taxes               315.1         141.3         (70.3)         386.1        (31.7)            354.4
Non cash items:
  Depreciation                                    14.0           4.5           3.3           21.8         10.2              32.0
  Goodwill amortization                            0.8          45.0          33.2           79.0         --                79.0
  ESOP and stock plans expense                     4.8           3.0           4.7           12.5          4.7              17.2
--------------------------------------------------------------------------------------------------------------------------------
    Total assets                            $ 10,116.0    $ 11,644.8     $ 1,363.6    $  23,124.4    $(7,359.6)(2)     $15,764.8
================================================================================================================================
YEAR ENDED DECEMBER 31, 1999
Net interest income                         $    269.1    $    207.4     $    29.6    $     506.1    $    33.8       $     539.9
Income from fees and commissions                   4.8          31.1           7.8           43.7          0.4              44.1
Loan servicing fees                               17.1          --            83.1          100.2         --               100.2
Net gain on sale of loans                        156.1           0.1          72.1          228.3         --               228.3
Change in valuation of retained interests          0.3          --            --              0.3         --                 0.3
Segment income (loss) before taxes               300.0         108.7          14.0          422.7        (51.9)            370.8
Non cash items:
  Depreciation                                    13.7           4.5           2.5           20.7         11.1              31.8
  Goodwill amortization                            1.3          45.0          33.3           79.6         --                79.6
  ESOP and stock plans expense                     4.3           4.8           7.4           16.5          3.3              19.8
--------------------------------------------------------------------------------------------------------------------------------
        Total assets                        $  9,600.2    $ 12,074.8     $ 1,691.5    $  23,366.5    $(7,965.4)(2)     $15,401.1
================================================================================================================================
YEAR ENDED DECEMBER 31, 1998
Net interest income                         $    261.4    $    216.4     $     4.5    $     482.3    $     27.2        $   509.5
Income from fees and commissions                  13.2          25.5          --             38.7          2.7              41.4
Loan servicing fees                                1.8          --            21.7           23.5         --                23.5
Net gain on sale of loans                        106.5           0.1          --            106.6         --               106.6
Change in valuation of retained interests         --            --            --             --           --                --
Segment income before taxes                      255.3         111.8         (11.3)         355.8        (62.2)            293.6
Non cash items:
  Depreciation                                     7.6           7.0           0.5           15.1          6.3              21.4
  Goodwill amortization                            1.3          45.0           8.1           54.4         --                54.4
  ESOP and stock plans expense                     7.2           7.9          --             15.1          7.2              22.3
--------------------------------------------------------------------------------------------------------------------------------
        Total assets                        $ 10,326.1    $ 11,648.1     $ 1,437.3    $  23,411.5   $ (8,395.6)(2)   $  15,015.9
================================================================================================================================


(1)  REPRESENTS UNALLOCATED CORPORATE AMOUNTS.

(2) FOR THE PURPOSE OF INTERNAL MANAGEMENT REPORTING, THE COMPANY RECORDS INTERSEGMENT FUNDS TRANSFERS AND ELIMINATES THESE TRANSFERS ON A CONSOLIDATED BASIS FOR GAAP REPORTING. INTERSEGMENT ASSETS AND LIABILITIES ELIMINATED FOR CONSOLIDATION PURPOSES WERE $11.1 BILLION, $11.4 BILLION AND $11.0 BILLION FOR THE YEARS ENDED 2000, 1999 AND 1998, RESPECTIVELY. NET INTEREST INCOME CORRESPONDING TO THE ASSUMED FUNDS TRANSFERS IS ALLOCATED ACCORDINGLY.

NOTE 24   CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

The following Condensed Statements of Financial Condition at December 31, 2000 and 1999 and Condensed Statements of Income and Cash Flows for the years ended December 31, 2000, 1999 and 1998 for GreenPoint Financial Corp. (parent company only) reflect the Company's investment in its wholly-owned subsidiaries using the equity method of accounting.


                                      48|49

PARENT COMPANY ONLY-
CONDENSED STATEMENTS OF FINANCIAL CONDITION


                                                     DECEMBER 31,
-----------------------------------------------------------------
(IN MILLIONS)                                   2000         1999
-----------------------------------------------------------------
ASSETS:
  Cash and due from banks                 $      7.6   $      0.8
  Due from subsidiaries                          7.0         41.5
  Other assets                                   4.5          3.2
  Investment in subsidiaries                 2,242.0      2,152.4
-----------------------------------------------------------------
    Total assets                          $  2,261.1   $  2,197.9
=================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY:
LIABILITIES:
  Due to subsidiaries                     $      6.2   $      6.2
  Guaranteed preferred beneficial
    interest in Company's junior
    subordinated debentures                    199.8        199.8
  Accrued income taxes payable                   0.2         --
  Accrued interest payable                       1.5          1.5
  Other liabilities                              3.8          3.7
-----------------------------------------------------------------
    Total liabilities                          211.5        211.2
-----------------------------------------------------------------
  Stockholders' equity                       2,049.6      1,986.7
-----------------------------------------------------------------
    Total liabilities and
      stockholders' equity                $  2,261.1   $  2,197.9
=================================================================


PARENT COMPANY ONLY-
CONDENSED STATEMENTS OF INCOME

                                             YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------
(IN MILLIONS)                             2000       1999       1998
--------------------------------------------------------------------
Dividends from
  GreenPoint Bank                      $ 185.0    $  50.0    $ 140.8
--------------------------------------------------------------------
INTEREST INCOME:
  Line of credit-subsidiary                1.4        5.7        4.7
  Money market investments                --          1.7        2.6
--------------------------------------------------------------------
    Total interest income                  1.4        7.4        7.3
====================================================================
INTEREST EXPENSE:
  Guaranteed preferred beneficial
    interest in Company's junior
    subordinated debentures               18.3       18.3       18.3
--------------------------------------------------------------------
    Total interest expense                18.3       18.3       18.3
--------------------------------------------------------------------
  Net interest income                    (16.9)     (10.9)     (11.0)
--------------------------------------------------------------------
Administrative expenses                    0.3        0.6        0.4
--------------------------------------------------------------------
Income before income taxes and
  equity in undistributed earnings
  of subsidiaries                        167.8       38.5      129.4
Income taxes                              (7.5)      (4.9)      (4.8)
--------------------------------------------------------------------
Income before equity in
  undistributed earnings
  of subsidiaries                        175.3       43.4      134.2
--------------------------------------------------------------------
Equity in undistributed earnings
  of subsidiaries                         37.8      172.1       24.9
--------------------------------------------------------------------
  Net income                           $ 213.1    $ 215.5    $ 159.1
====================================================================


PARENT COMPANY ONLY-
CONDENSED STATEMENTS OF CASH FLOWS


                                                   YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------
(IN MILLIONS)                              2000         1999          1998
--------------------------------------------------------------------------

OPERATING ACTIVITIES:
  Net income                          $   213.1    $   215.5    $    159.1
  Adjustments to reconcile
    net income to net cash
    provided by operating
    activities:
  Equity in undistributed
    earnings of
    subsidiaries                          (37.8)      (172.1)        (24.9)
  Net change in other liabilities           0.3          2.4           1.2
  Net change in other assets               (1.3)         0.3           5.1
--------------------------------------------------------------------------
Net cash provided by
  operating activities                    174.3         46.1         140.5
==========================================================================
INVESTING ACTIVITIES:
  Payments for investments
    in and advances to
    subsidiaries                         (321.3)      (244.4)     (1,065.8)
  Repayment of investments
    in and advances to
    subsidiaries                          354.0        275.4         682.8
--------------------------------------------------------------------------
Net cash provided by (used in)
  investing activities                     32.7         31.0        (383.0)
==========================================================================
FINANCING ACTIVITIES:
  Proceeds from issuance
    of common stock                        10.2         58.5         593.7
  Purchase of treasury stock             (120.6)      (141.4)       (219.6)
  Dividends paid                          (89.8)       (80.6)        (46.5)
--------------------------------------------------------------------------
Net cash (used in) provided
  by financing activities                (200.2)      (163.5)        327.6
--------------------------------------------------------------------------
Net (decrease) increase in
  cash and cash equivalents                 6.8        (86.4)         85.1
Cash and cash equivalents
  at beginning of period                    0.8         87.2           2.1
--------------------------------------------------------------------------
Cash and cash equivalents
  at end of period                    $     7.6    $     0.8    $     87.2
==========================================================================


In connection with the BAHS acquisition in September 1998, the Company made a $310 million capital contribution to the Bank consisting of cash.

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)


                                            YEAR ENDED DECEMBER 31, 2000               YEAR ENDED DECEMBER 31, 1999
-------------------------------------------------------------------------------------------------------------------------
                                        4TH         3RD       2ND        1ST        4TH        3RD       2ND        1ST
(IN MILLIONS, EXCEPT PER SHARE DATA)  QUARTER     QUARTER   QUARTER    QUARTER    QUARTER    QUARTER   QUARTER    QUARTER
-------------------------------------------------------------------------------------------------------------------------
Interest income                        $ 299.6    $ 298.1    $299.9    $ 288.3    $ 282.2    $276.9    $ 265.4    $ 266.3

Interest expense                         158.7      155.5     153.4      144.9      145.0     137.6      130.4      137.9
-------------------------------------------------------------------------------------------------------------------------
Net interest income                      140.9      142.6     146.5      143.4      137.2     139.3      135.0      128.4
Provision for loan losses                (12.4)      (9.1)     (7.1)      (8.3)      (8.3)     (1.5)      (1.7)      (2.7)
-------------------------------------------------------------------------------------------------------------------------

Net interest income after
  provision for loan losses              128.5      133.5     139.4      135.1      128.9     137.8      133.3      125.7
-------------------------------------------------------------------------------------------------------------------------

Non-interest income                       31.3      110.7      95.5       87.3      108.3      94.9       94.3       94.2
Non-interest expense                     124.1      132.5     126.0      124.3      138.6     129.4      127.4      151.2
-------------------------------------------------------------------------------------------------------------------------

Income before taxes                       35.7      111.7     108.9       98.1       98.6     103.3      100.2       68.7
Income taxes related
  to earnings                             12.8       44.7      43.6       40.2       39.7      41.6       40.3       33.7
-------------------------------------------------------------------------------------------------------------------------
Net income                             $  22.9    $  67.0    $ 65.3    $  57.9    $  58.9    $ 61.7    $  59.9    $  35.0
=========================================================================================================================
Basic earnings per share               $  0.26    $  0.75    $ 0.72    $  0.63    $  0.63    $ 0.64    $  0.63    $  0.37
=========================================================================================================================
Diluted earnings per share             $  0.25    $  0.74    $ 0.71    $  0.63    $  0.62    $ 0.63    $  0.61    $  0.36
=========================================================================================================================
  High                                 $ 40.94    $ 30.25    $23.00    $ 23.44    $ 30.13    $34.63    $ 35.75    $ 36.69
  Low                                  $ 26.44    $ 20.00    $17.56    $ 15.50    $ 23.38    $25.19    $ 32.56    $ 30.38
  Closing                              $ 40.94    $ 29.62    $18.75    $ 19.62    $ 23.81    $26.56    $ 32.88    $ 34.75
=========================================================================================================================



                                      50|51

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
GREENPOINT FINANCIAL CORP. AND SUBSIDIARIES


In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, of comprehensive income, of changes in stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of GreenPoint Financial Corp. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/ Pricewaterhouse Coopers LLP

New York, New York
January 18, 2001


DIRECTORS AND OFFICERS

BOARD OF DIRECTORS                                                                   SENIOR MANAGEMENT
BHARAT B. BHATT                              PETER T. PAUL                           THOMAS S. JOHNSON
President and                                Vice Chairman, and                      Chairman and
Chief Operating Officer                      President and                           Chief Executive Officer
                                             Chief Executive Officer
DAN F. HUEBNER                               of GreenPoint Credit                    Bharat B. Bhatt
Retired Vice Chairman                                                                President and
and Director of                              ALVIN N. PURYEAR                        Chief Operating Officer
Grumman Corporation                          Lawrence N. Field Professor
                                             of Entrepreneurship at                  PETER T. PAUL
WILLIAM M. JACKSON                           Bernard M. Baruch College of the        Vice Chairman, and
Partner with the law firm of Satterlee,      City University of New York             President and
Stephens, Burke & Burke, L.L.P.                                                      Chief Executive Officer
                                             ROBERT P. QUINN                         of GreenPoint Credit
THOMAS S. JOHNSON                            Retired General Partner and
Chairman and                                 Managing Director of                    JEAN C. BINGHAM
Chief Executive Officer                      Salomon Brothers Inc.                   Executive Vice President,
                                                                                     Risk Management
ROBERT M. MCLANE                             EDWARD C. SCHMULTS
Retired Senior Vice President                Retired Senior Vice President           HOWARD C. BLUVER
of Marsh & McLennan, Inc.                    and General Counsel of                  Executive Vice President and
                                             GTE Corporation                         General Counsel
CHARLES B. MCQUADE
President and                                ROBERT F. VIZZA                         S.A. IBRAHIM
Chief Executive Officer                      Retired President and                   President and
of the Securities Industry                   Chief Executive Officer                 Chief Executive Officer
Automation Corporation                       of St. Francis Hospital                 of GreenPoint Mortgage

                                                                                     JEFFREY R. LEEDS
                                                                                     Executive Vice President and
                                                                                     Chief Financial Officer

                                                                                     RAMESH N. SHAH
                                                                                     Executive Vice President,
                                                                                     Consumer Banking

                                                                                     MARY M. MASSIMO
                                                                                     Senior Vice President and
                                                                                     Human Resources Director



GREENPOINT FOUNDATION
BOARD OF DIRECTORS
THE REVEREND DR. CALVIN O. BUTTS III         THE MOST REVEREND JOSEPH M. SULLIVAN
The Abyssinian Baptist Church                Brooklyn Catholic Charities

REGINA PERUGGI, PH.D.
President
Marymount Manhattan College



                                      52|53


CORPORATE INFORMATION

EXECUTIVE OFFICES                                          INDEPENDENT ACCOUNTANTS
90 Park Avenue                                             PricewaterhouseCoopers LLP
New York, NY  10016-1303                                   1177 Avenue of the Americas
                                                           New York, NY  10036


COMMON STOCK                                               TRANSFER AGENT
GreenPoint Financial Corp.'s common stock is listed        Mellon Investor Services LLC
on the New York Stock Exchange (NYSE) under the            P.O. Box 3315
symbol GPT.                                                South Hackensack, NJ 07606-1915
                                                           www.mellon-investor.com

SOURCES OF INFORMATION
For more information relating to share positions, transfer requirements, lost certificates and related matters, call our transfer agent at: 1.888.224.2741.

For information regarding Annual and Quarterly
Reports and related matters, call our Stockholder
Relations Department at 212.834.1202.
