Form 10-K405, Exhibit 13
period 2001-12-31
GREENPOINT FINANCIAL CORP
filed 2002-03-29
CIK 911935

Alt A
No Doc
Specialty Mortgage
Low Doc
Jumbo
A Minus
Non-Conventional
Non-Conforming
GreenPoint Financial
2001 annual report

GreenPoint Financial

GreenPoint Financial Corp. (NYSE: GPT) is a leading national specialty housing finance company with two principal subsidiaries. GreenPoint Mortgage is the leading national lender in non-conforming residential mortgages. GreenPoint Bank has $11 billion in deposits in 7 4 branches serving more than 400,000 households in the Greater New York City area. The mix of asset and deposit businesses creates a high performing thrift due to the high risk-adjusted yields from niche lending, and a high quality specialty finance company because the stable deposit base enables the Company to fund its assets without excessive reliance on the capital markets.

table of contents

Chairman’s Letter

Financial Review

Five Year Selected Consolidated Data

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Consolidated Financial Statements

Notes to the Consolidated Financial Statements

Report of Independent Accountants

Directors and Officers

Corporate Information

chairman’s letter

2001 was a year of contrasts for GreenPoint’s three businesses. Our mortgage business achieved record levels of new loan volume and profitability. Our consumer banking business, which tends to be counter-cyclical to the mortgage business, remained highly profitable and had a solid year of growth in fees and core deposits. At the same time, we decided that our manufactured housing finance business would not meet our profitability goals and we exited the business. This business, which we entered by acquisition in late 1998, was a strategic failure for us.

Net income from continuing operations, our mortgage and consumer banking businesses, was a record $4.50 per share. Cash return on equity was 21.8%. Including a one-time charge associated with exiting the manufactured housing finance business, we reported a net loss of $3.24 per share.

GreenPoint Outperformed a Very Strong Mortgage Market

To say that 2001 was a record year for the mortgage industry understates the case. Total industry origination volume increased from $1 trillion in 2000 to over $2 trillion. This record level of mortgage originations was the result of the lowest interest rates in 30 years. The benefits of the low rate environment more than offset the effects of the recession. Low interest rates created a significant improvement in housing affordability and therefore a very strong market for home purchases. In addition, the low rates led to an unprecedented level of refinancing activity, as homeowners rushed to lower their monthly payments and take advantage of the equity built up in their homes.

GreenPoint Mortgage clearly benefited from the strong mortgage market, originating more than $26 billion of mortgages and completely eclipsing its previous record of $11 billion. However, more importantly, we outperformed the market and continued to increase our share of the national mortgage market. Our market share of all mortgages increased from about 1.1% in 2000 to around 1.3% in 2001. Our share in 2000 was also up from 0.8% in 1999.

We continued to increase our share of the national mortgage market.

The important point is that we were able to increase our share of market in both the declining market of 2000 and the rapidly growing market of 2001. Our share increase is due to a number of factors. First, we continue to innovate and expand our product line. We have what we believe to be a unique ability to create and introduce new products and product refinements very rapidly in response to changing market conditions and secondary market demands. This ability to innovate along with our strong relationship with major secondary market firms enables us to continue to penetrate further the markets in which we are active.

Second, we continue to expand geographically by opening full service processing and sales offices in areas where we have previously had only a small

We achieved our growth in market share while increasing the high sale margins on our specially mortagages.

sales presence. Third, we believe that, apart from short-term refinance cycles, the niche we serve with our specialty mortgages is growing faster than the mortgage market as a whole. Since we dominate this niche, our share of the overall market grows.

We are currently the sixth largest wholesale mortgage lender in the country. We have a little over 3% of the California market, and approximately 1.3% of the national market. In our view, there is no reason why we cannot aspire to 3% of the national market — and this is our goal.

Equally important, we achieved our growth in market share while increasing the high sale margins on our specialty mortgages. Our average sale margin rose to 3.15% in 2001 from 2.35% in 2000. While the increase in the sale margin in 2001 was in large part due to strong investor demand for mort g a g e -backed securities, we have consistently achieved sale margins 3 — 5 times higher than for conventional, conforming mortgages.

On the cost side, GreenPoint Mortgage, always an efficient producer of our specialty “Alt A” mortgages, has also become a very low-cost producer of conventional, conforming mortgages through state-of-the-art automation and redesign of the loan processing function. We believe we are the largest and the most efficient producer of specialty mortgages. During 2001, we demonstrated that, while we do not have the same scale as the largest conventional lenders, we can compete effectively with them through the intelligent use of technology.

The final critical element in the success of GreenPoint Mortgage is the performance of the mortgages we originate. I am happy to report that the credit quality measures for loans in our held-for-investment portfolio remain very strong. Annual charge-offs have declined steadily over the last five years and amounted to less than 5 basis points of outstanding loans in 2001. For the loans we sell into the secondary market, the high sale margins we continue to receive is further testament to the superior performance of the loans we pro-duce in terms of prepayments and credit.

Consumer Banking Had Another Excellent Year
The credit quality measures for loans in our held-for- investment portfolio remain very strong.

Our other major business, consumer banking, also had an excellent year, given the interest rate environment in 2001. Consumer banking is counter-cyclical to our mortgage business. When interest rates are falling or low, the mortgage business tends to do very well as housing becomes more affordable and consumers are more likely to borrow to buy a home or refinance existing mortgages. At the same time, consumer banking tends to do less well in a low interest rate environment because the spread between market rates and the rate paid on deposits tends to contract.

During 2001, consumer banking had another year of double digit growth in fee income, showed significant growth in core accounts and core deposits, and initiated two programs that will help fuel consumer banking’s future growth. Fee income increased 15% in 2001 over 2000, including solid growth in banking fees and significant growth in fee income from the sales of investment products. Core deposits grew 13%, while we allowed high rate certificates of deposit to run off. These CDs were primarily held by customers who had only that one relationship with us. As a result, we were able to lower our interest expense without damaging relationships with our more valuable customers.

Consumer banking introduced a free checking program that has led to doubling the rate of new checking account sales.

Looking forward to 2002, consumer banking introduced a free checking pro-gram in November 2001 that has led to doubling the rate of new checking account sales during the first two months. We expect that free checking will lead to significant core deposit growth throughout 2002. In addition, we started a pilot program for business banking in four of our branches on Long Island. Again, the results were very encouraging and we plan to roll this pro-gram out to other branches in 2002. A third factor in our plans for growth in deposits for 2002 is our goal of opening 16 new branches over the next 18 months.

GreenPoint Exited the Manufactured Housing Finance Business

While both our mortgage and consumer banking businesses had strong years, the story was quite different for the manufactured housing business. The performance of GreenPoint Credit was affected almost from its beginning by a dramatic cyclical downturn in the industry. As the problems began to surface towards the end of 1999, we took major steps beginning in January 2000 to correct them. However, by the fourth quarter of 2001, it became clear that even after the current cycle corrected itself, the expected returns, the necessary level of capital support and the inherent earnings volatility of the business did not justify our continuing in it.

GreenPoint is well capitalized and has a stronger balance sheet with better growth prospects and a more stable earnings outlook.

As a result, we decided to get out of manufactured housing lending, taking a one-time charge to earnings that we are very confident will be fully adequate to cover future losses. We stopped all new lending, but will continue to be responsible for servicing about 700,000 loans for us and others. In future periods, the results of manufactured housing lending will be reported separately as a discontinued operation.

The impact of this decision on shareholder value was immediate and very positive as GreenPoint’s stock price jumped more than 20% in two days. Going forward, we can now focus our time and resources on our very profitable specialty mortgage and consumer banking businesses. GreenPoint is well capitalized and has a stronger balance sheet with better growth prospects and a more stable earnings outlook. Overall, I feel very good about our ability to do well in 2002.

As always, I would like to thank our employees for dealing superbly with a challenging year, from coping with mortgage volumes that more than doubled to managing our consumer banking business in a very difficult interest rate environment and working mightily to overcome the problems of the manufactured housing business. All of our employees become shareholders through our Employee Stock Ownership Plan, and many own stock on their own account or through participation in our Company’s 401K Plan. The incentives for our Directors, our management group, and our employees are aligned to produce long-term value for each shareholder.

financial review

Selected Consolidated Financial Condition Data

	December 31,
	2001	2000	1999	1998	1997
	(In millions)
Total assets	$20,186	$15,765	$15,401	$15,016	$13,820
Loans receivable held for sale	4,945	1,981	1,208	1,578	657
Loans receivable held for investment, net	9,961	8,574	9,180	9,273	8,796
Allowance for loan losses	81	113	113	113	109
Securities and related assets	3,353	3,228	2,101	1,408	2,069
Money market investments	167	171	1,053	924	1,060
Goodwill	395	864	942	1,014	577
Deposits	10,706	11,176	11,560	11,173	10,973
Stockholders’ equity	1,656	2,050	1,987	1,923	1,336

Selected Consolidated Operating Data

	For the Year Ended December 31,
	2001	2000	1999	1998	1997
	(In millions)
Interest income	$1,256	$1,075	$1,006	$1,042	$1,011
Interest expense	634	546	495	538	523
Benefit (provision) for loan losses	13	(5)	20	(13)	(19)
Non-interest income	465	242	228	153	130
Non-interest expense	432	342	395	339	318
Income taxes related to earnings from continuing operations	259	169	152	139	96
Net income from continuing operations	$409	$255	$212	$166	$185

Selected Consolidated Financial Ratios and Other Data

	At or For the Year December 31,
	2001		2000		1999		1998		1997
	(Dollars in millions, except per share data)
Performance Ratios—Continuing Operations:
Return on average assets	2.22%		1.66%		1.41%		1.18%		1.36%
Return on average equity	18.84%		12.61%		10.55%		10.45%		13.26%
Operating expense to average assets	2.10		1.94		2.13		2.01		1.94
Total non-interest expense to operating revenue	39.7		44.3		53.5		51.7		51.5
Efficiency ratio(1)	35.7		38.7		43.5		43.1		42.6
Performance Ratios—Combined:
Return on average assets	(1.60)%		1.38%		1.43%		1.13%		1.36%
Return on average equity	(13.56)%		10.53%		10.76%		10.02%		13.26%
Net interest margin	3.97%		4.17%		4.02%		3.95%		3.91%
Net interest spread during period	3.58		3.73		3.66		3.61		3.61
Average interest-earning assets to average interest-bearing liabilities	1.10	x	1.10	x	1.09	x	1.08	x	1.07	x
Per Share Data(2):
Basic earnings per share continuing operations	$4.61		$2.84		$2.23		$1.91		$2.20
Diluted earnings per share continuing operations	$4.50		$2.80		$2.19		$1.85		$2.10
Book value per common share	$18.39		$22.77		$21.40		$19.99		$16.03
Tangible book value per common share	14.00		13.17		11.26		9.45		9.10
Dividends per share	1.00		1.00		0.88		0.64		0.50
Dividend payout ratio			42.74%		39.46%		36.16%		23.80%
Asset Quality Ratios—Continuing Operations:
Non-performing loans to mortgage loans held for investment	2.04%		2.41%		2.54%		3.03%		3.97%
Non-performing assets to total assets	1.06		1.31		1.47		1.98		2.74
Allowance for loan losses to non-performing loans	36.76		47.10		42.56		39.50		30.70
Allowance for loan losses to loans held for investment	0.75		1.14		1.08		1.20		1.22
Net loan charge-off experience to average total loans	0.05		0.06		0.08		0.09		0.18
Ratio of allowance for loan losses to net charge-offs	15.97	x	19.81	x	12.80	x	13.15	x	7.32	x
Capital Data:
Tier I Capital (to risk weighted assets)	10.10%		9.17%		10.62%		12.62%		14.32%
Total Risk Based Capital (to risk weighted assets)	11.72		10.94		11.58		13.87		15.57
Tier I Capital (average assets)	7.23		9.39		8.73		8.01		7.37
Tangible equity to tangible managed assets	5.06		5.10		5.49		5.94
Tangible equity to managed receivables	6.17		6.19		6.89		7.44
Purchase of treasury stock	$71		$121		$141		$220		$356
Other Data:
Mortgage loan originations	$26,285		$10,897		$10,717		$10,988		$6,605
Total managed assets (3)	25,133		23,784		20,187		16,241
Total managed receivables (4)	20,256		18,866		15,331		12,149
Earnings to combined fixed charges and preferred stock dividends—continuing operations (5):
Excluding interest on deposits	14.10	x	11.87	x	10.33	x	9.03	x	14.38	x
Including interest on deposits	2.35	x	1.77	x	1.70	x	1.61	x	1.57	x
Full-service consumer bank offices	74		74		73		73		74
Full-time equivalent employees (FTE)	4,871		3,909		4,204		4,544		2,640

(1)            The efficiency ratio is calculated by dividing general and administrative expenses by the sum of net interest income and non-interest income

(2)            The per share data has been restated to reflect the impact of a 2-for-1 split of the Company’s common stock on March 4, 1998

(3)    Managed assets is the sum of total assets and off-balance sheet managed receivables.

(4)    Managed receivables is the sum of on-balance sheet loans and off-balance sheet managed receivables

(5)            For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividend requirements, earnings represent net income plus applicable income taxes, fixed charges and preferred stock dividend requirements of a consolidated subsidiary. Fixed charges represent interest expense on long-term debt and one-third (the portion deemed to be representative of the interest factor) of rents.

Management‘s Discussion and Analysis of Financial Condition and Results of Operations

GreenPoint Financial Corp.

GreenPoint Financial Corp. (the “Company” or “GreenPoint”) a leading national specialty housing finance company with more than $25 billion in mortgage loan originations in 2001, has two principal businesses. GreenPoint Mortgage (“GPM”), headquartered in Novato, California, is a leading national lender in non-conforming residential mortgages, specializing in “Alternative A” (“Alt A”) mortgage loans. GreenPoint Bank (the “Bank”), a New York State chartered savings bank, is the third largest thrift depository in the Greater New York area with $11 billion in deposits in 74 branches serving more than 400,000 households.

Overview of 2001 Financial Results

•                                On January 3, 2002 the Company announced it was exiting the manufactured housing lending business. Current and comparative prior period income statements present the results of continuing operations and the discontinued business separately.

•                                Net income from continuing operations was $4.50 per diluted share, or $409 million, an increase of 61% over 2000. The results reflect a record-breaking level of mort-gage originations, continued strength in the consumer banking business, and effective balance sheet management that contributed to a substantial increase in net interest income.

•                                Total mortgage loan originations for the year were a record $26.3 billion, an increase of 141% over the $10.9 billion originated in 2000.

•                                Mortgage sales and securitizations totaled $19.1 billion, resulting in realized gains of $396 million, compared with sales and securitizations of $8.8 billion and a gain of $178 million in the prior year.

•                                Net interest income from continuing operations totaled $622 million, an increase of 18% over the prior year.

•                                Asset quality in the mortgage portfolio remained strong. Non-performing loans were 2.04% of loans held for investment compared with 2.41% a year ago.

•                                GreenPoint continues to maintain a strong capital position with a leverage ratio of 7.23%, a Tier 1 risk-based ratio of 10.10%, and a total risk-based capital ratio of 11.72% at December 31, 2001.

•                                The net loss from discontinued operations was $7.74 per share, or $704 million, for the year. The results of discontinued operations include the impact of an after-tax fourth quarter charge of $663 million made in conjunction with the decision to discontinue the business.

•                                Including the results of the discontinued operations, the net loss for the year was $295 million, $3.24 per diluted share.

Business Segment Results:

Beginning with the year-end 2001 financial statements and in conjunction with the decision to discontinue the manufactured housing lending business, the Company has revised its business segment reporting. The business segment disclosure included in Note 23 of the Consolidated Financial Statements now excludes the results of the discontinued manufactured housing segment. Presentation of the results of the manufactured housing discontinued operations can be found in Note 2. Certain activities previously included in the mortgage segment (primarily earnings from the held for investment mortgage portfolio), and the earnings from other corporate investment activities have been combined and included in the balance sheet management segment.

The disclosure also combines the balance sheet management segment and the consumer banking segment into a sub-total. The sub-total defined as the total banking franchise represents the results of the Company’s traditional banking operations as distinguished from its mortgage banking operations. Prior period segment results have been restated to conform to this presentation.

•                                Mortgage Banking business earned a record $381 million, before taxes, up from $122 million in 2000. Net income was driven by loan sales and securitization revenues of $477 million, versus $197 million in the previous year. The increase resulted from higher volumes of loans sold and securitized, reflecting strong originations arising from a favorable interest rate environment and increased market share penetration. Net interest income of $120 million versus $43 million the previous year, benefit e d from higher average loans held for sale commensurate with greater origination volume.

•                                  The Consumer Banking business, which includes spreads earned on average deposits of $10.6 billion and consumer banking fees, had net income of $113 million before taxes, compared with $141 million in 2000. The principal cause of the decline was in net interest income, which fell by $22 million to $213 million. Net interest income is computed, for segment reporting purposes, by subtracting the rates charged to depositors from the match-funded transfer price. In the low interest rate environment prevailing in 2001, these spreads were compressed as deposit rates fell more slowly than market rates. Additionally, for much of the year, rates on certificates of deposit in the New York marketplace were higher than alternative funding costs in the wholesale markets. As a result, CD balances were allowed to run off, partly offset by increases in average core account balances. The lower level of average deposits also contributed to lower net interest income. Fee income in the Consumer Banking business grew 15 percent to $45 million.

•                                The Balance Sheet Management segment derives earnings from the spread between banking-type assets—loans held for investment and the marketable securities port-folio—and funding costs, which are comprised of deposit balances at their match-funded transfer-priced rates and wholesale funds. Net income before taxes was $323 million, compared with $255 million in 2000. The increase was attributable to higher average earning assets, both in the loan and securities portfolios. Also included in the segment are credit costs associated with the loan portfolio. These costs were $5 million for the year, unchanged from 2000.

•                                When combined, the Consumer Banking and Balance Sheet Management segments present a complete picture of the Company’s traditional banking business. It portrays a depository institution which includes deposit gathering, associated fee income, and the investment of those deposits, and additional market borrowings. The total banking business earned $436 million, before taxes, compared with $396 million in 2000. As such, it produced approximately half of pretax net income before unallocated corporate expenses and eliminations, with the mortgage banking segment providing the remainder.

Comparison of Operating Results for the Years Ended December 31,2001 and 2000—Continuing Operations

Supplemental Performance Measurements—Cash Earnings

Cash earnings is a non-GAAP measurement that is defined as net income from continuing operations less non-cash charges related to goodwill and the Employee Stock Ownership Plan (“ESOP”). The non-cash expenses, unlike other expenses incurred by the Company, do not reduce GreenPoint‘s tangible capital thereby enabling the Company to increase shareholder value through the growth of earning assets, increases in cash dividends and additional repurchases of the Company’s stock.

	For the Year Ended December 31,
	2001	2000	1999	1998	1997
	(In millions)
Net income from continuing operations	$409	$255	$212	$166	$185
Add back:
Goodwill amortization	45	46	46	46	46
Employee Stock Ownership and stock plans expense	19	13	12	22	20
Cash earnings from continuing operations	$473	$314	$270	$234	$251
Cash earnings per share(1)	$5.20	$3.44	$2.80	$2.61	$2.85
Performance Ratios
Cash earnings return on average assets	2.57%	2.04%	1.80%	1.66%	1.85%
Cash earnings return on average equity	21.79	15.49	13.49	14.77	18.00
Cash earnings return on tangible equity	34.93	27.72	26.18	26.89	30.99

(1)               Based on the weighted average shares used to calculate diluted earnings per share.

Net Interest Income

Net interest income on a fully taxable-equivalent basis increased by $90 million, or 15%, to $673 million for 2001 from $583 million for 2000. The improvement versus a year ago was due to an increase in average earning assets. The net interest margin decreased from 4.17% to 3.97%.

Average earning assets increased by $3 billion, or 22% to $17 billion in 2001 from $14 billion in 2000. The increase reflected growth in balance of loans held for sale and higher balance of mortgage loans held for investment due to higher origination volume, and higher balance of investment securities. A decline in the level of market interest rates resulted in a decline in the yield on average earning assets of 58 basis points compared to a year ago.

Average mortgage loans held for investment and loans held for sale increased $896 million and $1.4 billion, respectively, from 2000, reflecting the higher origination volume.

Interest income on mortgages held for investment and loans held for sale increased by a combined $121 million, or 13%, to $1 billion for 2001 from $898 million for 2000. The increase reflects a higher average mortgage loan port-folio in 2001, which was partly offset by a decline in the average yield on the portfolios of 44 and 121 basis points, respectively

Interest income on securities and money market investments increased by a combined $46 million, or 24%, to $237 million for 2001 from $191 million in 2000 due to a higher balance of longer-term investment securities in 2001, partly offset by a decline in interest rates during the year.

The cost of interest-bearing liabilities decreased by 43 basis points, to 4.39% from 4.82% in the prior year. The average balance of lower cost core deposits increased $182 million, while the average rate paid on the deposits also declined by 29 basis points. The average balance of term certificates of deposit declined $710 million, as market pricing required offering rates above those available from alternative wholesale funding sources.

The average balance of other borrowed funds increased $3.2 billion reflecting the funding of the growth in average earning assets.

Provision for Loan Losses

The provision for loan losses was a credit of $13 million for 2001 compared to a charge of $5 million in 2000. The benefit recorded in 2001 was the result of continued strong performance in the Company’s held for investment mortgage portfolio. Residential mortgage charge-offs were $5 million, essentially unchanged versus a year ago.

Non-Interest Income

The following table summarizes the components of non-interest income:

	For the Year Ended December 31,
	2001	2000	1999
	(In millions)
Income from fees and commissions:
Loan servicing fees	$4	$20	$17
Banking services fees and commissions	44	39	31
Fees, commissions and other income	3	4	5
Total income from fees and commissions	51	63	53
Net gain on sales of mortgage loans	396	178	156
Change in valuation of retained interests	—	(6)	—
Net gain on securities	18	4	1
Gain on sale of mortgage servicing rights	—	3	2
Gain on sale of lease	—	—	16
Total non-interest income	$465	$242	$228

Non-interest income was $465 million for the year, an increase of $223 million or 92% from $242 a year ago. The increase compared with 2000 is primarily due to the $218 million increase in the gain on sale of mortgage loans as a result of higher origination volumes due to lower interest rates. The gain on sale of loans is described in further detail in the following paragraphs.

Loan servicing fees, declined by $16 million due to the recognition of impairment charges totaling $18 million relating to the decline in value of the Company’s mortgage servicing assets. The servicing asset declined in value during the year as declining interest rates resulted in an increase in current and projected prepayments in the serviced mortgage portfolio. Banking services fees and commissions increased by $5 million, or 13%. The improvement over 2000 is primarily attributable to a change in the consumer banking NSF fee structure and an increase in fees earned on annuity sales.

Gain on Sale of Loans

The following table summarizes loans sold and average margins earned:

	For the Year Ended December 31,
	2001	2000	1999
	(In millions)
Whole loan—Mortgage:
Sales	$18,201	$7,539	$8,362
Gain on sale	$370	$141	$145
Average margin	2.03%	1.87%	1.73%
Average margin by product type:
Specialty products	3.15%	2.35%	2.38%
Home equity/Seconds	3.16%	2.05%	2.83%
Agency/Jumbo	0.56%	0.72%	0.75%
Securitizations—Mortgage:
Sales	$938	$1,223	$676
Gain on sale	$26	$37	$11
Average margin	2.73%	3.07%	1.70%

Gain on sale from whole loan sales and securitizations of mortgage loans increased $218 million for the year. The gain from whole loans sales increased by $229 million due to higher origination volume coupled with an increase in the average margin earned on loans sold. Whole-loan sale mar-gins on specialty products averaged 315 basis points, versus 235 basis points in the prior year. The gain from mortgage securitizations decreased $11 million due to a reduction in home equity and second mortgages securitized along with a lower margin earned on the securitized loans. Going for-ward, the gain on mortgage sales will fluctuate with the level of market interest rates and the secondary market demand for mortgage-backed investments.

Non-Interest Expense

The following is a summary of the components of non-interest expense:

	For the Year Ended December 31,
	2001	2000	1999
	(In millions)
General and administrative expenses:
Salaries and benefits	$181	$140	$148
Employee Stock Ownership and stock plans expense	19	13	12
Net expense of premises and equipment	78	67	65
Federal deposit insurance premiums	2	2	3
Other administrative expenses	109	76	74
Total general and administrative expense	389	298	302
Other real estate owned operating income, net	(2)	(2)	(3)
Goodwill amortization	45	46	46
Charitable and educational foundation	—	—	7
Total non-interest expense before non-recurring expenses	432	342	352
Restructuring charge and non-recurring personnel expense	—	—	6
Headlands acquisition expense	—	—	19
One-time charitable and educational foundation expense	—	—	18
Total non-interest expense	$432	$342	$395

Total non-interest expense was $432 million for 2001, an increase of 26% from 2000. Salaries and benefits increased $41 million, most of which related to increased staffing levels and commissions paid in connection with record mortgage volumes. Employee Stock Ownership and stock plans expense increased $6 million due to a higher average stock price versus a year ago. Premises and equipment expense rose $11 million, more than half of which related to one-time costs associated with the relocation of GPM’s headquarters, while the remaining increase included the full-year impact of the opening of four new mortgage origination offices since the fourth quarter of 2000. The increase of $33 million in other administrative costs was partly associated with increased mortgage loan processing. The Company’s efficiency ratio, which relates operating expenses to revenues, improved to 35.7% in 2001, compared with 38.7% in 2000.

Income Tax Expense

Total income tax expense increased $90 million, or 53%, to $259 million for 2001 from $169 million for 2000. The rise in the current year, compared to 2000, is due to higher pre-tax income partly offset by a decline in the effective tax rate from 39.8% in 2000 to 38.9% in 2001.

Loan Originations

The following table summarizes loan origination activity for each of the reported periods

:

	As of and For the Year Ended December 31,
	2001	2000	1999
	(Dollars in millions)
Mortgage:
Total applications received	$51,329	$23,554	$19,804
Total loans originated:
Specialty products	$11,542	$6,246	$6,138
Home equity/Seconds	1,614	2,279	1,285
Agency/Jumbo	13,129	2,372	3,294
Total loans originated	$26,285	$10,897	$10,717
Commitments to originate loans	$7,386	$3,534	$2,088
Loans held for sale	$4,240	$1,765	$822

Total loan originations during the year for the mortgage business were $26.3 billion, up from $10.9 billion during 2000. The growth in mortgage originations reflected continued strength in specialty, agency and jumbo product lines, attributable to declining interest rates and increased market share.

Non-Performing Assets

Non-performing assets consist of non-accruing loans and other real estate owned. Total non-performing assets were $197 million at December 31, 2001 compared to $189 million at December 31, 2000. GreenPoint attempts to convert these assets to interest-earning assets as quickly as possible, while minimizing potential losses on the conversion.

The tables in Notes 6 and 8 to the Consolidated Financial Statements present further information about GreenPoint’s non-performing assets.

Loan Servicing Portfolio

The following table summarizes the dollar amount of loans serviced for GreenPoint and others:

	December 31,
	2001	2000
	(Dollars in millions)
Mortgage:
Serviced for GreenPoint(1)	$13,978	$11,658
Serviced for others (third parties)	11,796	6,674
Total loan servicing portfolio	$25,774	$18,332

(1)               Includes held for sale and loans held for investment at end of period.

Consolidated Statement of Financial Condition

Total assets increased to $20.2 billion at year-end 2002 from $15.8 billion a year ago. The growth in the balance sheet reflected the impact of the strength in the mortgage business as mortgage loans held for sale increased $2.5 billion and mortgage loans held for investment increased $1.9 billion. The balance sheet growth was primarily funded by market borrowings as securities sold under agreements to repurchase increased $1.2 billion and Federal Home Loan bank advances and short term borrowings increased $3.8 billion.

Comparison of Operating Results for the Years Ended December 31, 2001 and 2000—Discontinued Operations

The net loss from discontinued operations for the year ended December 31, 2001 was $704 million, compared with a net loss of $42 million a year ago. The current year results consisted of a net loss from disposal of the discontinued business of $440 million and a net loss from operations of the discontinued business of $264 million.

The $712 million pre-tax loss from disposal of the discontinued business included the write-off of goodwill of $390 million, a $172 million charge associated with the valuation of retained interests, a servicing asset impairment of $10 million and a $135 million charge associated with the write-down of loans to their estimated fair value. The loss on disposal also included a restructuring charge of $10 million and a projected $5 million operating profit of the discontinued operation.

The $427 million pre-tax loss from operations of the discontinued business included a fourth quarter charge of $305 million associated with the valuation of retained interests and the recognition of a servicing asset impairment of $56 million. The fourth quarter charges combined with the loss from disposal of the discontinued operation resulted in the net of tax charge of $663 million recorded in conjunction with the decision to discontinue the manufactured housing lending operation.

The gain on sale of manufactured housing loans totaled $26 million for the full year 2001 compared with $92 million in 2000 due to the decline in manufactured housing loan originations. Loan servicing fees also declined from $114 million in 2000 to $108 million in 2001 as the size of the servicing portfolio declined with the decline in origination activity.

Comparison of Operating Results for the Years Ended December  31, 2000 and 1999

General

Net income for 2000 was $213 million, or $2.34 per diluted share, a 5% increase over the $216 million, or $2.23 per diluted share, earned in 1999. Net income from continuing operations was $255 million, a 20% increase from $212 mil-lion in 1999.

Net Interest Income

Net interest income on a fully taxable-equivalent basis increased by $39 million, or 7%, to $583 million for 2000 from $544 million for 1999. The improvement versus 1999 was due to an increase in interest earning assets, and a change in the mix of those assets, which resulted in an increase in the net interest margin from 4.02% to 4.17%.

Average earning assets increased by $449 million, or 3% to $14.0 billion in 2000 from $13.5 billion in 1999. Growth in loans held for sale and investment securities, more than off-set declines in loans held for investment. The shift in the composition of average earning assets, and the general rise in the level of market interest rates combined to increase the yield on average earning assets by 46 basis points compared to 1999.

Average mortgage loans held for investment in 2000 decreased $714 million from 1999, while other loans increased by $268 million, reflecting full year impact of the addition of $604 million in manufactured housing loans during the third quarter of 1999. Average loans held for sale rose $321 million; principally reflecting increased origination volume at GPM during the second half of 2000.

The cost of interest-bearing liabilities rose by 39 basis points, due to rising market interest rates which was reflected in higher rates paid on certificates of deposits and other borrowed funds. The higher cost was also affected by a $173 million decline in average savings deposits.

Provision for Loan Losses

The provision for loan losses was $5 million for 2000, up from a credit of $20 million for 1999. Net charge-offs on the residential mortgage portfolio decreased for 2000 by 28% to $5 million from $7 million in 1999.

Non-Interest Income

Non-interest income was $242 million for 2000, an increase of $14 million or 6% from $228 in 1999. The results reflect higher fees and commissions earned and a higher gain on sale of loans. The gain on sale of loans and the valuation of retained interests are described in further detail in the following paragraphs. The results also reflect a charge of $6 million related to the valuation of retained interests in securitizations of home equity lines of credit.

Banking fees and commissions increased by $8 million, or 26%. The improvement over 1999 is primarily attributable to a change in the consumer banking fee structure and fees earned on use of debit cards.

Gain on Sale of Loans

Gain on sale and securitization of mortgage loans increased $22 million, or 14%, from 1999 to 2000. The gain from whole loans sales declined $4 million due to lower origination volume during the first six months of 2000 resulting from the higher interest rate environment. The decline in volume was partially offset by an increase in the average margin earned on loans sold, due to improved market pricing. The gain from mortgage securitizations increased $26 million due to a significant increase in home equity and second mortgage originations and a higher margin earned on the securitized loans.

Valuation of Retained Interests

The change in the valuation of retained interests was $6 million for the year ended December 31, 2000. There was no significant valuation adjustment in 1999. The charge related to the valuation of mortgage retained interests. The valuation represents management’s best estimate of the current value of future cash flows associated with retained interests.

Non-Interest Expense

Total non-interest expense was $342 million for 2000, a decrease of 13% from 1999. The 1999 results included non-recurring expenses of $25 million related to the acquisition of Headlands and one-time charitable and educational foundation expense of $18 million.

Excluding non-recurring charges, total general and administrative expenses decreased by 1% compared with 1999, reflecting the Company’s continued emphasis on tight expense controls. Total compensation cost (salaries, benefits and Employee Stock Ownership and stock plans expense) declined 4% due to lower employee head count. The expense of premises and equipment increased $2 million, or 3%, due primarily to higher net rental expense and the 3% increase in other administrative expenses reflects moderate cost increases among most expense categories.

Income Tax Expense

Total income tax expense increased $17 million, or 11%, to $169 million for 2000 from $152 million for 1999. The increase in 2000 compared to 1999 is due to higher pre-tax income, partially offset by a decline in the effective tax rate from 41.9% in 1999 to 39.8% in 2000. In 1999, the Company also incurred approximately $14 million in non-recurring charges in conjunction with merger activity for which no tax benefit was recognized.

Loan Originations

Mortgage originations during the year were $10.9 billion, up from $10.7 billion during 1999. Mortgage originations increased $180 million reflecting continued strength in specialty mortgage originations, mitigating the impact of higher interest rates during the first half of the year.

Risk Management

The Company has a Corporate Risk Oversight Committee which monitors and supervises the wide variety of risks encountered in the course of business. The Committee is chaired by the President and Chief Operating Officer and includes the heads of its two businesses, the Chief Financial Officer, the Head of Risk Management and the General Counsel. The Committee meets periodically to review credit risk, including both on-balance sheet and off-balance sheet exposure, market risk and operating and business risks which include, but are not limited to, legal and systems risks. These individual types of risks are also analyzed and monitored by separate committees comprised of experts within the business units and on the corporate staff. The major risks, and efforts to mitigate or manage them, are described fully below.

Market Risk Management

Overview

The Company’s market risk exposure is limited solely to interest rate risk. Interest rate risk is defined as the sensitivity of the Company’s current and future earnings to changes in the level of market interest rates. It arises in the ordinary course of the Company’s business, as the repricing characteristics of its assets do not match those of its liabilities. The resulting interest rate risk is managed by adjustments to the Company‘s investment portfolios and the maturities of market borrowings as well as various deposit pricing and derivative strategies.

Market Risk Management Process

Management responsibility for interest rate risk resides with the Asset and Liability Management Committee (“ALCO”). The committee is chaired by the Chief Financial Officer and includes the Treasurer, the Head of Risk Management and the Company’s senior business-unit and financial executives. Interest rate risk management strategies are formulated and monitored by ALCO within policies and limits approved by the Board of Directors. These policies and limits set forth the maximum risk which the Board of Directors deems prudent, govern permissible investment securities and off-balance sheet instruments, and identify acceptable counterparties to securities and off-balance sheet transactions.

ALCO risk management strategies allow for the assumption of interest rate risk within the Board approved limits. The strategies are formulated based upon ALCO’s assessments of likely market developments and trends in the Company‘s lending and consumer banking businesses. Strategies are developed with the aim of enhancing the Company‘s net income and capital, while ensuring the risks to income and capital from adverse movements in interest rates are acceptable.

Interest Rate Risk Position

The Company’s income is affected by changes in the level of market interest rates based upon mismatches between the repricing of its assets and liabilities. One measure of interest rate sensitivity is provided by the accompanying net gap analysis, which organizes assets and liabilities according to the time period in which they reprice or mature. For many of the Company’s assets and liabilities, the maturity or repricing date is not determinable with certainty. For example, the Company’s mortgage loans and its mortgage-backed securities can be prepaid before contractual amortization and/or maturity. Also, repricing of the Company‘s non-time deposits is subject to management’s evaluation of the existing interest rate environment, current funding and liquidity needs, and other factors influencing the market competition for such deposits. The amounts in the accompanying table reflect management’s judgment of the most likely repricing schedule; actual results could vary from those detailed herein.

The difference between assets and liabilities repricing in a given period is one approximate measure of interest rate sensitivity. More assets than liabilities repricing in a period (a positive gap) implies earnings will rise as interest rates rise, and decline as interest rates decline. More liabilities than assets repricing (a negative gap) implies declining income as rates rise and rising income as rates fall.

These repricing relationships do not consider the impact that rate movements might have on other components of the Bank’s risk profile; for example, an increase in interest rates, while implying that earnings will rise in a positive gap period, might also result in higher credit or default risk due to a higher probability of borrowers being unable to pay the contractual payments on loans. Likewise, a decrease in rates might result in an increase in the risk that funds received from loan and securities prepayments are reinvested at lower rates and/or spreads. The management of these risks is discussed more fully in the section covering earnings at risk.

The following table presents the Company’s interest rate sensitivity gap position as of December 31, 2001:

Interest Rate Sensitivity Gap Analysis	At December 31, 2001
	Within One Year	More Than 1 Year to 3 Years	More Than 3 Years to 5 Years	More Than 5 Years to 9 Years	More Than 9 Years	Total
	(Dollars in millions)
Total loans, net	$8,355	$3,043	$2,173	$896	$439	$14,906
Money market investments(1)	167	—	—	—	—	167
Securities held to maturity(2)	2	—	—	—	231	233
Securities available for sale(3)	979	574	403	541	853	3,350
Other interest-earning assets	139	—	—	—	—	139
Total interest-earning assets	9,642	3,617	2,576	1,437	1,523	18,795
Cash and due from banks	190	—	—	—	—	190
Servicing assets	22	33	23	26	19	123
Other non-earning assets	683	—	—	—	395	1,078
Total assets	$10,537	$3,650	$2,599	$1,463	$1,937	$20,186
Term certificates of deposit	$4,645	$1,089	$113	$12	$—	$5,859
Core deposits	1,063	779	584	806	1,696	4,928
Total deposits	5,708	1,868	697	818	1,696	10,787
Securities sold under agreements to repurchase and other short term borrowings	1,660	800	100	—	—	2,560
Federal Home Loan Bank advances	2,150	1,100	550	—	—	3,800
Notes payable	1	—	—	—	—	1
Long term debt	134	—	—	—	—	134
Subordinated bank notes	—	—	—	150	—	150
Guaranteed preferred beneficial interest in Company’s junior subordinated debentures	—	—	—	200	—	200
Total interest-bearing liabilities	9,653	3,768	1,347	1,168	1,696	17,632
Other liabilities	898	—	—	—	—	898
Stockholders’ equity	—	—	—	—	1,656	1,656
Total liabilities and equity	$10,551	$3,768	$1,347	$1,168	$3,352	$20,186
Interest rate sensitivity gap	$(14)	$(118)	$1,252	$295	$(1,415)
Cumulative interest rate sensitivity gap	$(14)	$(132)	$1,120	$1,415	—
Cumulative interest rate sensitivity gap as a percentage of total assets at December 31, 2001	(0.1% )	(0.7% )	5.5%	7.0%	0.0%

(1)            Consists of interest-bearing deposits in other banks, federal funds sold and securities purchased under agreements to resell.

(2)            Consists of securities held to maturity and Federal Home Loan Bank of New York stock.

(3)            Includes retained interests in securitizations.

As of December 31, 2001 , the cumulative volume of assets maturing or repricing within one year exceeded liabilities by $24 million, or 0.1% of total assets.

Derivative Financial Instruments

Interest rate derivatives, such as interest rate swaps and euro dollar futures, are periodically integrated into the Company‘s interest rate gap management. The notional amount of these instruments are not included in the company‘s balance sheet. There were no outstanding derivative financial instruments hedging the Company’s interest rate gap position at December 31, 2001.

The Company does currently utilize derivative instruments to manage its exposure to interest rate risk associated with mortgage loan commitments and mortgage loans held for sale.

Prior to the closing of the loan, the Company generally extends an interest rate lock commitment to the borrower. The Company is exposed to subsequent changes in the level of market interest rates, and the spread over Treasuries required by investors. An increase in market interest rates or a widening of spreads will reduce the prices paid by investors and the resultant gain on sale. To mitigate this risk, at the time the Company extends the interest rate lock commitment to the borrower, the Company will enter into mandatory commitments to deliver mortgage whole loans to various investors, or to issue private securities and/or Fannie Mae and Freddie Mac securities (forward delivery commitments.) These commitments effectively establish the price the Company will receive for the related mortgage loan thereby minimizing the risk of subsequent changes in interest rates. At December 31, 2001, the Company had mandatory forward delivery commitments outstanding amounting to $1.1 billion.

Earnings at Risk Sensitivity Analysis

The static gap analysis is an incomplete representation of interest rate risk for several reasons. It fails to account for potential changes in prepayment speeds on the Company’s mortgage loans and mortgage backed securities portfolios related to changes in market interest rates. In addition the static gap analysis does not capture the behavior of deposit balances which may vary with changes in the general level of interest rates and management’s pricing strategies.

Finally, the gap analysis does not provide a clear presentation of the risks to income arising from options embedded in the Company’s balance sheet. Accordingly, ALCO makes extensive use of an earnings simulation model in the formulation of its market risk management strategy.

The earnings simulation model gives effect to management assumptions concerning the repricing of assets, liabilities and derivative financial instruments, as well as business volumes, under a variety of hypothetical interest rate scenarios. These hypothetical scenarios incorporate parallel shifts in interest rates of plus or minus 100, 200 and 300 basis points. In addition deterministic non-parallel flattening and steepening scenarios are also incorporated into the interest rate risk management process.

The most crucial management assumptions concern pre-payments on the Company’s mortgage loan portfolio and the pricing of consumer deposits in various interest rate environments. As interest rates decline, mortgage prepayments tend to increase, reducing loan portfolio growth and lowering the portfolio’s average yield. Rates on non-maturity deposits rise and fall with the general level of interest rates, but tend to move less than proportionately. Rates offered on consumer certificates of deposit tend to move in close concert with market rates, though history suggests that they increase less rapidly when market rates rise. Extensive historical analysis shows that the Company’s deposit volumes are relatively insensitive to interest rate movements within the range encompassed in the parallel shift scenarios.

Based on this model, at December 31, 2001, the Company‘s potential net interest income at risk to a gradual, parallel 200 basis point decline in market interest rates on projected 2002 net income was a decline of approximately 4.6%. At December 31, 2000, net income at risk was 1.5%. Conversely, a gradual 300 basis point increase in interest rates would result in a projected increase in 2002 net interest income of 1.5% over what would be earned if rates remained constant. A 200 basis point increase would have resulted in a decline of 1.4% to projected 2001 net income as of December 31, 2000. GreenPoint does not have significant exposure to risk on instruments held for trading purposes .

Management has included all derivative and other financial instruments that have a material effect in calculating the Company’s potential earnings at risk.

These measures of risk represent the Company’s exposure to interest rate movements at a particular point in time. The risk position is always changing. ALCO continuously monitors the Company’s risk profile as it changes, and alters the rate sensitivity to ensure limits are adhered to, and that the resulting risk profile is appropriate to its views on the likely course of interest rates and developments in its core businesses.

The fair value of the mortgage company’s servicing assets and retained interests from securitizations are directly affected by the level of prepayments associated with the underlying loans. As interest rates decline the value of these assets will decline. Conversely as interest rates rise, the value of these assets will increase.

Liquidity Risk Management

The Bank’s primary sources of funding from financing activities include deposit gathering, advances from the FHLB, short and long-term borrowings under repurchase agreements and overnight and term Federal Funds purchases. Cash flows related to operating activities primarily consist of cash disbursed to fund loan originations and cash received from loan sales and securitizations. Cash flows related to investing activities include purchases of securities and loans receivable held for investment, funds received from loan and securities principal repayments, and sales and maturities of mortgage-backed and other investment securities. While maturities and scheduled amortization of loans and securities are a predictable source of funds, the amount of prepayments on loans and mortgage-backed securities can only be estimated, as they tend to fluctuate with various exogenous factors including the general level, and direction, of interest rates.

Funds provided from financing activities totaled $4.4 billion for the year ended December 31, 2001. At December 31, 2001 total borrowings were $6.4 billion, up $5.0 billion from $1.4 billion at December 31, 2000. $2.8 billion of the overall increase in borrowings was an increase in advances from the Federal Home Loan Bank of New York (“FHLB”). Membership in the FHLB allows the Bank to secure advances in proportion to its investment in FHLB stock. At December 31, 2001 the Bank had $2.8 billion in outstanding FHLB term advances, $1.0 billion in FHLB overnight advances and, based on the then current investment in FHLB stock, $850 million in additional FHLB funding available. The Bank’s ability to secure further advances from the FHLB is based on the market value of the pledged loan portfolio. At December 31, 2001, based on the current market value of the pledged portfolio, the Bank had additional FHLB borrowing capacity of $1.7 billion. The Bank also uses its mortgage-backed and other investment securities as collateral under short and long-term repurchase agreements. As of December 31, 2001 the Bank had $1.6 billion in outstanding repurchase agreements, which was an increase of $1.2 billion from the previous year. At December 31, 2001 the company had un-pledged securities eligible as collateral for repurchase agreements of $916 million. The Bank also secures overnight and term funding in the Federal Funds market. At December 31, 2001 the Bank had $960 million of overnight purchased Federal Funds.

Deposits continue to be the primary funding source for the Company. Deposit balances experienced a net $470 million decrease in 2001. Lower-cost core deposits increased by $556 million offset by a decrease in higher cost certificates of deposit of $1.03 billion. The decline in certificate of deposit balances resulted from management’s decision to utilize lower cost alternative funding sources rather than pay higher priced retail rates. Time deposits maturing within one year totaled $4.6 billion at December 31, 2001. Consistent with historical trends, a substantial portion of these deposits are expected to be renewed. To the extent these deposits are not renewed, funding is expected to be provided through continued growth in core deposits and through alternative financing sources.

The Company and the Bank have received both short-term and long-term debt ratings from three recognized credit rating firms. These ratings allow the Company and the Bank to access the wholesale debt markets, thereby providing the Company with additional flexibility in accessing and utilizing the most cost effective and appropriate means for meeting its funding needs. As of December 31, 2001 the Bank had a medium term note shelf with $2.65 billion in available capacity.

Funds used in investing activities totaled $1.8 billion in 2001, primarily resulting from $4.8 billion of investment securities purchases and a net increase in loans held for investment of $1.4 billion. These investments were partially offset by cash flows from maturities and sales of investment securities (primarily mortgage-backed securities) which totaled $2.7 billion as well as significant mortgage and securities principal prepayments which resulted from the historically low, and generally declining, interest rate environment prevalent since the beginning of 2001.

Funds used in operating activities totaled $2.5 billion for the year as total loan originations of $27.2 billion exceeded proceeds from loan sales of $24.4 billion. The significant loan origination and sale activity in 2001 reflects the strong market for mortgage originations and the continued high level of demand for these assets in the secondary market. At December 31, 2001 the Company had outstanding mortgage loan commitments of $7.4 billion and mortgage-backed and other securities commitments of $70 million. The Company anticipates that through the use of internally generated cash flow, the capital markets to securitize and sell its mortgage loan commitments, and other available financing alternatives that it will have sufficient funds available to meet its current loan and securities commitments.

The Company’s most liquid assets are cash and cash equivalents, including money market investments. The level of these assets is dependent upon the Company’s operating, financing, lending, and investing activities during any given period. Cash and cash equivalents, including money market investments, totaled $357 million at December 31, 2001 compared to $311 million at December 31, 2000.

Capital Risk Management

The Company and the Bank are subject to minimum regulatory capital requirements imposed by various federal and state banking authorities, including the Federal Reserve Board, the FDIC and the New York State Banking Department. These capital requirements vary according to an institution’s capital level and the composition of its assets. Furthermore, pursuant to the FDIC Improvement Act of 1991 (“FDICIA”), the federal banking regulators have set the minimum capital ratios for a well-capitalized banking institution at 6% Tier 1 risk-based capital, 10% total risk-based capital and 5% Tier 1 leverage capital. At December 31, 2001, the Company and the Bank exceeded these levels and expect to be in excess of the minimum ratios required of well-capitalized institutions in the future.

Following is a table of the components of regulatory capital as defined by the banking regulators for risk-based capital and leverage ratio guidelines.

Components of Capital	At December 31,
	2001	2000
	(In millions)
Tier 1 Capital:	$1,752	$2,152
Common stockholders’ equity
Unallocated ESOP shares	(95)	(100)
Unearned stock plans shares	(1)	(2)
Guaranteed preferred beneficial interest in Company’s junior subordinated debentures	200	200
Goodwill	(395)	(864)
Accumulated other comprehensive income, net	(11)	(17)
Other deductions	(12)	(3)
Tier 1 Capital	1,438	1,366
Tier 2 Capital:
Subordinated bank notes	150	150

Qualifying allowance for loan losses	81	113
Tier 2 Capital	231	263
Total qualifying capital	1,669	1,629
Risk-weighted assets	$14,241	$14,886

GreenPoint remains committed to maintaining its capital at levels sufficient to provide for the continued growth of the Company through prudent investments and acquisitions while also providing shareholder value. The Company manages its capital based on its near and long term needs. GreenPoint ‘s total stockholders’ equity decreased by $393 million to $1.7 billion at December 31, 2001 from $2.1 billion at December 31, 2000. The decrease was the result of a retained 2001 net loss (net loss and dividends declared) of $384 million due to charges associated with the discontinuance of the manufactured housing business segment.

In March of 2001, GreenPoint’s Board of Directors authorized the Company to purchase up to 5%, or 5 million of its outstanding shares. As of December 31, 2001 the Company had purchased approximately 1.7 million shares at a cost of $59 million.

Credit Risk Management

During 2001, the Company originated mortgage and manufactured housing loans for its own portfolio and for disposition in the secondary markets in the form of whole loan sales and securitizations. In general, whole loan sales transfer the credit risk to the purchasers. In contrast, for loans placed in the portfolio, or for loans securitized, the Company retains all or much of the credit risk. As of December 31, 2001, the Company discontinued the origination of manufactured housing loans. However, it continues to service its manufactured housing loan portfolio, including its securitized loan pools.

GreenPoint Mortgage maintains underwriting policies, procedures and approval authorities appropriate to its business. The chief credit executive reports directly to the chief executive of the business, outside of the production organization. With respect to loans originated for whole loan sale to the secondary markets, where credit risk is transferred, underwriting criteria are established to meet the investor requirements. An executive-level Risk Management Division determines the criteria required for loans which will be transferred to GreenPoint’s portfolio or sold through securitizations.

Oversight of the appraiser approval and appraisal review process is provided independent of the production organization. Appraisers are required to meet strict standards or approval by GreenPoint, and their performance is monitored on a regular basis. With oversight by Risk management, a comprehensive quality control process is in place to ensure that loans being originated meet the Company‘s underwriting standards, and that required operating procedures are followed. Loans are selected monthly on a pre and post funding basis for review by quality control analysts and staff appraisers.

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

Risk Management reviews monthly the delinquency and loss trends in all of the mortgage and manufactured housing loans serviced by the Company, whether or not it retains credit exposure. These reviews are intended to identify significant changes in credit quality which may indicate changes to the Company’s exposures or to the efficacy of its underwriting of loans sold to other investors. Such changes could prompt adjustments to the Company’s underwriting criteria or servicing procedures.

GreenPoint‘s loan origination activity is geographically diversified throughout the U.S. GreenPoint began originating loans outside of New York State in 1996. At December 31, 2001, approximately 57% of the Company’s mortgage loan portfolio was secured by properties outside of New York. The Company tracks economic and housing market trends to identify areas for expansion and as an early warning mechanism. The Company also closely monitors trends in delinquent and non-performing loans through cycles in the economy and in the real estate market. These economic and performance trends are analyzed in the ongoing fine tuning of lending practices.

The Company uses various collection strategies and works to maintain contact with the borrowers in order to obtain repayment. Collection activities for GreenPoint Mortgage are centralized in a servicing unit in Columbus, Georgia. GreenPoint Credit’s collection activities are decentralized among its regional offices in order to repossess and liquidate collateral more effectively, thereby minimizing the loss severity. In 2000, a centralized collection center was opened in California to target early stage delinquencies more effectively, thereby allowing the regional offices to focus on serious delinquencies.

The Company has set forth a policy for establishment and review of the adequacy of the allowance for loan losses in order to provide for estimated costs related to the problem loans. Management believes that the allowance for loan losses is adequate. However, such determination is susceptible to the effect of future unanticipated changes in general economic and market conditions that may affect the financial circumstances of borrowers and/or residential real estate values within the Company’s lending areas. The Company has also established a reserve to cover losses associated with repurchases of sold loans due to representation and warranty violations. This reserve was sized using historical loss data associated with loan sales and additional reserves are set aside as the volume of sold loans increases.

Critical Accounting Policies

The Company’s accounting policies are described in Note 1 to the Consolidated Financial Statements. In conjunction with the SEC’s cautionary advice covering disclosure about critical accounting policies, GreenPoint has identified five accounting polices that are critical to the presentation of GreenPoint‘s financial statements and that may require subjective or complex judgments on the part of management. Following is a description of those accounting policies and where applicable a fuller explanation of the methods and assumptions underlying their application.

Accounting for Loan Securitizations

The Company recognized a gain on sale of mortgage loans of $396 million in the full-year 2001 and $178 million in 2000. Included in these gains were gains resulting from the securitization of mortgage loans of $26 million and $37 million for the years ended December 31, 2001 and 2000, respectively. The Company also recognized a gain on the securitization of manufactured housing loans of $26 million and $92 million for the years ended December 31, 2001 and 2000, respectively. Concurrent with the decision to discontinue the manufactured housing lending business, the Company will no longer securitize manufactured housing loans.

GreenPoint‘s loan securitizations are completed through the use of Qualifying Special Purpose Entities (QSPE’s). In a securitization transaction, a pool of loans is sold to the QSPE and securities supported by the cash flow from the transferred loans are sold by the QSPE to third party investors. Funds received from the third-party investors are returned to GreenPoint as payment for the transferred loans. The Company may retain servicing rights and one or more retained interests and it may issue a letter of credit guaranteeing a portion of the credit losses in the loan pool.

The rules governing accounting for loan securitizations are established in FASB Statement 140—”Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” The standard establishes the conditions which must be present for treating a transfer of financial assets as a sale, establishes the conditions which must be met to treat an entity as a QSPE, and establishes the requirement to record and measure at fair value any retained interests associated with an asset transfer. The standard also establishes that QSPE’s shall not be consolidated in the financial statements of the transferor.

GreenPoint‘s asset transfers meet all of the conditions established for sale treatment and the SPE’s meet the conditions established for a QSPE. The transactions are deemed to be sales as the transferred assets are isolated from the Company, the transferees are qualified SPE’s, and the Company does not maintain effective control of the transferred assets. In addition, the Company has recorded all retained interests, including obligations under financial guarantees, at their estimated fair value per the requirements of Statement No. 140.

Because market quotes are generally not available for retained interests, the Company generally estimates fair value based upon the present value of estimated future cash flows using assumptions of prepayments, defaults, loss severity rates and discount rates the Company believes market participants would use for similar assets and liabilities. Those assumptions are reviewed on a quarterly basis and changed based on actual and expected pool performance. Changes in the assumptions can result in a significant change to the value of retained interests. In accordance with GAAP disclosure requirements, Note 7 identifies the key economic assumptions underlying the valuation of retained interests and the potential dollar impact of adverse changes in those assumptions.

Accounting for Discontinued Operations

Pursuant to its decision to discontinue the manufactured housing lending business, GreenPoint’s current and comparative prior period Consolidated Statements of Income present the results of continuing operations and the discontinued business separately. The Consolidated Statements of Financial Condition present the consolidation of both the continuing and discontinued operations. The presentation is in accordance with the provisions of Accounting Principles Board Statement No. 30 (APB 30), which requires that the results of continuing operations be reported separately from discontinued operations and any gain or loss from disposal of a segment of a business be reported in conjunction with the related results of discontinued operations.

For the purposes of applying APB 30, the term segment of a business refers to a component of an entity whose activities represent a separate major line of business or class of customer. The manufactured housing lending business was a separate major line of business with clearly separate operations and activities and a distinct customer base, and its activities can be clearly distinguished and measured for financial reporting purposes. The manufactured housing business has been separately measured and disclosed in prior period business segment disclosures in the footnotes of the consolidated financial statements.

The Company’s plan to discontinue the business was reviewed and approved by management and the Board of Directors in December of 2001. The Plan of discontinuation included the decision to cease accepting loan applications and fund only new loans pertaining to existing loan commitments. The Company will continue to honor its contractual commitment to service its current loan portfolio and plans to sell most of the remaining loans on its balance sheet. Accounting for the orderly liquidation or runoff of the operation as a discontinued operation is consistent with APB 30 and subsequent SEC interpretations codified under TopicZ-3.

As described fully in Note 2 of the Consolidated Financial Statements, the Company recorded a pre-tax loss from disposal of the discontinued business of $712 million. Included in this loss was a charge of $135 million associated with the write-down of balance sheet loans to their estimated fair value which represented management’s best estimate of their fair market value. Also included in this charge was the projected future pre-tax income of the discontinued business of $5 million. This projected future income includes management‘s best estimate of future servicing revenues and operating expenses through the completion of the runoff period. These estimates will be reviewed quarterly and revised, if necessary.

Regarding the residual interests associated with the previously securitized manufactured housing loans, the Company reassessed the assumptions used in the valuation of these assets in conjunction with the decision to discontinue the business and incorporated the revised assumptions in its valuations at December 31, 2001.

Accounting for Derivatives

The accounting and reporting standards for derivative financial instruments are established in Statement of Financial Accounting Standards No. 133, “Accounting for Derivative and Hedging Activities” (“SFAS 133”), as amended. SFA S 133 requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in fair value of the derivative depends on the intended use of the derivative and the resulting designation.  An entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use in assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffectiveness of the hedge. These methods must be consistent with the entity’s approach to managing risk.

GreenPoint‘s management has made complex judgments in their application of SFAS 133. These judgments include the identification of hedging instruments, hedged items, nature of the risk being hedged, the market value of loan commitments and how the hedging instrument’s effectiveness will be assessed. GreenPoint has designated interest rate swaps, futures contracts and forward delivery commitments as hedging instruments in fair value hedges. All fixed rate manufactured housing loans held for sale and certain fixed mortgage loan products held for sale are designated as hedged items in fair value hedges. GreenPoint has identified the risk of changes in fair value attributable to changes in market interest rates as the designated hedge risk. The results of previous retrospective assessments of hedge effectiveness have established an expectation that the results of the derivative hedging instruments will substan-tially offset the effects of changes in the fair value of the hedged item on a prospective basis. If the retrospective assessment determines that the hedge was not highly effec-

tive, GreenPoint will discontinue hedge accounting prospectively. GreenPoint’s interest rate lock commitments are accounted for as derivative financial instruments and recognized as either assets and liabilities at fair value.

The Company is exposed to interest rate risk during the accumulation of interest rate lock commitments with borrowers and funded loans prior to sale or securitization. If market interest rates required by investors are higher than management ‘s assumptions, the prices paid by investors and resultant gain on sale of loans will be lower than previously estimated. In order to mitigate this interest rate risk, GreenPoint enters into derivative instruments at the time it extends the interest rate lock commitment to the borrower. The amount and duration of the derivative instruments entered into are selected in order to have the changes in fair value correlate closely with the changes in fair value of GreenPoint‘s interest rate lock commitments and loans held for sale. If the SFAS 133 effectiveness assessment indicates that the hedge is not highly effective, GreenPoint will not recognize the adjustment to the carrying amount of the loans held for sale after the last date on which compliance with the effectiveness criterion was established. Therefore, the potential loss of hedge accounting adjustments to loans held for sale may cause GreenPoint to report materially different results under different conditions or using different assumptions.

Accounting for Possible Loan Losses

GreenPoint calculates its allowance for loan losses in accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” (“SFAS 5”). This accounting standard is used to determine the allowance associated with large groups of smaller balance homogeneous loans that are collectively evaluated for impairment. GreenPoint considers all of its loans held for investment to be smaller-balance homogeneous loans. SFAS 5 requires the accrual of a loss when it is probable that an asset has been impaired and the amount of the loss can be reasonably estimated. The allowance for loan losses represents management‘s estimate of probable but unconfirmed asset impairment in the loans held for investment portfolio as of the date of the financial statements.

In determining the adequacy of the allowance for loan losses for GreenPoint’s mortgage loans held for investment, management completes a General Valuation Allowance (“GVA”) analysis prior to the end of each quarterly reporting period. The GVA analysis stratifies GreenPoint’s mortgage loans held for investment portfolio into three categories: first mortgages, second mortgages and home equity loans. The first mortgage and second mortgage categories are further stratified into one-to-four family, multi-family and commercial loan strata. The GVA analysis calculates the expected losses as a percentage of loans outstanding in each loan stratum (“GVA Percentage”) based upon the current delinquency status within each stratum. Management combines the results of the GVA analysis with judgments concerning macro-economic conditions and portfolio concentrations to determine the appropriate level of the allowance for loan losses.

Due to inherent limitations in using modeling techniques and GVA percentages, GreenPoint also maintains an unallocated reserve. This reserve addresses short-term changes in the loan portfolio’s historical real estate owned performance, delinquency trends, loan products, and portfolio growth, in addition to changes in the macro-economic environment. At the end of each quarter, management determines the adequacy of the unallocated reserve to address these risks.

Accounting for Servicing Assets

In applying SFAS 140 to its sales and securitizations, GreenPoint‘s management is required to make complex judgments when establishing the significant assumptions used in determining fair values of servicing assets. The fair value of servicing assets is determined by calculating the present value of estimated future net servicing cash flows ,using assumptions of prepayments, defaults, servicing costs and discount rates that the Company believes market participants would use for similar assets. These assumptions are reviewed on a quarterly basis and changed based on actual and expected pool performance. In accordance with GAAP disclosure requirements, Note 7 identifies the key economic assumptions underlying the valuation of servicing assets.

GreenPoint stratifies its servicing assets based on the risk characteristics of the underlying pools and the assets are evaluated for impairment based on the risk characteristics. Servicing asset impairment may result in the risk strata under different conditions or using different assumptions.  As interest rates associated with the underlying loans decline, loan prepayments tend to increase, thereby reducing the fair value of the servicing asset. In addition, a decline in the value of the servicing asset is likely to occur if either default rates or servicing costs increase. The sensitivities to adverse changes in weighted average prepayment rates for the servicing assets are presented in Note 7.

Impact of Recent Accounting Pronouncements

On July 20, 2001, the Financial Accounting Standards Board (“the FASB”) issued Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”). This statement addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, “Business Combinations” and Statement of Financial Accounting Standards No. 38, “Accounting for Preacquisition Contingencies of Purchased Enterprises.” All business combinations in the scope of SFAS 141 are to be accounted for using one method, the purchase method. The provisions of SFAS 141 apply to all business combinations initiated after June 30, 2001. Management of the Company anticipates that the adoption of SFAS 141 will not have a significant effect on the Company’s earnings or financial position.

On July 20, 2001, the FASB issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, “Intangible Assets.” SFAS 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. SFAS 142 also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Goodwill and intangible assets that have indefinite useful lives will not be amortized, but rather will be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but without the constraint of an arbitrary ceiling. The provisions of SFAS 142 are required to be applied starting with fiscal years beginning after December 15, 2001. S FAS 142 is required to be applied at the beginning of an entity ‘s fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements at that date. Impairment losses for goodwill and indefinite lived intangible assets that arise due to the initial application of SFAS 142 (resulting from a transitional impairment test) are to be reported as a change in accounting principle. Goodwill and intangible assets acquired after June 30, 2001,will be subject immediately to the non-amortization and amortization provisions of SFAS 142.

Management is in the process of assessing the impact of the adoption of the SFAS 142 transitional impairment test on the Company’s earnings and financial position and anticipates the test will not result in the recognition of goodwill impairment. Management estimates the adoption of the non-amortization provision of SFAS 142 will increase the Company‘s full-year net income from continuing operations by $28 million.

On August 16, 2001, the FASB issued Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”). This statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. SFAS 143 is effective for fiscal years beginning after June 15, 2002. Management of the Company anticipates that the adoption of SFAS 143 will not have a significant effect on the Company’s earnings or financial position.

On October 3, 2001, the FASB issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFA S1 44”). This statement replaces Statement of Financial Accounting Standards No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” SFAS 144 requires long-lived assets to be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Management of the Company anticipates that the adoption of SFAS 144 will not have a significant effect on the Company’s earnings or financial position.

Forward-Looking Statement

This Annual Report to the Stockholders contains certain forward-looking statements, which are based on management‘s current expectations. These forward-looking statements include information concerning possible or assumed future results of operations, trends, financial results and business plans, including those relating to earnings growth; revenue growth; origination volume in the Company’s mort-gage business; non-interest income levels, including fees from product sales; credit performance on loans made by the Company; tangible capital generation; margins on sales or securitizations of loans; market share; expense levels; and other business operations and strategies. For these statements, GreenPoint claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 to the extent provided by applicable law. Forward looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to: risks and uncertainties related to acquisitions, divestitures and terminating business segments, including related integration and restructuring activities; prevailing economic conditions; changes in interest rates, loan demand, real estate values, and competition, which can materially affect origination levels and gain on sale results in the Company’s mortgage business; the level of defaults, losses and prepayments on loans made by the Company, whether held in portfolio, sold in the whole loan secondary markets or securitized, which can materially affect required loan loss reserve levels and the Company’s periodic valuation of its retained interests from securitizations; changes in accounting principles, policies, and guidelines; adverse changes or conditions in capital or financial markets, which can adversely affect the ability of the Company to sell or securitize loan originations on a timely basis or at prices which are acceptable to the Company; actions by rating agencies and the affects of these actions on the Company’s businesses, operations and funding requirements; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services. The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

The Company regularly explores opportunities for acquisitions of and holds discussions with financial institutions and related businesses, and also regularly explores opportunities for acquisitions of liabilities and assets of financial institutions and other financial services providers. The Company routinely analyzes its lines of business and from time to time may increase, decrease or terminate one or more activities.

Average Consolidated Balance Sheet, Interest and Rates

	Year Ended December 31,
	2001				2000				1999
	Balance	Interest	Average Yield/ Cost		Balance	Interest	Average Yield/ Cost		Balance	Interest	Average Yield/ Cost
	(Tax-Equivalent Interest and Rates, in millions)(1)
Assets:
Mortgage loans held for investment(2)	$9,262	$764	8.25%		$8,366	$727	8.69%		$9,080	$775	8.53%
Other loans(2)	533	52	9.71		611	61	9.98		343	32	9.35
Loans held for sale	3,257	255	7.84		1,895	171	9.05		1,574	136	8.66
Money market investments(3)	93	4	4.57		478	30	6.33		926	48	5.14
Securities(4)	3,526	233	6.60		2,244	161	7.17		1,246	78	6.26
Trading assets	—	—	—		—	—	—		5	—	5.56
Other interest-earning assets	322	46	14.38		387	45	11.53		358	26	7.36
Total interest-earning assets	16,993	1,354	7.97		13,981	1,195	8.55		13,532	1,095	8.09
Non-interest earning assets(5)	1,445				1,419				1,514
Total assets	$18,438				$15,400				$15,046

Liabilities and Stockholders’ Equity:
Savings	$1,206	24	1.99		$1,295	28	2.12		$1,468	32	2.21
N.O.W.	276	3	0.99		286	3	0.98		310	3	0.98
Money market and variable rate savings	2,714	80	2.95		2,433	83	3.42		2,415	80	3.30
Term certificates of deposit	6,372	336	5.27		7,082	395	5.58		7,079	365	5.15
Mortgagors’ escrow	105	2	1.71		110	2	1.69		115	2	1.43
Other borrowed funds	4,299	194	4.54		1,092	68	6.20		640	37	5.84
Senior bank notes	134	10	7.03		169	12	6.97		200	14	6.94
Subordinated bank notes	150	14	9.36		36	3	9.30		—	—	—
Guaranteed preferred beneficial interest in Company’s junior subordinated debentures	200	18	9.16		200	18	9.16		200	18	9.16
Total interest-bearing liabilities	15,456	681	4.39		12,703	612	4.82		12,427	551	4.43
Other liabilities(6)	808				673				616
Total liabilities	16,264				13,376				13,043
Stockholders’ equity	2,174				2,024				2,003
Total liabilities & stockholders’ equity	$18,438				$15,400				$15,046
Net interest income/interest rate spread(7)		$673	3.58%			$583	3.73%			$544	3.66%
Net interest-earning assets/ net interest margin(8)	$1,537		3.97%		$1,278		4.17%		$1,105		4.02%
Ratio of interest-earning assets to interest-bearing liabilities			1.10	x			1.10	x			1.09	x

(1)            Net interest income is calculated on a tax-equivalent basis.

(2)            In computing the average balances and average yield on loans, non-accruing loans have been included.

(3)            Includes interest-bearing deposits in other banks, federal funds sold and securities purchased under agreements to resell.

(4)            The average yield does not give effect to changes in fair value that are reflected as a component of stockholders’ equity.

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

(9)            For the year ended December 31, 2001, 2000 and 1999, net interest income from discontinued operations included in the table totaled $40 million, $44 million and $30 million, respectively. Average earning assets from discontinued operations for the same periods totaled $862 million, $1.1 billion and $748 million, respectively.

Rate/Volume Analysis

The following table presents the effects of changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities on the Company’s interest income and interest expense during the years indicated. The changes attributable to the combined impact of volume and rate have been allocated proportionately to volume and rate.

	Year Ended December 31, 2001 Compared to Year Ended December 31, 2000 Increase/(Decrease)			Year Ended December 31, 2000 Compared to Year Ended December 31, 1999 Increase/(Decrease)
	Due to			Due to
	Average Volume	Average Rate	Net Change	Average Volume	Average Rate	Net Change
	(Dollars in millions)
Mortgage loans held for investment(1)	$75	$(38)	$37	$(62)	$14	$(48)
Other loans(1)	(8)	(1)	(9)	27	2	29
Loans held for sale	109	(25)	84	29	6	35
Money market investments(2)	(19)	(7)	(26)	(27)	9	(18)
Securities	87	(15)	72	70	13	83
Trading assets	—	—	—	—	—	—
Other interest-earning assets	(8)	9	1	2	17	19
Total interest earned on assets	236	(77)	$159	39	61	100
Savings	(2)	(2)	(4)	(3)	(1)	(4)
N.O.W.	—	—	—	—	—	—
Money market and variable rate savings	9	(12)	(3)		3	3
Term certificates of deposit	(39)	(20)	(59)	—	30	30
Mortgagors’ escrow	—	—	—	—	—	—
Other borrowed funds	146	(19)	127	28	3	31
Senior bank notes	(3)	—	(3)	(2)	—	(2)
Subordinated bank notes	11	—	11	3	—	3
Guaranteed preferred beneficial interest in Company’s junior subordinated debentures	—	—	—	—	—	—
Total interest paid on liabilities	122	(53)	69	26	35	61
Net change in net interest income	$114	$(24)	$90	$13	$26	$39

(1)            In computing the volume and rate components of net interest income for loans, non-accrual loans have been included.

(2)            Includes interest-bearing deposits in other banks, federal funds sold and securities purchased under agreements to resell.

Consolidated Statements of Financial Condition

	December 31,
	2001	2000
	(In millions, except share amounts)
Assets:
Cash and due from banks	$190	$140
Money market investments:
Interest-bearing deposits in other banks	5	5
Federal funds sold and securities purchased under agreements to resell	162	166
Total cash and cash equivalents	357	311
Loans receivable held for sale	4,945	1,981
Federal Home Loan Bank of New York stock	233	96
Securities available for sale	1,542	2,678
Securities available for sale–pledged to creditors	1,677	388
Retained interests in securitizations	131	159
Securities held to maturity (fair value of $3 in 2001 and 2000)	3	3
Loans receivable held for investment (net of allowance for loan losses of $81 and $113, respectively)	9,961	8,574
Other interest-earning assets	139	128
Accrued interest receivable	100	87
Banking premises and equipment, net	149	131
Servicing assets	123	197
Goodwill (net of accumulated amortization and impairment of $788 and $319, respectively)	395	864
Other assets	431	168
Total assets	$20,186	$15,765
Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
N.O.W. and checking	$648	$577
Savings	1,215	1,213
Variable rate savings	2,089	1,871
Money market	895	630
Term certificates of deposit	5,859	6,885
Total deposits	10,706	11,176
Notes payable	1	2
Mortgagors’ escrow	81	90
Securities sold under agreements to repurchase	1,600	350
Other short term borrowings	960	—
Federal Home Loan Bank advances	3,800	1,000
Senior bank notes	134	138
Subordinated bank notes	150	150
Guaranteed preferred beneficial interest in Company’s junior subordinated debentures	200	200
Liability under recourse exposure	468	132
Other liabilities	430	477
Total liabilities	18,530	13,715
Commitments and contingencies (Note 17)
Stockholders’ Equity:
Preferred stock ($0.01 par value; 50,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value; 220,000,000 shares authorized; 110,261,164 shares issued)	1	1
Additional paid-in capital	877	863
Unallocated Employee Stock Ownership Plan (ESOP) shares	(95)	(100)
Unearned stock plans shares	(1)	(2)
Retained earnings	1,148	1,532
Accumulated other comprehensive income, net	11	17
Treasury stock, at cost (10,498,829 and 10,155,750 shares, respectively)	(285)	(261)
Total stockholders’ equity	1,656	2,050
Total liabilities and stockholders’ equity	$20,186	$15,765

See accompanying notes to the consolidated financial statements.

Consolidated Statements of Operations

	For the Year Ended December 31,
	2001	2000	1999
	(In millions, except per share amounts)
Interest income:
Mortgage loans held for investment	$764	$727	$775
Loans held for sale	229	127	93
Money market investments	4	30	48
Securities	235	154	77
Other	24	37	30
Total interest income	1,256	1,075	1,023
Interest expense:
Deposits	443	509	480
Other borrowed funds	149	4	—
Long-term debt	42	33	32
Total interest expense	634	546	512
Net interest income	622	529	511
Benefit (provision) for loan losses	13	(5)	20
Net interest income after provision for loan losses	635	524	531
Non-interest income:
Income from fees and commissions:
Loan servicing fees	4	20	17
Banking services fees and commissions	44	39	31
Fees, commissions and other income	3	4	5
Total income from fees and commissions	51	63	53
Net gain on sales of loans	396	178	156
Change in valuation of retained interests	—	(6)	—
Net gain on securities	18	4	1
Gain on sale of mortgage servicing rights	—	3	2
Net gain on sale of lease	—	—	16
Total non-interest income	465	242	228
Non-interest expense:
General and administrative expenses:
Salaries and benefits	181	140	148
Employee Stock Ownership and stock plans expense	19	13	12
Net expense of premises and equipment	78	67	65
Federal deposit insurance premiums	2	2	3
Other administrative expenses	109	76	93
Total general and administrative expenses	389	298	321
Other real estate owned operating income	(2)	(2)	(3)
Goodwill amortization	45	46	46
Restructuring charge and non-recurring personnel expense	—	—	6
Charitable and educational foundation	—	—	25
Total non-interest expense	432	342	395
Income from continuing operations before income taxes	668	424	364
Income taxes related to earnings from continuing operations	259	169	152
Net income from continuing operations	409	255	212
Discontinued operations:
Net loss from disposal of discontinued business	(440)	—	—
Net (loss) income from operations of discontinued business	(264)	(42)	4
Net (loss) income from discontinued operations	(704)	(42)	4
Net (loss) income	$(295)	$213	$216
Basic earnings per share:
Net income from continuing operations	$4.61	$2.84	$2.23
Net (loss) income from discontinued operations	$(7.93)	$(0.47)	$0.04
Net (loss) income	$(3.32)	$2.37	$2.27
Diluted earnings per share:
Net income from continuing operations	$4.50	$2.80	$2.19
Net (loss) income from discontinued operations	$(7.74)	$(0.46)	$0.04
Net (loss) income	$(3.24)	$2.34	$2.23

See accompanying notes to the consolidated financial statements.

Consolidated Statements of Comprehensive Income

	For the Year Ended December 31,
	2001	2000	1999
	(In millions)
Net (loss) income	$(295)	$213	$216
Other comprehensive income, before tax:
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during period	8	55	(28)
Less: reclassification adjustment for gains included in net income	(18)	(4)	(1)
Other comprehensive income, before tax	(10)	51	(29)
Income tax expense related to items of other comprehensive income	4	(22)	12
Other comprehensive income, net of tax	(6)	29	(17)
Total comprehensive (loss) income, net of tax	$(301)	$242	$199

See accompanying notes to the consolidated financial statements.

Consolidated Statements of Changes in Stockholders’ Equity

	For the Year Ended December 31,
	2001	2000	1999
	(In millions)
Common stock
Balance at beginning of year	$1	$1	$1
Balance at end of year	1	1	1
Additional paid-in capital
Balance at beginning of year	863	858	1,279
Reissuance of treasury stock	(15)	(10)	(441)
Amortization of ESOP shares committed to be released	17	10	14
Amortization of stock plans shares	1	1	—
Tax benefit for vested stock plans shares	11	4	6
Balance at end of year	877	863	858
Unallocated ESOP shares
Balance at beginning of year	(100)	(105)	(110)
Amortization of ESOP shares committed to be released	5	5	5
Balance at end of year	(95)	(100)	(105)
Unearned stock plans shares
Balance at beginning of year	(2)	(3)	(4)
Amortization of stock plans shares	1	1	1
Balance at end of year	(1)	(2)	(3)
Retained earnings
Balance at beginning of year	1,532	1,408	1,273
Net (loss) income	(295)	213	216
Dividends paid	(89)	(89)	(81)
Balance at end of year	1,148	1,532	1,408
Accumulated other comprehensive income, net
Balance at beginning of year	17	(12)	5
Net change in accumulated other comprehensive income, net	(6)	29	(17)
Balance at end of year	11	17	(12)
Treasury stock
Balance at beginning of year	(261)	(160)	(521)
Reissuance of treasury stock	46	20	502
Purchase of treasury stock	(70)	(121)	(141)
Balance at end of year	(285)	(261)	(160)
Total stockholders’ equity	$1,656	$2,050	$1,987

See accompanying notes to the consolidated financial statements.

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2001	2000	1999
	(In millions)
Cash flows from operating activities:
Net (loss) income	$(295)	$213	$216
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Provision for loan losses	109	37	14
Depreciation and amortization	113	111	112
Goodwill impairment	390	—	—
ESOP and stock plans expense	25	17	20
Capitalization of servicing assets	(63)	(66)	(83)
Amortization and impairment of servicing assets	137	50	48
(Increase) decrease in assets associated with operating activities
Loans receivable held for sale
Loan originations	(27,204)	(13,136)	(13,762)
Proceeds from loan sale	24,419	12,199	13,545
Other	(179)	164	(17)
Retained interests in securitizations	23	(5)	(48)
Accrued interest receivable	(13)	(15)	15
Other assets	(262)	(47)	31
Increase (decrease) in liabilities associated with operating activities
Liabilities under recourse exposure	337	99	27
Other liabilities	62	(278)	247
Other, net	(128)	(16)	(40)
Net cash (used in) provided by operating activities	(2,529)	(673)	325

Cash flows from investing activities:
Net change in:
Loans receivable held for investment	(1,411)	555	680
Premises and equipment	(52)	(34)	(33)
Available for sale securities:		(1)	—
Proceeds from maturities	195	702	2,071
Proceeds from sales	2,713	768	104
Purchase of securities	(4,848)	(2,641)	(3,052)
Principal repayments	1,691	219	207
Federal Home Loan Bank Stock—purchases	(136)	(5)	(92)
Proceeds from sale of lease	—	—	35
Other, net	26	19	19
Net cash used in investing activities	(1,822)	(418)	(61)

Statements continued on following page.

See accompanying notes to the consolidated financial statements.

Consolidated Statements of Cash Flows (Continued)

	For the Year Ended December 31,
	2001	2000	1999
	(In millions)
Cash flows from financing activities:
Net change in:
Domestic deposits	(470)	(385)	386
Mortgagors’ escrow deposits	(10)	(5)	(33)
Notes payable	(1)	(3)	(603)
Securities sold under agreements to repurchase	2,209	350	(385)
Federal Home Loan Bank advances	2,800	325	675
Cash dividends paid	(89)	(90)	(81)
Treasury stock purchased	(71)	(121)	(141)
Exercise of stock options	32	10	14
Retirement of long term debt	(3)	(61)	—
Proceeds from issuance of subordinated bank notes	—	150	—
Proceeds from common stock offering	—	—	48
Net cash provided by (used in) financing activities	4,397	170	(120)
Net increase (decrease) in cash and cash equivalents	46	(921)	144
Cash and cash equivalents beginning of year	311	1,232	1,088
Cash and cash equivalents end of year	$357	$311	$1,232
Non-cash activities:
Additions to other real estate owned, net	$18	$(19)	$(10)
Unsettled trades	$—	$(109)	$284
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$74	$117	$155
Interest paid	$678	$512	$477

See accompanying notes to the consolidated financial statements.

Notes to the Consolidated Financial Statements

NOTE 1 Summary of Significant Accounting Policies

GreenPoint Financial Corp. (the“Company” or “GreenPoint”) is a bank holding company organized in 1993 under the laws of the state of Delaware and registered under the Bank Holding Company Act of 1956, as amended. GreenPoint, a leading national specialty housing finance company with more than $25 billion in loan originations in 2001, has two principal operating businesses. GreenPoint Mortgage (“GPM”), headquartered in Novato, California, is a leading national lender in non-conforming residential mortgages, specializing in “Alternative A” (“Alt A”) mortgage loans. GreenPoint Bank, a New York State chartered savings bank, is the third largest thrift depository in the Greater New York area with $11 billion in deposits in 74 branches serving more than 400,000 households.

(a) Basis of Presentation

The consolidated financial statements include the accounts of the Company, the Bank and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. When necessary, certain reclassifications of prior year financial statement amounts have been made to conform to the current year presentation.

The Company adopted a plan to exit the manufactured housing lending business in December 2001. Current and comparative prior period consolidated statements of operations present the results of continuing operations and discontinued operations separately.

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

(b) Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

The Company enters into short-term purchases of securities under agreements to resell (“reverse repurchase agreements”) and sales of securities under agreements to repurchase substantially identical securities (“repurchase agreements”). The amounts advanced under reverse repurchase agreements and the amounts borrowed under repurchase agreements are carried on the balance sheet at the amount advanced or borrowed, respectively plus accrued interest. Interest earned on reverse repurchase agreements and interest incurred on repurchase agreements are reported as interest income and interest expense, respectively.

(c) Securities Held to Maturity and Securities Available for Sale

Securities classified as held to maturity are carried at amortized cost. The Company has the positive intent and ability to hold these securities to maturity.

Securities that may be sold in response to or in anticipation of changes in interest rates and resulting prepayment risk, or other factors, are classified as available for sale and are carried at fair value. Unrealized gains and losses on these securities are reported, net of applicable taxes, in accumulated other comprehensive income, as a separate component of stockholders’ equity.

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

Interest income on loans receivable is recognized on an accrual basis except when a loan has been past due 90 days or upon determination that collection is doubtful. When a loan is placed on non-accrual status, all accrued but unpaid interest receivable is reversed and charged against current interest income. Thereafter, interest income on non-accrual loans is recorded only when received in cash. A loan is returned to accrual status when the principal and interest are no longer past due and the borrower’s ability to make periodic principal and interest payments is reasonably assured.

Loan fees and certain direct loan origination costs are deferred. Net deferred fees are amortized into interest income over the contractual life of the loan using the level-yield method.

(e) Allowance for Loan Losses

Management’s periodic evaluation of the adequacy of the allowance for loan losses is based on the Company’s past loan loss experience, known and inherent risks in the loan portfolio, adverse situations which may affect the borrowers’ ability to repay, the estimated value of the underlying real estate collateral and current economic and market conditions within the geographic areas surrounding the underlying real estate.

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

(g) Goodwill

Goodwill arising from the 1995 acquisition of Home Savings of America and the 1998 acquisition of the manufactured housing finance business of BankAmerica Housing Services (“BAHS”) was amortized using the straight-line method over 15 years. Management evaluates goodwill for impairment on an on-going basis. In December 2001, GreenPoint formally adopted a plan to discontinue the manufactured housing lending business. As a result of this decision, management determined that the goodwill relating to the manufactured housing business was impaired, and the remaining carrying value was written-off.

On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) for the accounting and reporting of goodwill and other intangible assets.  Goodwill that has an indefinite useful life will not be amortized, but rather will be tested at least annually for impairment.  Impairment losses for goodwill that arise due to the initial application of SFAS 142 (resulting from the transitional impairment test) are to be reported as a change in accounting principle. Management is in the process of assessing the impact of the adoption of the SFAS 142 transitional impairment test on the Company’s earnings and financial position and anticipates the test will not result in the recognition of goodwill impairment. Management estimates the adoption of the non amortization provision of SFAS 142 will increase the Company’s full-year net income from continuing operations by $28 million.

(h) Other Real Estate Owned

Other real estate owned (“ORE”) consists of real estate acquired through foreclosure or deed in lieu of foreclosure. ORE is recorded at the lower of cost or estimated fair value less estimated selling costs at the time of foreclosure. Valuation write downs made at or shortly after the acquisition date are charged against the Company’s allowance for loan losses.

Subsequent declines in the estimated fair value, net operating results, and gains and losses on the disposition of the related properties are charged against the Company’s operating results as incurred.

(i) Derivative Financial Instruments

Derivative financial instruments are recognized as either assets or liabilities at fair value. Changes in the fair value of derivatives are recorded in each period in current earnings or comprehensive income, depending on whether the derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company’s hedging relationships have been designated as fair value hedges. For a qualifying fair value hedge, the change in fair value of the hedging instruments and the change in fair value of the hedged item attributed to the hedged risk are recognized currently in earnings. The amount of hedge ineffectiveness recognized in earnings is based on the extent to which exact offset is not achieved.

In order to qualify for fair value hedge accounting, at the inception of the hedge, GreenPoint must identify the hedging instrument, hedged item, nature of the risk being hedged and how the hedging instrument’s effectiveness will be assessed. The Company has designated interest rate swaps, futures contracts and forward delivery commitments as hedging instruments in fair value hedges. All fix e d rate manufactured housing loans held for sale and certain fixed mortgage loan products held for sale are designated as hedged items in fair value hedges. GreenPoint has identified the risk of changes in fair value attributable to changes in market interest rates as the designated hedge risk. The results of previous retrospective assessments of hedge effectiveness have established an expectation that the results of the derivative hedging instruments will substantially offset the effects of changes in the fair value of the hedged item on a prospective basis. If the retrospective assessment determines that the hedge was not highly effective, GreenPoint will discontinue hedge accounting prospectively. The Company will re-establish the prospective expectation of correlation if the hedge is determined to be highly effective.

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

(k) Stock-Based Compensation Plans

Deferred compensation for stock award plans is recorded as a reduction of stockholders’ equity and is calculated as the cost of the shares purchased by the Bank and contributed to the plan. Compensation expense is recognized over the vesting period of actual stock awards based upon the fair value of shares at the award date.

Compensation expense for the Employee Stock Owner-ship Plan and Trust (“ESOP”) is recognized for the number of shares allocated to ESOP participants as they are committed to be released. The difference between the fair value of the shares allocated and the cost of the shares to the ESOP is charged or credited to additional paid-in capital.

The Company adopted the disclosure approach under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) under which the Company discloses in the notes to the financial statements the pro forma effects on net income and earnings per share, determined as if the fair value-based method had been applied in measuring compensation cost. The Company continues to apply APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) in accounting for its plans. Accordingly, no compensation cost has been recognized for the Company’s stock option plans.

(l) Accounting for Loan Sales

The Company sells loans both in the whole loan market as well as through various securitization vehicles.

When the Company has sold mortgages or manufactured housing loans on a whole loan basis, in some cases it has retained the servicing rights related to the loans. In instances where the Company does not retain the servicing rights to the loans, the gain or loss on the sale is equal to the differencebetween the proceeds received and the book basis of the loans sold. In instances where the Company does retain the servicing rights, the gain or loss also depends in part on the fair value attributed to the servicing rights.

When GreenPoint has securitized certain manufactured housing loans and mortgages, in some cases it has retained the servicing rights and one or more retained interests. In addition, the Company has sold loans under recourse arrangements, which may be in the form of a corporate guarantee issued by the Bank and backed by a letter of credit or a credit default swap. In calculating the gain or loss on the sale, the Company allocates the cost basis of the loans sold between the assets sold, and the retained interests and servicing rights based on their relative fair values at the date of sale. The liabilities associated with these guarantees are reported separately as liability under recourse exposure. A gain or loss is recognized as the difference between the cash proceeds from the sale and the allocated cost basis of the assets sold, less the estimated fair value of the corporate guarantee.

(m) Retained Interests in Securitizations

Retained interests in securitizations include interest-only strips, subordinated certificates, transferor interests and the recorded liabilities for limited recourse provided on mortgage loans and recourse provided on manufactured housing loans securitized and sold.

The Company adopted the Emerging Issues Task Force Issue No. 99-20 “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets” under which interest income and expense on retained interests are recognized using the effective yield method. The Company classifies its retained interests in securitizations as avail-able for sale and carries these securities at fair value. Generally, if the fair value of retained interests declines below its carrying amount (excluding unrealized gains), the change in valuation is recognized in the consolidated statement of income and is classified as a change in valuation of retained interests. Unrealized gains are reported, net of applicable taxes, in accumulated other comprehensive income, as a separate component of stockholders’ equity.

On a quarterly basis, GreenPoint reviews the adequacy of the liability under recourse exposure based on manage-m e n t ‘s best estimate of future cash flows associated with the recourse arrangement. The change in valuation is recognized in the consolidated statement of income as achange in valuation of retained interests.

To obtain fair values, quoted market prices are used, if available. Because market quotes are generally not available for retained interests, the Company generally estimates fair value based upon the present value of estimated future cash flows using assumptions of prepayments, defaults, loss severity rates, and discount rates that the Company believes market participants would use for similar assets and liabilities.

(n) Servicing Assets

Servicing assets are carried at the lower of cost or fair value based on defined risk strata and are amortized in pro-portion to and over the expected servicing period.

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

(o) Income Taxes

The Company and its subsidiaries join in the filing of a consolidated tax return for Federal, state and local taxing authorities as required. In addition, certain subsidiaries also file separate domestic tax returns where necessary.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases (“temporary differences”). Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. A valuation allowance is provided for deferred tax assets where realization is not considered “more likely than not.” The effect of changes in tax laws or rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date.

(p) Earnings per Share

Basic earnings per share (“EPS”) is calculated by dividing net income by the weighted average number of common shares outstanding, with no consideration of potential out-standing shares. Diluted EPS is calculated using the same method as basic EPS, but reflects the potential dilution that would occur if stock options or other contracts were exercised and converted into common stock. Common stockequivalents are computed using the treasury stock method. ESOP shares that have been allocated to participants’ accounts or are committed to be released for allocation are considered outstanding for EPS calculation.

(q) Statement of Cash Flows

For the purpose of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits in other banks, federal funds sold and reverse repurchase agreements, all of which have initial maturities of less than ninety days.

NOTE 2 Discontinued Operations

In December 2001, GreenPoint formally adopted a plan to discontinue the manufactured housing lending business. Green Point‘s consolidated statements of income have been presented to reflect the manufactured housing lending business as a discontinued operation. Accordingly, the income and expenses relating to the manufactured housing business are reported as “discontinued operations” in the consolidated statements of income. In conjunction with this plan, GreenPoint will honor existing loan commitments to fund approved loans, but will not approve or process any new loan applications. GreenPoint will honor all existing servicing contracts.

The assets and liabilities from discontinued operations at December 31, 2001 and 2000 were as follows:

	December 31,
	2001	2000
	(In millions)
Assets:
Loans receivable held for sale	$705	$216
Retained interests in securitizations	1	46
Loans receivable held for investment	44	526
Servicing assets	60	142
Goodwill	—	423
Other assets	268	61
Total assets	$1,078	$1,414
Liabilities:
Liability under recourse exposure	$467	$131
Other liabilities and allocated equity	611	1,283
Total liabilities and equity	$1,078	$1,414

Net (loss) income from discontinued operations for the years ended December 31, 2001, 2000 and 1999, were as follows:

	Year Ended December 31,
	2001	2000	1999
	(In millions)
Net (loss) from disposal of discontinued business:
Net loss before taxes from disposal of discontinued business	$(712)	$—	$—
Income tax benefit	272	—	—
Net loss from disposal of discontinued business	(440)	—	—

Net (loss) income from operations of discontinued business:
Net interest income after provision for loan losses	—	12	(5)
Loan servicing fees	53	114	83
Net gain on sale of manufactured housing assets	26	92	72
Change in valuation of retained interests	(362)	(134)	—
Other income	17	11	8
Total non-interest income	(266)	83	163
General and administrative expenses	128	132	118
Goodwill amortization	33	33	33
Total non-interest expense	161	165	151
Net (loss) income before taxes from operations of discontinued business	(427)	(70)	7
Income tax benefit (expense)	163	28	(3)
Net (loss) income from operations of discontinued business	(264)	(42)	4
Net (loss) income from discontinued operations	$(704)	$(42)	$4
Net (loss) income from discontinued operations per share
Basic	$(7.93)	$(0.47)	$0.04
Diluted	$(7.74)	$(0.46)	$0.04

The loss before taxes from disposal of the discontinued business for the year ended December 31, 2001 was $712 million. This total consisted of $390 million to write-off the remaining carrying value of goodwill, $172 million to adjust the valuation of retained interests, $135 million for write-downs to the valuation of loans, $10 million for servicing asset impairment, a $10 million restructuring charge, and projected $5 million income from the discontinued business.

NOTE 3 Business Acquisitions

On March 30, 1999, the Company completed the acquisition of Headlands. The acquisition was accounted for as a tax-free pooling of interests, with 0.62 shares of the Company’s stock being exchanged for each share of Headlands stock. Accordingly, the Company’s consolidated financial statements have been restated for all periods prior to the business combination to include the combined financial results of GreenPoint and Headlands.

There were no transactions between GreenPoint and Headlands prior to the acquisition. Certain reclassifications were made to the Headlands financial statements to conform to GreenPoint’s presentations.

NOTE 4  Restrictions on Cash and Due from Banks

The Company is required to maintain reserves on deposit with the Federal Reserve Bank of New York. The amount of required reserves on deposit at December 31, 2001 was $17 million. The average amount of those reserve deposits was approximately $18 million for the year ended December 31, 2001.

NOTE 5 Securities

Securities Available for Sale

The amortized cost and estimated fair value of securities available for sale at December 31, 2001 and 2000 are summarized as follows:

Securities available for sale	December 31, 2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In millions)
U.S. Government and Federal Agency Obligations:
U.S. Treasury notes/bills	$6	$—	$—	$6
Agency notes	89	1	—	90
Mortgage-backed securities	550	12	(2)	560
Collateralized mortgage obligations	2,211	11	(12)	2,210
Trust certificates collateralized by GNMA securities	7	—	—	7
Corporate bonds	104	—	(2)	102
Municipal bonds	69	2	—	71
Equity securities	177	—	(4)	173
Total securities available for sale	$3,213	$26	$(20)	$3,219

U.S. Government and Federal Agency Obligations:
Agency notes/asset-backed securities	$158	$1	$—	$159
Mortgage-backed securities	757	4	(3)	758
Collateralized mortgage obligations	1,926	9	(1)	1,934
Trust certificates collateralized by GNMA securities	13	—	—	13
Corporate bonds	34	—	(2)	32
Other	167	3	—	170
Total securities available for sale	$3,055	$17	$(6)	$3,066

During the year ended December 31, 2001 the company sold available for sale securities aggregating $2.6 billion, resulting in gross realized gains of $16 million and gross realized losses of $2 million.

Mortgage-backed securities and collateralized mortgage obligations, most of which have contractual maturities of more then 10 years, are subject to scheduled principal payments which shorten the average life to an estimated 5.4 years. The amortized cost and the estimated fair value of securities at December 31, 2001 by contractual maturity are summarized below:

Maturity schedule of securities	December 31, 2001
	Securities Available for Sale		Securities Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In millions)
Due in one year or less	$6	$6	$—	$—
Due after one year through five years	41	42	1	1
Due after five years through ten years	195	199	1	1
Due after ten years	2,971	2,972	1	1
Total securities	$3,213	$3,219	$3	$3

The Company lends portions of its investment in US government and agency securities to pre-authorized securities dealers in return for a securities lending fee. These loaned securities are collateralized at 102% of their fair value with government and/or agency securities. At December 31, 2001 and 2000, there were no securities on loan to securities dealers. The maximum amount of securities loaned on any day during the years ended December 31, 2001 and 2000 was $23 million and $44 million, respectively.

Securities pledged to creditors pursuant to repurchase agreements which can be sold or repledged are separately disclosed in the Consolidated Statements of Financial Condition. Additionally, securities pledged pursuant to the Company’s obligations under loan sale and securitization transactions and for other purposes at December 31, 2001 and 2000 totaled $289 million and $330 million, respectively.

NOTE 6 Loans  Receivable

The Company’s loans receivable held for sale balances are summarized as follows:

	December 31,
	2001	2000
	(In millions)
Conventional first mortgage loans:
Residential one- to four-family	$3,834	$1,447
Residential multi-family	—	—
Commercial property	14	15
Second mortgage and home equity loans	358	287
Manufactured housing loans(1)	705	220
Other	1	2
Total loans receivable held for sale	$4,912	1,971
Net deferred loan origination costs and unearned discount	33	10
Loans receivable held for sale, net	$4,945	$1,981

(1)            Manufactured housing loans held for sale represent a loan receivable balance of $893 million, net of a valuation allowance of $188 million recorded in connection with the decision to discontinue the manufactured housing lending business and sell the balance sheet loans.

The Company’s loans receivable held for investment balances are summarized as follows:

	December 31,
	2001	2000
	(In millions)
Conventional first mortgage loans:
Residential one- to four-family	$8,898	$6,983
Residential multi-family	356	366
Commercial property	576	630
Second mortgage and home equity loans	119	136
Manufactured housing loans	9	514
Other	61	67
Total loans receivable held for investment	10,019	8,696
Net deferred loan origination costs (fees) and unearned discount	23	(9)
Allowance for loan losses	(81)	(113)
Loans receivable held for investment, net	$9,961	$8,574

Non-Accrual and Past Due Loans

The outstanding balances of non-accrual loans and loans past due 90 days or more and still accruing as of December 31, 2001 and 2000 are as follows:

	December 31,
	2001		2000
	Non- accrual	Past Due	Non- accrual	Past Due
	(In millions)
Mortgage loans secured by:
Residential one- to four-family	$177	$—	$169	$—
Residential multi-family	8	—	12	—
Commercial property	14	—	14	—
Other loans	7	5	2	4
Total(1)	$206	$5	$197	$4

(1)            Includes $7 million and $6 million of non-accrual mortgage loans under 90 days past due at December 31, 2001 and 2000, respectively.

The effect of non-accrual loans on interest income is as follows:

	Year Ended December 31,
	2001	2000	1999
	(In millions)
Interest income:
As originally contracted	$23	$24	$30
As recognized	(21)	(22)	(27)
Reduction of interest income	$2	$2	$3

Allowance for Loan Losses

Activity in the allowance for loan losses is summarized as follows:

	At or for the Year Ended December 31,
	2001	2000	1999
	(In millions)
Balance at beginning of year	$113	$113	$113
(Benefit) provision charged to income:
Continuing	(13)	5	(20)
Discontinued	122	32	34
Charge-offs:
Mortgage	(5)	(6)	(8)
Manufactured Housing	(26)	(43)	(12)
Manufactured Housing— transfer to loans receivable held for sale	(114)	—	—
Recoveries:
Mortgage	—	—	1
Manufactured Housing	4	12	5
Balance at end of year	$81	$113	$113

Geographic Concentration

As of December 31, 2001, 43% and 26% of the Company’s mortgage loan portfolio was secured by properties located in New York State and California, respectively. The properties securing the remaining portfolio are dispersed throughout the country, with no state representing more than 10%.

NOTE 7 Recourse Arrangements, Retained Interests in Securitizations and Servicing Assets

The following describes the balances associated with recourse arrangements, the balances and activity in the corresponding retained interests, the balances and activity in servicing assets and the economic assumptions used in valuing the retained interests and servicing assets. As described in Note 2 “Discontinued Operations,” in December 2001, GreenPoint formally adopted a plan to discontinue the manufactured housing lending business. As a result of the decision to discontinue this business, manufactured housing operating activities were reported as discontinued operations in GreenPoint’s consolidated statements of income.

Recourse Arrangements

GreenPoint has established liabilities for limited recourse provided on mortgage loans and recourse provided on manufactured housing loans that have been securitized or sold. The investors and the securitization trusts have no recourse to GreenPoint’s other assets for failure of debtors to pay when due, except for the retained interests related to both mortgage and manufactured housing securitizations and the liability under the corporate guarantee related to the manufactured housing securitizations.

GreenPoint has loans sold with recourse with the following principal balances, maximum recourse exposures and recorded liabilities:

	December 31, 2001
	Principal Balance	Maximum Recourse Exposure(1)	Recorded Liability
	(In millions)
Manufactured housing securitizations	$4,966	$785	$456
Manufactured housing sales	301	301	11
Mortgage securitizations(2)	1,512	144	—
Mortgage sales(3)	625	611	1

(1)            Represents the maximum recourse exposure relating to recourse arrangements in the form of the retention of subordinated interests, the issuance of a corporate guarantee, or a demand note.

(2)            The net present value of expected cash outflows on the mortgage securitization recourse arrangements is reflected in the valuation of the mortgage retained interests.

(3)            The recourse arrangements under the mortgage sale transactions represent a risk sharing arrangement in which GreenPoint has transferred the first 2% of losses to the purchaser.

	December 31, 2000
	Principal Balance	Maximum Recourse Exposure(1)	Recorded Liability
	(In millions)
Manufactured housing securitizations	$5,057	$899	$121
Manufactured housing sales	334	334	10
Mortgage securitizations(2)	1,744	125	—
Mortgage sales(3)	1,175	1,152	1

(1)            Represents the maximum recourse exposure relating to recourse arrangements in the form of the retention of subordinated interests, the issuance of a corporate guarantee, or a demand note.

(2)            The net present value of expected cash outflows on the mortgage securitization recourse arrangements is reflected in the valuation of the mortgage retained interests.

(3)            The recourse arrangements under the mortgage sale transactions represent a risk sharing arrangement in which GreenPoint has transferred the first 2% of losses to the purchaser.

At December 31, 2001, GreenPoint has six securitizations with principal balances of $2.1 billion, which have projected letter of credit draws equal to the maximum recourse exposure for those securitizations. The remaining securitizations, totaling $2.9 billion, have maximum recourse exposure that is $294 million more than GreenPoint’s projected letter of credit draws. This loss exposure will occur only if actual letter of credit draws exceed GreenPoint’s projections. GreenPoint records a liability based on the net present value of the projected letter of credit draws. At December 31, 2001, the projected draws exceed the recorded liability by $35 million, representing future interest expense.

In addition to the recourse arrangements described in the table above, at December 31, 2001 and 2000, GreenPoint has provided limited recourse in the form of representations and warranties on mortgage loans with remaining principal balances of $10.9 billion and $6.7 billion, respectively. GreenPoint has established liabilities related to representations and warranties for mortgage loans of $19 million and $7 million at December 31, 2001 and 2000, respectively.

The following presents quantitative information about delinquencies and net credit losses on loans sold with recourse:

	At and for the Year Ended December 31,
	Manufactured Housing		Mortgage
	2001	2000	2001	2000
	(In millions)
Principal balance of loans	$5,267	$5,391	$2,137	$2,919

Principal balance of loans 90 days or more past due(1)	254	182	72	29

Net credit losses(2)	237	62	8	3

(1)            Manufactured housing past due loans include repossessed inventory.

(2)            Net credit losses are principal charge-offs, net of recoveries from sale proceeds.

Balances and Changes in Retained Interests

The activity in the recorded liability for manufactured housing securitizations and sales is summarized as follows:

	At and for the Year Ended December 31,
	2001	2000	1999
	(In millions)
Liability for Recourse Exposure
Balance at beginning of year	$131	$33	$5
Provisions charged to income at securitization/sale	2	1	31
Letter of credit draws and other charges	(129)	(23)	(3)
Change in valuation of retained interests	463	120	—
Balance at end of year	$467	$131	$33

The assets recognized as retained interests in securitizations include interest-only strips, transferor interests and subordinated certificates. The activity in retained interests in securitizations is summarized as follows:

	At and for the Year Ended December 31,
	Manufactured Housing		Mortgage
	2001	2000	2001	2000
	(In millions)
Retained Interests in Securitizations
Balance at beginning of year	$46	$53	$113	$72
Additions from securitizations	35	108	33	47
Interest and other income	11	3	24	19
Cash received	(18)	(15)	(42)	(24)
Unrealized (loss) gain	(2)	1	2	5
Change in valuation of retained interests	(71)	(14)	—	(6)
Sales of subordinated certificates	—	(90)	—	—
Balance at end of year	$1	$46	$130	$113

On a quarterly basis, GreenPoint reviews retained interests for impairment based on management’s best estimate of the fair value of future cash flows associated with the retained interests. GreenPoint also reviews the adequacy of the value of the recorded liability on a quarterly basis, based on management’s best estimate of future cash flows associated with the corporate guarantee.

During the year ended December 31, 2001, GreenPoint recorded a $534 million charge to adjust its manufactured housing retained interests to fair value. The charge consisted of $463 million to adjust its manufactured housing corporate guarantee liability and $71 million to adjust its manufactured housing interest-only strip to fair value. The manufactured housing charges were primarily related to the effects of increases in expected default rates and loss severity on repossessed units.

Valuation Assumptions

The key economic assumptions used in estimating the fair value of retained interests capitalized during the year ended December 31, 2001 and the assumptions used in estimating the fair value of the entire portfolio of retained interests at December 31, 2001 and 2000 were as follows:

	Capitalized During the Year Ended December 31,		Estimate of Fair Value at December 31,
	2001		Manufactured Housing		Mortgage
	Manufactured Housing	Mortgage	2001	2000	2001	2000
Weighted average life (in years)	4.5	1.2	3.6	4.6	1.1	1.4
Weighted average prepayment rate(1)	12.2%	47.6%	13.4%	12.4%	49.1%	47.4%
Weighted average default rate	3.7%	N/A	8.3%	4.4%	N/A	N/A
Loss severity rate	61.3%	N/A	85.0%	63.6%	N/A	N/A
Weighted average loss rate	2.3%	0.6%	7.0%	2.8%	1.2%	0.8%
Asset cash flows discounted at	14.0%	10.4%	14.0%	14.0%	12.4%	12.8%
Liability cash flows discounted at	6.4%	—	6.6%	6.5%	—	—

(1)            Excludes weighted average default rate.

The higher average loss severity rate assumptions applied to manufactured housing securitizations at December 31, 2001 versus December 31, 2000 is primarily the result of GreenPoint’s decision to exit the manufactured housing lending business. As a result of this decision, a higher percentage of repossessed units will be disposed of through wholesale channels, which typically result in higher average loss severity.

At December 31, 2001, the key economic assumptions and the sensitivity of the current fair value of residual cash flows to immediate 10 percent and 20 percent adverse changes in those assumptions are as follows:

	December 31, 2001
	Manu- factured Housing	Mortgage
Fair value of retained interests in securitizations	$1	$130
Fair value of recorded liability	$456	$—
Weighted average prepayment rate(1)
Impact on fair value of 10% adverse change	$7	$5
Impact on fair value of 20% adverse change	$14	$9
Weighted average default rate(2)
Impact on fair value of 10% adverse change	$57	$2
Impact on fair value of 20% adverse change	$108	$4
Loss severity rate
Impact on fair value of 10% adverse change	$63	N/A
Impact on fair value of 20% adverse change	$102	N/A
Asset cash flows discount rate
Impact on fair value of 10% adverse change	$1	$1
Impact on fair value of 20% adverse change	$1	$3
Liability cash flows discount rate
Impact on fair value of 10% adverse change	$3	$—
Impact on fair value of 20% adverse change	$7	$—

(1)            Excludes weighted average default rate.

(2)            The key economic assumption for mortgage retained interests is weighted average loss rate, which includes both weighted average default rate and loss severity rate.

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

GreenPoint receives annual servicing fees approximating 1.0% and 0.5% of the principal balances for manufactured housing loans and mortgage loans, respectively.

The activity in servicing assets is summarized as follows:

	At and for the Year Ended December 31,
	Manufactured Housing			Mortgage
	2001	2000	1999	2001	2000	1999
	(In millions)
Servicing assets
Balance at beginning of year	$142	$126	$115	$60	$54	$31
Additions	11	47	45	70	47	50
Sales	—	—	—	(18)	(27)	(12)
Amortization	(26)	(31)	(34)	(26)	(14)	(15)
Balance at end of year	127	142	126	86	60	54
Reserve for impairment of servicing assets
Balance at beginning of year	—	—	—	(5)	—	—
Additions	(67)	—	—	(18)	(5)	—
Balance at end of year	(67)	—	—	(23)	(5)	—
Servicing assets, net	$60	$142	$126	$63	$55	$54

At December 31, 2001, the estimated fair values of manufactured housing and mortgage servicing assets were $60 million and $66 million, respectively.

At December 31, 2000, the estimated fair values of manufactured housing and mortgage servicing assets were $169 million and $64 million, respectively.

The significant assumptions used in estimating the fair value of the servicing assets at December 31, 2001 and 2000 were as follows:

	December 31,
	Manufactured Housing				Mortgage
	2001		2000		2001		2000
Weighted average prepayment rate	13.5	%(1)	12.9	%(1)	31.4	%(2)	23.6	%(2)
Weighted average life (in years)	3.7		4.3		3.1		4.3
Weighted average default rate	6.0%		3.9%		N/A		N/A
Cash flows discounted at	14.0%		14.0%		10.0%		9.9%

(1)            Excludes weighted average default rate.

(2)            Includes weighted average default rate

At December 31, 2001, the sensitivities to immediate 10 percent and 20 percent adverse changes in weighted age prepayment rates were $2 million and $4 million, respectively, for manufactured housing servicing assets and $4 million and $8 million, respectively, for mortgage servicing assets.

Securitization Trust Cash Flows

GreenPoint’s manufactured housing and mortgage securitizations utilize trusts that engage in the business of holding loans, issuing certificates and making payments on certificates. The following table summarizes certain cash flows received from securitization trusts:

	Year Ended December 31,
	Manufactured Housing		Mortgage
	2001	2000	2001	2000
	(In millions)
Proceeds from new securitizations	$697	$2,429	$652	$1,006
Servicing fees received	50	40	9	7

NOTE 8 Other Real Estate Owned

The following is a summary of ORE owned by the Company:

	December 31,
	2001	2000
	(In millions)
Property type:
Residential one- to four-family	$12	$10
Residential multi-family	—	1
Commercial	—	2
Allowance for declines in value	—	(1)
Other real estate owned, net	$12	$12

The following is a summary of ORE operating income activity:

	Year Ended December 31,
	2001	2000	1999
	(In millions)
Operating expense, net of rental and other income	$2	$1	$2
Net gain on sales of ORE properties	(4)	(3)	(5)
Net ORE operating income	$(2)	$(2)	$(3)

During the years ended December 31, 2001, 2000 and 1999, the Company acquired through foreclosure or deed in lieu of foreclosure, loans with book values of $21 million, $23 million and $12 million, respectively. Charges to the allowance for loan losses, reducing the carrying value of ORE properties to their estimated fair values, amounted to $2 million, $2 million and $1 million during the years ended December 31, 2001, 2000 and 1999, respectively. Sales of ORE properties during these respective periods totaled $20 million, $17 million and $14 million.

NOTE 9 Deposits

The contractual maturities of term certificates of deposit are summarized as follows:

	December 31,
	2001		2000
	Amount	Percent— age of Term Deposits	Amount	Percent— age of Term Deposits
	(In millions)
Due within six months	$2,463	42%	$2,792	41%
Due within six to twelve months	2,182	37	2,630	38
Due within one to two years	793	14	1,194	17
Due within two to three years	296	5	138	2
Due within three to four years	79	1	101	1
Due within four to five years	34	1	23	1
Due beyond five years	12	—	7	—
Total	$5,859	100%	$6,885	100%

Included in term certificates of deposit are certificates in denominations of $100,000 or more at December 31, 2001 and 2000, aggregating $928 million and $1,032 million, respectively.

Interest expense on deposits is summarized as follows:

	Year Ended December 31,
	2001	2000	1999
	(In millions)
Account type:
N.O.W.	$3	$3	$3
Savings	24	28	32
Variable rate savings	55	65	63
Money market	25	18	17
Term certificates of deposit	336	395	365
Total(1)	$443	$509	$480

(1)            Excludes mortgagors escrow deposits.

NOTE 10 Short Term Borrowings and Federal Home Loan Bank Advances

Short-term borrowings include securities sold under agreements to repurchase and federal funds purchased as follows:

	At and for the Year Ended December 31,
	2001	2000
	(In millions)
Securities sold under agreements to repurchase:
Balance at December 31	$1,600	$350
Highest balance at any month end	$1,913	$350
Average balance for the year	$1,236	$112
Average interest rate for the year	4.45%	5.81%
Weighted average interest rate at December 31	4.06%	5.56%
Federal Funds purchased:
Balance at December 31	$960	—
Highest balance at any month end	$1,450	—
Average balance for the year	532	—
Average interest rate for the year	3.44%	—
Weighted average interest rate at December 31	2.08%	—

During 2001 the Company obtained advances from the Federal Home Loan Bank of New York (“FHLB”), totaling $2.8 billion for the year. At December 31, 2001 and 2000, the outstanding balance was $3.8 billion and $1.0 billion, respectively. Included in this balance at December 31, 2001 were overnight borrowings from the FHLB of $1 billion.

The advances bear interest at rates ranging from 1.73% to 6.84%. The advances are collateralized by certain one to four family residential mortgage loans pledged under a blanket lien to the FHLB.

Future maturities of the FHLB advances are as follows:

Year Ended December 31,	Amount
(In millions)
2002	$1,450
2003	200
2004	100
2005	—
2006	400
thereafter	1,650
Total	$3,800

NOTE 11 Guaranteed Preferred Beneficial Interest in Company’s Junior Subordinated Debentures

In June 1997, GreenPoint Capital Trust I (the “Trust”), a Delaware statutory business trust owned by the Company, issued $200 million of 9.10% Guaranteed Preferred Beneficial Interest in the Company’s Subordinated Debentures (“Capital Securities”). The Trust exists for the sole purpose of issuing the Capital Securities and investing the proceeds thereof in 9.10% Junior Subordinated Debentures to be issued by the Company. The Junior Subordinated Debentures mature on June 1, 2027. Payment of distributions out of monies held by the Trust, and payments on liquidation of the Trust or the redemption of Capital Securities, are guaranteed by the Company to the extent the Trust has funds available therefore. The obligations of the Company under the Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all indebtedness of the Company and will be structurally subordinated to all liabilities and obligations of the Company’s subsidiaries.

Distributions on the Capital Securities are payable semiannually in arrears on June 1 and December 1 of each year, commencing December 1, 1997. The Junior Subordinated Debentures are not redeemable prior to June 1, 2007, unless certain events have occurred.

The proceeds from the issuance of the Capital Securities were used to repurchase $200 million of common stock for the year ended December 31, 1997.

Interest expense on Capital Securities was $18 million, for each of the years ended December 31, 2001, 2000 and 1999, respectively.

NOTE 12 Senior and Subordinated  Bank Notes

In July 1997, the Company published an Offering Circular under Regulation D authorizing it to issue, from time to time, up to $3 billion of Senior and Subordinated Bank Notes (“Notes”) with maturities ranging from 7 days to 30 years. On July 10, 1997, the Company issued $200 million of 6.70% Senior Notes maturing July 15, 2002. Interest is paid semiannually on January 15 and July 15. The proceeds of the Notes were used by the Company for general corporate and banking purposes in the ordinary course of business.

On October 4, 2000, the Bank issued $150 million of 9.25% Subordinated Bank Notes (the “Notes”). The Notes are due October 1, 2010. Interest is payable semi-annually on April 1 and October 1 commencing April 1, 2001. Net proceeds to the Bank of $149 million were used for general corporate and banking purposes in the ordinary course of its business. The Notes qualify as Tier 2 or supplemental capital of the Bank under capital guidelines established by the FDIC, subject to applicable limitations.

Senior and subordinated bank note interest expense was $24 million, $15 million and $14 million for each of the years ended December 31, 2001, 2000 and 1999, respectively.

NOTE 13 Restructuring Charge and Non-Recurring Personnel Expense

On March 31, 1999, the Company recorded a $6 million restructuring charge pertaining to the integration of Headlands Mortgage Company and GreenPoint Mortgage. The restructuring charge included accruals related to the estimated severance expenses to be incurred. During the first quarter of 2000, the Company reevaluated the remaining restructuring liability of $2 million. Most of the actions under this plan were completed or near completion and resulted in expenses being less than originally anticipated. As a result, the Company recognized a restructuring credit of $1 million during the first quarter of 2000.

During the first quarter of 2000 the Company recorded a restructuring charge of $1 million utilized to absorb severance expenses pertaining to further integration of GPM and GreenPoint Credit.

NOTE 14 Pension Plan and Other Employee Benefits

The Company maintains a noncontributory, qualified, defined benefit pension plan (the “Pension Plan”) covering substantially all employees who have completed one year of service. The funding of the Pension Plan is actuarially determined on an annual basis.

In addition, the Company maintains a non-qualified, unfunded Supplemental Executive Retirement Plan (“SERP”) for the primary purpose of providing benefits to certain eligible employees in excess of the limitations imposed by the Internal Revenue Code, and also maintains a non-qualified, unfunded defined benefit Retirement Plan for Directors who are not entitled to receive benefits under the Pension Plan.

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

The following tables set forth the changes in the Company’s pension plans’ and postretirement plans’ accumulated benefit obligations, fair values of plan assets and funded status:

	Pension Benefits Dec. 31,		Postretirement Benefits Dec. 31,
	2001	2000	2001	2000
	(In millions)
Change in Benefit Obligation:
Benefit obligation at beginning of year	$39	$37	$11	$11
Service cost	3	3	1	1
Interest cost	3	3	1	1
Benefit payments	(4)	(3)	(1)	(1)
Assumption change	2	—	—	—
Actuarial loss (gain)	1	(1)	2	(1)
Benefit obligation at end of year	$44	$39	$14	$11

	Pension Benefits Dec. 31,		Postretirement Benefits Dec. 31,
	2001	2000	2001	2000
	(In millions)
Change in Plan Assets:
Fair value of plan assets at beginning of year	$43	$44	$—	$—
Actual return on plan assets	1	2	—	—
Employer contribution	—	—	1	1
Benefits paid	(4)	(3)	(1)	(1)
Fair value of plan assets at end of year	$40	$43	$—	$—
Reconciliation of Funded Status:
Funded status	$(3)	$4	$(14)	$(11)
Unrecognized actuarial gain	1	(4)	(1)	(3)
Unrecognized prior service cost	(1)	(1)	(3)	(3)
Net amount recognized at end of year	$(3)	$(1)	$(18)	$(17)
Amounts Recognized in the Statement of Financial Condition Consist of:
Prepaid benefit cost	$(1)	$2	$—	$—
Accrued benefit liability	(3)	(3)	(18)	(17)
Intangible asset	1	—	—	—
Net amount recognized at end of year	$(3)	$(1)	$(18)	$(17)

	Pension Benefits Year Ended			Postretirement Benefits Year Ended
	2001	2000	1999	2001	2000	1999
Weighted Average Assumptions:
Discount rate	7.00%	7.50%	7.50%	7.00%	7.50%	7.50%
Expected return on plan assets	8.50%	9.00%	9.00%	N/A	N/A	N/A
Rate of compensation increase	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%

For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2002.

The rate was assumed to decrease to 6.0% for 2010 and remain at that level thereafter. For non-grandfathered employees, no trend increases are assumed in the Bank’s portion of the contribution after reaching 150% of the Bank’s 1997 cost.

The components of net periodic benefit cost were as follows:

	Pension Benefits Year Ended December 31,			Postretirement Benefits Year Ended December 31,
	2001	2000	1999	2001	2000	1999
	(In millions)
Components of Net Periodic Benefit Cost:
Service cost	$4	$3	$3	$1	$1	$1
Interest cost	3	3	2	1	1	1
Expected return on plan assets	(4)	(4)	(4)	—	—	—
Amortization of prior service cost	—	—	—	(1)	(1)	(1)
Net periodic benefit cost	$3	$2	$1	$1	$1	$1

The Company also provides non-qualified retirement benefits to members of Senior Management as set forth in their employment agreements. For the years ended December 31, 2001, 2000 and 1999, the expense was $3 million, $2 million and $1 million, respectively.

A one percentage point change in assumed health care cost trend rates would have no material effect on net postretirement benefit costs. A one percentage point increase in assumed health care cost trend rates would increase the postretirement benefit obligation by $1 million and a one percentage point decrease would decrease the postretirement benefit obligation by the same amount.

401(k) Savings Plan

Substantially all of the employees of the Company employed prior to July 1, 1996 and employees employed after such date who have been credited with 1,000 hours of service during a twelve month period are eligible to participate in the 401(k) savings plan. Participants may contribute on a pre-tax basis up to 12% of their eligible salary and may be eligible to receive a matching contribution equal to 100% of the first 3% of eligible salary they contribute to the 401(k) Savings Plan. The matching contribution may be funded by using some of the shares released for allocation under the Bank’s ESOP. Matching contributions generally become vested over a five-year period. 401(k) Savings Plan expenses for matching contributions were approximately $3 million, $3 million and $4 million for the years ended December 31, 2001, 2000 and 1999, respectively.

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

For New York State and City income tax purposes, the Bank is permitted to take reserve method bad debt deductions. Should the Bank fail to meet certain statutory tests, including maintaining at least 60% of its assets in certain qualifying assets, the Bank would be required to include into taxable income the amount that the State and City tax bad debt reserves exceed the corresponding Federal reserve. As of December 31, 2001, the Bank has not provided any tax liability for recognition of the Bank’s excess State and City reserves of approximately $422 and $428 million. In addition, the Bank’s qualifying asset percentage exceeded the 60% threshold at December 31, 2001.

The Company’s deferred tax asset represents the anticipated federal, state and local tax benefits expected to be realized in future years upon the utilization of the underlying tax attributes comprising this balance. In management’s opinion, the net deferred tax asset is fully realizable. Accordingly, no valuation allowance has been provided.

The components of income tax expense (benefit) for the combined continued and discontinued operations for the years ended December 31, 2001, 2000 and 1999, are summarized as follows:

	Year Ended December 31,
	2001	2000	1999
	(In millions)
Current:
Federal	$51	$115	$104
State and local	8	38	37
Total current	59	153	141
Deferred:
Federal	(212)	2	11
State and local	(25)	(14)	3
Total deferred	(237)	(12)	14
Total	$(178)	$141	$155

The income tax expense for the combined operations is composed of the following:

	Year Ended December 31,
	2001	2000	1999
	(In millions)
Continuing Operations	$259	$169	$152
Discontinued Operations	(437)	(28)	3
Combined Operations	$(178)	$141	$155

In addition to the income tax expense attributable to combined operations, deferred tax expense (benefit) has also been allocated to stockholder’s equity to recognize the related tax effect of the change in the net unrealized gain or loss on securities available for sale and certain employee post employment programs. For the years ended December 31, 2001, 2000 and 1999, the respective deferred tax expense (benefit) allocated to stockholders equity was $(4) million, $22 million and $(12) million.

The amounts reported as income tax expense from combined operations vary from amounts that would be reported by applying the statutory federal income tax rate to income before income taxes due to the following:

	Year Ended December 31,
	2001	2000	1999
	(In millions)
Tax expense (benefit) at federal statutory rate	$(165)	$124	$130
State and local taxes, net of federal income tax benefit	(11)	16	24
Fair market value over cost of Employee Stock Ownership Plan	10	3	6
Other	(12)	(2)	(5)
Total income taxes	$(178)	$141	$155

The balances of the net deferred tax asset at December 31, 2001 and 2000 were comprised as follows:

	December 31,
	2001	2000
	(In millions)
Deferred Tax Assets:
Loans	$19	$30
Retained interests in securitizations	76	39
Postretirement and post- employment benefits	24	17
Unrealized loss on securities available for sale	3	—
Accrued expenses	6	16
Goodwill	141	—
Premises and equipment	5	6
Other	15	11
	$289	$119
Deferred Tax Liabilities:
Servicing assets	$(13)	$(37)
Unrealized gain on securities available for sale	—	(46)
Goodwill	—	(1)
	(13)	(84)
Net deferred tax asset	$276	$35

NOTE 16 Derivative Financial Instruments

On January 1, 2001, GreenPoint adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative and Hedging Activities (“SFAS 133”), as subsequently amended by Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities (an amendment of FASB Statement No. 133) in accounting for its derivative financial instruments. A transition adjustment was recognized as a cumulative effect of a change in accounting principle in the consolidated statement of income at January 1, 2001. The transition adjustment did not have a material impact on the consolidated statement of income.

The Bank uses interest rate swaps and futures contracts to manage the interest rate risk associated with its fixed rate manufactured housing loans and interest rate lock commitments prior to securitization. The notional amounts of these contracts were $189 million and $175 million at December 31, 2001 and 2000, respectively. The interest rate swaps and futures contracts designated as fair value hedging instruments to manage the interest rate risk associated with fixed rate manufactured housing loans had notional values of $156 million and $95 million at December 31, 2001 and January 1, 2001, respectively. The notional amounts of these contracts used to manage the interest rate risk associated with interest rate lock commitments were $33 million and $80 million at December 31, 2001 and January 1, 2001, respectively. The net gain representing the amount of hedge ineffectiveness during the year ended December 31, 2001 was $1 million and is included in gain on sale of loans.

GreenPoint enters into mandatory commitments to deliver mortgage whole loans to various investors and to issue private securities and Fannie and Freddie Mac securities (“forward delivery commitments”). The forward delivery commitments are used to manage the interest rate risk associated with mortgage loans and interest rate lock commitments made by GreenPoint to mortgage borrowers. The notional amounts of these contracts were $1.1 billion and $941 million at December 31, 2001 and 2000, respectively. The forward delivery commitments designated as fair value hedging instruments to manage the interest rate risk associated with mortgage loans had notional values of $802 million and $752 million at December 31, 2001 and January 1, 2001, respectively. The notional amounts of forward delivery commitments used to manage the interest rate risk associated with interest rate lock commitments were $249 million and $189 million at December 31, 2001 and January 1, 2001, respectively. The net gain representing the amount of hedge ineffectiveness during the year ended December 31, 2001 was $6 million and is included in gain on sale of loans.

On occasion, the Bank uses swaps related to specific manufactured housing securitizations. The combined notional values of these swaps were $770 million and $495 million at December 31, 2001 and 2000, respectively.

The notional amounts of derivatives do not represent amounts exchanged by the parties and, thus, are not a measure of the Company’s exposure through its use of derivatives. The amounts exchanged are determined by reference to the notional amounts and the other terms of the derivatives.

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

NOTE 17 Commitments and Contingencies

In the normal course of business, there are various outstanding commitments and contingent liabilities that have not been reflected in the consolidated financial statements. In addition, in the normal course of business, there are various other outstanding legal and administrative proceedings. In the opinion of management, after consultation with legal counsel, the financial position and results of operations of the Company will not be affected materially as a result of such commitments and contingent liabilities or by the outcome of such legal or administrative proceedings.

The principal commitments and contingent liabilities of the Company are discussed in the following paragraphs.

Pending Litigation

In the ordinary course of business, the Corporation and its subsidiaries are routinely defendants in or parties to a number of pending and threatened legal actions and administrative proceedings, in which monetary damages and other forms of relief are sought. Certain of such actions involve alleged violations of consumer protection laws, including claims relating to the Corporation’s loan origination and collection efforts, and other federal and state banking laws. Certain of such actions involve claims for punitive damages. Management has established what it believes to be sufficient allocated reserves to cover any losses stemming from the settlement or payment of any final judgments rendered in any such cases. Accordingly, management believes that these actions and proceedings and the losses, if any, resulting from the final outcome thereof, will not be material in the aggregate to the Corporation’s financial position or results of operations.

Loan Commitments

At December 31, 2001 and 2000, the Company had outstanding commitments to originate mortgage loans of approximately, $7.4 billion and $3.5 billion, respectively. The commitments to originate mortgage loans at December 31, 2001 included $6.0 billion to originate fixed rate mortgage loans and $1.4 billion of commitments to originate adjustable rate mortgage loans. At December 31, 2001 and 2000 the Company had outstanding commitments to originate manufactured housing loans totaling $328 million and $344 million, respectively.

The Company is contractually committed to fund the undrawn portion of home equity lines of credit (HELOC’s) which it has originated. The commitment extends to HELOC’s which are currently held for sale by the Company, and HELOC’s sold by the Company into Headlands Home Equity Loan Trusts. As of December 31, 2001 and 2000 this unfunded commitment was approximately $574 million and $524 million, respectively.

Lease Commitments

The Company has entered into noncancelable operating lease agreements for banking premises and equipment with expiration dates ranging through the year 2029. The Company’s premises are used principally for branch offices and administrative operations, and it is expected that many agreements will be renewed at expiration in the normal course of business.

Rental expense for the Company’s premises for the years ended December 31, 2001, 2000 and 1999 amounted to $32 million, $24 million and $27 million, respectively.

The projected minimum rental payments under the terms of the noncancelable leases, exclusive of taxes and escalation charges, at December 31, 2001 are summarized as follows:

Year Ended December 31,	Amount
(In millions)
2002	$32
2003	28
2004	23
2005	20
2006	18
thereafter	90
Total	$211

Minimum rental income under noncancelable sublease agreements aggregates $21 million at December 31, 2001.

NOTE 18 Fair Value of Financial Instruments

The methods and assumptions used to estimate fair values are set forth in the following paragraphs for each major grouping of the Company’s financial instruments.

	December 31, 2001		December 31, 2000
	Carrying Values	Estimated Fair Values	Carrying Values	Estimated Fair Values
	(In millions)
Assets:
Cash and due from banks	$190	$190	$140	$140
Interest-bearing deposits in other banks	5	5	5	5
Federal funds sold and securities purchased under agreements to resell	162	162	166	166
Securities:
Securities available for sale	3,219	3,219	3,066	3,066
Retained interests in securitizations	131	131	159	159
Securities held to maturity	3	3	3	3
Federal Home Loan Bank of New York stock	233	233	96	96
Loans receivable held for sale	4,945	5,017	1,981	2,018
Loans receivable held for investment	9,961	9,935	8,574	8,606
Other interest-earning assets	139	139	128	128
Financial instruments included in other assets	21	21	—	—
Liabilities:
Deposits:
Deposits due on demand and/or with no specified maturities	4,847	4,847	4,291	4,291
Term certificates of deposit	5,859	5,948	6,885	6,969
Accrued Interest:
Receivable	100	100	87	87
Payable	31	31	28	28
Securities sold under agreements to repurchase	1,600	1,600	350	350
Note payable	1	1	2	2
Federal Home Loan Bank of New York advances	4,760	4,871	1,000	1,033
Senior bank notes	134	137	138	137
Subordinated bank notes	150	160	150	151
Guaranteed preferred beneficial interest in Company’s junior subordinated debentures	200	189	200	169
Off-Balance Sheet:
Commitments to originate loans	—	—	—	4
Interest rate swaps	—	—	—	(7)
Mandatory forward delivery commitments	—	—	—	(5)

The carrying values of the following balance sheet items all approximate their fair values primarily due to their liquidity and very short-term nature:

•                                Cash and Due From Banks

•                                Interest-Bearing Deposits in Other Banks

•                                Federal Funds Sold and Securities Purchased Under Agreements to Resell

•                                Notes Payable

•                                Accrued Interest Receivable and Payable

•                                Securities Sold Under Agreements to Repurchase.

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

Loans Receivable Held for Investment

Fair value of the Company’s mortgage and manufactured housing loan portfolio is based on comprehensive portfolio valuation analyses performed as of December 31, 2001 and 2000 by an independent pricing firm, engaged specifically for this purpose by the Company.

The remaining categories of loans, student loans and home improvement loans, were deemed to have estimated fair values approximating their respective carrying values.

Derivative Instruments

Interest rate swaps and mandatory forward delivery commitments—the fair value generally reflects the estimated amounts that the Company would receive or pay to terminate the contracts at the reporting date.

Senior Bank Notes, Subordinated Bank Notes, Guaranteed Preferred Beneficial Interest in the Company’s Junior Subordinated Debentures and Federal Home Loan Bank Advances

The valuation of these liabilities takes into account several factors including current market interest rates and the Company’s credit rating. Estimated price quotations were obtained from securities dealers or the fair value was estimated using the Bank’s observed credit spread to the applicable Treasury rate.

Deposits

The fair value of all deposits with no specified maturities is deemed to be equal to the amounts payable on demand.

The fair value of the Company’s term certificates of deposit was estimated by discounting cash flows based on contractual maturities at current interest rates for raising funds of similar remaining maturities.

Commitments to Originate Loans

The fair value of loan commitments outstanding at December 31, 2001 was estimated by assessing the impact of the change in interest rates on the commitment from the commitment date to the valuation date. Commitments outstanding at December 31, 2000 were deemed to contain rates and terms similar to the rates and terms of commitments issued at that date and, accordingly, the fair value of these commitments approximate the carrying value.

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments being estimated. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. In those instances for which no market exists for portions of the Company’s financial instruments, fair value estimates were based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of the affected financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, should not be considered to represent any specific market values. Changes in the assumptions could significantly affect the fair valuation estimates.

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

Management believes, as of December 31, 2001, that the Company and the Bank meet all capital adequacy requirements to which it is subject.

FDICIA, among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires federal bank regulatory agencies to implement systems for “prompt corrective action” for insured depository institutions that do not meet minimum capital requirements based on these categories. As of December 31, 2001, the Bank was well capitalized based on the prompt corrective action guidelines.

	Actual		Minimum For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio
	(In millions)
As of December 31, 2001:
Total Capital (to Risk Weighted Assets):
Company	$1,669	11.72%	$1,139	8.00%
Bank	1,656	11.63	1,139	8.00
Tier 1 Capital (to Risk Weighted Assets):
Company	$1,438	10.10%	$570	4.00%
Bank	1,426	10.01	570	4.00
Tier 1 Capital (to Average Assets):
Company	$1,438	7.23%	$796	4.00%
Bank	1,426	7.17	795	4.00
As of December 31, 2000:
Total Capital (to Risk Weighted Assets):
Company	$1,629	10.94%	$1,191	8.00%
Bank	1,608	10.80	1,191	8.00
Tier 1 Capital (to Risk Weighted Assets):
Company	$1,366	9.17%	$596	4.00%
Bank	1,345	9.03	596	4.00
Tier 1 Capital (to Average Assets):
Company	$1,366	9.39%	$582	4.00%
Bank	1,345	9.27	580	4.00

Dividend Limitation

The Company’s principal source of funds for distributions of dividends to shareholders, stock repurchase activities and any acquisitions to be made at the holding company level, are dividends from the Bank. Applicable federal and state laws impose limitations on the payment of dividends. Under such limitations, without appropriate regulatory approvals, dividend payments by the Bank are limited to the lesser of (i) the amount of undivided profits and (ii) an amount not in excess of net income for the current year plus retained net income for the preceding two years. Dividends paid by the bank during 2001 were within these limitations.

In accordance with the requirements of the New York State Banking Law, the Bank established a liquidation account in the amount equal to its capital as of the date of the latest consolidated statement of condition appearing in the final IPO prospectus. The liquidation account is maintained for the benefit of eligible pre-conversion depositors who continue to maintain their accounts at the Bank after the Transaction. The liquidation account is reduced annually to the extent that such depositors have reduced their qualifying deposits as of each subsequent audited balance sheet date. Subsequent increases in their balances will not restore such depositors’ interest in the liquidation account. In the event of a liquidation of the Bank (a circumstance not envisioned or expected by management) such depositors would be entitled, under New York State law, to receive a distribution from the liquidation account in an amount proportionate to their then current adjusted qualifying account balances for all such depositors then holding qualifying deposits in the Bank. The balance of the liquidation account at December 31, 2001 was $35 million.

In addition to the restrictions described above, the Bank may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause stockholders’ equity to be reduced below then applicable capital maintenance requirements or if such declaration and payment would otherwise violate either regulatory requirements and/or applicable banking laws, or would reduce the Bank’s capital level below the then aggregate balance required for the liquidation account.

NOTE 20 Stock Benefit Plans

Employee Stock Ownership Plan

The Bank’s ESOP covers substantially all employees of the Company who have been credited with 1,000 hours of service during a twelve month period. Participants receive allocations on the basis of their eligible salary and generally become vested over a five-year period. Participants fully vest in their benefit upon retirement, death or disability while in active employment, or in the event of a change in control of the Company or the Bank. Participants who terminate employment before becoming 100% vested forfeit the unvested portion of their accounts. Forfeitures are reallocated among the remaining participants. The ESOP conforms to the applicable requirements of ERISA and the Code.

During 1994, the ESOP purchased 16,467,604 shares of the Company’s common stock, at a weighted average price of $8.33 per share. The purchases were funded with a loan of $137.1 million from the Company, which is collateralized by the unallocated Company shares owned by the ESOP. The loan will be repaid primarily from contributions by the Bank and dividends paid by the Company on unallocated shares over the applicable loan amortization period. The outstanding principal balance of the loan as of December 31, 2001 and 2000 was $118 million and $121 million, respectively, and the interest rate was 6.00% at both dates.

The shares owned by the ESOP are held by a third party trustee and released for allocation to participants as repayments of the loan are made. The number of shares released for allocation in any year is based upon the ratio of current year principal and interest payments to the total of current year and all projected future years’ principal and interest payments. As of December 31, 2001, 5,101,519 shares have been allocated to participants’ accounts. There are 11,366,085 unallocated shares with a value of $406 million, based upon the December 31, 2001 closing price of $35.75 per share.

The Company recognized $20 million, $12 million and $14 million of compensation expense relating to the ESOP for the years ended December 31, 2001, 2000 and 1999, respectively.

Restricted Stock Plan

The Bank’s Recognition and Retention Plan (“RRP”) authorizes the granting of up to 2,484,036 shares of the Company’s common stock to officers, employees and directors emeriti of the Company.

In 1994, the Bank purchased 2,484,036 shares of the Company’s common stock on behalf of the RRP, at the initial public offering price of $7.50 per share. Through December 31, 2000, 2,399,949 shares have been awarded to participants. These awards vest ratably over a three to five year period on the anniversary dates of the awards. Participants’ awards fully vest upon retirement, death or disability while in active employment, or in the event of the participants’ termination of employment due to a change in control of the Company or the Bank.

For the years ended December 31, 2001, 2000 and 1999, the Company recognized $2 million, $1 million and $1 million, respectively, of compensation expense relating to the RRP.

Stock Incentive Plans

Under the Company’s 1999 Stock Incentive Plan and Amended and Restated 1994 Stock Incentive Plan (the “Stock Incentive Plans”), grants may be made in the form of incentive stock options (“ISOs”), non-statutory stock options (“NSOs”), limited rights and restricted stock to officers and other key employees. The Stock Incentive Plans provide that the total number of shares available for grant shall be 15,700,000 shares of the Company’s common stock.

The ISOs and NSOs granted under the Stock Incentive Plans vest and become exercisable over a three to five year period and expire on the tenth anniversary of the grants. In the event of the employee’s retirement (for grants made prior to 1997), death or disability while in active employment, or in the event of an employee’s termination of service due to a change in control of the Company or the Bank, all ISOs and NSOs held by such participant vest and generally become exercisable in full for a period of one year. The term during which any future ISOs and NSOs granted vest and become exercisable is at the discretion of the Compensation Committee. The exercise price for all ISOs and NSOs is at least 100% of the fair market value of the stock on the grant date.

As of December 31, 2001, 330,000 shares of restricted stock at a weighted average fair value of $13.72, had been granted under the Stock Incentive Plans.

For the years ended December 31, 2000 and 1999, the Company recognized $1 million of compensation expense, respectively, relating to the Stock Incentive Plans.

The following table presents a summary of the aggregate stock option transactions for the years ended December 31, 2001, 2000 and 1999:

	Year Ended December 31,
	2001		2000		1999
	Number of Stock Options	Weighted Average Exercise Price	Number of Stock Options	Weighted Average Exercise Price	Number of Stock Options	Weighted Average Exercise Price
Stock options outstanding, beginning of year	8,158,783	$23.41	6,936,752	$23.16	6,590,002	$19.34
Granted	1,602,500	36.12	2,057,700	21.44	1,609,500	32.32
Exercised	(1,533,033)	19.81	(664,169)	14.40	(1,058,416)	11.49
Canceled	(213,679)	30.21	(171,500)	24.63	(204,334)	32.52
Stock options outstanding, end of year	8,014,571	$34.04	8,158,783	$23.41	6,936,752	$23.16
Options exercisable at year-end	4,397,674		4,120,298		2,971,919
Weighted-average fair value of options granted during the year		$10.05	$4.99		$7.58

The range of exercise prices on options outstanding for each of the years ended December 31, 2001, 2000, and 1999 was $7.50 to $36.12. The weighted average remaining contractual life for options outstanding at December 31, 2001 is 6.79 years.

Directors’ Stock Option Plan

Under the Company’s Directors’ Stock Option Plan, the Company may grant up to 1,450,000 NSOs to directors who are not officers or employees of the Company (“Non-Employee Directors”).

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

The following table presents a summary of the aggregate NSO transactions for the years ended December 31, 2001, 2000 and 1999:

	Year Ended December 31,
	2001		2000		1999
	Number of NSOs	Weighted Average Exercise Price	Number of NSOs	Weighted Average Exercise Price	Number of NSOs	Weighted Average Exercise Price
NSOs outstanding, beginning of year	1,151,184	$14.23	1,184,184	$13.89	1,173,184	$13.03
Granted	32,000	37.69	40,000	18.13	44,000	34.75
Exercised	(161,788)	12.49	(73,000)	10.94	(33,000)	10.94
NSOs outstanding, end of year	1,021,396	$15.24	1,151,184	$14.23	1,184,184	$13.89
Options exercisable at year-end	753,480		768,384		680,984
Weighted-average fair value of options granted during the year		$10.62	$4.06		$8.67

The range of exercise prices on options outstanding for each of the years ended December 31,2001,2000 and 1999 was $10.94 to $40.19. The weighted average remaining contractual life for options outstanding at December 31, 2001 is 3.81 years.

The following table presents a summary of stock options outstanding and exercisable for the Stock Incentive Plans and Directors’ Stock Option Plan at December 31, 2001:

	December 31, 2001
	Options Outstanding			Options Exercisable
Range of exercise prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
$7.50 to $15.00	1,994,873	2.73	$10.82	1,275,419	$10.76
$15.01 to $30.00	2,812,317	5.89	23.40	1,644,769	24.82
$30.01 to $40.13	4,228,777	7.54	34.41	2,230,966	33.60
	9,035,967	6.32	$25.78	5,151,154	$25.14

Because stock options under the Stock Incentive Plan and the Directors’ Stock Option Plan have characteristics significantly different from those of traded options and because changes in the subjective assumptions can materially affect the fair value estimate, the Company used a Black Scholes option-pricing model with the following weighted-average assumptions used for grants in 2001, 2000 and 1999:

	Year Ended December 31,
	2001	2000	1999
Dividend yield	2.77%	4.69%	2.72%
Expected volatility	35.86%	31.78%	28.94%
Risk-free interest rate	4.86%	6.67%	4.85%
Expected option lives	4.00 years	4.00 years	4.00 years

Had compensation cost for the Company’s stock-based compensation plans been determined based on the fair value at the grant dates for awards made under those plans, consistent with the method of SFAS 123, the Company’s net income and earnings per share would have been reduced to the pro forma amounts indicated below:

		Year Ended December 31,
		2001	2000	1999
		(In millions, except per share data)
Net (loss) income	As reported	$(295)	$213	$216
	Pro forma	$(302)	$203	$207
Diluted earnings per share	As reported	$(3.24)	$2.34	$2.23
	Pro forma	$(3.32)	$2.22	$2.14

The effects of applying SFAS 123 for providing pro forma disclosures are not indicative of the effects on reported net income for future years because SFAS 123 has not been applied to all outstanding, non-vested awards (does not apply to awards prior to January 1,1995). Additional awards in future years are anticipated.

NOTE 21 Earnings Per Share

The Company’s reconciliation of the (loss) income and shares used in the basic and diluted EPS computations is summarized as follows:

	Year Ended December 31,
	2001			2000			1999
	(Loss) (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
	(In millions, except share and per share amounts)
Basic EPS
(Loss) income available to common stockholders	$(295)	88,854,000	$(3.32)	$213	90,024,000	$2.37	$216	94,783,000	$2.27
Effect of dilutive securities:
Stock options	—	2,128,000	—	—	1,208,000	—	—	1,678,000	—
Diluted EPS
(Loss) income available to common stockholders plus assumed conversions	$(295)	90,982,000	$(3.24)	$213	91,232,000	$2.34	$216	96,461,000	$2.23

NOTE 22 Educational and Charitable Foundation

During 1994 the Bank committed to endow a $50 million Educational and Charitable Foundation (the “Foundation”). The purpose of the Foundation is to fund grants for civic, cultural, affordable housing and educational programs within the communities served by the Bank. During 1999, the Bank contributed $25 million to complete its funding commitment to the Foundation.

NOTE 23 Business Segments

The Company consists of three domestic business segments offering unique products and services. The Mortgage Banking segment specializes in Alt A and NoDoc mortgage loan products which are primarily obtained from the Company’s network of registered mortgage brokers. The Consumer Banking segment consists of 74 full service banking offices offering a variety of financial services to the Greater New York area. The balance sheet management segment includes earnings from the held for investment mortgage portfolios and other corporate investment activities.

The accounting policies of the segments are the same as those described in Note 1 “Summary of Significant Accounting Policies.” The Company evaluates the performance of its business segments based on income before income taxes. Expenses under the direct control of each business segment and the expense of premises and equipment incurred to support business operations are allocated accordingly, by segment. Credit losses are charged to asset management segment in an amount equal to net charge-offs. The expenses relating to administrative units of the Company such as executive, finance and audit are not allocated to individual operating segments.

The following table sets forth information by business segment:

	Balance Sheet Management(1)	Consumer Banking		Sub-total: Banking	Mortgage Banking	Segments Total	Other(4)	Consolidated Continuing Operations
	(in millions)
Year ended December 31, 2001
Net interest income	$289	$213		$502	$120	$622	$—	$622
Income from fees and commissions	6	45		51	(4)	47	—	47
Loan servicing fees	—	—		—	(4)	(4)	8	4
Net gain on sale of loans	—	—		—	477	477	(81)	396
Segment income (loss) before taxes	323	113		436	381	817	(149)	668
Non cash items:
Depreciation	—	9		9	14	23	6	29
Goodwill amortization	—	45		45	—	45	—	45
ESOP and stock plans expense	—	4		4	10	14	5	19
Total Assets	$14,031	$487	(2)	$14,518	$4,573	$19,091	$1,095 (3)	$20,186
Year ended December 31, 2000
Net interest income	$251	$235		$486	$43	$529	$—	$529
Income from fees and commissions	7	39		46	(3)	43	—	43
Loan servicing fees	—	—		—	31	31	(11)	20
Net gain on sale of loans	—	—		—	197	197	(19)	178
Segment income (loss) before taxes	255	141		396	122	518	(94)	424
Non cash items:
Depreciation	—	5		5	14	19	10	29
Goodwill amortization	—	45		45	1	46	—	46
ESOP and stock plans expense	—	3		3	5	8	5	13
Total Assets	$11,832	$547	(2)	$12,379	$2,005	$14,384	$1,381 (3)	$15,765
Year ended December 31, 1999
Net interest income	$266	$207		$473	$38	$511	$—	$511
Income from fees and commissions	8	31		39	(3)	36	—	36
Loan servicing fees	—	—		—	19	19	(2)	17
Net gain on sale of loans	—	—		—	217	217	(61)	156
Segment income (loss) before taxes	293	109		402	109	511	(147)	364
Non cash items:
Depreciation	—	5		5	14	19	10	29
Goodwill amortization	—	45		45	1	46	—	46
ESOP and stock plans expense	—	5		5	4	9	3	12
Total Assets	$12,027	$627	(2)	$12,654	$1,049	$13,703	$1,691 (3)	$15,394

(1)            Balance sheet management largely consists of the mortgage portfolio, MBS and investment securities.

(2)            Consumer Banking segment excludes intercompany funds transfers. Intersegment assets and liabilities eliminated for consolidation purposes were $10.6 billion, $11.1 billion and $11.4 billion for the years ended 2001, 2000 and 1999, respectively.

(3)            Includes the assets of the discontinued business segment.

(4)            Other includes intercompany eliminations and unallocated administrative expenses.

NOTE 24 Condensed Parent Company Financial Statements

The following Condensed Statements of Financial Condition at December 31, 2001 and 2000 and Condensed Statements of Income and Cash Flows for the years ended December 31, 2001, 2000 and 1999 for GreenPoint Financial Corp. (parent company only) reflect the Company’s investment in its wholly-owned subsidiaries using the equity method of accounting.

Parent Company Only— Condensed Statements of Financial Condition

	December 31,
	2001	2000
	(In millions)
Assets:
Cash and due from banks	$7	$8
Due from subsidiaries	—	7
Other assets	8	5
Investment in subsidiaries	1,856	2,241
Total assets	$1,871	$2,261
Liabilities and Stockholders’ Equity:
Liabilities:
Due to subsidiaries	$6	$6
Guaranteed preferred beneficial interest in Company’s junior subordinated debentures	200	200
Accrued interest payable	1	1
Other liabilities	8	4
Total liabilities	215	211
Stockholders’ equity	1,656	2,050
Total liabilities and stockholders’ equity	$1,871	$2,261

Parent Company Only— Condensed Statements of Income

	Year Ended December 31,
	2001	2000	1999
	(In millions)
Dividends from GreenPoint Bank	$130	$185	$50
Interest Income:
Line of credit-subsidiary	—	1	6
Money market investments	—	—	1
Total interest income	—	1	7
Interest Expense:
Guaranteed preferred beneficial interest in Company’s junior subordinated debentures	18	18	18
Total interest expense	18	18	18
Net interest income	(18)	(17)	(11)
Administrative expenses	—	—	—
Income before income taxes and equity in undistributed earnings of subsidiaries	112	168	39
Income taxes	(8)	(7)	(5)
Income before equity in undistributed earnings of subsidiaries	120	175	44
Equity in undistributed (loss) earnings of subsidiaries	(415)	38	172
Net income	$(295)	$213	$216

Parent Company Only— Condensed Statements of Cash Flows

	Year Ended December 31,
	2001	2000	1999
	(In millions)
Operating Activities:
Net (loss) income	$(295)	$213	$216
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed (loss) earnings of subsidiaries	415	(38)	(172)
Net change in other liabilities	3	—	2
Net change in other assets	(4)	(1)	—
Net cash provided by operating activities	119	174	46
Investing Activities:
Payments for investments in and advances to subsidiaries	(255)	(321)	(244)
Repayment of investments in and advances to subsidiaries	263	354	275
Net cash provided by investing activities	8	33	31
Financing Activities:
Proceeds from issuance of common stock	32	10	59
Purchase of treasury stock	(71)	(120)	(141)
Dividends paid	(89)	(90)	(81)
Net cash used in financing activities	(128)	(200)	(163)
Net (decrease) increase in cash and cash equivalents	(1)	7	(86)
Cash and cash equivalents at beginning of period	8	1	87
Cash and cash equivalents at end of period	$7	$8	$1

Quarterly Results of Operations (Unaudited)

	Year Ended December 31, 2001				Year Ended December 31, 2000
	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
	(In millions, except per share data)
Interest income	$329	$333	$309	$285	$275	$267	$274	$259
Interest expense	152	168	163	151	145	136	138	127
Net interest income	177	165	146	134	130	131	136	132
Benefit (provision) for loan losses	15	(1)	(1)	—	(1)	(1)	(2)	(1)
Net interest income after provision for loan losses	192	164	145	134	129	130	134	131
Non-interest income	119	131	131	84	73	64	69	36
Non-interest expense	123	112	101	96	86	86	86	84
Income from continuing operations before income taxes	188	183	175	122	116	108	117	83
Income taxes related to earnings from continuing operations	73	70	67	49	43	44	47	35
Net income from continuing operations	115	113	108	73	73	64	70	48
Net (loss) income from discontinued operations	(677)	(10)	(22)	5	(50)	3	(5)	10
Net (loss) income	$(562)	$103	$86	$78	$23	$67	$65	$58
Basic earning per share:
Net income from continuing operations	$1.30	$1.26	$1.21	$0.83	$0.82	$0.72	$0.77	$0.52
Net (loss) income from discontinued operations	$(7.65)	$(0.11)	$(0.24)	$0.05	$(0.56)	$0.03	$(0.05)	$0.11
Net (loss) income	$(6.35)	$1.15	$0.97	$0.88	$0.26	$0.75	$0.72	$0.63
Diluted earning per share:
Net income from continuing operations	$1.28	$1.23	$1.18	$0.81	$0.81	$0.71	$0.76	$0.52
Net (loss) income from discontinued operations	$(7.51)	$(0.11)	$(0.24)	$0.05	$(0.56)	$0.03	$(0.05)	$0.11
Net (loss) income	$(6.23)	$1.12	$0.94	$0.86	$0.25	$0.74	$0.71	$0.63

Stock price per common share:
High	$37.15	$44.40	$39.19	$40.13	$40.94	$30.25	$23.00	$23.44
Low	$31.40	$31.30	$31.10	$30.34	$26.44	$20.00	$17.56	$15.50
Closing	$35.75	$35.10	$38.40	$32.60	$40.94	$29.62	$18.75	$19.62

Report of Independent Accountants

To the Board of Directors and Stockholders of GreenPoint Financial Corp. and Subsidiaries

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, of comprehensive income, of changes in stockholders’ equity, and of cash flows present fairly, in all material respects, the financial position of GreenPoint Financial Corp. and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

New York, New York

January 17, 2002

Directors and Officers

Board of Directors		Senior Management

Bharat B. Bhatt	Peter T. Paul	Thomas S. Johnson
President and	President of Headlands	Chairman and
Chief Operating Officer	Group, LLC	Chief Executive Officer

Dan F. Huebner	Alvin N. Puryear	Bharat B. Bhatt
Retired Vice Chairman	Lawrence N. Field Professor	President and
and Director of	of Entrepreneurship and	Chief Operating Officer
Grumman Corporation	Professor of Management at
	Executive Vice President and	Howard C. Bluver
William M. Jackson	of the City University of	Executive Vice President and
Partner with the law firm of Satterlee,	New York	General Counsel
Stephens, Burke & Burke, L.L.P.
	Robert P. Quinn	S.A. Ibrahim
Thomas S. Johnson	Retired General Partner and	President and
Chairman and	Managing Director of	Chief Executive Officer
Chief Executive Officer	Salomon Brothers Inc.	of GreenPoint Mortgage

Robert M. McLane	Edward C. Schmults	Jeffrey R. Leeds
Retired Senior Vice President	Retired Senior Vice President	Executive Vice President, AND
of Marsh & McLennan, Inc.	and General Counsel of	Chief Financial Officer
GTECorporation
Charles B. McQuade		Charles P. Richardson
Chairman and	Robert F. Vizza	Chief Operating Officer of
Chief Executive Officer	Retired President and	GreenPoint Credit
of the Securities Industry	Chief Executive Officer
Automation Corporation	of St. Francis Hospital	Ramesh N. Shah
Senior Vice President and		Executive Vice President,
Human Resources Director		Consumer Banking

Mary M. Massimo
Senior Vice President and
Human REsources Director

GreenPoint Foundation

Board of Directors

The Reverend Dr. Calvin O. Butts III	The Most Reverend Joseph M. Sullivan
The Abyssinian Baptist Church	Brooklyn Catholic Charities

Regina S. Peruggi, Ph.D.
President
Central Park Conservancy

Corporate Information

Executive Offices	Independent Accountants

90 Park Avenue	PricewaterhouseCoopers LLP
New York, NY 10016-1303	1177 Avenue of the Americas
New York, NY 10036

Common Stock	Transfer Agent

GreenPoint Financial Corp.’s common stock is listed	Mellon Investor Services LLC
on the New York Stock Exchange (NYSE) under the	P.O. Box 3315
symbol GPT.	South Hackensack, NJ 07606-1915
www.mellon-investor.com

Sources of Information

For more information relating to share positions,
transfer requirements, lost certificates and related
matters, call our transfer agent at:
1.888.224.2741.

For information regarding Annual and Quarterly
Reports and related matters, call our Stockholder
Relations Department at 212.834.1202.